    As filed with the Securities and Exchange Commission on November 12, 2002
                                                Registration No. 333-__________

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                   ----------

                           MARINER HEALTH CARE, INC.
                  (formerly Mariner Post-Acute Network, Inc.)
             (Exact name of registrant as specified in its charter)

           DELAWARE                                8051                            74-2012902
(State or other jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)          Classification Code Number)            Identification No.)

                               ONE RAVINIA DRIVE
                                   SUITE 1500
                             ATLANTA, GEORGIA 30346
                                 (678) 443-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                             STEFANO M. MIELE, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           MARINER HEALTH CARE, INC.
                               ONE RAVINIA DRIVE
                                   SUITE 1500
                             ATLANTA, GEORGIA 30346
                                 (678) 443-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                   COPIES TO:

                            RICHARD H. MILLER, ESQ.
                             RICHARD E. GREEN, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                SIXTEENTH FLOOR
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                   ----------

                        CALCULATION OF REGISTRATION FEE

   Title of Each Class of             Amount to be    Proposed Maximum Offering         Proposed Maximum              Amount of
Securities to be Registered           Registered        Price Per Share (1)       Aggregate Offering Price (1)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,
    par value $0.01 per share......    3,622,568        $4.725                         $17,116,634                    $1,575

---------

(1) Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the bid and ask price of the common stock on the OTC Bulletin Board on November 8, 2002.

                                   ---------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


         The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is declared effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2002

PROSPECTUS
                           [MARINER HEALTH CARE LOGO]

                           MARINER HEALTH CARE, INC.

                        3,622,568 Shares of Common Stock

         On May 13, 2002, we emerged from bankruptcy. As part of our plan of reorganization filed in connection with our bankruptcy proceedings, we issued 20,000,000 shares of our common stock to certain claimholders to satisfy some of our prepetition claims, including shares issued to the selling stockholders identified in this prospectus.

         The selling stockholders may periodically offer and sell up to 3,622,568 shares of our common stock. The selling stockholders will receive all of the net proceeds from sales of these shares and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares.

         This prospectus contains a general description of the common stock which may be offered and sold. The selling stockholders may periodically sell these shares directly or through agents, underwriters or dealers. If required, each time a selling stockholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "MHCA." We urge you to obtain current market quotations for our common stock.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2002

                               TABLE OF CONTENTS


                                                                                                               Page

PROSPECTUS SUMMARY...............................................................................................1
SUMMARY FINANCIAL DATA...........................................................................................4
RISK FACTORS.....................................................................................................8
CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS...........................................................15
USE OF PROCEEDS.................................................................................................16
SELLING STOCKHOLDERS............................................................................................16
PRICE RANGE OF COMMON STOCK.....................................................................................17
DIVIDEND POLICY.................................................................................................18
CAPITALIZATION..................................................................................................18
SELECTED FINANCIAL DATA.........................................................................................19
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...........................................................22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................29
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK......................................................48
BUSINESS........................................................................................................49
MANAGEMENT......................................................................................................66
PRINCIPAL STOCKHOLDERS..........................................................................................74
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................76
DESCRIPTION OF CAPITAL STOCK....................................................................................77
PLAN OF DISTRIBUTION............................................................................................79
LEGAL MATTERS...................................................................................................81
EXPERTS.........................................................................................................81
WHERE YOU CAN FIND MORE INFORMATION.............................................................................81
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....................................................................F-1

                                   ---------

                             ABOUT THIS PROSPECTUS

         This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf registration" process. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under "Where You Can Find More Information" before you make any investment decision.

         The terms "Mariner," "we," "our" and "us" refer to Mariner Health Care, Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective purchaser of our common stock.

         You should rely only on the information contained in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement. These securities are being offered for sale and offers to buy these securities are only being solicited in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date on their respective covers, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of the securities.

                               PROSPECTUS SUMMARY

         This summary highlights some of the key information contained in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before making an investment decision. You should carefully read this entire prospectus, in particular, the section titled "Risk Factors," along with our financial statements and the related notes appearing elsewhere in this prospectus. In December 2001, Mariner changed its fiscal year end from September 30 to December 31. Mariner emerged from bankruptcy proceedings on May 13, 2002. In connection with this emergence, Mariner adopted fresh-start reporting as of May 1, 2002.

THE COMPANY

         We are one of the largest providers of long-term health care services in the United States. We provide these services through the operation of skilled nursing facilities, or SNFs, and long-term acute care hospitals, or LTACs. As of June 30, 2002, we operated approximately 300 owned or leased SNFs in 23 states with approximately 36,000 licensed beds and 13 LTACs in four states with approximately 670 licensed beds.

         Inpatient services provided at our SNFs are our primary service offering. Through our SNFs, we provide 24-hour care to patients requiring skilled nursing services, including assistance with activities of daily living, therapy and rehabilitation services. Our LTACs accommodate the relatively high acuity needs of patients discharged from short-term, acute-care hospitals when the patients' condition warrants more intensive care than can be provided in a typical nursing facility.

         The long-term care industry is highly regulated and industry participants derive a significant portion of their revenue from reimbursement under the Medicare and Medicaid programs. In the past, the industry as a whole has been materially and adversely impacted by changes in Medicare and Medicaid reimbursement. Future changes in Medicare and Medicaid policy will continue to materially impact industry participants.

BANKRUPTCY-RELATED DEVELOPMENTS

         On January 18, 2000, or the Petition Date, we filed voluntary petitions under chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court in the District of Delaware, or the Bankruptcy Court. On November 30, 2001, we filed a Joint Plan of Reorganization with the Bankruptcy Court, which, as amended, was confirmed on April 3, 2002. This is referred to as the Joint Plan. The effective date of our Joint Plan was May 13, 2002, or the Effective Date.

         In connection with our emergence from bankruptcy, we adopted principles of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," or SOP 90-7. For accounting purposes, the effects of the consummation of our Joint Plan, as well as adjustments for fresh-start reporting, have been recorded in the financial statements appearing in this prospectus as of May 1, 2002. Under fresh-start reporting, a new entity is deemed to be created for financial reporting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Since fresh-start reporting materially changed the amounts recorded in our predecessor company's financial statements, a black line signifying the difference in the basis of presentation separates the financial data for periods after our adoption of fresh-start reporting from the financial data for periods before the adoption of fresh-start reporting. All columns containing information pertaining exclusively to Mariner following the adoption of fresh-start reporting are labeled "Reorganized Mariner." With respect to operating results, we believe that business segment operating income of our predecessor company is generally comparable to that of reorganized Mariner. However, capital costs, such as rent, interest, depreciation and amortization, of our predecessor company that were based on prepetition contractual agreements and historical costs are not comparable to those of reorganized Mariner. In addition, the reported financial position and cash flows of our predecessor company generally are not comparable to those of reorganized Mariner.

CORPORATE INFORMATION

         We are a Delaware corporation. Our company was formed through a series of business combinations commencing with the November 1997 merger of Living Centers of America, Inc., or LCA (a predecessor to Mariner Health Care, Inc.), and GranCare, Inc. Following this transaction, we changed our name to Paragon Health Network, Inc. In July 1998, following a merger with Mariner Health Group, Inc., we changed our name to Mariner Post-Acute Network, Inc. As part of our emergence from bankruptcy, we changed our name to Mariner Health Care, Inc. Our principal executive office is located at One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, and our telephone number at that address is (678) 443-7000. Our web address is www.MarinerHealthCare.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING


Issuer....................................................Mariner Health Care, Inc.

Common stock offered
    by the selling stockholders...........................Up to 3,622,568 shares

Use of proceeds...........................................We will not receive any proceeds from the sale of shares of common stock offered by this prospectus. The selling stockholders will receive all of the proceeds.

Trading...................................................Our common stock is quoted on the OTC Bulletin Board under the symbol "MHCA."

Risk factors..............................................Prospective purchasers should consider carefully all the information in this prospectus and, in particular, the specific factors described in "Risk Factors" beginning on page 8 of this prospectus.

                             SUMMARY FINANCIAL DATA
                (dollars in thousands, except per share amounts)

         The tables below provide you with summary financial data of Mariner. You should read the following summary financial data in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the notes to those statements appearing elsewhere in this prospectus. Except as set forth below, the consolidated statement of operations data and balance sheet data appearing in the table below have been prepared using the consolidated financial statements of Mariner for each of the years ended September 30, 2001, 2000 and 1999 and the three-month transition period ended December 31, 2001 appearing elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The consolidated statements of operations data for the two months ended June 30, 2002, the four months ended April 30, 2002, the six months ended June 30, 2001 and the three months ended December 31, 2000,as well as the consolidated balance sheet data as of June 30, 2002, are derived from our unaudited condensed consolidated interim financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2002, labeled "Combined Predecessor Company and Reorganized Mariner" reflects combined results of reorganized Mariner, is not a presentation in accordance with generally accepted accounting principles and is presented solely for convenience purposes, as certain items are compared and discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year.

         Upon emergence from chapter 11 proceedings, we adopted fresh-start reporting in accordance with SOP 90-7. In connection with our adoption of fresh-start reporting, our reorganization value has been allocated to our assets and liabilities on a basis that is substantially consistent with the purchase method of accounting. Our financial statements for periods after our adoption of fresh-start reporting are not comparable with those prepared before our Joint Plan was confirmed because they are, in effect, those of a new entity. Consequently, the consolidated balance sheet data at June 30, 2002 is labeled "Reorganized Mariner," and reflects the effect of our Joint Plan and the associated fresh-start adjustments. Additionally, the consolidated statement of operations data appearing for the two months ended June 30, 2002 relates to a period subsequent to our adoption of fresh-start reporting and is also labeled "Reorganized Mariner." Periods presented prior to May 1, 2002 have been designated "Predecessor Company." Note 4 to our unaudited condensed consolidated interim financial statements, appearing elsewhere in this prospectus, provides a reconciliation of our predecessor company's consolidated balance sheet from April 30, 2002 to that of reorganized Mariner on May 1, 2002.

         Although our Joint Plan became effective on May 13, 2002, for financial reporting purposes, the effective date of our Joint Plan is May 1, 2002.

         A black line has been drawn between the accompanying financial statements to distinguish for accounting purposes between reorganized Mariner and our predecessor company.

                                               COMBINED
                                              PREDECESSOR
                                              COMPANY AND
                                              REORGANIZED     REORGANIZED
                                                MARINER         MARINER                        PREDECESSOR COMPANY
                                              -----------     -----------   -------------------------------------------------------
                                              SIX MONTHS       TWO MONTHS    FOUR MONTHS    SIX MONTHS   THREE MONTHS  THREE MONTHS
                                                 ENDED            ENDED        ENDED          ENDED        ENDED          ENDED
                                                JUNE 30,         JUNE 30,    APRIL 30,       JUNE 30,    DECEMBER 31,  DECEMBER 31,
                                                 2002             2002          2002          2001           2001          2000
                                              -----------     -----------   ------------    ---------    ------------  ------------

Statement of Operations Data:
Net revenues .............................    $   896,525     $ 295,088     $   601,437     $ 937,892     $ 458,151     $ 470,348
Total costs and expenses .................        869,027       278,522         590,505       908,237       440,615       450,687
                                              -----------     ---------     -----------     ---------     ---------     ---------
Operating income .........................         27,498        16,566          10,932        29,655        17,536        19,661
Other income (expenses):
    Interest expense .....................         (8,530)       (5,513)         (3,017)         (813)       (3,474)       (3,209)
    Interest and dividend income .........          3,374         2,220           1,154           584         2,603         2,465
    Reorganization items .................      1,394,309            --       1,394,309       (21,413)      (13,153)       (8,102)
    Other ................................          1,379          (116)          1,495         1,001           (15)       (1,287)
                                              -----------     ---------     -----------     ---------     ---------     ---------
Income from continuing operations
   before income taxes ...................      1,418,030        13,157       1,404,873         9,014         3,497         9,528
Provision for income taxes ...............          5,263         5,263              --            --            --            --
Income from continuing operations ........      1,412,767         7,894       1,404,873         9,014         3,497         9,528
                                              -----------     ---------     -----------     ---------     ---------     ---------
Discontinued operations:
Income (loss) from operations of
   discontinued pharmacy operations ......             --            --              --          (757)          898           382
Gain on sale of discontinued pharmacy
   operations ............................         29,082            --          29,082            --            --            --
                                              -----------     ---------     -----------     ---------     ---------     ---------
Net income ...............................    $ 1,441,849     $   7,894     $ 1,433,955     $   8,257     $   4,395     $   9,910
                                              ===========     =========     ===========     =========     =========     =========
Earnings per share:
Basic and diluted:
    Income from continuing operations ....    $     70.64     $    0.39     $     19.07     $    0.12     $    0.05     $    0.12
    Income (loss) from discontinued
      pharmacy operations ons ............             --            --              --         (0.01)         0.01          0.01
    Gain on sale of discontinued
      pharmacy operations ................           1.45            --            0.39            --            --            --
                                              -----------     ---------     -----------     ---------     ---------     ---------
Net income ...............................    $     72.09     $    0.39     $     19.46     $    0.11     $    0.06     $    0.13
                                              ===========     =========     ===========     =========     =========     =========
Shares used in computing earnings
per share:
Basic and diluted ........................         20,000        20,000          73,688        73,688        73,688        73,688
                                              ===========     =========     ===========     =========     =========     =========

                                                                                  PREDECESSOR COMPANY
                                                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                                                   ---------------------------------------------------
                                                                       2001                2000                1999
                                                                   -----------         -----------         -----------

Statement of Operations Data:
     Net revenues .........................................        $ 1,872,135         $ 1,879,307         $ 1,990,863
Total costs and expenses ..................................          1,863,657           1,885,867           3,414,448
                                                                   -----------         -----------         -----------
Operating income (loss) ...................................              8,478              (6,560)         (1,423,585)
Other income (expenses):
     Interest expense .....................................             (5,171)            (71,905)           (204,247)
     Interest and dividend income .........................              6,007              11,366               9,075
     Reorganization items .................................            (47,721)            (10,816)                 --
     Other ................................................               (462)              2,261                 771
                                                                   -----------         -----------         -----------
Income (loss) from continuing operations before
   income taxes ...........................................            (38,869)            (75,654)         (1,617,986)
Provision (benefit) for income taxes ......................             (4,807)            (19,374)                 --
                                                                   -----------         -----------         -----------
Income (loss) from continuing operations ..................            (34,062)            (56,280)         (1,617,986)
Discontinued operations:
     Income (loss) from discontinued
        pharmacy operations ...............................                667              (2,705)           (160,296)
                                                                   -----------         -----------         -----------
Income (loss) before extraordinary loss ...................            (33,395)            (58,985)         (1,778,282)
                                                                   -----------         -----------         -----------
Net income (loss) .........................................        $   (33,395)        $   (58,985)        $(1,778,282)
                                                                   ===========         ===========         ===========
Earnings (loss) per share:
Basic and diluted:
     Income (loss) from continuing operations .............        $     (0.46)        $     (0.76)        $    (22.03)
     Income (loss) from discontinued operations ...........               0.01               (0.04)              (2.18)
                                                                   -----------         -----------         -----------
Net income (loss) .........................................        $     (0.45)        $     (0.80)        $    (24.21)
Shares used in computing earnings (loss) per share:
   Basic and diluted ......................................             73,688              73,688              73,459
                                                                   ===========         ===========         ===========

                                                                                    PREDECESSOR COMPANY
                                            REORGANIZED                                SEPTEMBER 30,
                                              MARINER        -----------------------------------------------------------------
                                              JUNE 30,        DECEMBER 31,
                                                2002            2001              2001              2000              1999
                                            -----------      -----------       -----------       -----------       -----------

BALANCE SHEET DATA:
Working capital .......................      $  101,123      $   347,641       $   334,444       $   331,711       $(1,814,878)
Total assets ..........................      $1,304,953      $ 1,222,355       $ 1,230,978       $ 1,247,635       $ 1,078,203
Long-term debt, including current
  portion (1) .........................      $  489,371      $ 2,112,418       $ 2,116,755       $ 2,147,756       $ 2,138,859
Stockholders' equity (deficit) ........      $  334,235      $(1,467,260)      $(1,471,509)      $(1,440,177)      $(1,386,019)
Total capitalization ..................      $  823,606      $   645,158       $   645,246       $   707,579       $   752,840

---------
(1) Long-term debt, including current portion, includes approximately $2,052,730 and $2,057,067 classified as liabilities subject to compromise at December 31, 2001 and September 30, 2001, respectively. At September 30, 2000, all long-term debt, including current portion, is classified as liabilities subject to compromise.

                                  RISK FACTORS

         An investment in our common stock involves a number of risks, some of which could be substantial and are inherent in our business. Additional risks and uncertainties not known to us or that we currently deem immaterial may impair our business in the future. You should carefully consider the following information about these risks, together with the other information in this prospectus, before determining whether to purchase shares of our common stock.

WE DEPEND ON REIMBURSEMENT FROM THIRD-PARTY PAYORS AND REIMBURSEMENT RATES FROM THESE PAYORS MAY BE REDUCED.

         Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursements for our services, could result in a substantial reduction in our revenues and operating margins. Historically, we have derived a substantial majority of our revenues from these third-party payors. Third-party payor programs are highly regulated and are subject to frequent and substantial changes. Although temporarily mitigated by subsequent legislation, the Balanced Budget Act of 1997, or BBA, reduced payment for Medicare services and made extensive changes in the Medicare and Medicaid programs. Specifically, the BBA transitioned Medicare Part A reimbursement to a prospective payment system, or PPS, under which SNFs are reimbursed based on fixed acuity-based per diem rates for each patient. The introduction of PPS significantly reduced our revenues, making it difficult for us to service our then-existing debt obligations.

         As a result of the impact of PPS on the long-term care industry, Congress has twice passed legislation intended to mitigate temporarily the reduction in Medicare reimbursement rates for SNFs under PPS. The Medicare Balanced Budget Refinement Act of 1999, or BBRA, temporarily increased the PPS per diem rate for some patient categories and provided a temporary rate increase for all patients. In addition, the Medicare, Medicaid and SCHIP Benefit Improvements and Protection Act of 2000, or BIPA, brought additional relief to long-term care providers by eliminating certain scheduled reductions in SNF reimbursement rates and by increasing the reimbursement rate for the nursing component of each patient category and certain rehabilitation categories. Through the BBRA, Congress also mandated that the Secretary of Health and Human Services refine the SNF reimbursement system to better account for high-cost patients. When Congress enacted the BBRA and BIPA, it scheduled the relief under those acts to sunset starting October 1, 2002, unless additional action was taken by the Centers for Medicare and Medicaid Services, or CMS, or Congress. The expiration of these temporary relief provisions is referred to as the Medicare Reimbursement Cliff. In April 2002, CMS announced that it had postponed the sunset of the relief afforded by BBRA and BIPA for certain high-acuity patients, extending the enhanced payments through 2003. Moreover, the U.S. House of Representatives approved legislation in June 2002 to provide temporary increases in the SNF nursing component in 2003 through 2005, and a temporary increase in payments for residents with AIDS, but the U.S. Senate has not acted on this legislation to date. While we are hopeful that action will be taken to restore the relief afforded by the other provisions of the BBRA and BIPA, we cannot assure you that any action will be taken in a timely fashion or will completely mitigate the effect of the remaining part of the Medicare Reimbursement Cliff.

         The BBA also repealed the federal payment standard for Medicaid reimbursement levels, often referred to as the Boren Amendment, for hospitals and nursing facilities. By repealing the Boren Amendment, the BBA removed existing impediments on the ability of states to reduce their Medicaid reimbursement levels.

         Additionally, net revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable, or because additional documentation is necessary. There also continue to be new legislative and regulatory proposals that could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. We cannot assure you that adequate reimbursement levels will continue to be available for the services provided by us, which are currently being reimbursed by Medicare, Medicaid or private third-party payors. Further limits on the scope of services reimbursed and on reimbursement rates could have a material adverse effect on our liquidity, financial condition and results of operations.

WE CONDUCT BUSINESS IN A HEAVILY REGULATED INDUSTRY, AND CHANGES IN, OR VIOLATIONS OF, REGULATIONS MAY RESULT IN INCREASED COSTS OR SANCTIONS THAT REDUCE OUR REVENUES AND PROFITABILITY.

         In the ordinary course of our business, we are regularly subject to inquiries, investigations and audits by federal and state agencies to determine whether we are in compliance with regulations governing the operation of, and reimbursement for, SNFs and LTACs. These regulations include those relating to licensure, conduct of operations, ownership of facilities, construction of new and additions to existing facilities, allowable costs, services and prices for services. In particular, various laws, including federal and state anti-kickback and anti-fraud statutes, prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under federal and/or state healthcare programs such as Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid by federal governmental programs. Sanctions for violating the anti-kickback and anti-fraud statutes include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as Medicare and Medicaid.

         In addition, the Ethics in Patient Referral Act of 1989, commonly referred to as the federal physician self-referral prohibition or Stark Law, broadly defines the scope of prohibited physician referrals under federal healthcare programs to providers with which they have ownership or other financial arrangements. Many states have adopted, or are considering, legislative proposals similar to these laws, some of which extend beyond federal healthcare programs, to prohibit the payment or receipt of remuneration for the referral of patients and physician referrals regardless of the source of the payment for the care. These laws and regulations are complex and limited judicial or regulatory interpretation exists. We cannot assure you that governmental officials charged with responsibility for enforcing the provisions of these laws and regulations will not assert that one or more of our arrangements are in violation of the provisions of such laws and regulations.

         The regulatory environment surrounding the long-term care industry has intensified, particularly for large for-profit, multi-facility providers like us. In the State of Florida for example, a new statute could be interpreted to require the state to revoke, absent sufficient mitigating factors, all licenses held by an entity even if only one facility has perceived regulatory deficiencies. The federal government has imposed extensive enforcement policies resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, denials of payment for new Medicare and Medicaid admissions and civil monetary penalties. If we fail to comply, or are perceived as failing to comply, with the extensive laws and regulations applicable to our business, we could become ineligible to receive government program reimbursement, suffer civil or criminal penalties or be required to make significant changes to our operations. In addition, we could be forced to expend considerable resources responding to an investigation or other enforcement action under these laws or regulations. Furthermore, should we lose licenses or certifications for a number of our facilities as a result of regulatory action or otherwise, we could be deemed in default under some of our agreements, including agreements governing outstanding indebtedness.

         We are unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations, or the intensity of federal and state enforcement actions. Our failure to obtain or renew required regulatory approvals or licenses or to comply with applicable regulatory requirements, the suspension or revocation of our licenses or our disqualification from participation in certain federal and state reimbursement programs, or the imposition of other harsh enforcement sanctions could have a material adverse effect upon our operations and financial condition.

PRIVATE THIRD-PARTY PAYORS CONTINUE TO TRY TO REDUCE HEALTHCARE COSTS, WHICH COULD REDUCE OUR REVENUES.

         Private third-party payors are continuing their efforts to control healthcare costs through direct contracts with healthcare providers, increased utilization review and greater enrollment in managed care programs and preferred provider organizations. These private payors increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk associated with the provision of care. We could be adversely affected by the continuing efforts of private third-party payors to contain the amount of reimbursement we receive for healthcare services. We cannot assure you that reimbursement payments under private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement under these programs. Future changes in the reimbursement rates or methods of private third-party payors or the implementation of other measures to reduce reimbursement for our services could result in a substantial reduction in our revenues and a material adverse effect on our operations and financial condition.

SIGNIFICANT LEGAL ACTIONS, WHICH ARE COMMONPLACE IN OUR INDUSTRY, COULD SUBJECT US TO INCREASED OPERATING COSTS AND SUBSTANTIAL UNINSURED LIABILITIES, WHICH WOULD MATERIALLY AND ADVERSELY AFFECT OUR LIQUIDITY AND FINANCIAL CONDITION.

         As is typical in the healthcare industry, we are and will continue to be subject to claims that our services have resulted in resident injury or other adverse effects. We, like our industry peers, have experienced an increasing trend in the frequency and severity of litigation and claims asserted against us.

         In some states in which we have significant operations, including Texas and Florida, insurance coverage for the risk of punitive damages arising from general and professional liability litigation is, in certain cases, not available due to state law prohibitions. We cannot assure you that we will not be liable for punitive damage awards that are in excess of our insurance coverage or in states where insurance coverage for punitive damage awards is, in certain cases, not available. We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on our financial condition.

THE RISING COST AND LIMITED AVAILABILITY OF INSURANCE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

         Professional and general liability insurance, or PL/GL, costs for the long-term care industry, particularly in Texas and Florida, where we maintain significant operations, continue to rise at a dramatic rate. These increases have already had a material adverse effect on our financial condition, and we expect them to have a continued negative affect on our financial condition in the future. We currently purchase PL/GL insurance through a third party insurance company, maintaining an unaggregated $1.0 million self-insured retention per claim, except in Colorado, where we maintain first dollar coverage.

         Our insurance coverage might not cover all claims against us or continue to be available at a reasonable cost, if at all. If we are unable to maintain insurance coverage, if judgments are obtained in excess of the coverage we maintain, if we are required to pay uninsured punitive damages, or if the number of claims settled within the $1.0 million self-insured retention currently in place increases, we would be exposed to substantial additional liabilities. We cannot assure you that we can continue to obtain insurance coverage similar to that which we currently maintain without paying substantially higher premiums, or at all, that current or future coverage will be adequate to satisfy adverse determinations against us or that the number of claims within the self-insured retention will not increase.

         Additionally, we currently "self-insure" the first $500,000 of each workers' compensation claim. Because we are self-insured, there is not a limit on the maximum number of claims or amount for which we can be liable in any period. Although we base our loss estimates on annual actuarial analyses, we may not be able to accurately predict the number or value of workers' compensation losses we incur. In the event our actual liability exceeds our estimate for any given period, our results of operations and financial condition could be materially adversely impacted.

PROVISION FOR LOSSES IN OUR FINANCIAL STATEMENTS MAY NOT BE ADEQUATE.

         Loss provisions in our financial statements for professional liability risks, including incurred but not reported losses, are provided on an undiscounted basis in the relevant period. These provisions are based on internal and external evaluations of the merits of individual claims, analysis of claim history and independent actuarially determined estimates. The methods of making these estimates and establishing the resulting accrued liabilities are reviewed frequently by our management with any adjustments resulting therefrom being reflected in current earnings. Although we believe that the provision for loss is adequate in our financial statements, our estimates may be wrong and the ultimate liability may be in excess of the amounts recorded. In the event the provision for loss reflected in our financial statements is inadequate, our financial condition and results of operations may be materially affected.

LTACS HAVE RECENTLY BECOME SUBJECT TO A PPS, WHICH COULD NEGATIVELY IMPACT OUR REVENUES.

         As a result of the BBRA and BIPA, CMS is moving towards replacing the existing reasonable cost-based payment system for LTACs with a PPS. On August 30, 2002, CMS published an LTAC PPS final rule that will use information from patient records to classify patients into distinct long-term care diagnosis related groups, or DRGs, based on clinical characteristics and expected resource needs. Separate per-discharge payments will be calculated for each DRG. This rule became effective October 1, 2002, subject to a five year phase-in period, during which reimbursement will be based on a blend of federal rates and a cost-reimbursement system, although some facilities can elect to adopt the full federal rates immediately. Because the LTAC PPS has only recently gone into effect, we cannot predict the ultimate impact the new system will have on our LTACs. We cannot assure you that the LTAC PPS will not have a material adverse impact on our financial condition and results of operations.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         We are highly leveraged. On June 30, 2002, we had total debt of approximately $489.4 million (of which $211.5 million consisted of secured borrowings under our $297.0 million senior credit facility, or the Senior Credit Facility, with a group of lenders, which consists of $212.0 million of term loans, or the Term Loans, and an $85.0 million revolving line of credit, or the Revolving Credit Facility, and $150.0 million consisted of second priority secured notes due 2009, which were issued on the Effective Date under an indenture with The Bank of New York, as trustee, or the Second Priority Notes), and stockholders' equity of approximately $334.2 million. In addition, we will be permitted to incur substantial additional indebtedness in the future.

         Our substantial indebtedness could have important consequences. For example, it could:

         - increase our vulnerability to general adverse economic and industry conditions, including material adverse regulatory changes such as reductions in reimbursement;

         - limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business plan;

         - require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, reducing our cash flow available for working capital, capital expenditures or other general corporate purposes, or to carry out other aspects of our business plan;

         - require us to pledge as collateral substantially all of our assets;

         - require us to maintain debt coverage and financial ratios at specified levels, reducing our financial flexibility;

         - limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

         - place us at a competitive disadvantage compared to our competitors that have less debt.

         In addition, our debt obligations contain financial and other restrictive covenants that may limit our ability to engage in certain activities. Because we are currently unable to determine the full impact that the Medicare Reimbursement Cliff will have on our cash flows, it is possible that it may become more difficult for us to continue to comply with some of these covenants. Our failure to continue to satisfy these covenants could result in an event of default in our debt obligations which, if not cured or waived, could result in the acceleration of all of our indebtedness.

IF WE FAIL TO COMPLY WITH OUR CORPORATE INTEGRITY AGREEMENT, WE COULD BE SUBJECT TO SEVERE SANCTIONS.

         On April 3, 2002, we entered into a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services to promote our compliance with the requirements of Medicare, Medicaid and all other federal healthcare programs. Under the Corporate Integrity Agreement, we are reviewing our current corporate compliance infrastructure and implementing additional quality improvement programs and internal financial controls in our facilities and regional and corporate offices. The Corporate Integrity Agreement is effective for five years beginning April 3, 2002. Our failure to comply with the material terms of this agreement could lead to suspension or exclusion from further participation in federal healthcare programs. Any of these sanctions would have a material adverse effect on our financial condition and results of operations.

THE COST TO REPLACE OR RETAIN QUALIFIED NURSES, HEALTHCARE PROFESSIONALS AND OTHER KEY PERSONNEL MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE, AND WE MAY NOT BE ABLE TO COMPLY WITH CERTAIN STATES' STAFFING REQUIREMENTS.

         We could experience significant increases in our operating costs due to shortages in qualified nurses, healthcare professionals and other key personnel. The market for these key personnel is highly competitive. We, like other healthcare providers, have experienced difficulties in attracting and retaining qualified personnel such as nursing facility administrators, nurses, certified nurses' aides and other important healthcare providers. Our LTACs are particularly dependent on nurses for patient care. There is currently a shortage of nurses, and trends indicate this shortage will worsen in the future. The difficulty our SNFs are experiencing in hiring and retaining qualified personnel has increased our average wage rate. We may continue to experience increases in our labor costs primarily due to higher wages and greater benefits required to attract and retain qualified healthcare personnel. Our ability to control labor costs will significantly affect our future operating results.

         We operate a number of SNFs in the State of Florida, which recently enacted legislation establishing minimum staffing requirements for SNFs operating in that state. Beginning January 1, 2002, each Florida SNF must satisfy established minimum hours of direct care per resident per day by both licensed nurses and certified nurses' aides and certain minimum staff/patient ratios for both licensed nurses and certified nurses' assistants. Other states in which we operate SNFs may also establish similar requirements in the future. Our ability to satisfy these requirements will depend upon our ability to attract and retain qualified nurses, certified nurses' assistants and other staff. Failure to comply with these requirements may result in the imposition of fines or other sanctions. If states do not appropriate sufficient additional funds (through Medicaid program appropriations or otherwise) to pay for any additional operating costs resulting from minimum staffing requirements, our profitability may be adversely affected.

FUTURE ACQUISITIONS MAY BE DIFFICULT TO COMPLETE, MAY USE SIGNIFICANT RESOURCES, MAY BE UNSUCCESSFUL AND COULD EXPOSE US TO UNFORESEEN LIABILITIES.

         As part of our growth strategy, we intend to selectively pursue acquisitions of SNFs in our target markets. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, amortization of the intangible assets of acquired companies, dilutive issuances of equity securities and expenses that could have a material adverse effect on our financial condition and results of operations. Acquisitions also involve numerous other risks, including:

         - difficulties integrating acquired operations, personnel and information systems;

         -        diversion of management's time from existing operations;

         - potential losses of key employees or customers of acquired companies; and

         - assumptions of significant liabilities and exposure to unforeseen liabilities of acquired companies.

         We cannot assure you that we will succeed in obtaining financing for acquisitions at a reasonable cost, or that any financing will not contain restrictive covenants that limit our operating flexibility. We also may be unable to operate acquired facilities profitably or succeed in achieving improvements in their financial performance.

         We also face competition in acquiring SNFs. Our competitors may acquire or seek to acquire many of the facilities that would be suitable acquisition candidates for us. This could limit our ability to grow by acquisitions or increase the cost of our acquisitions.

EFFECTIVE MAY 1, 2002, WE ADOPTED FRESH-START REPORTING AND OUR FINANCIAL STATEMENTS REFLECT FRESH-START ACCOUNTING ADJUSTMENTS IN CONNECTION WITH OUR EMERGENCE FROM BANKRUPTCY; THEREFORE, FINANCIAL INFORMATION REFLECTING OUR RECENT RESULTS OF OPERATIONS AND FINANCIAL CONDITION IS NOT COMPARABLE TO PRIOR PERIODS.

         In connection with our emergence from bankruptcy, we adopted fresh-start reporting effective May 1, 2002. As a result, the book value of our fixed assets and amortization schedules have changed. As a result of our adoption of fresh-start reporting, you will not be able to compare certain financial information reflecting our results of operations and financial condition to those for periods prior to our adoption of fresh-start reporting.

HOLDERS OF OUR COMMON STOCK MAY FACE A LACK OF LIQUIDITY AND AN ABSENCE OF AN ACTIVE TRADING MARKET, AS WELL AS WIDE PRICE FLUCTUATIONS.

         Our common stock has only been trading on the OTC Bulletin Board only since May 13, 2002. As a result, there is currently a very limited trading market for our common stock. We cannot assure you that any active trading market will develop or be sustained for our common stock.

         Even if an active trading market for our common stock develops, it may be subject to disruptions that could make it difficult or impossible for holders of our common stock to sell shares at a time they would like, and they may be unable to sell them at all. Moreover, our common stock is owned by a relatively small number of holders, which may further contribute to a lack of liquidity. Additionally, in recent years, stock markets in general have experienced a high level of price and volume volatility, and market prices for the stock of many companies

(particularly of companies the common stock of which trades in the over-the-counter market) have experienced wide price fluctuations that have not necessarily been related to the operating performance or prospects of those companies.

DENIAL OF PENDING CHANGE OF OWNERSHIP APPLICATIONS MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

         In connection with our emergence from bankruptcy, we completed a corporate restructuring program that required us to file change of ownership applications in connection with moving certain of our SNFs within our corporate structure. If a sufficient number of these change of ownership applications are rejected, it could have a material adverse impact on our financial condition and results of operations.

A SIGNIFICANT NUMBER OF OUR SHARES ARE OR WILL BE ELIGIBLE FOR FUTURE SALE, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         Sales of a substantial number of shares of our common stock in the public market or the exercise of stock options or warrants to purchase a substantial number of shares of our common stock, or the perception that such sales or exercises might occur, could cause the market price of our common stock to decline. As of June 30, 2002, 20,000,000 shares of our common stock and warrants to purchase 753,786 shares were outstanding. These shares are freely tradeable without restriction or further registration under the Securities Act of 1933, unless the shares are owned by one of our "affiliates," as defined in Section 1145(b) of the Bankruptcy Code. An additional 2,153,022 shares may be issued in the future upon exercise of stock options granted or to be granted under our stock option plans. Prior to exercise, these shares will be registered under the Securities Act and, therefore, will be freely tradeable when issued (subject to the volume limitations and other conditions of Rule 144 under the Securities Act, in the case of shares to be sold by our affiliates). All of the outstanding warrants, which are currently exercisable, and the shares of common stock issuable upon exercise of these warrants, are freely tradeable without restriction or further registration under the Securities Act, unless the warrants or shares are owned by one of our "affiliates."

             CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

         Statements contained in this prospectus or any prospectus supplement, and other written and oral forward-looking statements we make from time to time that are not historical facts may be forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect our beliefs and assumptions and are based on information currently available to us. You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expect," "anticipate," "contemplate," "estimate," "believe," "plan," "project," "predict," "potential," or "continue" or the negative of these or similar terms. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

         Factors that may cause our actual results to differ materially from those described in forward-looking statements include those described in "Risk Factors" above and elsewhere in our public filings from time to time.

         Except as required by law, we disclaim any obligation to update any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus or any prospectus supplement. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, if applicable, as of the date of any prospectus supplement.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of common stock offered by this prospectus. All the proceeds will be received by the selling stockholders.

                              SELLING STOCKHOLDERS

         Oaktree Capital Management, LLC is the general partner of certain investment funds and the investment manager of certain third-party separate accounts, collectively referred to as the Oaktree Funds and Accounts, which are currently the only selling stockholders that may sell the common stock registered by this prospectus.

         The Oaktree Funds and Accounts, as prepetition claimants in our bankruptcy proceedings, held certain claims that were discharged, and received distributions, under our Joint Plan in connection with our emergence from bankruptcy. Because the Oaktree Funds and Accounts may, pursuant to this prospectus, offer some or all of their common stock, no estimate can be given as to the number of shares that will be held by the Oaktree Funds and Accounts at any given time in the future. For purposes of the table below, we are assuming that the Oaktree Funds and Accounts will sell all of the shares covered by this prospectus.

         Additionally, the terms and conditions of our registration rights agreement with an affiliate of the Oaktree Funds and Accounts allow that affiliate to transfer some or all of its shares to certain Permitted Transferees, described in the registration rights agreement, which may, in the future, have the right to require us to register their shares. The terms of this registration rights agreement are more completely described under "Plan of Distribution" below. At the present time, however, we are unable to determine if there will be any Permitted Transferees, or the amount of shares that any Permitted Transferee would own or be allowed to require us to register on their behalf. If any Permitted Transferee does require us to register their shares, we will provide additional information about that person, and their stock ownership, in a prospectus supplement.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Although Oaktree Capital Management is the general partner or investment manager of its affiliates listed below, it disclaims beneficial ownership of our common stock except to the extent of its pecuniary interest in those shares. The information in the table is based on a Schedule13D filed with the SEC on October 8, 2002 and information furnished to us by the Oaktree Funds and Accounts on and as of October 15, 2002.


                                                                                                                  SHARES OF COMMON
                                                                                  AMOUNT OF COMMON STOCK         STOCK BENEFICIALLY
                                                   SHARES OF COMMON                 THAT MAY BE OFFERED          OWNED AFTER SALES
                                                     COMMON STOCK                       PURSUANT TO                  PURSUANT TO
                                                  BENEFICIALLY OWNED                  THIS PROSPECTUS             THIS PROSPECTUS
                                              ---------------------------        --------------------------     -------------------
                                              NUMBER              PERCENT        NUMBER             PERCENT     NUMBER      PERCENT
                                              ------              -------        ------             -------     ------      -------

OCM Opportunities Fund II, L.P.              1,880,427             9.4%         1,880,427             9.4%         --          --
OCM Opportunities Fund III, L.P.             1,573,191             7.9%         1,573,191             7.9%         --          --
Gryphon Domestic VI, LLC                       127,098             0.6%           127,098             0.6%         --          --
Columbia/HCA Master Retirement Trust            41,852             0.2%            41,852             0.2%         --          --

         The Oaktree Funds and Accounts were each lenders under our prepetition credit facility in place before our bankruptcy filings. As a consequence, they each received pro rata distributions as part of our Joint Plan. These distributions are more fully described in the Bankruptcy and Reorganization subsection elsewhere in this prospectus.

         Additionally, as of September 15, 2002, OCM Opportunities Fund II, L.P. held $6,298,605 in aggregate principal amount of our Second Priority Notes. In connection with its participation in the syndicate of financial institutions holding the Second Priority Notes, it is entitled to receive its pro rata share of interest payments and any other customary fees.

                          PRICE RANGE OF COMMON STOCK

         All shares of our common stock held by our stockholders prior to our filing for bankruptcy were cancelled in connection within our emergence therefrom. To satisfy some of our prepetition claims, we issued common stock of reorganized Mariner to certain claimholders, and it commenced trading on the OTC Bulletin Board on May 13, 2002. Reorganized Mariner trades under the symbol "MHCA." As a result, the following table only contains information relating to reorganized Mariner's common stock and illustrates, for the periods indicated, the high and low bid quotations per share of reorganized Mariner's common stock, as reported on the OTC Bulletin Board.


                                                                  BID QUOTATIONS
                                                                 FOR COMMON STOCK
                                                            -------------------------
                2002                                          HIGH              LOW
                                                            -------           -------

Second Quarter (from May 13, 2002)...................       $14.000           $12.750
Third Quarter........................................       $13.250            $7.000

         The average bid and ask price per share of our common stock on the OTC Bulletin Board on November 8, 2002, the most recent practicable date, was $4.725 per share. As of June 30, 2002, there were nine holders of record of our common stock.

                                DIVIDEND POLICY

         We have never paid dividends on our common stock and we do not intend to pay cash dividends for the foreseeable future. It is our present policy to retain earnings to finance our future operations and growth, as well as repay outstanding indebtedness. In addition, our debt instruments contain negative covenants that restrict, among other things, our ability to pay dividends. Any determination to pay dividends will be dependent upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2002 after our adoption of fresh-start reporting in accordance with SOP 90-7. Because we are only registering our common stock and will not receive any proceeds from the sale of the shares to be offered pursuant to this prospectus, no pro forma information is provided.

         The Senior Credit Facility provided funds to satisfy specified obligations to our creditors under the Joint Plan, and provides funds for general working capital purposes and permitted acquisitions. We also issued the Second Priority Notes to our senior secured creditors in the chapter 11 cases. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                                        JUNE 30, 2002
                                                                   (dollars in thousands)

SECURED DEBT:
Senior Credit Facility:
     Term Loans                                                           $211,470
Second Priority Notes                                                      150,000
Non-recourse indebtedness of subsidiary                                     59,688
Mortgage notes payable and capital leases                                   68,213
                                                                          --------
Total long-term debt, including current portion                            489,371
                                                                          --------

TOCKHOLDERS' EQUITY:
Common stock                                                                   200
Warrants                                                                       935
Additional paid in capital                                                 358,977
Retained earnings                                                          (25,877)
                                                                          --------
TOTAL STOCKHOLDERS' EQUITY (1)                                             334,235
                                                                          --------
TOTAL CAPITALIZATION                                                      $823,606
                                                                          ========


---------
(1) For a discussion of our authorized and issued capital stock, see "Description of Capital Stock" appearing elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA
                (dollars in thousands, except per share amounts)

         The tables below provide you with selected financial data of Mariner. You should read the following selected historical financial data in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and the notes to those statements appearing elsewhere in this prospectus. We have prepared this information using the consolidated financial statements of Mariner for each of the years ended September 30, 2001, 2000 and 1999 and the three-month transition period ended December 31, 2001 appearing elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. We have prepared the information for each of the years ended September 30, 1998 and 1997 using the consolidated financial statements of Mariner not included in this prospectus but included in other publicly filed reports, which have been audited by Ernst & Young LLP, independent auditors. The 1998 financial information gives effect to the mergers involving LCA and GranCare effective November 1, 1997 and the merger between the resulting entity and Mariner Health Group effective July 31, 1998. The consolidated statements of operations data for the two months ended June 30, 2002, the four months ended April 30, 2002, the six months ended June 30, 2001 and the three months ended December 31, 2000, as well as the consolidated balance sheet data as of June 30, 2002 are derived from the unaudited condensed consolidated interim financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2002 labeled "Combined Predecessor Company and Reorganized Mariner" reflects combined results of our predecessor company and reorganized Mariner, is not a presentation in accordance with generally accepted accounting principles and is presented solely for convenience purposes, as certain items are compared and discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The operating results for any interim period are not necessarily indicative of results for any subsequent period or the full fiscal year.

         Upon emergence from chapter 11 proceedings, we adopted fresh-start reporting in accordance with SOP 90-7. In connection with our adoption of fresh-start reporting, our reorganization value has been allocated to our assets and liabilities on a basis that is substantially consistent with the purchase method of accounting. Our financial statements for periods after our adoption of fresh-start reporting are not comparable with those prepared before our Joint Plan was confirmed because they are, in effect, those of a new entity. Consequently, the consolidated balance sheet data at June 30, 2002 is labeled "Reorganized Mariner" and reflects the effect of our Joint Plan and the associated fresh-start adjustments. Additionally, the consolidated statement of operations data appearing for the two months ended June 30, 2002 relates to a period after our adoption of fresh-start reporting and is also labeled "Reorganized Mariner." Periods presented prior to May 1, 2002 have been designated "Predecessor Company." Note 4 to our unaudited condensed consolidated interim financial statements, appearing elsewhere in this prospectus, provides a reconciliation of our predecessor company's consolidated balance sheet from April 30, 2002 to that of reorganized Mariner on May 1, 2002.

         Although our Joint Plan became effective on May 13, 2002, for financial reporting purposes, the effective date of our Joint Plan is May 1, 2002.

         A black line has been drawn between the accompanying financial statements to distinguish for accounting purposes between reorganized Mariner and our predecessor company.

                                             COMBINED
                                            PREDECESSOR
                                            COMPANY AND
                                            REORGANIZED      REORGANIZED
                                              MARINER          MARINER                        PREDECESSOR COMPANY
                                            ------------     ------------   ---------------------------------------------------
                                             SIX MONTHS       TWO MONTHS    FOUR MONTHS   SIX MONTHS    THREE MONTHS  THREE MONTHS
                                               ENDED            ENDED          ENDED         ENDED         ENDED         ENDED
                                              JUNE 30,         JUNE 30,      APRIL 30,      JUNE 30,    DECEMBER 31,  DECEMBER 31,
                                                2002             2002          2002          2001          2001          2000
                                             -----------     ---------     -----------    ----------    ------------  ------------

Statement of Operations Data:
Net revenues ............................    $   896,525     $ 295,088     $   601,437     $ 937,892     $ 458,151     $ 470,348
Total costs and expenses ................        869,027       278,522         590,505       908,237       440,615       450,687
                                             -----------     ---------     -----------     ---------     ---------     ---------
Operating income ........................         27,498        16,566          10,932        29,655        17,536        19,661
Other income (expenses):
    Interest expense ....................         (8,530)       (5,513)         (3,017)         (813)       (3,474)       (3,209)
    Interest and dividend income ........          3,374         2,220           1,154           584         2,603         2,465
    Reorganization items ................      1,394,309            --       1,394,309       (21,413)      (13,153)       (8,102)
    Other ...............................          1,379          (116)          1,495         1,001           (15)       (1,287)
                                             -----------     ---------     -----------     ---------     ---------     ---------
Income from continuing operations
   before income taxes ..................      1,418,030        13,157       1,404,873         9,014         3,497         9,528
Provision for income taxes ..............          5,263         5,263              --            --            --            --
                                             -----------     ---------     -----------     ---------     ---------     ---------
Income from continuing operations .......      1,412,767         7,894       1,404,873         9,014         3,497         9,528
Discontinued operations:
Income (loss) from operations of
   discontinued pharmacy operations .....             --            --              --          (757)          898           382
Gain on sale of discontinued pharmacy
   operations ...........................         29,082            --          29,082            --            --            --
                                             -----------     ---------     -----------     ---------     ---------     ---------
Net income ..............................    $ 1,441,849     $   7,894     $ 1,433,955     $   8,257     $   4,395     $   9,910
                                             ===========     =========     ===========     =========     =========     =========
Earnings per share:
Basic:
    Income from continuing operations ...    $     70.64     $    0.39     $     19.07     $    0.12     $    0.05     $    0.13

    Income from discontinued
      operations ........................             --            --              --         (0.01)         0.01          0.01
    Gain on sale of discontinued
      pharmacy operations ...............           1.45            --            0.39            --            --            --
                                             -----------     ---------     -----------     ---------     ---------     ---------
Net income ..............................    $     72.09     $    0.39     $     19.46     $    0.11     $    0.06     $    0.13
                                             ===========     =========     ===========     =========     =========     =========
Diluted:
    Income from continuing operations ...    $     70.64     $    0.39     $     19.07     $    0.12     $    0.05     $    0.12

    Income (loss) from discontinued
      operations ........................             --            --              --         (0.01)         0.01          0.01
    Gain on sale of discontinued
      pharmacy operations ...............           1.45            --            0.39            --            --            --
                                             -----------     ---------     -----------     ---------     ---------     ---------
Net income ..............................    $     72.09     $    0.39     $     19.46     $    0.11     $    0.06     $    0.13
                                             ===========     =========     ===========     =========     =========     =========
Shares used in computing earnings
per share:
    Basic ...............................         20,000        20,000          73,688        73,688        73,688        73,688
                                             ===========     =========     ===========     =========     =========     =========
    Diluted .............................         20,000        20,000          73,688        73,688        73,688        73,688
                                             ===========     =========     ===========     =========     =========     =========

                                                                           PREDECESSOR COMPANY
                                             -------------------------------------------------------------------------------------
                                                2001               2000               1999               1998               1997
                                             -----------        -----------        -----------        -----------        ---------

Statement of Operations Data:
Net revenues .........................       $ 1,872,135        $ 1,879,307        $ 1,990,863        $ 1,802,203        $ 943,540
Total costs and expenses .............         1,863,657          1,885,867          3,414,448          1,921,464          875,469
                                             -----------        -----------        -----------        -----------        ---------
Operating income (loss) ..............             8,478             (6,560)        (1,423,585)          (119,261)          68,071
Other income (expenses):
    Interest expense .................            (5,171)           (71,905)          (204,247)          (125,267)         (21,335)
    Interest and dividend income .....             6,007             11,366              9,075             10,980            4,549
    Reorganization items .............           (47,721)           (10,816)                --                 --               --
    Other ............................              (462)             2,261                771               (322)             (24)
                                             -----------        -----------        -----------        -----------        ---------
Income (loss) from continuing
   operations before income taxes ....           (38,869)           (75,654)        (1,617,986)          (233,870)          51,261
Provision (benefit) for income taxes .            (4,807)           (19,374)                --            (10,686)          33,604
                                             -----------        -----------        -----------        -----------        ---------
Income (loss) from continuing
   operations ........................           (34,062)           (56,280)        (1,617,986)          (223,184)          17,657
Discontinued operations:
Income (loss) from operations of
   discontinued pharmacy operations ..               667             (2,705)          (160,296)            24,807           26,260
                                             -----------        -----------        -----------        -----------        ---------
Income (loss) before extraordinary
   loss ..............................           (33,395)           (58,985)        (1,778,282)          (198,377)          43,917
Extraordinary loss on early
   extinguishment of debt, net of
   $6,034 income tax benefit .........                --                 --                 --            (11,275)              --
                                             -----------        -----------        -----------        -----------        ---------
Net income (loss) ....................       $   (33,395)       $   (58,985)       $(1,778,282)       $  (209,652)       $  43,917
                                             ===========        ===========        ===========        ===========        =========
Earnings (loss) per share (1):
Basic:
    Income (loss) from continuing
      operations .....................       $     (0.46)       $     (0.76)       $    (22.03)       $     (4.59)       $    0.30

    Income (loss) from discontinued
      operations .....................              0.01              (0.04)             (2.18)              0.51             0.45
    Extraordinary loss ...............                --                 --                 --              (0.23)              --
                                             -----------        -----------        -----------        -----------        ---------
     Net income (loss) ...............       $     (0.45)       $     (0.80)       $    (24.21)       $     (4.31)       $   (0.75)
                                             ===========        ===========        ===========        ===========        =========
Diluted:
    Income (loss) from continuing
      operations .....................       $     (0.46)       $     (0.76)       $    (22.03)       $     (4.59)       $    0.29

    Income (loss) from discontinued
      operations .....................              0.01              (0.04)             (2.18)              0.51             0.44
    Extraordinary loss ...............                --                 --                 --              (0.23)              --
                                             -----------        -----------        -----------        -----------        ---------
     Net income (loss) ...............       $     (0.45)       $     (0.80)       $    (24.21)       $     (4.31)       $   (0.73)
                                             ===========        ===========        ===========        ===========        =========
Shares used in computing earnings
   (loss) per share (1):
    Basic ............................            73,688             73,688             73,459             48,601           58,613
                                             ===========        ===========        ===========        ===========        =========
    Diluted ..........................            73,688             73,688             73,459             48,601           59,808
                                             ===========        ===========        ===========        ===========        =========

---------
(1) Earnings per share and number of shares outstanding have been adjusted to reflect the three-for-one stock split effective December 30, 1997.

                             REORGANIZED                                   PREDECESSOR COMPANY
                               MARINER     -----------------------------------------------------------------------------------
                             -----------                                               SEPTEMBER 30,
                               JUNE 30,    DECEMBER 31,    -------------------------------------------------------------------
                                 2002          2001           2001          2000           1999           1998         1997
                             -----------   ------------    -----------    -----------    -----------    ----------    --------
BALANCE SHEET DATA:
Working capital............  $  101,123    $   347,641     $   334,444    $   331,711    $(1,814,878)   $  481,756    $199,826
Total assets...............  $1,304,953    $ 1,222,355     $ 1,230,978    $ 1,247,635    $ 1,078,203    $2,880,763    $754,644
Long-term debt, including
  current portion (2)......  $  489,371    $ 2,112,418     $ 2,116,755    $ 2,147,756    $ 2,138,859    $2,021,380    $293,533
Stockholders' equity
  (deficit)................  $  334,235    $(1,467,260)    $(1,471,509)   $(1,440,177)   $(1,386,019)   $  397,014    $375,283
Total capitalization.......  $  823,606    $   645,158     $   645,246    $   707,579    $   752,840    $2,418,394    $668,816

--------------------
(2) Long-term debt, including current portion, includes approximately $2,052,730 and $2,057,067 classified as liabilities subject to compromise at December 31, 2001 and September 30, 2001, respectively. At September 30, 2000, all long-term debt, including current portion, is classified as liabilities subject to compromise.


              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         The unaudited pro forma consolidated statement of operations and balance sheet data appearing in the tables that follow have been prepared using the consolidated financial statements of Mariner for the year ended September 30, 2001 and the three-month transition period ended December 31, 2001 appearing elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The unaudited pro forma consolidated statement of operations data for the two months ended June 30, 2002 and the four months ended April 30, 2002 are derived from our unaudited condensed consolidated interim financial statements appearing elsewhere in this prospectus. These unaudited pro forma financial statements give effect to our emergence from bankruptcy in accordance with our Joint Plan and assume that this event occurred on October 1, 2000. Our consolidated balance sheet at June 30, 2002 already reflects our Joint Plan since our emergence from bankruptcy on May 13, 2002. The unaudited pro forma consolidated financial statements appearing below should be read in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. The unaudited pro forma consolidated financial statements appearing below may not necessarily reflect the financial position or results of operations that would have been obtained if our Joint Plan had been consummated on the dates indicated in the unaudited pro forma consolidated financial statements. In addition, the unaudited pro forma consolidated financial statements do not purport to be indicative of our future results.

                          MARINER HEALTH CARE, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                      REORGANIZED        PREDECESSOR
                                                        MARINER            COMPANY
                                                     -------------      --------------
                                                       TWO MONTHS        FOUR MONTHS
                                                         ENDED               ENDED          PRO FORMA
                                                     JUNE 30, 2002      APRIL 30, 2002     ADJUSTMENTS         PRO FORMA
                                                     -------------      --------------    -------------      -------------
Net revenues .....................................      $ 295,088       $   601,437       $        --          $   896,525
Costs and expenses:
    Salaries, wages and benefits .................        183,169           369,237                --              552,406
    Nursing, dietary and other supplies ..........         18,156            36,586                --               54,742
    Ancillary services ...........................         19,176            36,105                --               55,281
    General and administrative ...................         24,406            55,997                --               80,403
    Insurance ....................................         18,930            39,879                --               58,809
    Rent .........................................          7,264            15,624                --               22,888
    Depreciation and amortization ................          4,922            11,733               259(A)            16,914
    Provision for bad debts ......................          2,499            25,344                --               27,843
                                                        ---------       -----------       -----------          -----------
Total costs and expenses .........................        278,522           590,505               259              869,286
                                                        ---------       -----------       -----------          -----------
Operating income .................................         16,566            10,932              (259)              27,239

Other income (expenses):

    Interest expense .............................         (5,513)           (3,017)           (8,240)(B)          (16,770)
    Interest and dividend income .................          2,220             1,154                --                3,374
    Reorganization items .........................             --         1,394,309        (1,394,309)(C)               --
    Other ........................................           (116)            1,495                --                1,379
                                                        ---------       -----------       -----------          -----------

Income (loss) from continuing
   operations before income taxes ................         13,157         1,404,873        (1,402,808)             (15,222)
Provision for income taxes .......................          5,263                --              (502)(D)            4,761
                                                        ---------       -----------       -----------          -----------
Income (loss) from continuing operations .........          7,894         1,404,873        (1,402,306)              10,461
Discontinued operations:
    Gain on sale of discontinued pharmacy
      operations .................................             --            29,082                --               29,082
                                                        ---------       -----------       -----------          -----------
Net Income (loss) ................................      $   7,894       $ 1,433,955       $(1,402,306)             $39,543
                                                        =========       ===========       ===========          ===========
Earnings per share -- basic and diluted:
    Income from continuing operations ............      $    0.39       $     19.07       $                    $      0.52
Discontinued operations:
    Gain on sale of discontinued pharmacy
      operations .................................             --              0.39                                   1.45
                                                        ---------       -----------       -----------          -----------
Net income per share .............................      $    0.39       $     19.46       $                    $      1.97
                                                        =========       ===========       ===========          ===========
Weighted average number of common and common
  equivalent shares outstanding:
Basic ............................................         20,000            73,688           (53,688)(E)           20,000
                                                        =========       ===========       ===========          ===========
Diluted ..........................................         20,000            73,688           (53,688)(E)           20,000
                                                        =========       ===========       ===========          ===========

                            MARINER HEALTH CARE, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 2001
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                   PREDECESSOR        PRO FORMA
                                                     COMPANY          ADJUSTMENTS         PRO FORMA
                                                   ------------       -----------         ---------
Net revenues ...............................        $ 458,151         $     --            $ 458,151

Costs and expenses:
    Salaries, wages and benefits ...........          281,206               --              281,206
    Nursing, dietary and other supplies ....           28,944               --               28,944
    Ancillary services .....................           25,800               --               25,800
    General and administrative .............           42,721               --               42,721
    Insurance ..............................           31,055               --               31,055
    Rent ...................................           12,080               --               12,080
    Depreciation and amortization ..........           11,046              808 (A)           11,854
    Provision for bad debts ................            7,763               --                7,763
                                                    ---------         --------            ---------
Total costs and expenses ...................          440,615              808              441,423
                                                    ---------         --------            ---------
Operating income ...........................           17,536             (808)              16,728

Other income (expenses):
    Interest expense .......................           (3,474)          (5,577)(B)           (9,051)
    Interest and dividend income ...........            2,603               --                2,603
    Reorganization items ...................          (13,153)          13,153 (C)               --
    Other ..................................              (15)              --                  (15)
                                                    ---------         --------            ---------
Income from continuing operations before
   income taxes ............................            3,497            6,768               10,265
Provision for income taxes .................               --               -- (D)               --
                                                    ---------         --------            ---------

Income from continuing operations ..........            3,497            6,768               10,265

Discontinued operations:
    Gain on sale of discontinued pharmacy
    operations .............................              898               --                  898
                                                    ---------         --------            ---------

Net Income (loss) ..........................        $   4,395         $  6,768            $  11,163
                                                    =========         ========            =========
Earnings per share -- basic and diluted:
    Income from continuing operations ......        $    0.05         $                   $    0.51
Discontinued operations:
    Gain on sale of discontinued pharmacy
    operations .............................             0.01                                  0.04
                                                    ---------         --------            ---------

Net income per share .......................        $    0.06         $                   $    0.55
                                                    =========         ========            =========
Weighted average number of common and
    common equivalent shares outstanding:
Basic ......................................           73,688          (53,688)(E)           20,000
                                                    =========         ========            =========
Diluted ....................................           73,688          (53,688)(E)           20,000
                                                    =========         ========            =========

                            MARINER HEALTH CARE, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2001
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               PREDECESSOR         PRO FORMA
                                                                 COMPANY           ADJUSTMENTS             PRO FORMA
                                                               -----------         -----------            -----------
Net revenues ..........................................        $ 1,872,135         $        --            $ 1,872,135

Costs and expenses:
    Salaries, wages and benefits ......................          1,146,048                  --              1,146,048
    Nursing, dietary and other supplies ...............            120,403                  --                120,403
    Ancillary services ................................            112,083                  --                112,083
    General and administrative ........................            192,956                  --                192,956
    Insurance .........................................            118,436                  --                118,436
    Rent ..............................................             62,782                  --                 62,782
    Depreciation and amortization .....................             49,399               1,983 (A)             47,416
    Provision for bad debts ...........................             28,140                  -- (A)             28,140
    Loss on settlement with government ................             33,410                  --                 33,410
                                                               -----------         -----------            -----------
Total costs and expenses ..............................          1,863,657              (1,983)             1,861,674
                                                               -----------         -----------            -----------

Operating income ......................................              8,478               1,983                 10,461

Other income (expenses):
    Interest expense ..................................             (5,171)            (41,404)(B)            (46,575)
    Interest and dividend income ......................              6,007                  --                  6,007
    Reorganization items ..............................            (47,721)             47,721 (C)                --
    Other .............................................               (462)                 --                   (462)
                                                               -----------         -----------            -----------

Income (loss) from continuing operations before
   income taxes .......................................            (38,869)              8,300                (30,569)

Benefit for income taxes ..............................             (4,807)                 --                 (4,807)
                                                               -----------         -----------            -----------

Income (loss) from continuing operations ..............            (34,062)              8,300                (25,762)

Discontinued operations:
    Gain on sale of discontinued pharmacy
    operations ........................................                667                  --                    667
                                                               -----------         -----------            -----------
Net Income (loss) .....................................        $   (33,395)        $     8,300            $   (25,095)
                                                               ===========         ===========            ===========

Earnings (loss) per share -- basic and diluted:
    Loss from continuing operations ...................        $     (0.46)        $                      $     (1.29)
Discontinued operations:
    Gain on sale of discontinued pharmacy
    operations ........................................               0.01                                       0.03
                                                               -----------         -----------            -----------

Net loss per share ....................................        $     (0.45)        $                      $     (1.26)
                                                               ===========         ===========            ===========

Weighted average number of common and common equivalent shares outstanding:

Basic .................................................             73,688             (53,688)(E)             20,000
                                                               ===========         ===========            ===========
Diluted ...............................................             73,688             (53,688)(E)             20,000
                                                               ===========         ===========            ===========

MARINER HEALTH CARE, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited pro forma consolidated financial statements are based upon our consolidated financial statements. As used in this prospectus, the term "predecessor company" refers to the company and its operations for periods prior to May 1, 2002, while the term "reorganized Mariner" is used to describe the company and its operations for periods thereafter.

         The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2002 has been derived from the separate statements of operations of our predecessor company for the four months ended April 30, 2002 and of reorganized Mariner for the two months ended June 30, 2002.

NOTE 2 -- FRESH-START REPORTING

         We adopted fresh-start reporting in connection with our emergence from bankruptcy. Under fresh-start reporting, a new reporting entity is deemed to be created and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. For accounting purposes, the fresh-start adjustments were recorded in our historical consolidated financial statements as of May 1, 2002.

         For purposes of the accompanying unaudited pro forma consolidated financial statements, the fresh-start adjustments have been recorded assuming that we emerged from bankruptcy on October 1, 2000. Accordingly, the pro forma consolidated statements of operations have been adjusted to reflect the terms of our Joint Plan and other adjustments resulting from the revaluation of assets and liabilities as if the fresh-start adjustments were recorded as of October 1, 2000.

NOTE 3 -- PRO FORMA ADJUSTMENTS

         Since we recorded the fresh-start adjustments on May 1, 2002, our historical operating results for the two months ended June 30, 2002 reflect the terms of our Joint Plan and, accordingly, no pro forma adjustments are required for this two-month period to reflect the terms of our Joint Plan. As a result, the pro forma adjustments related to our Joint Plan detailed in (A) through (E) for the six months ended June 30, 2002 reflect only the amounts necessary to adjust our historical operating results for the four months ended April 30, 2002.

(A) To adjust historical depreciation and amortization expense to reflect the revaluation of property and equipment, the establishment of reorganization value in excess of amounts allocable to identifiable assets and the elimination of historical goodwill, calculated as follows (in thousands):


                                                                           SIX MONTHS    THREE MONTHS
                                                                              ENDED           ENDED       YEAR ENDED
                                                                             JUNE 30,      DECEMBER 31,  SEPTEMBER 30,
                                                                               2002            2001         2001
                                                                           -----------   --------------  -------------
         Fresh-start accounting:
            Depreciation of property and equipment based
              on independent appraisals .............................        $16,914        $ 8,457        $ 33,828
            Amortization of reorganization value in
              excess of amounts allocable to identifiable
              assets (using the straight-line method over
              20 years) .............................................             --          3,397          13,588
                                                                             -------        -------        --------
            Pro forma depreciation and amortization
              expense ...............................................         16,914         11,854          47,416
                                                                             -------        -------        --------
         Historical accounting:
             Depreciation of property and equipment .................         16,655          8,299          36,046
             Amortization of goodwill and other costs ...............             --          2,747          13,353
                                                                             -------        -------        --------
          Historical depreciation and amortization
            expense .................................................         16,655         11,046          49,399
                                                                             -------        -------        --------
         Pro forma adjustments ......................................        $   259        $   808        $ (1,983)
                                                                             =======        =======        ========


         We adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. This new pronouncement eliminates the amortization of reorganization value in excess of amounts allocable to identifiable assets. If this new pronouncement were implemented on October 1, 2000, amortization expense would have been reduced by approximately $13.5 million for the year ended September 30, 2001 and $3.4 million for the three-month transition period ended December 31, 2001.

(B) To adjust historical interest expense to reflect our new capital structure, calculated as follows (in thousands):


                                                                       SIX MONTHS     THREE MONTHS
                                                                          ENDED           ENDED          YEAR ENDED
                                                                         JUNE 30,      DECEMBER 31,     SEPTEMBER 30,
                                                                          2002             2001              2001
                                                                       ----------     -------------     -------------
         Interest costs associated with obligations
           of reorganized Mariner:
             Term Loans ........................................        $  5,503         $ 3,124         $ 18,506

             Second Priority Notes .............................           5,577           3,061           16,469
             Mortgage notes payable, capital leases and
                non-recourse indebtedness of subsidiary ........           5,689           2,866           11,599
                                                                        --------         -------         --------

          Pro forma interest expense ...........................          16,769           9,051           46,575
          Historical interest expense ..........................          (8,529)         (3,474)          (5,171)
                                                                        --------         -------         --------
         Pro forma adjustments .................................        $  8,240         $ 5,577         $ 41,404
                                                                        ========         =======         ========

         Our Term Loans and Second Priority Notes bear interest based on floating rates that are based on LIBOR plus a credit spread of 3.25% for the Term Loans and 5.50% for the Second Priority Notes, respectively. For purposes of our pro forma consolidated financial statements, interest costs related to these notes were calculated using the corresponding historical 90 day LIBOR applicable to the related interest period. Applicable historical floating rates for the Term Loans were 10.07% in September 2000, 9.65% in December 2000, 8.13% in March 2001, 7.04% in June 2001, 5.85% in September 2001, 5.13% in December 2001 and 5.28% in

March 2002. Applicable historical floating rates for the Second Priority Notes were 12.32% in September 2000, 11.9% in December 2000, 10.38% in March 2001, 9.29% in June 2001, 8.10% in September 2001, 7.38% in December 2001 and 7.53% in
March 2002.

(C)     To eliminate historical reorganization items.

(D) To record the pro forma provision (benefit) for income taxes based upon the pro forma annual estimated pretax income (loss) resulting from the effects of our Joint Plan as follows:



                                                                       SIX MONTHS     THREE MONTHS
                                                                          ENDED            ENDED          YEAR ENDED
                                                                         JUNE 30,      DECEMBER 31,      SEPTEMBER 30,
                                                                           2002           2001               2001
                                                                       ----------     --------------     -------------
       Income tax provision (benefit):
            Pre-tax income (loss) ..............................        $ 15,222         $ 10,265         $(30,569)
            Add back non-deductible goodwill amortization ......              --            3,397           13,588
                                                                        --------         --------         --------
          Adjusted taxable income (loss) .......................          15,222           13,662          (16,981)
            Utilization of net operating loss ..................          (3,319)         (13,662)              --
                                                                        --------         --------         --------
            Adjusted taxable income (loss) .....................          11,903               --          (16,981)

          Income tax expense at 40% ............................           4,761               --               --
          Previously reported tax expense (benefit) ............           5,263               --           (4,807)
                                                                        --------         --------         --------

          Necessary adjustment to pro forma income tax
            provision ..........................................        $   (502)        $     --         $     --
                                                                        ========         ========         ========

(E) To adjust the number of historical shares used in computing earnings per common share as if the date of emergence from bankruptcy was October 1, 2000.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We are one of the largest providers of long-term health care services in the United States. We provide these services through the operation of SNFs and LTACs. As of June 30, 2002, we operated approximately 300 owned or leased SNFs in 23 states with approximately 36,000 licensed beds and 13 LTACs in four states with approximately 670 licensed beds.

         Inpatient services provided at our SNFs are our primary service offering and have historically accounted for over 90% of our revenues and cash flows. Through our SNFs, we provide 24-hour care to patients requiring skilled nursing services, including assistance with activities of daily living, therapy and rehabilitation services. Our LTACs accommodate the relatively high acuity needs of patients discharged from short-term, acute-care hospitals when the patients' condition warrants more intensive care than can be provided in a typical nursing facility.

         On January 6, 2002, we completed the sale of our institutional pharmacy services business, or the APS Division, to Omnicare, Inc. For this reason, the APS Division has been reflected as a discontinued operation.

         REORGANIZATION. On the Petition Date, we filed voluntary petitions for relief in the Bankruptcy Court under chapter 11 of title 11 of the United States Code, or the Bankruptcy Code, thus commencing our chapter 11 cases. On the Effective Date, we emerged from proceedings under the Bankruptcy Code under the terms of our Joint Plan. In connection with our emergence from bankruptcy, we changed our name to Mariner Health Care, Inc.

         On the Effective Date, and in connection with the consummation of our Joint Plan, we entered into the Senior Credit Facility, consisting of the Term Loans and the Revolving Credit Facility. The Senior Credit Facility provided funds to satisfy specified obligations to our creditors under the Joint Plan and provides funds for general working capital purposes and permitted acquisitions. We also issued the Second Priority Notes to our senior secured creditors in the chapter 11 cases.

         BASIS OF PRESENTATION. The selected financial data and our audited consolidated financial statements appearing elsewhere in this prospectus contain certain data with respect to our financial position, results of operations and cash flows which should be read in conjunction with the following discussion and analysis. Our audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States on a going concern basis, which assumes continuity of operations and realization of assets and settlement of liabilities and commitments in the ordinary course of business. Our audited consolidated financial statements prior to the adoption of fresh start reporting on May 1, 2002 have also been presented in conformity with SOP 90-7. The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the Petition Date and identification of all transactions and events that are directly associated with our reorganization. Pursuant to SOP 90-7, prepetition liabilities are reported on the basis of the expected amounts of such allowed claims, as opposed to the amounts for which those claims may be settled. Under our Joint Plan, we expect those claims may be settled at amounts substantially less than their allowed amounts. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on our knowledge of current events, they may ultimately differ from actual results.

         The accompanying unaudited condensed consolidated interim financial statements have been prepared under the rules and regulations of the SEC. Some information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted under those rules and regulations. In our opinion, the financial information included herein reflects all adjustments considered necessary for a fair presentation of interim results and, except for the items described in Note 4 of our unaudited condensed consolidated interim financial statements appearing elsewhere in this prospectus, all adjustments are of a normal and recurring nature. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

         Between the Petition Date and the Effective Date, we operated our business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Accordingly, our unaudited consolidated financial statements for periods prior to our emergence from bankruptcy have been prepared in conformity with SOP 90-7, on a going concern basis, which assumes continuity of operations and realization of assets and settlement of liabilities and commitments in the normal course of business.

         In connection with our emergence from bankruptcy, we reflected the terms of the Joint Plan in our consolidated financial statements by adopting the principles of fresh-start reporting in accordance with SOP 90-7. For accounting purposes, the adjustments for fresh-start reporting have been recorded in the accompanying unaudited condensed consolidated interim financial statements as of May 1, 2002. Although our Joint Plan became effective on May 13, 2002, for financial reporting purposes the effective date of our Joint Plan was May 1, 2002. Under fresh-start reporting, a new entity is deemed to be created for financial reporting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Since fresh-start reporting materially changed the amounts recorded in our consolidated financial statements, a black line separates the financial data pertaining to periods after the adoption of fresh-start reporting from the financial data pertaining to periods prior to the adoption of fresh-start reporting to signify the difference in the basis of preparation of financial information for each respective entity.

         COMPARABILITY OF FINANCIAL INFORMATION. The adoption of fresh-start reporting as of May 1, 2002 materially changed the amounts recorded in our predecessor company's consolidated financial statements. With respect to operating results, we believe that business segment operating income of our predecessor company is generally comparable to that of reorganized Mariner. However, capital costs, such as rent, interest, depreciation and amortization, that were based on prepetition contractual agreements and historical costs, are not comparable to the capital costs of reorganized Mariner. In addition, the reported financial position and cash flows for our predecessor company generally are not comparable to those of reorganized Mariner.

         In connection with the restructuring of our debt in accordance with the Joint Plan, we recorded a gain of approximately $1,229.6 million. Other significant adjustments were also recorded to reflect the provisions of the Joint Plan and the fair values of the assets and liabilities of reorganized Mariner. For accounting purposes, these transactions have been reflected in the operating results of our predecessor company for the four months ended April 30, 2002.

CRITICAL ACCOUNTING POLICIES

         We believe the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

         REVENUE RECOGNITION. We have agreements with third-party payors that provide for payments to our SNFs. These payment arrangements may be based upon prospective rates, reimbursable costs, established charges, discounted charges or per diem payments. Revenues are reported at the estimated net realizable amounts from Medicare, Medicaid, other third-party payors and individual patients for services rendered. Retroactive adjustments that are likely to result from future examinations by third-party payors are accrued on an estimated basis in the period the related services are rendered and adjusted as necessary in future periods based on final settlements.

         COLLECTIBILITY OF ACCOUNTS RECEIVABLE. Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients. Estimated provisions for doubtful accounts are recorded to the extent it is probable that a portion or all of a particular account will not be collected. In evaluating the collectibility of accounts receivable, we consider a number of factors, including the age of the accounts, changes in collection patterns, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general industry conditions. Changes in these estimates are charged or credited to the results of operations in the period of the change.

         RESERVES FOR PROFESSIONAL LIABILITY RISKS. We currently purchase PL/GL through a third party insurance company, maintaining an unaggregated $1.0 million self-insured retention per claim, except in Colorado, where we maintain first dollar coverage. Loss provisions for professional liability risks, including incurred but not reported losses, are provided on an undiscounted basis in the period of the related coverage. These provisions are based on internal and external evaluations of the merits of individual claims, analysis of claim history and independent actuarially determined estimates. The methods of making these estimates and establishing the resulting accrued liabilities are reviewed frequently by management with any adjustments resulting from that review reflected in current earnings. Although management believes that the current provision for loss is adequate, the ultimate liability may be in excess of or less than the amounts recorded.

         ACCOUNTING FOR INCOME TAXES. The provision for income taxes is based upon our estimate of taxable income or loss for each respective accounting period. We recognize an asset or liability for the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of assets are recovered or liabilities are settled. We also recognize as deferred tax assets the future tax benefits from net operating and capital loss carryforwards.

         We have limited operating experience as a reorganized company. Furthermore, there are significant uncertainties with respect to future Medicare payments to both our SNFs and LTACs that could affect materially the realization of some of our deferred tax assets. Accordingly, a valuation allowance is provided for deferred tax assets because the realizability of the deferred tax assets is uncertain.

         If all or a portion of the pre-reorganization deferred tax asset is realized in the future, or considered "more likely than not" to be realized by us, the reorganization intangible recorded in connection with fresh-start reporting will be reduced accordingly. If the reorganization intangible is eliminated in full, other intangible assets will then be reduced, with any excess treated as an increase to capital in excess of par value.

         VALUATION OF LONG-LIVED ASSETS AND REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS. We regularly review the carrying value of certain long-lived assets and identifiable intangible assets with respect to any events or circumstances that indicate an impairment or an adjustment to the amortization period is necessary. If circumstances suggest the recorded amounts cannot be recovered, based upon estimated future undiscounted cash flows, the carrying values of these assets are reduced to fair value.

         Reorganization value in excess of amounts allocable to identifiable assets represents the portion of reorganization value that could not be attributable to specific tangible or identified intangible assets recorded in connection with fresh-start accounting. In connection with the June 2001 issuance of Statement of Financial Accounting Standards, or SFAS, No. 142, or SFAS 142, "Goodwill and Other Intangible Assets," we have ceased to amortize reorganization value in excess of amounts allocable to identifiable assets beginning on January 1, 2002. In lieu of amortization, we are required to perform annual impairment tests for the excess reorganization value recorded. The impairment test for the excess reorganization value recorded in connection with our fresh-start reporting will be performed during our quarter ending December 31, 2002.

RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," or SFAS 146. SFAS 146 replaces Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS 146 requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002 with early adoption encouraged. We adopted SFAS 146 on May 1, 2002 in connection with our adoption of fresh-start reporting and its adoption did not have a material impact on our consolidated financial statements.

         In April 2002, FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," or SFAS 145. SFAS 145 rescinds SFAS No. 4 "Reporting Gains and Losses from Extinguishment of Debt," or SFAS 4, resulting in the criteria in Accounting Principles Board Opinion No. 30 to be used to classify gains and losses from extinguishment of debt. SFAS No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements," amended SFAS 4, and thus, is no longer necessary. SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," was issued to establish accounting requirements for the effects of transition to the provisions of the Motor Carrier Act of 1980. Because the transition has been completed, this statement is no longer necessary. SFAS 145 amends SFAS No. 13, "Accounting for Leases," or SFAS 13, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS 145 related to SFAS 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002 with early adoption encouraged. We adopted SFAS 145 on May 1, 2002 in connection with our adoption of fresh-start reporting and, accordingly, have presented the reorganization and restructuring of our debt in connection with the terms of our Joint Plan as a reorganization item.

         In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," or SFAS 142, which establishes new rules on the accounting for goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized; however, they will be subject to annual impairment tests as prescribed by the statement. The impairment test for the excess reorganization value recorded in connection with our fresh-start reporting will be performed during our quarter ending December 31, 2002. Intangible assets with definite lives will continue to be amortized over their estimated useful lives. The amortization provisions of SFAS 142 apply immediately to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt SFAS 142 for fiscal years beginning after December 15, 2001.

         In accordance with our adoption of SFAS 142, we discontinued amortizing goodwill effective January 1, 2002. The following table illustrates the impact on our earnings of the adoption of SFAS 142 for the periods indicated (dollars in thousands, except earnings per share amounts):


                                                                 PREDECESSOR COMPANY
                                                           -------------------------------
                                                           THREE MONTHS         SIX MONTHS
                                                               ENDED               ENDED
                                                             JUNE 30,             JUNE 30,
                                                               2001                 2001
                                                            ----------           ----------
Reported net (loss) income .......................          $   (4,919)          $    8,257
     Add back goodwill amortization ..............               2,636                5,280
                                                            ----------           ----------
Adjusted net (loss) income .......................          $   (2,283)          $   13,537
                                                            ==========           ==========
Earnings per share -- basic and diluted:
     Reported net (loss) income ..................          $    (0.07)          $     0.11
     Goodwill amortization .......................                0.04                 0.07
                                                            ----------           ----------
Adjusted net (loss) income .......................          $    (0.03)          $     0.18
                                                            ==========           ==========

THREE MONTHS ENDED JUNE 30, 2002 AND 2001 AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001.

         RESULTS OF OPERATIONS. The following table illustrates the amounts of our consolidated net revenues derived from the various sources of payment and certain operating data for our SNFs for the periods indicated (dollars in thousands). The net revenue data for the three months ended June 30, 2002 and the six months ended June 30, 2002 reflect the combined results of our predecessor company and reorganized Mariner, is not a presentation in accordance with accounting principles generally accepted in the United States and is presented solely for convenience purposes, as certain items are compared and discussed in our results of operations appearing below.



                                                  COMBINED                              COMBINED
                                                 PREDECESSOR                           PREDECESSOR
                                                 COMPANY AND                           COMPANY AND
                                                 REORGANIZED        PREDECESSOR        REORGANIZED          PREDECESSOR
                                                   MARINER            COMPANY            MARINER              COMPANY
                                               --------------      --------------     -------------       --------------
                                                THREE MONTHS       THREE MONTHS         SIX MONTHS         SIX MONTHS
                                                ENDED JUNE 30,     ENDED JUNE 30,     ENDED JUNE 30,      ENDED JUNE 30,
                                                    2002                2001              2002               2001
                                               --------------      --------------     -------------       --------------
Medicaid ...............................          $212,327           $222,919           $429,581           $449,159
Medicare ...............................          $149,784           $151,672           $306,623           $295,392
Private and other ......................          $ 79,795           $ 95,630           $160,321           $193,341
Total average residents.................            30,828             34,627             30,980             35,136
Weighted average licensed beds
  available for use ....................            35,242             39,448             35,169             40,031
Weighted average occupancy .............              87.5%              87.8%              88.1%              87.8%


         The following table illustrates our consolidated results of operations for the periods indicated (dollars in thousands). The consolidated results of operations data for the three months ended June 30, 2002 and six months ended June 30, 2002 reflect the combined results of the our predecessor company and reorganized Mariner, is not a presentation in accordance with accounting principles generally accepted in the United States and is presented solely for convenience purposes, as certain items are compared and discussed in our results of operations appearing below.


                                                           COMBINED                        COMBINED
                                                         PREDECESSOR                      PREDECESSOR
                                                         COMPANY AND                      COMPANY AND
                                                         REORGANIZED     PREDECESSOR      REORGANIZED     PREDECESSOR
                                                           MARINER         COMPANY           MARINER        COMPANY
                                                       ---------------  ---------------  --------------  --------------
                                                        THREE MONTHS     THREE MONTHS      SIX MONTHS     SIX MONTHS
                                                        ENDED JUNE 30,   ENDED JUNE 30,  ENDED JUNE 30,  ENDED JUNE 30,
                                                            2002             2001             2002            2001
                                                       ---------------  ---------------  --------------  -------------
Net revenue .....................................     $     441,906     $    470,221     $    896,525     $  937,892

 Costs and expenses:
   Salaries, wages and benefits ..................          271,832          284,345          552,406        572,522
   Nursing, dietary and other supplies ...........           27,273           30,304           54,742         61,008
   Ancillary services ............................           27,535           26,781           55,281         53,389
   General and administrative ....................           38,924           47,421           80,403         94,542
   Insurance .....................................           27,851           33,918           58,809         61,235
   Rent ..........................................           11,114           14,085           22,888         31,263
   Depreciation and amortization .................            7,754           12,652           16,655         24,407
   Provision for bad debts .......................           14,808            4,003           27,843          9,871
                                                       ------------      -----------      -----------      ---------
 Total costs and expenses ........................          427,091          453,509          869,027        908,237
                                                       ------------      -----------      -----------      ---------
 Operating income ................................           14,815           16,712           27,498         29,655

 Other income (expenses):
   Interest, net .................................           (4,948)            (646)          (5,156)          (229)
   Reorganization items ..........................        1,442,805          (21,222)       1,394,309        (21,413)
   Other .........................................            1,325               25            1,379          1,001
                                                       ------------      -----------      -----------      ---------
 Income (loss) from continuing
   operations before income taxes ................        1,453,997           (5,131)       1,418,030          9,014
 Provision for income taxes ......................            5,263               --            5,263             --
                                                       ------------      -----------      -----------      ---------
 Income (loss) from continuing
   operations ....................................       11,448,734           (5,131)       1,412,767          9,014

 Discontinued operations:
   Income (loss) from operations
     of discontinued pharmacy operations .........               --              212               --           (757)
   Gain on sale of discontinued
     pharmacy operations .........................            7,696               --           29,082             --
                                                       ------------      -----------      -----------      ---------
 Net income (loss) ...............................     $  1,456,430      $    (4,919)     $ 1,441,849      $   8,257
                                                       ============      ===========      ===========      =========

THREE MONTHS ENDED JUNE 30, 2002 COMPARED TO THREE MONTHS ENDED JUNE 30, 2001.

         NET REVENUES. Net revenues totaled $441.9 million for the three months ended June 30, 2002, a decrease of $28.3 million, or 6.0%, as compared to the three months ended June 30, 2001. Net revenues for nursing home services accounted for $413.1 million, or 93.5%, of total net revenues for the three months ended June 30, 2002 as compared to $441.3 million, or 93.9%, for the three months ended June 30, 2001. Revenues for nursing home services are derived from the provision of routine and ancillary services and are a function of occupancy rates and payor mix. Although net revenues for nursing home services decreased by approximately $28.2 million, or 6.4%, net revenues of our SNFs, excluding facilities that have already been divested, increased by approximately $12.8 million, or 3.2%, which translates into an increase in revenue per patient day of approximately $6.75, or 4.8%. The increase resulted from numerous factors, including an increase in average per diem rates for Medicaid reimbursement of 6.0% in the three months ended June 30, 2002 as compared to the three months ended June 30, 2001. Although volume was down slightly for the three months ended June 30, 2002 as compared to the three months ended June 30, 2001, there was a favorable improvement in payor mix. These increases were partially offset by a decrease in revenues of approximately $41.0 million during the three months ended June 30, 2002 as compared to the three months ended June 30, 2001 due to the impact of the divestiture of facilities during the past twelve months.

         COSTS AND EXPENSES. Total costs and expenses decreased $26.4 million to $427.1 million for the three months ended June 30, 2002 as compared to $453.5 million for the three months ended June 30, 2001. The decrease was attributable to numerous factors, including decreases in salaries, wages and benefits of $12.5 million and general and administrative expenses of $8.5 million. Salaries, wages and benefits, which comprised 61.5% and 60.5% of total net revenues for the three months ended June 30, 2002 and 2001, respectively, decreased by $12.5 million primarily as a result of the impact of facilities divested during the past twelve months. The decrease in salaries, wages and benefits resulting from divestitures was partially offset by an increase in wages. Federal, state and local regulations impose, depending on the services provided regulatory standards for the type, quality and level of personnel required to provide care or services. These regulatory requirements had an impact on staffing levels, as well as the mix of staff and therefore impact total costs and expenses. The decrease in general and administrative expenses of $8.5 million during the three months ended June 30, 2002 as compared to the three months ended June 30, 2001 resulted mainly from our continued efforts to reduce overhead costs. The decreases in total costs and expenses included an increase in provision for bad debts of $10.8 million, which primarily resulted from a re-evaluation of our allowance for doubtful accounts triggered by deterioration in the agings of certain categories of receivables related to facilities which have been divested.

         REORGANIZATION ITEMS. Reorganization items, which consist of income, expenses and other costs incurred as a result of our bankruptcy filings, increased approximately $1,443 million for the three months ended June 30, 2002 as compared to a $21.2 million loss for the three months ended June 30, 2001. The increase was attributable to multiple factors, including: (i) an increase of $25.7 million for professional fees related to our chapter 11 cases, including, among other things, the filing of the Joint Plan; (ii) net gain on divestitures during the three months ended June 30, 2002 of $2.0 million as compared to net losses on divestitures during the three months ended June 30, 2001 of $4.3 million; (iii) the effects of fresh-start reporting, which resulted in valuation adjustments of $253.9 million; and (iv) a gain of approximately $1,230 million from the restructuring of our debt in accordance with our Joint Plan.

         DISCONTINUED OPERATIONS. The results of the APS Division have been classified as a discontinued operation in accordance with accounting principles generally accepted in the United States. During the three months ended June 30, 2002, we recorded a gain on the sale of the APS Division of approximately $7.7 million. Income from operations of discontinued pharmacy operations was approximately $0.2 million for the three months ended June 30, 2001.

SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001.

         NET REVENUES. Net revenues totaled $896.5 million for the six months ended June 30, 2002, a decrease of $41.4 million, or 4.4%, as compared to the six months ended June 30, 2001. Net revenues for nursing home services accounted for $840.0 million, or 93.7%, of total consolidated net revenues for the six months ended June 30, 2002 as compared to $880.7 million, or 93.9%, for the six months ended June 30, 2001. Revenues for nursing home services are derived from the provision of routine and ancillary services and are a function of occupancy rates and payor mix. Although net revenues for nursing home services decreased approximately $40.6 million, or 4.6%, net revenues of our SNFs, excluding facilities that had already been divested, increased by approximately $38.3 million, or 4.9%, which translates into an increase in revenue per patient day of approximately $8.55, or 6.1%. The increase resulted from numerous factors, including a 3% increase in Medicare reimbursement rates in connection with the legislative relief provided by the BBRA and BIPA, which mitigated the final year over year phase-in effect of PPS. In addition, average per diem rates for Medicaid reimbursement increased 6.6% in the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. These increases were offset by a decrease in revenues of approximately $78.9 million during the six months ended June 30, 2002 as compared to the six months ended June 30, 2001 due to the impact of the divestiture of facilities during the past twelve months.

         COSTS AND EXPENSES. Total costs and expenses decreased $39.2 million to $869.0 million for the six months ended June 30, 2002 as compared to $908.2 million for the six months ended June 30, 2001. The decrease was attributable to numerous factors, including decreases in salaries, wages and benefits of $20.1 million, and general and administrative expenses of $14.1 million. Salaries, wages and benefits, which comprised 61.6% and 61.0% of consolidated net revenues for the six months ended June 30, 2002 and 2001, respectively, decreased by $20.1 million primarily as a result of the facilities divested during the past twelve months. The decrease in salaries, wages and benefits resulting from the divestitures were partially offset by an increase in wages. Federal, state and local regulations imposed, depending on the services provided, regulatory standards for the type, quality and level of personnel required to provide care or services. These regulatory requirements had an impact on staffing levels, as well as the mix of staff, and therefore impact total costs and expenses. The decrease in general and administrative expenses of $14.1 million during the six months ended June 30, 2002 as compared to the six months ended June 30, 2001 resulted mainly from our continued efforts to reduce overhead costs. Rent expense decreased approximately $8.4 million to $22.9 million for the six months ended June 30, 2002 as compared to $31.3 million for the six months ended June 30, 2001. The decrease was primarily a result of the divestiture of facilities and renegotiation of certain leases during the past twelve months. These decreases were partially offset by an increase in provision for bad debts of $18.0 million, which primarily resulted from a re-evaluation of our allowance for doubtful accounts triggered by deterioration in the agings of certain categories of receivables related to facilities which have been divested.

         REORGANIZATION ITEMS. Reorganization items, which consist of income, expenses and other gains and losses incurred as a result of the bankruptcy filings, increased to an approximately $1,394 million gain for the six months ended June 30, 2002 from a $21.4 million loss for the six months ended June 30, 2001. During the six months ended June 30, 2002, we recorded a gain of approximately $1,230 million from the restructuring of our debt in accordance with our Joint Plan. In addition, we recorded a gain on fresh-start valuation adjustments of approximately $253.9 million to reflect adjustments to record property and equipment and identifiable intangible assets at their fair values.

         DISCONTINUED OPERATIONS. The results of the APS Division were classified as a discontinued operation in accordance with accounting principles generally accepted in the United States. During the six months ended June 30, 2002, we recorded a gain on the sale of the APS Division of approximately $29.1 million. Loss from operations of discontinued pharmacy operations was approximately $0.8 million for the six months ended June 30, 2001.

THREE-MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2001 AND THE FISCAL YEARS ENDED SEPTEMBER 30, 2001, 2000 AND 1999.

         RESULTS OF OPERATIONS. Net revenues for nursing home services accounted for $429.5 million, or 93.7%, of our $458.2 million total net revenues for the three-month transition period ended December 31, 2001. Net revenues for nursing home services accounted for $1,759.9 million, or 94.0%, $1,768.7 million, or 94.1%, and $1,697.0 million, or 85.2%, of our $1,872.1 million, $1,879.3 million and $1,990.9 million total net revenues for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. The decrease in revenue and change in revenue mix after 1999 was due to the closure of our therapy division and the decrease in revenue in our pharmacy division. Revenues for nursing home services are derived from the provision of routine and ancillary services and are a function of occupancy rates and payor mix. The following table illustrates operating data for our SNFs as of the dates indicated.



                                                  THREE MONTHS
                                               ENDED DECEMBER 31,           FISCAL YEAR ENDED SEPTEMBER 30,
                                              ---------------------       ------------------------------------
                                                2001          2000          2001           2000          1999
                                              -------       -------       -------        -------       -------
Total average residents...................     32,638        36,945        35,047         39,099        40,389
Weighted average licensed beds available       36,876        42,652        40,105         45,389        47,267
   for use................................
Weighted average occupancy................     88.5%         86.6%          87.4%         86.1%         85.4%

         The table below illustrates the approximate percentage of our net patient revenues derived from the various sources of payment for the periods indicated.


                                                  THREE MONTHS
                                               ENDED DECEMBER 31,            FISCAL YEAR ENDED SEPTEMBER 30,
                                              ---------------------       ------------------------------------
                                                2001          2000          2001           2000          1999
                                              -------       -------       -------        -------       -------
Medicaid..................................     48.9%         50.7%          49.3%         50.9%         46.9%
Medicare..................................     33.0%         27.7%          30.2%         27.4%         27.5%
Private and other.........................     18.1%         21.6%          20.5%         21.7%         25.6%


THREE MONTHS ENDED DECEMBER 31, 2001 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 2000.

         NET REVENUES. Net revenues totaled $458.2 million for the three months ended December 31, 2001, a decrease of $12.2 million, or 2.6%, as compared to three months ended December 31, 2000. Although net revenues for nursing home services experienced a decrease of approximately $13.7 million, or 3.1%, net revenues of our SNFs, excluding divested facilities, increased by 7.2%, or $28.6 million. The increase resulted from numerous factors, including a 5.2% increase in Medicare reimbursement rates in connection with the legislative relief provided by the BBRA and BIPA, which mitigated the year over year phase-in effect of PPS. In addition, average per diem rates for Medicaid reimbursement increased 5.3% in the three months ended December 31, 2001 as compared to the three months ended December 31, 2000. These increases were offset by a decrease in revenues of approximately $34.7 million due to the impact of the divestiture of facilities during three months ended December 31, 2001 as well as during fiscal year 2001.

         OPERATING INCOME. Operating income decreased from $19.7 million in the three months ended December 31, 2000 to $17.5 million in the three months ended December 31, 2001. The approximately $2.2 million decrease was attributable to a decrease in total revenues of $12.2 million described above, partially offset by a decrease in total costs and expenses of $10.1 million for the three months ended December 31, 2001 as compared to the three months ended December 31, 2000. The decrease in total costs and expenses was primarily attributable to decreases in salaries, wages and benefits of $8.3 million, general and administrative expenses of $5.1 million and rent expense of $5.8 million. Salaries, wages and benefits, which comprised 63.8% and 64.2% of total costs and expenses for the three months ended December 31, 2001 and 2000, respectively, decreased by $8.3 million primarily as a result of the impact of facilities divested during the three months ended December 31, 2001 as well as during fiscal year 2001. The decrease in salaries, wages and benefits resulting from the divestitures was partially offset by an increase in wages. Federal, state and local regulations impose, depending on the services provided, regulatory standards for the type, quality and level of personnel required to provide care or services. These regulatory requirements had an impact on staffing levels, as well as the mix of staff and therefore impact total costs and expenses.

         COSTS AND EXPENSES. The decrease in general and administrative expenses of $5.1 million during the three months ended December 31, 2001 as compared to the three months ended December 31, 2000 resulted mainly from our continued efforts to reduce overhead costs. The decrease in rent expense from $17.9 million for the three months ended December 31, 2000 to $12.1 million for the three months ended December 31, 2001 was primarily a result of the divestiture of facilities during the three months ended December 31, 2001 as well as during fiscal year 2001. The decreases in these costs were partially offset by an increase in ancillary services expenses of $4.7 million, which was affected by the level of service provided and patient acuity.

         Interest expense totaled $3.5 million for the three months ended December 31, 2001 as compared to $3.2 million for the three months ended December 31, 2000. We discontinued accruing interest relating to our debt facilities currently classified as liabilities subject to compromise in accordance with SOP 90-7. Contractual interest for the three months ended December 31, 2001 was $43.5 million, which is $40.0 million in excess of interest expense included in our consolidated financial statements appearing elsewhere in this prospectus.

         REORGANIZATION ITEMS. Reorganization items, which consisted of income, expenses and other costs directly related to our reorganization since the Petition Date, increased approximately $5.1 million from $8.1 million for the three months ended December 31, 2000 to $13.2 million for the three months ended December 31, 2001. The increase was primarily attributable to an increase of $8.5 million for professional fees incurred in connection with the various aspects of the chapter 11 cases, including filing of the disclosure statement and Joint Plan. The increase in reorganization items resulting from an increase in professional fees for the three months ended December 31, 2001 as compared to the three months ended December 31, 2000 was partially offset by net gains realized on divestitures during the three months ended December 31, 2001 of $1.7 million as compared to net losses realized on divestitures during the three months ended December 31, 2000 of $2.8 million.

         DISCONTINUED OPERATIONS. The results of the APS Division were classified as a discontinued operation in accordance with accounting principles generally accepted in the United States. Income from operations of our APS Division increased from $0.4 million for the three months ended December 31, 2000 to $0.9 million for the three months ended December 31, 2001. Revenues of the APS Division increased by $9.1 million from $53.8 million for the three months ended December 31, 2000 to $62.9 million for the three months ended December 31, 2001, which was primarily attributable to an increase in the number of beds served as well as increased sales to new and existing customers. Total costs and expenses increased $8.3 million from $53.3 million for the three months ended December 31, 2000 to $61.6 million for the three months ended December 31, 2001, primarily as a result of an increase of $7.6 million in ancillary service expense, which was affected by the level of service provided and patient acuity.

FISCAL YEAR 2001 COMPARED TO FISCAL YEAR 2000.

         NET REVENUES. Net revenues totaled $1,872.1 million for fiscal year 2001, a decrease of $7.2 million, or 0.4%, as compared to fiscal year 2000. Although net revenues for nursing home services decreased by $8.8 million, or 0.5%, net revenues of our SNFs, excluding the divested facilities, increased by 9.2%, or approximately $139.9 million. The increase resulted from many factors, including a 4.8% increase in Medicare reimbursement rates in connection with the legislative relief provided by the BBRA and BIPA, which mitigated the year over year phase-in effect of PPS. In addition, average per diem rates for Medicaid reimbursement increased 7.4% in fiscal year 2001 as compared to fiscal year 2000. This increase was offset by a decrease in revenues of $149.4 million due to the impact of the divestiture of approximately 44 SNFs during fiscal year 2001 and 28 SNFs during fiscal year 2000.

         OPERATING INCOME (LOSS). Operating income (loss), which includes impairment of long-lived assets of $19.4 million, other expenses of $8.6 million and loss on disposal of assets of $3.7 million for fiscal year 2000, increased from an operating loss of $6.6 million in fiscal 2000 to operating income of $8.5 million in fiscal 2001. Total costs and expenses, excluding impairment of long lived assets, other expenses and loss on disposal of assets, or Operating Costs, increased $9.5 million from $1,854.2 million for fiscal year 2000 to $1,863.7 million for fiscal year 2001.

         COSTS AND EXPENSES. Operating Costs for fiscal year 2001 included a charge of approximately $33.4 million primarily relating to the settlement of qui tam actions included in the Global Settlement, which is discussed elsewhere in this prospectus. In addition, ancillary service expenses increased $22.6 million, or 25.3%, from $89.5 million for fiscal year 2000 to $112.1 million for fiscal year 2001. The cost of ancillary services, which includes pharmaceuticals, was affected by the level of service provided and patient acuity. Insurance expense, which includes the cost of premiums for risks insured through third party carriers and loss provisions for self insured retention and deductibles, also increased $14.1 million, or 13.5%, for fiscal year 2001 as compared to fiscal year 2000. The increase in insurance expense related to an increase in premium costs and increased loss provision for incurred but not reported losses, primarily related to the state of Florida. The increases within Operating Costs were offset by decreases in salaries, wages and benefits of approximately $19.0 million, rent expense of $17.9 million, and general and administrative expenses of $15.3 million, or 7.3% of Operating Costs. Salaries, wages and benefits, which comprised 61.5% and 62.8% of Operating Costs of fiscal year 2001 and 2000, respectively, decreased primarily as a result of the divestiture of approximately 72 SNFs during fiscal years 2001 and 2000. The decrease from the divestitures was partially offset by an increase in wages. Federal, state and local regulations imposed, depending on the services provided, regulatory standards for the type, quality and level of personnel required to provide care or services. These regulatory requirements had an impact on staffing levels, as well as the mix of staff and therefore impact total costs and expenses. The decrease in rent expense from $80.6 million for fiscal year 2000 to $62.8 million for fiscal year 2001 was primarily a result of the divestiture of facilities during both of the fiscal years. General and administrative expenses decreased during fiscal year 2001 as compared to fiscal year 2000 mainly as a result of our continued efforts to reduce overhead costs.

         Interest expense totaled $5.2 million for fiscal year 2001 as compared to $71.9 million for fiscal 2000. The decrease was due to the fact that since the Petition Date, we discontinued accruing interest relating to our debt facilities currently classified as liabilities subject to compromise in accordance with SOP 90-7. Contractual interest for the fiscal years ended September 30, 2001 and 2000 was $201.1 million and $238.8 million, respectively, which was $195.9 million and $167.0 million in excess of interest expense included in our consolidated financial statements appearing elsewhere in this prospectus.

         REORGANIZATION ITEMS. Reorganization items, which consisted of income, expenses and other costs directly related to our reorganization since the Petition Date, increased approximately $36.9 million from $10.8 million in fiscal year 2000 to $47.7 million in fiscal year 2001. The increase was attributable to an increase of $14.1 million for professional fees incurred in connection with our chapter 11 cases and an increase of $9.6 million for other reorganization costs, which primarily related to employee retention and severance, due to the impact of the facilities divested during fiscal year 2001. In addition, net gain on divestiture included in reorganization items decreased from $14.7 million to a net loss on divestiture of $1.5 million for fiscal year 2000 and 2001, respectively. During fiscal year 2000, we realized a net gain of approximately $11.1 million due to a settlement agreement reached with Senior Housing Properties Trust primarily related to the leasing of twenty-two of our facilities.

         DISCONTINUED OPERATIONS. The results of the APS Division had been classified as a discontinued operation in accordance with accounting principles generally accepted in the United States. Income from operations of discontinued pharmacy operations increased from a loss of $2.7 million for fiscal year 2000 to income of $0.7 million for fiscal year 2001. Revenues of the APS Division decreased by $22.7 million for fiscal year 2001 as compared to fiscal year 2000. The decrease was primarily attributable to a reduction in the number of beds served as well as decreased sales to new and existing customers. Total costs and expenses decreased $28.4 million primarily as a result of a decrease of $15.9 million in ancillary service expense, which is affected by the level of service provided and patient acuity, and a decrease in salaries, wages and benefits of $15.9 million.

FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999.

         NET REVENUES. Net revenues totaled $1,879.3 million for fiscal year 2000, a decrease of $111.6 million as compared to fiscal year 1999. Net revenues decreased by $286.6 million primarily as a result of the termination of all contracts to provide therapy services effective May 31, 1999 and the divestiture or closure of our outpatient rehabilitation clinics, hospital rehabilitation management contract business and substantially all home health operations during fiscal year 1999. This decrease was offset by an increase in nursing home services of $175.0 million, which is a result of a change in the payor mix year over year and increased average per diem rates from Medicaid. In addition, during fiscal year 1999, we recorded $122.0 million of adjustments to reduce the estimated amount due from third-party payors, which included $39.3 million to reduce the estimated amount receivable from cost reports filed, remaining open or settled during the year. The remaining $82.7 million of adjustments was recorded to reflect amounts due to the Medicare program for previously received reimbursement and to reduce the estimated amount receivable from all Medicare cost report appeal items, primarily pertaining to related party adjustments asserted by the fiscal intermediaries through the reopening of certain Mariner Health Group cost reports, primarily for 1995 and 1996. During fiscal year 2000, we divested approximately 29 owned, leased or managed skilled nursing facilities, which resulted in a decrease in net revenues of approximately $33.7 million.

         COSTS AND EXPENSES. Operating Costs decreased approximately $380.5 million, or 17.0%, to $1,854.2 million for fiscal year 2000 as compared to fiscal year 1999. These costs and expenses primarily consist of salaries, wages and employee benefits, which represented approximately $1,165.0 million, or 62.8%, of the total for fiscal year 2000 as compared to $1,210.4 million, or 54.2%, of the total for fiscal year 1999. Federal, state and local regulations imposed, depending on the services provided, a variety of regulatory standards for the type, quality and level of personnel required to provide care or services. These regulatory requirements had an impact on staffing levels, as well as the mix of staff and therefore impact total costs and expenses. The cost of ancillary services, which included pharmaceuticals, was also affected by the level of service provided and patient acuity. Ancillary services decreased approximately $129.8 million, or 59.2%, primarily due to the result of the implementation of PPS and the insourcing of previously outsourced contract rehabilitation therapists. General and administrative expenses decreased approximately $63.6 million, or 23.4%, to $208.2 million for fiscal year 2000 as compared to fiscal year 1999, mainly as a result of our continued efforts to reduce overhead costs.

         Rent expense totaled $80.6 million for fiscal year 2000, a decrease of $18.2 million, or 18.4%, as compared to fiscal year 1999. In addition, depreciation and amortization expense totaled $49.2 million for fiscal year 2000, a decrease of $58.3 million, or 54.2%. These decreases were primarily a result of the impact of the businesses we divested, the write-down of our long-lived assets during fiscal year 1999 and the divestiture of facilities during fiscal years 2000 and 1999.

         Provision for bad debts totaled $30.2 million for fiscal year 2000, a decrease of $73.3 million as compared to fiscal year 1999. The decrease primarily relates to an increased provision for bad debts in fiscal year 1999. The increase in fiscal year 1999 was primarily due to the effects of the implementation of PPS, which reduced the cash flows of the therapy operations' customers, resulting in an increased aging and uncollectible accounts receivable. In addition, our accounts receivable continued to deteriorate during the year due to the multiple complexities involved with the change to PPS billing, system conversions and consolidation and turnover of facility-level billing and collection personnel.

         In the fourth quarter of fiscal year 2000, we recorded a non-cash charge related to the impairment of certain long-lived assets as required by our accounting policy, which follows the guidelines of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," or SFAS 121. Under SFAS 121, an impairment loss is recognized when indicators of impairment are present and the sum of the expected undiscounted cash flows are not sufficient to recover the asset's carrying amount. The difference between the carrying amount of the long-lived assets being evaluated and the estimated fair value of the assets represents the impairment loss. Fair value is based on market prices where available, estimates of market value or determinations using various valuation techniques, including anticipated future cash flows discounted at rates commensurate with the risks involved. This analysis resulted in the identification and measurement of an impairment loss of approximately $19.4 million during fiscal year 2000 relating principally to SNFs with cash flow losses or where projected cash flows were not sufficient to recover the carrying amount of their goodwill and property and equipment. The impairment loss was comprised of $12.1 million of goodwill and $7.3 million of property and equipment.

         Other expenses totaled approximately $8.6 million for fiscal year 2000 and included approximately $5.5 million of costs incurred to outside professionals related to our defaults in connection with our indebtedness prior to the Petition Date, approximately $2.8 million of costs incurred related to the closure of our therapy business and $0.3 million of other expenses. Other expenses totaled approximately $61.9 million for fiscal year 1999 and included approximately $15.6 million of costs related to our merger with Mariner Health Group, approximately $15.1 million of costs incurred to outside professionals related to our defaults in connection with our indebtedness and approximately $31.2 million of other expenses.

         Loss on disposal of assets totaled $3.7 million during fiscal year 2000, which included a net loss of approximately $2.7 million as a result of our disposition of our remaining home health operations. Loss on disposal of assets totaled $242.7 million during fiscal year 1999, which primarily reflected the termination of contracts to provide therapy services and the closure of the therapy business effective May 31, 1999. We also recorded a loss on disposal of $2.5 million resulting from the sale of the assets of our outpatient rehabilitation clinics and $4.9 million resulting from the sale of the hospital rehabilitation management contract business.

         Interest expense totaled $71.9 million for fiscal year 2000, a decrease of $132.3 million as compared fiscal year 1999. The decrease was due to the fact that we discontinued accruing interest relating to our debt facilities currently classified as liabilities subject to compromise since the Petition Date in accordance with SOP 90-7. Contractual interest for fiscal year 2000 was $238.9 million, which is $167.0 million in excess of interest expense included in our consolidated financial statements for fiscal year 2000.

         REORGANIZATION ITEMS. Reorganization items totaled $10.8 million for fiscal year 2000. Reorganization items consisted of income, expenses and other costs directly related to our reorganization since the Petition Date.

         DISCONTINUED OPERATIONS. The results of the APS Division had been classified as a discontinued operation. Income from operations of discontinued pharmacy operations increased from a loss of $160.3 million for fiscal year 1999 to a loss of $2.7 million for fiscal 2000. Revenues of the APS Division decreased by $43.3 million for fiscal year 2000 as compared to fiscal year 1999. The majority of the decrease was attributable to a reduction in the number of beds served as well as lower revenues attributable to the loss of a contract to provide respiratory services to a major customer. The remaining decrease was principally attributable to lower per unit pricing charged to customers as a result of PPS. Total costs and expenses of the APS Division, excluding a charge for impairment of long-lived assets of $120.8 million in fiscal 1999, decreased $78.8 million. The decreases were primarily as a result of decreases in ancillary services of $23.5 million and provision for bad debts of $26.8 million.

         LIQUIDITY AND CAPITAL RESOURCES.


                                                             PAYMENTS DUE BY PERIOD
                             ----------------------------------------------------------------------------------
                                 TOTAL       LESS THAN 1 YEAR     1-3 YEARS      4-5 YEARS        AFTER 5 YEARS
                             -------------   -----------------   ------------    ------------    --------------
Contractual obligations:
  Long-term debt
   Term loans...........     $     211,470   $       2,107       $      4,151    $      4,068    $    201,144
   Second priority notes           150,000             ---                ---             ---         150,000
   Non-recourse
    indebtedness
    of subsidiary.......            59,688             ---                ---             ---          59,688
   Mortgage notes
     payable............            11,767             422                330             393          10,622
   Capital leases.......            56,446           3,623             32,665          12,601           7,557
  Operating leases......           205,053          35,759             57,629          37,972          73,693
  Other.................             2,121             139                246             178           1,558
                             -------------   -------------       ------------    ------------    ------------
                             $     696,545   $      42,050       $     95,021    $     55,212    $    504,262
                             =============   =============       ============    ============    ============

                                                     AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                               ----------------------------------------------------------------------------------
                                   TOTAL       LESS THAN 1 YEAR      1-3 YEARS      4-5 YEARS      AFTER 5 YEARS
                               -------------   -----------------   ------------    ------------    --------------
Commercial commitments:
  Letters of Credit (1)...     $      29,119   $      29,119       $        ---    $        ---    $        ---
  Guarantees..............             5,100             ---                ---             ---           5,100
                               -------------   -------------       ------------    ------------    ------------
                               $      34,219   $      29,119       $        ---    $        ---    $      5,100
                               =============   =============       ============    ============    ============

------------------------
(1) Includes letters of credit collateralized with approximately $21.5 million in cash.


         WORKING CAPITAL AND CASH FLOWS. At June 30, 2002, we had working capital of $101.1 million and cash and cash equivalents of $92.2 million as compared to working capital of $347.6 million and cash and cash equivalents of $213.7 million at December 30, 2001. For the two months ended June 30, 2002, net cash provided by operating activities of continuing operations before reorganization items was approximately $18.3 million. Net cash provided by operating activities of continuing operations before reorganization items was approximately $38.5 million for the four months ended April 30, 2002. For the six months ended June 30, 2001, net cash provided by operating activities of continuing operations before reorganization items was approximately $66.0 million.

         Capital expenditures were approximately $5.9 million for the two months ended June 30, 2002, $27.6 million for the four months ended April 30 and $8.4 million for the six months ended June 30, 2001, all of which were financed through internally generated funds. Capital expenditures for the four months ended April 30, 2002 included approximately $15.2 million related to certain facilities that were damaged by floods. Our operations require capital expenditures for renovations of existing facilities in order to continue to meet regulatory requirements, to upgrade facilities for the treatment of subacute patients and accommodate the addition of specialty medical services and to improve the physical appearance of our facilities for marketing purposes. In addition, there are capital expenditures required for completion of certain existing facility expansions and new construction projects in process, as well as supporting non-nursing home operations. We expect planned capital expenditures for the twelve months ending December 31, 2002 to approximate $50.0 million.

         During the four months ended April 30, 2002, we received net proceeds from the disposition of assets of approximately $92.4 million, which primarily related to the sale of the APS Division. During the six months ended June 30, 2001, we received net proceeds from the disposition of assets of approximately $4.2 million. The majority of the cash from the disposition of assets was used for repayments against our prepetition senior credit facilities as adequate protection payments.

         During the two months ended June 30, 2002, we made aggregate principal repayments of long-term debt of approximately $1.3 million. During the four months ended April 30, 2002 we made aggregate principal repayments of long-term debt of approximately $386.9 million of which approximately $287.4 million was paid to the principal lenders under our prepetition senior credit facilities in connection with the consummation of the Joint Plan. In connection with our emergence from bankruptcy, we made borrowings of $212.0 million under our new Senior Credit Facility. During the six months ended June 30, 2001, we made aggregate principal repayments of long-term debt of approximately $17.0 million.

         Although we are still in the process of determining the impact that the Medicare Reimbursement Cliff will have on our cash flows, we believe that our cash flows from operations, along with available borrowings under the Senior Credit Facility, will be sufficient to meet our operational liquidity needs for the next twelve months. Because we are currently unable to determine the full impact of the Medicare Reimbursement Cliff, it is possible that it may become more difficult for us to comply with some of the covenants contained in our existing debt obligations. If necessary, we will seek waivers of these covenants or amendments to the applicable debt obligations so that we continue to remain in compliance after accounting for the full impact of the Medicare Reimbursement Cliff. We cannot provide any assurance that we will be able to obtain any amendment or waiver on commercially reasonable terms, if at all.

CAPITAL RESOURCES.

         SENIOR CREDIT FACILITY. Outstanding loans under the Senior Credit Facility bear interest, at our election, using either a base rate or eurodollar rate, plus an applicable margin which ranges from 1.25%-2.25% for base rate loans and 2.25%-3.25% for eurodollar rate loans. The applicable margins for loans under the Revolving Credit Facility are subject to adjustment in the future beyond this range in accordance with a performance-based grid. The Senior Credit Facility is guaranteed by substantially all of our subsidiaries and is secured by liens and security interests on substantially all of our real property and personal property assets. The Senior Credit Facility restricts our ability to borrow funds in the event we maintain a cash balance of $25.0 million and also requires us to maintain compliance with certain financial and non-financial covenants, including minimum fixed charge coverage ratios, minimum consolidated adjusted EBITDA (as defined in the Senior Credit Facility), maximum total leverage and senior leverage ratios, as well as maximum capital expenditures.

         Borrowings under the Revolving Credit Facility may be used for general corporate purposes, including working capital and permitted acquisitions. Usage under the Revolving Credit Facility, which matures on May 13, 2007, is subject to a borrowing base based upon both a percentage of our eligible accounts receivable and a percentage of the real property collateral value of substantially all of our SNFs. No borrowings were outstanding under the Revolving Credit Facility as of June 30, 2002; however, approximately $8.7 million of letters of credit issued under the Revolving Credit Facility were outstanding on that date. As a result of the issuance of additional replacement and other letters of credit subsequent to June 30, 2002, there were approximately $22.6 million in letters of credit issued under the Revolving Credit Facility as of September 30, 2002.

         Borrowings under the Term Loans were used to fund our obligations under the Joint Plan and to pay in cash all or a portion of certain claims of prepetition senior credit facility lenders and mortgage lenders. At June 30, 2002, the interest rate on the Term Loans was 5.125%. The Term Loans amortize in quarterly installments at a rate of 1% per year, payable on the last day of each fiscal quarter beginning June 30, 2002, and mature on May 13, 2008. The Term Loans can be prepaid at our option without penalty or premium. In addition, the Term Loans are subject to mandatory prepayment: (i) from the proceeds of certain asset sales which are not used within 180 days of receipt to acquire long-term useful assets of the general type used in our business; (ii) from the proceeds of certain casualty insurance and condemnation awards, the proceeds of which are not used within 360 days of receipt for the repair, restoration or replacement of the applicable assets or for the purchase of other long-term useful assets of the general type used in our business; and (iii) from the proceeds of the issuance of certain equity securities and certain debt. The Term Loans are also subject to annual mandatory prepayment to the extent of 75% of our consolidated excess cash flow.

         The Senior Credit Facility has been amended to, among other things, extend to February 13, 2003 the deadline for us to cause the interest rates on at least 50% of our total funded debt to be effectively fixed, whether through interest rate protection agreements or otherwise.

         SECOND PRIORITY NOTES. The Second Priority Notes bear interest at a 3-month LIBOR, adjusted quarterly, plus 550 basis points. At June 30, 2002, the interest rate payable under the Second Priority Notes was 7.44%. The Second Priority Notes mature on May 13, 2009, and are subject to redemption without premium or penalty at any time, at our option. The Indenture covering these notes includes affirmative and negative covenants customary for similar financings, including, without limitation, restrictions on additional indebtedness, liens, restricted payments, investments, asset sales, affiliate transactions and the creation of unrestricted subsidiaries. These obligations are secured by liens and security interests in the same collateral as that pledged to secure the Senior Credit Facility. However, the liens and security interests benefiting the Second Priority Note holders and trustee rank immediately junior in priority behind the liens and security interests securing the Senior Credit Facility.

         OTHER LETTERS OF CREDIT. As of June 30, 2002, we had outstanding approximately $20.4 million in letters of credit issued under our pre-Effective Date credit facilities and secured by approximately $21.5 million of cash collateral. Due to the subsequent replacement and surrender of certain of those letters of credit, the aggregate amount outstanding as of October 4, 2002 had decreased to approximately $3.0 million, and the amount of the related cash collateral to approximately $3.2 million.

         NON-RECOURSE INDEBTEDNESS OF UNRESTRICTED SUBSIDIARY. One of our wholly owned subsidiaries, Professional Health Care Management, Inc., or PHCMI, is the borrower under an approximately $59.7 million mortgage loan from Omega Healthcare Investors, Inc., or Omega, that was restructured as part of the chapter 11 cases. The loan, or the Omega Loan, bears interest at a rate of 11.57% per annum, is guaranteed by all the subsidiaries of PHCMI and is secured by liens and security interests on all or substantially all of the real property and personal property of PHCMI and its subsidiaries, or the PHCMI Entities, including nine SNFs located in Michigan and three others in North Carolina, or the Omega Facilities. Omega is also entitled to receive an annual amendment fee equal to 25% of the free cash flow from the Omega Facilities. The Omega Loan provides for interest only payments until its scheduled maturity on August 31, 2010. The maturity date of the Omega Loan may be extended at PHCMI's option until August 31, 2021. Prior to maturity, the Omega Loan is not subject to prepayment at the option of PHCMI except (a) between February 1, 2005 and July 31, 2005, at 103% of par, and (b) within six months prior to the scheduled maturity date, at par, in each case plus accrued and unpaid interest.

         The Omega Loan constitutes non-recourse indebtedness to the rest of the legal entities of Mariner excluding PHCMI, or the MHC Entities. None of the MHC Entities have guaranteed the Omega Loan or pledged assets to secure the Omega Loan, other than the pledge of PHCMI's issued and outstanding capital stock. In addition, none of the PHCMI Entities have guaranteed either the Senior Credit Facility or theSenior Secured Notes, nor have they pledged their assets for that indebtedness. The Omega Loan restricts the extent to which PHCMI can incur other indebtedness, including intercompany indebtedness from PHCMI's shareholders.

OTHER FACTORS AFFECTING LIQUIDITY AND CAPITAL RESOURCES.

         We are currently receiving a lower rate of Medicare reimbursement for services provided on or after October 1, 2002 than we did before that date. The remaining increases in Medicare reimbursement for high-acuity patients provided for under the BBRA and BIPA are expected to terminate when CMS implements a RUG refinement to more accurately predict the cost of non-therapy ancillary services, which is currently scheduled to be implemented sometime after fiscal year 2003. While the U.S. House of Representatives approved legislation in June 2002 to provide temporary increases in the SNF nursing component in 2003 through 2005 and a temporary increase in payments for residents with AIDS, the U.S. Senate has not acted on this legislation to date. Unless additional legislative action is undertaken by Congress to restore the Medicare payments, the loss of revenues associated with these occurrences is expected to have a material adverse effect on us. We preliminarily estimate that these occurrences will result in a loss of revenue of approximately $10.0 million in the last three months of 2002 and $40.0 million in fiscal year 2003. While we are hopeful that Congress will act in a timely fashion, no assurances can be given as to whether Congress will take action, the timing of any action or the form of any relief enacted. The impact, and expected continued impact, of the Medicare Reimbursement Cliff is expected to materially adversely affect our cash flows for the indefinite future. A more complete discussion of the expected impact of the Medicare Reimbursement Cliff is contained in "Risk Factors" and "Capital Resources" above.

         We are also reimbursed for services, such as rehabilitation therapy services, provided to Medicare SNF patients under the Medicare Part B benefit. The BBA also revised the reimbursement methodology for therapy services under Medicare Part B and set a maximum per beneficiary amount, or limit, of $1,500 per provider for physical therapy and speech pathology combined, and another limit of $1,500 for occupational therapy. A subsequent moratorium on the therapy limitation is expected to expire at the end of calendar year 2002, although the House of Representatives approved a bill in June 2002 to extend the moratorium through calendar year 2004. This legislation has not yet been considered by the Senate. In the event the Senate fails to act in a timely manner, the reinstatement of limits on reimbursement for therapy would have an adverse effect on our business.

         Due to a decrease in the number of people entering the nursing profession and an increased demand for nurses in the healthcare industry, we have experienced a significant increase in our labor costs over the course of the last year in certain markets in which we plan to continue operations. While this has not yet had a material adverse effect on our operations, there can be no assurance that further increases in nursing staff wages will not have such an effect in the future. We have also experienced increased staffing requirements in order to maintain compliance with various Medicare and Medicaid programs. We anticipate that the nursing staff shortage will accelerate, especially in light of a demographic review indicating that a significant percentage of people engaged in the nursing profession are nearing retirement age with no significant group of younger nursing staff candidates to fill anticipated vacancies.

         We have experienced an increasing trend in the number and severity of litigation and claims asserted against us. We also believe that there has been, and will continue to be, an increase in governmental investigatory activity of long-term care providers, particularly in the area of false claims. While we believe that we provide quality care to the patients in our facilities and materially comply with all applicable regulatory requirements, an adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on us.

         Insurance costs in the long-term care industry for PL/GL, particularly in Florida and Texas where we maintain significant operations, continue to rise. Insurance markets have responded to the significant increase in the frequency and severity of claims by severely restricting the availability of long-term care PL/GL insurance. As a result, fewer companies are engaged in insuring long-term care companies, and those that do offer insurance coverage do so at a very high cost. We anticipate that these trends will continue, and that PL/GL costs will continue to increase. These increases have already had an adverse effect on our operations. No assurance can be given that our PL/GL costs will not continue to rise, or that PL/GL insurance will be available to us in the future.

         We currently purchase excess liability insurance only and maintain an unaggregated $1.0 million self-insured retention per claim in all states except Colorado, where we maintain first dollar coverage. Prior to July 31, 1999, our liability insurance policies included aggregated stop loss features limiting our out-of-pocket exposure. With stop loss insurance unavailable to us, the expected direct costs have continued to increase. This increased exposure is expected to have a delayed negative effect on our operating cash flow as claims develop over the next several years.

         We currently maintain two captive insurance subsidiaries to provide for reinsurance obligations under workers' compensation, PL/GL and automobile liability for losses that occurred prior to April 1, 1998. These obligations are funded with long-term, fixed income, investments which are not available to satisfy our other obligations.

         Additionally, we currently "self-insure" the first $500,000 of each workers' compensation claim. Because we are self-insured, there is not a limit on the maximum number of claims or amount for which we can be liable in any period. Although we base our loss estimates on annual actuarial analyses, we may not be able to accurately predict the number or value of workers' compensation losses we incur. In the event our actual liability exceeds our estimate for any given period, our results of operations and financial condition could be materially adversely impacted.

         We have recently hired additional personnel as we continue to implement our revised business plan in connection with our emergence from bankruptcy. This, combined with rising costs of employee benefits generally, is expected to result in an increase in employee benefit costs in fiscal year 2003. We preliminarily estimate that these increases in benefit costs will result in an additional $14.0 million expense to us in fiscal year 2003.

         We also have significant rent obligations relating to our leased facilities. Total rent expense was approximately $7.3 million, $15.6 million and $31.3 million for the two months ended June 30, 2002, four months ended April 30, 2002 and six months ended June 30, 2001, respectively. We estimate rent expense to be approximately $45.0 million for the twelve months ending December 31, 2002.

         In connection with the Joint Plan, we have undertaken a corporate restructuring that will result in certain of our SNFs becoming subject to applicable state and federal change of ownership, or CHOW, rules that may have the effect of stopping or delaying the payment of amounts owed to us in respect of the provision of services to Medicare and Medicaid patients. Although we do not believe that the application of CHOW rules will result in a material adverse effect on our cash flows, financial performance or results of operations, no assurances can be made in this regard.

SEASONALITY

         Our revenues and operating income generally fluctuate from quarter to quarter. This seasonality is related to a combination of factors, which include the timing of third-party payment rate changes, the number of work days in the period and seasonal census cycles.

IMPACT OF INFLATION

         The health care industry is labor intensive. Wages and other labor-related costs are especially sensitive to inflation. Increases in wages and other labor-related costs as a result of inflation or the increase in minimum wage requirements without a corresponding increase in Medicaid and Medicare reimbursement rates would adversely impact us. In some of our markets there is a labor shortage that could have an adverse effect upon our ability to attract or retain sufficient numbers of skilled and unskilled personnel at reasonable wages. Accordingly, rising wage rates have had an adverse effect on us in some of our markets.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The following discussion of our exposure to market risk has been prepared using assumptions considered reasonable in light of information currently available to us. Given the unpredictability of interest rates as well as other factors, actual results could differ materially from those projected.

         At June 30, 2002, our principal exposure to market risk related to changes in the eurodollar rate and LIBOR, which affects the interest paid on our variable rate borrowings and the fair value of our fixed rate borrowings.

         The following table provides information about our financial instruments that are sensitive to changes in interest rates, including principal cash flows and related weighted average interest rates by expected maturity for the periods indicated (dollars in thousands):

                                                              EXPECTED MATURITIES
                                          ------------------------------------------------------------            FAIR VALUE AT
                                          YEAR 1    YEAR 2     YEAR 3    YEAR 4    YEAR 5   THEREAFTER     TOTAL  JUNE 30, 2002
                                          ------    -------    ------    ------    ------   ----------   -------- -------------
         Liabilities:
         Long-term debt, including
          amounts due in one year:
           Fixed rate ................    $4,045    $23,077    $9,918    $9,121    $3,873    $ 77,867    $127,181   $127,901
           Average interest rate .....       9.1%       8.2%      8.1%      7.8%      7.4%        7.3%
           Variable rate .............    $2,107    $ 2,086    $2,065    $2,044    $2,024    $351,144    $361,470   $361,470

         The average interest rates on the variable rate portion of our financial instruments over the expected maturities described above varies. Outstanding loans under the Senior Credit Facility bear interest, at our election, using either a base rate or eurodollar rate, plus an applicable margin which ranges from 1.25%-2.25% for base rate loans and 2.25%-3.25% for eurodollar rate loans. The Second Priority Notes bear interest at a 3-month LIBOR, adjusted quarterly, plus 550 basis points.

                                    BUSINESS

GENERAL

         We are one of the largest providers of long-term health care services in the United States. We provide these services through the operation of SNFs and LTACs. As of June 30, 2002, we operated approximately 300 owned or leased SNFs in 23 states, including 9 stand alone assisted living facilities, with approximately 36,000 licensed beds and 13 LTACs in four states with approximately 670 licensed beds. As of June 30, 2002, we owned approximately 200 of our facilities. We have significant facility concentrations in five states and several metropolitan markets.

         Inpatient services provided at our SNFs are our primary service offering and during the six months ended June 30, 2002, accounted for over 93.7% of our revenues. Through our SNFs, we provide 24-hour care to patients requiring skilled nursing services, including assistance with activities of daily living, or ADL, therapy and rehabilitation services. Our LTACs accommodate the relatively high acuity needs of patients discharged from short-term, acute-care hospitals when the patients' condition warrants more intensive care than can be provided in a typical nursing facility.

         On the Petition Date, we filed voluntary petitions under chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court. In connection with our emergence from bankruptcy, our Joint Plan was confirmed on April 3, 2002 and was effective on May 13, 2002.

INDUSTRY OVERVIEW

         We compete in the long-term care industry. The long-term care industry includes companies that offer skilled nursing care, long-term home care services and other support services, primarily to elderly patients. Within the long-term care industry, we specifically focus on the United States nursing home market through the operation of our SNF and LTAC facilities. The demand for the services provided by long-term care facilities is expected to increase during the next decade due primarily to: (i) demographic trends; (ii) advances in medical technology prolonging the average life expectancy; and (iii) the impact of cost containment measures by government and private-pay sources resulting in higher acuity patients being transferred more quickly to less expensive care settings such as nursing homes.

         The long-term care industry is highly regulated and industry participants derive significant revenue from reimbursement under Medicare and Medicaid programs. In the past, the industry as a whole has been materially and adversely impacted by changes in Medicare and Medicaid reimbursement. However, while recent legislation has improved reimbursement rates in the near-term, future changes in Medicare and Medicaid policy are expected to continue to materially impact industry participants.

LONG-TERM CARE SERVICES

         Inpatient services provided through our SNFs constitute our primary service offering and during the six months ended June 30, 2002 accounted for 93.9% of our revenues. For the three month transition period ended December 31, 2001, inpatient services accounted for 93.7% of our revenues, and for the three fiscal years ended September 30, 2001, 2000 and 1999, they accounted for 94.0%, 94.1% and 85.2% of our revenues, respectively. Substantially all of our SNFs are certified for participation in the Medicare and Medicaid programs.

         Our inpatient SNFs provide 24-hour care to patients requiring access to skilled nursing or rehabilitation services. Substantially all patients in our inpatient facilities receive assistance with one or more ADL services, including feeding, bathing, dressing, eating, toileting, transportation and related services. In all facilities, inpatient care is provided by registered nurses, licensed practical nurses and certified nurses' aides under the supervision of a Director of Nursing. Each facility also contracts with a local licensed physician to serve as its Medical Director.

Our inpatient facilities provide a broad range of case management services over the course of treatment, including, as appropriate, ongoing medical evaluation, social service needs, specialty equipment requirements, outcomes measurement, discharge planning and arrangement for home care. These basic services are supplemented, in our Medicare-certified facilities, by rehabilitation services, including physical, occupational and speech therapies.

         In addition, we operate specialized units in a number of our SNFs that provide sub-acute care to patients with medically-complex conditions. Within these specialty units, trained staff members offer care for patients as an alternative to treatment in a more expensive acute care hospital setting. In addition to basic therapy services, these specialty units offer, among other things, enteral therapy, intravenous therapy, specialized wound management and ventilator, tracheotomy, cancer and HIV care. Through our inpatient division, we also offer specialized services in some of our facilities for residents with Alzheimer's disease.

         Included in the inpatient services division are our nine free-standing, assisted-living facilities that provide furnished rooms and suites designed for individuals who are either able to live independently within a sheltered community or who require minimal supervision. For assisted living residents, we provide basic ADL assistance combined with access to higher acuity settings should a resident's health condition dictate the need for more intensive services. Certain of our SNFs also include assisted living operations and apartment units located within or on the same campus as the SNF.

LONG-TERM ACUTE CARE HOSPITALS

         We own, lease or manage 13 LTACs encompassing approximately 670 licensed beds in four states. LTACs accommodate the relatively high-acuity clinical needs of patients discharged from a short-term acute-care hospital when the patients' condition warrants more intensive care than can be provided in a typical skilled nursing facility. Our LTACs generally are located in areas where we have a significant concentration of inpatient facilities to which an LTAC patient can be discharged as the patient's condition warrants.

PROPERTIES

         As of June 30, 2002, we operated an aggregate of 299 skilled nursing and assisted living facilities of which 203 were owned, which includes facilities that were owned or mortgaged as indicated in the columns below, and 96 of which were leased. As of June 30, 2002, we operated an aggregate of 13 LTACs of which one was owned, nine were subject to leases and three were managed for third parties. Our facilities that are leased are subject to long-term leases or subleases that require us, among other things, to fund all applicable capital expenditures, taxes, insurance and maintenance costs. Many of the leases contain renewal options to extend their terms. We consider our properties to be well maintained and in suitable condition for the conduct of our business.

         The following table provides information concerning the skilled nursing and assisted living facilities operated by us as of June 30, 2002.

                                             NUMBER OF FACILITIES
                            -----------------------------------------------------------                     NUMBER OF
STATE                       OWNED           LEASED        MORTGAGED      CAPITAL LEASES      TOTAL        LICENSED BEDS
-----                       -----           ------        ---------      --------------      -----        -------------
Alabama                        6             ---             ---                1               7               809
California                     8              22             ---              ---              30             3,528
Colorado                      26               2             ---                2              30             3,167
Connecticut                    1             ---               1              ---               2               250
Florida                       17               2               2                7              28             3,522
Georgia                        3               6             ---              ---               9             1,175
Illinois                       3               2               1              ---               6               656
Louisiana                      1               2             ---              ---               3               683
Maryland                      11               2             ---              ---              13             2,166
Massachusetts                  4             ---             ---              ---               4               449
Michigan                       1             ---               9              ---              10             1,326
Mississippi                    1              10             ---              ---              11             1,225
Nebraska                       7             ---             ---              ---               7               581
North Carolina                26               2               3              ---              31             3,973
Ohio                           1             ---             ---              ---               1                93
Pennsylvania                   2             ---             ---              ---               2               205
South Carolina                 3               9             ---              ---              12             1,549
Tennessee                      2               4             ---              ---               6               689
Texas                         52              20             ---                3              75             8,919
Virginia                       2             ---             ---              ---               2               166
West Virginia                  1             ---             ---              ---               1               186
Wisconsin                      5             ---             ---              ---               5               651
Wyoming                        4             ---             ---              ---               4               417
                             ---              --              --               --             ---            ------
Total                        187              83              16               13             299            36,385
                             ===              ==              ==               ==             ===            ======

         We calculate our aggregate occupancy percentages for all of our SNFs by dividing the total number of beds occupied by the total number of licensed beds available for use during the periods indicated. Licensed beds refer to the number of beds for which a license has been issued, which may vary in some instances from licensed beds available for use. The average occupancy rate for our SNFs was 88.1% for the six months ended June 30, 2002, 88.5% for the three month transition period ended December 31, 2001, and 87.4%, 86.1% and 85.4% for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. We do not believe there is a consistent industry standard as to how occupancy is measured; for this reason, this information may not be comparable among long-term care providers. Occupancy percentages should not be relied upon alone to determine the profitability of a facility. Other factors affecting profitability include the sources of payment, terms of reimbursement and the acuity level for each of the patients in such facilities.

         The following table provides information concerning the LTACs operated by us as of June 30, 2002.

                                        Number of Facilities
                           ------------------------------------------------         NUMBER OF
STATE                      OWNED         LEASED       MANAGED         TOTAL       LICENSED BEDS
-----                      -----         ------       -------         -----       -------------
Arizona                     --             1            --              1               21
Louisiana                    1             2            --              3              172
Ohio                        --            --             2              2               75
Texas                       --             6             1              7              402
                           ---           ---           ---             --              ---

Total                        1             9             3             13              670
                           ===           ===           ===             ==              ===

         The average occupancy rate for our LTACs was 83.4% for the six months ended June 30, 2002, 78.2% for the three month transition period ended December 31, 2001, and 82.0%, 79.9% and 68.0% for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

CUSTOMERS

         We receive payments for services rendered to patients from the federal government under Medicare, from the various states where we operate under Medicaid and from private and other payors. We classify payments from individuals who pay directly for services without governmental assistance through the Medicare or Medicaid programs as private pay revenue. The private pay classification also includes revenues from managed care companies, commercial insurers, health maintenance organizations, Veterans Administration contractual payments and payments for services provided under contract management programs. Managed care as a payor source to nursing home operators is expected to increase over the next several years. However, revenue from managed care payors does not constitute a significant portion of our revenue at this time.

         We have historically received, and expect to continue to receive, a majority of our revenue from federal and state governments and governmental entities. However, there are no individual customers or related groups of customers that account for a significant portion of our revenue. We do not expect that the loss of a single customer or group of related customers would have a material adverse effect on our business or revenues.

         Our revenues and profitability are affected by ongoing efforts of third-party payors to contain healthcare costs by limiting reimbursement rates, increasing case management review and negotiating reduced contract pricing. The federal Medicare program restricts coverage to patients who require skilled care, whereas state-administered Medicaid programs generally provide more restricted coverage and lower reimbursement rates than private pay sources. The sources and amounts of our patient revenues are determined by a number of factors, including licensed bed capacity of our facilities, occupancy rate, payor mix, type of services rendered to the patient and rates of reimbursement among payor categories (private and other payors, Medicare and Medicaid). Changes in the mix of our patients among the private and other payors, Medicare and Medicaid categories, as well as changes in the quality mix, significantly affect the profitability of our operations. Historically, on a per patient basis, private pay patients have been the most profitable and Medicaid patients have been the least profitable. Also, we have historically derived higher revenues from providing specialized medical services than from providing routine inpatient care.

MARKETING

         In marketing our patient services, we pursue a two-tiered strategy. We promote our facilities' programs and services first to payors and managed care organizations at the regional level and second, to healthcare professionals responsible for discharging patients at local hospitals at the individual facility level. At the regional level, our marketing personnel seek to establish relationships with payors and managed care organizations, which are increasingly important sources of referrals for subacute patients. We develop contractual relationships with these payors and organizations on a local, regional and national basis.

         Local market coordinators focus on establishing and maintaining cooperative relationships and networks with physicians, acute-care hospitals and other healthcare providers, with an emphasis on specialists who treat ailments involving long-term care and rehabilitation. Marketing programs targeting managed care payors are also being implemented at both the local and national level. Ongoing assessment of patient and physician satisfaction with our services allows for improvements in service and clinical performance.

         We desire to take advantage of other opportunities for increased profitability, including arrangements with healthcare providers such as health maintenance organizations, or HMOs, and other managed care providers, which we believe may increase our subacute care business. Typically, patients referred by managed care providers, including HMOs and preferred provider organizations, generate higher revenue per patient day than Medicaid patients as a result of the higher acuity needs of the referrals. We believe that our ability to provide subacute and specialty medical services at a lower cost than acute-care hospitals is a competitive advantage in providing services to these payor sources. We also believe that our focus on important operations and our continued implementation of standardized processes better allows us to meet the needs of these higher acuity residents.

SUPPLIERS

         We purchase our supplies from a variety of independent suppliers. However, we typically focus on one or two national suppliers in each product category in an effort to maximize delivery efficiency and gross margins. Although we have firm purchase commitments with some of our national suppliers, we believe that we are not dependent upon any one supplier, and believe that our supplies can be provided by several alternative suppliers if the relationship with a national supplier is terminated. We recently established a company-wide internet-based purchasing solution designed to ensure best product and pricing for our facilities on an aggregate basis.

COMPETITION

         The long-term care industry is segmented into a variety of competitive areas that market similar services. These competitors include nursing homes, hospitals, extended care centers, assisted living facilities, retirement centers and communities and home health and hospice agencies. Many operators of acute care hospitals offer or may offer post-acute services in the future. These operators would have the competitive advantage of being able to offer services to patients at their affiliated post-acute care operations. SNFs historically have competed on a local basis with other long-term care providers, and our competitive position will vary from center to center within the various communities we serve. Significant competitive factors include the quality of care provided, reputation, location and physical appearance of the SNFs and, in the case of private pay residents, charges for services. Since there is little price competition with respect to Medicaid and Medicare residents, the range of services provided by the SNFs covered by Medicaid and Medicare as well as the location and physical condition of our facilities will significantly affect our competitive position in our markets.

         Within some of our SNFs, we operate specialized units providing sub-acute care. These specialized units generally have a higher staffing level per patient than our other inpatient facilities and compete with acute-care and rehabilitation hospitals, which we believe typically charge rates higher than those charged by our specialty units. In the future, however, these or other hospitals may offer these or other services at rates less than we charge, which could force us to lower our rates or service less patients, adversely affecting our financial condition and results of operations.

EMPLOYEES

         We employ approximately 36,000 full and part-time employees and believe our relations with our employees are generally good. We depend upon skilled personnel, such as nurses, as well as unskilled labor, to staff our facilities. In some areas in which we operate there is a labor shortage that could have a material adverse effect upon our ability to attract or retain sufficient numbers of skilled personnel or impair our ability to attract or retain sufficient numbers of unskilled labor personnel at reasonable wages.

         We have unionized facilities in northern California, Michigan, Wisconsin, Maryland, Ohio, West Virginia and Florida. We have collective bargaining agreements with unions representing employees at 28 facilities. In addition, a union represents employees at another of our facilities without a collective bargaining agreement.

         Of our 12 unionized facilities in northern California, 11 are represented by the Service Employees International Union, or SEIU, and are subject to a regional master collective bargaining agreement. The other unionized facility in northern California is represented by the International Brotherhood of Teamsters, or the Teamsters. The SEIU and the Teamsters primarily represent certified nursing assistants, dietary workers and laundry and housekeeping employees. In five of the twelve facilities, licensed nurses also are represented by the relevant union. The agreement with the SEIU expires on April 30, 2004, with a wage and benefit re-opener for the third year


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of the contract, which means that the agreement may be subject to renegotiation in 2003. The Teamsters' agreement expires on December 31, 2002.

         In Michigan (i) six of our facilities have a regional master collective bargaining agreement with the SEIU, (ii) one facility has an agreement with the American Federation of State, County, and Municipal Employees, or AFSCME, and (iii) one of our facilities has an employee council. The agreement with the SEIU expires on May 1, 2004, with a wage and benefits re-opener for the second and third year of the agreement. The AFSCME agreement expires on September 30, 2003 with a wage and benefit reopener in 2002, and the employee council agreement expires on September 30, 2004 with wage and benefit reopeners each year.

         In Maryland, the SEIU represents employees at three of our facilities. The agreements expire on December 31, 2004, January 15, 2005 and January 31, 2005. At another of our facilities in Maryland, the employees are represented by the United Food and Commercial Workers' Union. This agreement will expire on April 30, 2004.

         In Wisconsin, there is one facility where the workers are represented by the SEIU. The SEIU agreement relating to that facility will expire on May 1, 2004. The SEIU also represents employees at one of our facilities in West Virginia and another in Florida. The SEIU agreement for the West Virginia facility will expire on March 1, 2005, and there is no agreement for the Florida facility. We are currently negotiating a collective bargaining agreement for the Florida facility. In Ohio, there is one facility where the employees are represented by the Hotel Employees and Restaurant Employees Union. This agreement will expire on June 30, 2005.

         We cannot predict the effect that continued union representation or future organizational activities will have on our businesses. For example, the SEIU in Connecticut engaged in multiple strikes before an agreement was reached. Likewise, the SEIU in California and Michigan engaged in informational picketing before an agreement was reached. However, neither the aforementioned organizations, nor any others, have caused any material work stoppages in the past. We cannot assure you that we will not experience a material work stoppage in the future.

INSURANCE

         Insurance related costs in the long-term care industry for PL/GL coverage, particularly in Florida and Texas where we maintain significant operations, continue to rise at a dramatic rate. Significant increases in the frequency and severity of claims also continue. Insurance markets have responded to this significant increase by severely restricting the availability of long-term care PL/GL coverage. As a result of these changes, fewer companies are engaged in insuring long-term care companies, and those that do offer insurance coverage do so at a very high cost. We anticipate that this trend will continue, and that our PL/GL costs will continue to increase. These increases have already had an adverse effect on our operations. No assurance can be given that our PL/GL costs will not continue to rise, or that PL/GL coverage will be available to us in the future.

         We currently purchase excess liability insurance only and maintain, in all states except Colorado, an unaggregated $1.0 million self-insured retention per claim. In Colorado, we maintain first dollar coverage. Prior to July 31, 1999, our liability insurance policies included aggregated stop loss features, limiting our out-of-pocket exposure. With stop loss insurance unavailable to us, our expected direct costs have continued to increase. This increased exposure is expected to have a delayed negative effect on our operating cash flow as claims develop over the next several years.

         Additionally, we currently "self-insure" the first $500,000 of each workers' compensation claim. Because we are self-insured, there is not a limit on the maximum number of claims or amount for which we can be liable in any period. Although we base our loss estimates on annual actuarial analyses, we may not be able to accurately predict the number or value of workers' compensation losses we incur. In the event our actual liability exceeds our estimate for any given period, our results of operations and financial condition could be materially adversely impacted.


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COMPANY HISTORY

         Our company was formed through a series of business combinations commencing with the November 1997 merger of LCA (a predecessor to Mariner Health Care) and GranCare. Following this transaction, we changed our name to Paragon Health Network. In July 1998, following a merger with Mariner Health Group, we changed our name to Mariner Post-Acute Network. As part of our emergence from bankruptcy, we changed our name to Mariner Health Care.

ENVIRONMENTAL MATTERS

         We are subject to various federal, state and local laws and regulations governing the use, discharge and disposal of hazardous materials, including medical waste products. Compliance with these laws and regulations is not expected to have a material effect on us. It is possible, however, that environmental issues may arise in the future that we cannot now predict.

BANKRUPTCY AND REORGANIZATION

         On the Petition Date, we filed voluntary petitions for relief in the Bankruptcy Court under the Bankruptcy Code. In connection with our emergence from bankruptcy, our Joint Plan was confirmed by the Bankruptcy Court on April 3, 2002 and was effective on May 13, 2002.

         On the Effective Date, and in connection with the consummation of the Joint Plan, we entered into our New Senior Credit Facility, which provided us funds to satisfy specified obligations to our creditors under the Joint Plan, for general working capital purposes and for permitted acquisitions.

         As part of our Joint Plan, the senior lenders under our prepetition credit facility received, among other things:

            - $216.5 million, representing 79.6% of the available cash, after giving effect to certain adequate protection payments paid to senior lenders in connection with our disposition of assets; -

            - $119.4 million in principal amount of our Second Priority Notes, representing 79.6% of those notes; and

            - 15,290,428 shares of our common stock, representing 76.4% of our common stock issued as of the Effective Date.

         The senior lenders under the prepetition senior credit facility of Mariner Health Group, Inc., or MHG, a former wholly-owned subsidiary, received, among other things:

            - $58.5 million, representing 20.4% of the available cash, after giving effect to certain adequate protection payments paid to senior lenders in connection with our disposition of assets;

            - $30.6 million in principal amount of our Second Priority Notes, representing 20.4% of those notes;

            - 3,911,416 shares of our common stock, representing 19.6% of our common stock issued as of the Effective Date; and

            -   $525,000 in cash on account of professional fees.

         Holders of general unsecured allowed claims against us, other than holders of claims against MHG, received pro rata distributions of:


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

            - 399,078 shares of our common stock, representing 2% of our common stock issued as of the Effective Date; and

            - warrants to purchase an additional 376,893 shares of our common stock, which have a per share exercise price of $28.04 and are exercisable for two years after the Effective Date.

         The holders of general unsecured allowed claims against MHG are entitled to receive, along with the holders of senior subordinated notes issued by MHG prior to bankruptcy, pro rata distributions of a $7.5 million cash fund.

         Holders of senior subordinated notes issued by us prior to our bankruptcy received pro rata distributions of:

            - 399,078 shares of our common stock, representing 2% of the shares of our common stock issued as of the Effective Date; and

            - warrants exercisable for 376,893 shares of our common stock, which have a per share exercise price of $28.04 and are exercisable for two years after the Effective Date.

         As part of the Joint Plan, we completed an internal restructuring of our corporate subsidiaries, or Corporate Restructuring Program, in order to realize certain expected operational benefits described below. The Corporate Restructuring Program also resulted in the creation of a new management company, or the Management Company, that currently provides management services to each of our operating subsidiaries pursuant to management agreements with each such subsidiary.

         Under each management agreement, the Management Company agrees to provide the following services:

            - those required to meet the personnel requirements of each operating subsidiary;

            -   accounting, cash management and back office support;

            -   central purchasing and vendor support;

            -   preparation of Medicare and Medicaid cost reports;

            -   development of operational policies and procedures;

            -   regulatory compliance support;

            -   risk management; and

            -   legal assistance.

In exchange for providing these services, the Management Company is paid a fee of 5% of each operating subsidiary's net revenues.

         Expected benefits of the Corporate Restructuring Program include:

            - improved tracking and documentation of revenue, expenses and intercompany transactions;

            - enhanced ability to engage in acquisition and financing activities;

            -   enhanced ability to evaluate internal policies and procedures;

            -   enhanced ability to meet operating subsidiary's staffing needs;


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

            - improved understanding of the corporate entity and/or employees responsible for SNF operations and adherence to corporate structure; and

            - clarification of the appropriate contracting authority of different employees.

LEGAL PROCEEDINGS AND REGULATORY MATTERS

         LEGAL PROCEEDINGS. From time to time, we have been party to various legal proceedings in the ordinary course of business. As is typical in the healthcare industry, we are and expect to remain subject to claims that our services have resulted in resident injury or other adverse effects. In addition, resident, visitor and employee injuries will also subject us to the risk of litigation. We and the health care industry in general continue to experience an increasing trend in the frequency and severity of litigation and claims.

         In some states in which we have significant operations, insurance coverage for the risk of punitive and certain other damages arising from general and professional liability litigation may not be available in some circumstances. There can be no assurance that we will not be liable for punitive or other damages awarded in litigation for which insurance coverage is not available. We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. While we believe that we provide quality care to patients in our facilities and materially comply with all applicable regulatory requirements, an adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on our financial condition.

         On June 11, 2001, one of our prior liability insurance carriers, Royal, commenced an adversary proceeding in the Bankruptcy Court, styled Royal Surplus Lines Insurance Company v. Mariner Health Group et al., Adversary Proceeding No. A-01-4626 (MFW). In its complaint, Royal sought among other things, declaratory judgments that it would not be required to insure some of the personal injury claims falling under two PL/GL policies issued to one of our subsidiaries by Royal. One of our prior liability insurance carriers, Northfield Insurance Company, or Northfield, moved to intervene in the Royal adversary proceeding on July 25, 2001. We did not oppose the motion to intervene, and it was subsequently granted.

         Prior to the parties engaging in any significant discovery, they agreed to mediate the issues arising out of the Royal adversary proceeding. After the mediation, Royal agreed to dismiss its complaint without prejudice, we agreed to dismiss our counterclaim without prejudice, and Royal and us agreed to work together to resolve claims in an alternative dispute resolution procedure. Northfield did not agree to dismiss its complaint in intervention. Accordingly, Northfield and we are currently engaging in discovery.

         GLOBAL SETTLEMENT. We have reached a settlement with the United States to resolve certain United States Claims (as defined below) against us that arose prior to our filing for bankruptcy, or the Petition Date. This settlement is referred to as the Global Settlement. United States Claims are those claims or causes of action asserted by or on behalf of the United States seeking remedies of any kind:

            - under the False Claims Act, the Civil Monetary Penalties Law, and the Program Fraud Civil Remedies Act and/or other statutory or common law doctrines of payment by mistake, unjust enrichment, breach of contract, or fraud;

            - for administrative overpayments, including claims or causes of action for services rendered or products supplied under Medicare, the TRICARE Program, or any other federal health program

            -   for specified civil monetary penalties;

            - arising under any provider or similar agreement with the United States; and


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            -   for permissive exclusion from Medicare, Medicaid and other federal health programs.

    The Global Settlement was approved by the Bankruptcy Court and became effective on April 3, 2002. Under the Global Settlement:

            - all Medicare claims and debts arising prior to the Petition Date were released as between CMS and us;

            - the United States approved a settlement of Medicare administrative appeals related to disallowances under the prudent buyer principle, or the Prudent Buyer Settlement and we waived our rights to collect any amounts due under the Prudent Buyer Settlement;

            - CMS adjusted specified Medicare PPS base year cost reports to accurately calculate PPS rates;

            -   CMS agreed to pay us $3.0 million;

            - the Department of Justice released us from certain "covered conduct" alleged within six qui tam lawsuits and other disputes under the Federal False Claims Act;

            - we agreed to be responsible for any attorney fees sought by qui tam relators' counsel;

            - the United States waived any claims for (a) Medicare reimbursement for two voluntary disclosures made by us to the United States and (b) Medicare reimbursement related to an Office of Inspector General, or OIG, investigation;

            - we agreed to enter into the Corporate Integrity Agreement with the OIG;

            - we rejected and terminated specified provider agreements for discontinued operations;

            - we agreed to a list of facilities that are covered by the Global Settlement;

            - all cost years ending on or before the Petition Date were fully and finally resolved by the Global Settlement;

            - for cost years that span the Petition Date, CMS agreed to settle the cost reports for these years, and we retained our rights to appeal or request the reopening of such years, but any relief awarded relating to those years will be pro-rated so that the prepetition portion is waived and the postpetition portion is preserved; and

            - as part of the cure for the assumption of Medicare provider agreements, or in the case of any rejected and terminated provider agreements, we agreed to pay any portion of a Medicare overpayment or civil monetary penalty that accrued after the Petition Date.

         In accordance with accounting principles generally accepted in the United States, we recorded a charge of approximately $33.4 million relating to the Global Settlement in our statement of operations for the fourth quarter of the fiscal year ended September 30, 2001.

         CORPORATE INTEGRITY AGREEMENT. On April 3, 2002, we entered into the Corporate Integrity Agreement to promote our compliance with the requirements of Medicare, Medicaid and all other federal healthcare programs. Under the Corporate Integrity Agreement, we agreed to review our current corporate compliance infrastructure and are implementing additional quality improvement programs and internal financial controls in our facilities and regional and corporate offices. We believe we have retained sufficient flexibility under the Corporate Integrity Agreement to enable us to focus our efforts on developing improved systems and processes for providing quality care. Our failure to comply with the material terms of the agreement could lead to our suspension or exclusion from


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further participation in federal healthcare programs. We believe that many of the requirements of the Corporate Integrity Agreement essentially codify our existing policies.

         The Corporate Integrity Agreement includes compliance requirements that obligate us to:

            - adopt and implement written standards on federal healthcare program requirements relating to financial and quality of care issues;

            - conduct training each year for all employees to promote compliance with federal healthcare requirements. In addition, we will continue to operate our internal compliance hotline;

            - put in place a comprehensive internal quality improvement program, which includes establishing committees at the facility, regional and corporate levels to review quality-related data, direct quality improvement activities and implement and monitor corrective action plans. We will retain an independent quality monitor to evaluate the effectiveness and reliability of our internal quality control system. The independent quality monitor will report its findings to the OIG;

            - enhance our current system of internal financial controls to promote compliance with federal healthcare program requirements on billing and related financial issues, including a variety of internal audit and compliance reviews. We have retained an independent review organization to evaluate the integrity and effectiveness of our internal systems. The independent review organization will report annually its findings to the OIG;

            - notify the OIG within 30 days of our discovery of any ongoing investigation or legal proceeding conducted or brought by a governmental entity involving any allegation that we have committed a crime or engaged in a fraudulent activity, and within 30 days of our determination that we have received a substantial overpayment relating to any federal healthcare program or any other matter that a reasonable person would consider a potential violation of the federal fraud and abuse laws or other criminal or civil laws related to any federal healthcare program; and

            - submit annual reports to the OIG demonstrating compliance with the terms of the agreement, including the findings of our internal audit and review program.

         The Corporate Integrity Agreement contains standard penalty provisions for breach, which include stipulated cash penalties ranging from $1,000 per day to $2,500 per day for each day we are in breach of the agreement. If we fail to remedy a breach in the time specified in the agreement, we can be excluded from further participation in federal healthcare programs.

         REGULATION. The healthcare industry is subject to extensive regulation by a number of governmental entities at the federal, state and local levels. The industry is also subject to frequent regulatory change. Our business is impacted not only by those laws and regulations that are directly applicable to us, but also by other laws and regulations that are applicable to our managed care and other patients. If we fail to comply with the laws and regulations directly applicable to our business, we could suffer civil, administrative and/or criminal penalties and we could be excluded from participating in Medicare, Medicaid and other federal and state healthcare programs.

         Recently, the federal government made a policy decision to significantly increase the financial resources allocated to enforcing the healthcare fraud and abuse laws. In addition, private insurers and various state enforcement agencies have increased their level of scrutiny of healthcare claims in an effort to identify and prosecute fraudulent and abusive practices in the healthcare area.

         Medicare and Medicaid. The Medicare program is a nationwide, federally-funded health insurance program for certain elderly persons, disabled persons and persons with end-stage renal disease. The Medicaid program is a


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joint federal-state funded cooperative arrangement established for the purpose of enabling states to furnish medical assistance on behalf of aged, blind or disabled individuals, members of families with dependent children and specified other groups, whose income and resources are insufficient to meet the costs of necessary medical services. All of our nursing facilities and hospitals are licensed under applicable state law, and nearly all are certified or approved as providers or suppliers under applicable Medicare and state Medicaid programs.

         Prospective Payment Reimbursement -- Medicare Certified Skilled Nursing Facilities. The BBA amended the Medicare program by revising the payment system for skilled nursing services. Specifically, the BBA required the establishment of a PPS under which Medicare Part A payments are prospectively determined for skilled nursing facilities for cost reporting periods beginning on or after July 1, 1998. Under PPS, SNFs receive a fixed per diem rate for each of their Medicare Part A patients. Included in this per diem rate are ancillary services, such as pharmacy and rehabilitation therapy services, that historically were provided to many of our SNFs by our pharmacy and therapy subsidiaries.

         Since the passage of the BBA, Congress has twice passed additional legislation intended to mitigate temporarily the reduction in reimbursement for SNFs under Medicare PPS. First, in November 1999, Congress passed the BBRA. Second, in December 2000, Congress passed the BIPA. The BBRA temporarily increased the PPS per diem rates by 20% for 15 patient-acuity categories (known as resource utilization groups or RUGs), including medically-complex patients, pending implementation of a refined RUG system that better accounts for medically-complex patients. The revised RUG system, when finally implemented, is intended to be budget neutral and simply redistribute total payments compared to the rates that would have been paid under the existing system. The BBRA also provided for a 4% increase in the federal per diem rate for all patient-acuity categories for fiscal years 2001 and 2002.

         BIPA, among other things, eliminated the scheduled reduction in the SNF market basket update in fiscal year 2001. In fiscal years 2002 and 2003, payment updates will equal the market basket index, or MBI, update minus one-half percentage point. Temporary increases in the federal per diem rates under the BBRA are in addition to these payment increases. BIPA also increased payment for the nursing component of each RUG category by approximately 16.66% for services furnished after April 1, 2001 and before October 1, 2002.

         Moreover, BIPA further refined the SNF consolidated billing requirements. As amended by BIPA, the law now limits consolidated billing requirements to items and services furnished to SNF patients in a Medicare Part A covered stay and to therapy services covered under Part B. In other words, for patients not covered under a Part A stay (e.g., Part A benefits have been exhausted), the SNF may choose to bill for non-therapy Part B services and supplies, or it may elect to have suppliers continue to bill Medicare directly for these services. BIPA also modified the treatment of the Part A PPS rehabilitation patient categories in an attempt to ensure that Medicare payments for SNF patients with "ultra high" and "high" rehabilitation therapy needs are appropriate in relation to payments for patients needing "medium" or "low" levels of therapy. Therefore, effective for services furnished on or after April 1, 2001, and before implementation of the refined RUG system (which has yet to occur), the law increased by 6.7% the federal per diem payments for 14 rehabilitation categories. The 20% additional payment under the BBRA for three rehabilitation categories was removed to make this provision budget neutral.

         When Congress enacted the BBRA and BIPA, it scheduled the relief provisions provided under those acts to sunset on October 1, 2002, unless additional action was taken by CMS or Congress. Except for the temporary high-acuity payments discussed below, the scheduled sunset of the relief afforded by the BBRA and BIPA occurred on October 1, 2002 and is referred to in the long-term care industry as the Medicare Reimbursement Cliff. Specifically, in April 2002, CMS announced that it had postponed the sunset of the relief afforded by the BBRA and BIPA for certain high-acuity patients and extended that relief through 2003. Moreover, the U.S. House of Representatives approved legislation in June 2002 to provide temporary increases in the SNF nursing component in 2003 through 2005 and a temporary increase in payments for residents with AIDS, but the U.S. Senate has not acted on this


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legislation to date. While we are hopeful that further action will be taken to restore the relief afforded by the remaining provisions of the BBRA and BIPA which sunset on October 1, 2002, no assurance can be given that any action will be taken in a timely fashion or that any action taken will restore the relief that sunset on October 1, 2002.

         Fee for Service Reimbursement -- Medicare Certified Skilled Nursing Facilities. We are also reimbursed for specified services, such as rehabilitation therapy services, provided to Medicare SNF patients under the Medicare Part B benefit. The BBA also revised the reimbursement methodology for therapy services under Medicare Part B and set a maximum per beneficiary amount, or limit, per provider for physical therapy and speech pathology, and another limit for occupational therapy. A subsequent moratorium on the therapy limitation will expire at the end of calendar year 2002, although the House of Representatives approved a bill in June 2002 to extend the moratorium through calendar year 2004. This legislation has not yet been considered by the Senate.

         The BBRA also excluded certain items and services from the formerly all-inclusive SNF per diem rates. Specifically, the following items and services are now separately reimbursable outside of the PPS rates: (i) ambulance services furnished to an individual in conjunction with renal dialysis services; (ii) chemotherapy items and administration services (as identified by certain Healthcare Common Procedure Coding System, or HCPCS codes); (iii) radioisotope services (as identified by certain HCPCS codes); and
(iv) customized prosthetic devices (artificial limbs) and other custom prostheses if provided to a SNF patient and intended to be used after discharge (as identified by certain HCPCS codes and other circumstances articulated by CMS). Payments for such items and services are made under Part B to the provider of the service, in conformance with Part B payment rules. Although these items are reimbursed separately from the PPS rate, CMS, as directed by the BBRA, has adjusted the PPS payment rates to reflect the fact that these items and services have been excluded.

         Nursing Home Reimbursement -- Medicaid. The BBA contained a number of changes affecting the Medicaid program. Significantly, the law repealed the Boren Amendment, which required state Medicaid programs to reimburse nursing facilities for the costs that are incurred by efficiently and economically operated nursing homes. Since that repeal, many states have sought to lower their nursing home payment rates, and several have succeeded. It is unclear at this time the extent to which additional state Medicaid programs will adopt changes in their Medicaid reimbursement systems, or, if adopted and implemented, what effect these initiatives would have on us. Additionally, rising Medicaid costs and decreasing state revenues caused by current economic conditions have prompted an increasing number of states to cut Medicaid funding as a means of balancing their state budgets. Existing and future initiatives affecting Medicaid reimbursement may reduce utilization of (and reimbursement for) nursing facility services. We cannot assure you that future changes in Medicaid reimbursement rates to nursing facilities will not have a material adverse effect on us. Further, the BBA allows states to mandate enrollment in managed care systems without seeking approval from the Secretary of Health and Human Services for waivers from specified Medicaid requirements as long as certain standards are met. These managed care programs have historically exempted institutional care, although some states have instituted pilot programs to provide such care under managed care programs. Effective for Medicaid services provided on or after October 1, 1997, states have considerable flexibility in establishing payment rates. We cannot predict whether any states' waiver provisions will change the Medicaid reimbursement systems for long-term care facilities from cost-based or fee-for-service to managed care negotiated or capitated rates or otherwise affect the level of payments to us.

         On January 12, 2001, the Secretary of Health and Human Services issued final regulations to implement changes to the Medicaid "upper payment limit" requirements, which became effective May 14, 2002. The purpose of the rule is to stop states from using specified accounting techniques to obtain extra federal Medicaid matching funds that are not necessarily spent on healthcare services for Medicaid beneficiaries. Although the rule will be phased in over eight years to reduce the adverse impact on certain states, the rule eventually could result in decreased federal funding to state Medicaid programs, which have used these accounting techniques to enhance their federal funding, which, in turn, could prompt certain states to reduce Medicaid reimbursements to providers, including


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nursing facilities. CMS announced additional restrictions on such funding in
January 2002, and the agency could consider further limitations in the future.

         Medicare Reimbursement -- Long-Term Acute Care Hospitals. CMS has replaced the reasonable cost-based payment system for LTACs with a PPS, as mandated by the BBRA and subsequently refined by BIPA. On August 30, 2002, CMS published an LTAC PPS final rule that will use information from patient records to classify patients into distinct LTC-DRGs based on clinical characteristics and expected resource needs. Separate per-discharge payments will be calculated for each LTC-DRG. The rule is effective October 1, 2002, subject to a five-year phase-in period, during which time reimbursement will be based on a blend of federal rates and cost-based reimbursement, although some facilities can elect to adopt the full federal rates immediately. Because the LTAC PPS has only recently gone into effect, we cannot predict the ultimate impact the new system will have on our LTACs. We cannot assure you that the LTAC PPS will not have a material adverse impact on our financial condition and results of operations.

         Federal Privacy and Transaction Regulations. Other federal legislation requires major changes in our transmission and retention of health information. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Among the standards that the Department of Health and Human Services, or HHS, has adopted or is expected to adopt pursuant to HIPAA are standards for the following: electronic transactions and code sets; unique identifiers for providers, employers, health plans, and individuals; security and electronic signatures; and privacy.

         Although HIPAA was intended ultimately to reduce administrative expenses and burdens within the healthcare industry, we believe that the law will require significant and costly changes to current practices. HHS has released several final rules to date to implement various HIPAA administrative simplification requirements, the most significant of which mandate the use of new standards for specified healthcare transactions and seek to protect the privacy of health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments, and coordination of benefits.

         The second rule imposes new standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to obtain satisfactory assurances that any business associate to whom such information is disclosed will safeguard the information. Rules governing the security of health information, including an electronic signature standard, have been proposed but have not yet been issued in final form.

         HHS finalized the new transaction standards on August 17, 2000. Congress passed legislation that will permit extension of the transaction standards deadline to October 16, 2003 for those HIPAA-covered entities that submit a timely compliance plan to the Department of Health and Human Services. The privacy standards were issued on December 28, 2000, and became effective on April 14, 2001, with a compliance date of April 14, 2003 for most covered entities. These privacy requirements were further modified in an August 2002 final rule. Sanctions for failing to comply with HIPAA include criminal penalties and civil sanctions. We are in the process of quantifying the costs associated with HIPAA compliance and, although not currently quantifiable, believe they may be material.

         Survey and Certification. Long-term care facilities must comply with certain requirements to participate either as a SNF under Medicare or a nursing facility under Medicaid. Failure to substantially comply with these requirements may result in termination of the facility's Medicare and Medicaid provider agreements, after which the facility would be unable to receive payment for services provided to Medicare or Medicaid patients until the facility reapplies or is otherwise reinstated or recertified to participate in Medicare or Medicaid. We cannot assure you that we will be able to maintain compliance with these regulatory requirements at all times, or that we will not be required to expend significant resources to do so.

         Nursing Home Quality Initiative. Recently, HHS announced the Nursing Home Quality Initiative pilot program for the states of Colorado, Florida, Maryland, Ohio, Rhode Island and Washington. This program, which is designed to provide consumers with comparative information about nursing home quality measures, will rate every nursing facility and SNF operating in these states on nine quality-of-care indicators. The quality of care indicators include measures such as percentages of patients with infections, bedsores and unplanned weight loss. On April 24, 2002, HHS released initial quality data from nursing homes in the pilot program's six states. The quality data, along with other information about individual nursing facilities, have been made available to the public through Medicare's consumer web site, newspaper ads and a telephone help line. Following this pilot program, CMS intends to refine and expand the initiative to all other states.

         Referral Restrictions and Fraud and Abuse. The federal anti-kickback statute prohibits the knowing and willful solicitation or receipt of any remuneration "in return for" referring an individual, or for recommending or arranging for the purchase, lease or ordering of any item or service for which payment may be made under Medicare, Medicaid or other federal healthcare programs. In addition, the statute prohibits the offer or payment of remuneration "to induce" a person to refer an individual, or to recommend or arrange for the purchase, lease, or ordering of any item or service for which payment may be made under the Medicare, Medicaid or other federal healthcare programs. The penalties for violating the anti-kickback statute include imprisonment for up to five years, fines up to $25,000 per violation or both, and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Violations of the anti-kickback statute, pursuant to the BBA, now also give rise to civil monetary penalties of $50,000 per act, and treble the remuneration involved without regard to whether any portion of that remuneration relates to a lawful purpose. The statute contains "safe harbor" exceptions including those for certain discounts, group purchasing organizations, employment relationships, management and personal services arrangements, health plans and certain other practices as defined in regulations. The safe harbors include certain provisions, which, if met, will assure health care providers and other parties that they will not be prosecuted under the anti-kickback statute. Although full compliance with a safe harbor ensures against prosecution under the anti-kickback statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the anti-kickback statute will be pursued. Arrangements or transactions that fail to satisfy the applicable safe harbor criteria, however, risk increased scrutiny and possible sanctions by enforcement authorities.

         The Ethics in Patient Referral Act of 1989, commonly referred to as the federal physician self-referral prohibition or Stark Law, prohibits physician referrals of Medicare and Medicaid patients to an entity providing "designated health services" if the physician or an immediate family member has any financial arrangement with the entity and no statutory or regulatory exception applies. The Stark Law also prohibits the entity from billing for any prohibited referral. In 1998, CMS published proposed rules for the remaining designated health services, and in January 2001, CMS published a final rule that it characterized as the first phase of what will be a two-phase final rule. Phase I of the final rule became effective on January 4, 2002, except for a provision relating to physician payment arrangements, which becomes effective on January 6, 2003. At present, it is unclear when CMS will publish Phase II of the final rule.

         There are other provisions in the Social Security Act and in other federal and state laws authorizing the imposition of penalties, including fines and exclusion from participation in Medicare and Medicaid, for various billing and other offenses.

         In addition, many states have analogous laws to the federal anti-kickback statute and the Stark Law. These laws may extend the scope of liability regarding prohibited remuneration for referrals and specified physician financial relationships, to non-government payors such as insurers or even private payors. Both the scope and exceptions for such conduct vary from state to state.

         HIPAA also created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

         Additionally, HIPAA granted expanded enforcement authority to the HHS and the U.S. Department of Justice, or DOJ, and provided enhanced resources to support the activities and responsibilities of the OIG and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to healthcare delivery and payment. The BBA also includes numerous healthcare fraud provisions, including new civil monetary penalties for contracting with an excluded provider; new surety bond and information disclosure requirements for providers and suppliers, including home health agencies (these surety bond requirements are currently on hold); and an expansion of the mandatory and permissive exclusions added by HIPAA to any federal healthcare program (other than the Federal Employees Health Benefits Program).

         False claims are prohibited under criminal and civil statutes. Criminal provisions prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid, or failing to refund overpayments or improper payments; violations of this provision are felonies punishable by up to five years imprisonment, fines of up to $25,000 or both. Civil provisions of the Federal False Claims Act prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment; penalties for violations are fines of not less than $5,500 nor more than $11,000, plus treble damages, for each claim filed. Suits alleging false claims can be brought by individuals, including employees and competitors. In addition, various states have enacted laws modeled after FCA.

         In addition to actions brought by private parties, we believe that governmental enforcement activities have increased at both the federal and state levels. We cannot assure you that substantial amounts will not be required to be expended by us to cooperate with these investigations and proceedings or to defend allegations arising therefrom. If it is found that any of our practices failed to comply with any of the anti-fraud provisions discussed above, we could be materially adversely affected.

         We are unable to predict the effect of future administrative or judicial interpretations of the laws discussed above, or whether other legislation or regulations on the federal or state level in any of these areas will be adopted, what form any legislation or regulations may take, or their impact on us. We cannot assure you that such laws will ultimately be interpreted in a manner consistent with our practices.

         Certificates of Need. Certificate of Need, or CON, statutes and regulations control the development and expansion of healthcare services and facilities in some states. The CON process is intended to promote quality healthcare at the lowest possible cost and to avoid the unnecessary duplication of services, equipment and facilities. CON or similar laws generally require that approval be obtained from the designated state health planning agency for certain acquisitions and capital expenditures, and that such agency determine that a need exists prior to the expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. Additionally, several states have instituted moratoria on new CONs or the approval of new beds.

         Compliance Program. In March 2000, the OIG issued guidance to help nursing facilities design effective voluntary compliance programs to prevent fraud, waste and abuse in healthcare programs, including Medicare and Medicaid. The guidance recommends that nursing facilities enact procedures and policies in prevention of fraud, waste and abuse. We voluntarily adopted a compliance program in early 1998 for all of our facilities, and believe that this compliance program substantially incorporates the guidance that the OIG has recommended be included in such programs. Also, in connection with the Global Settlement, we entered into the Corporate Integrity Agreement, which is intended to promote our compliance with the requirements of Medicare, Medicaid and all other federal healthcare programs.

         The purpose of our compliance program is to address compliance issues, communicate issues to our chief executive officer and board of directors, monitor our fraud and abuse "hotline" and assure ethical and legal conduct by management and employees. The compliance program is managed by our compliance officer who works closely with the human resources and legal departments on compliance training issues quality of care issues and legal matters involving compliance issues.

         One important part of our compliance program is the maintenance of a toll-free hotline whereby individuals can anonymously report suspected violations of laws or our policies without fear of reprisal or retribution. The hotline telephone number is prominently posted in all of our SNFs and other areas where we have operations. Employees, patients and family members are encouraged to call the hotline to report any potential issues they might note. Upon report of a call, our compliance department investigates the issue and, if necessary, liaisons with the appropriate corporate departments in order to resolve the issue. Employees are assured that any calls to the hotline will not result in any retribution by us. We believe this program has been highly successful and will help identify trends and potential problem areas in a timely fashion for quick remediation.

         We have also implemented a comprehensive background check initiative aimed at improving the quality of our workforce and reducing employee turnover. To the best of our knowledge, this program meets or exceeds all state and federal regulatory requirements for background checks.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following sets forth information regarding our directors and executive officers as of June 30, 2002:

              NAME                       AGE    POSITION
              ----                       ---    --------
              C. Christian Winkle ....    39    President, Chief Executive Officer and Director
              Boyd P. Gentry .........    43    Senior Vice President and Treasurer
              Stefano M. Miele .......    36    Senior Vice President, General Counsel and Secretary
              Terry O'Malley .........    53    Senior Vice President, Human Resources
              William C. Straub ......    55    Senior Vice President and Chief Accounting Officer
              Victor L. Lund .........    54    Chairman of the Board and Director
              Patrick H. Daugherty ...    36    Director
              Earl P. Holland ........    57    Director
              Philip L. Maslowe ......    55    Director
              Mohsin Y. Meghji .......    37    Director
              M. Edward Stearns ......    42    Director

         C. CHRISTIAN WINKLE has served as our President, Chief Executive Officer and a director since March 2000. From January 1999 through March 2000, he served as our Executive Vice President. Prior to that, Mr. Winkle served as Executive Vice President and Chief Operating Officer of Integrated Health Services, Inc., or IHS, a long-term health care service provider, from May 1997 to December 1998. From May 1997 through April 1999, he served as Executive Vice President-Field Operations of IHS' owned and leased facilities, and from May 1995 to May 1997, he served as Senior Vice President-Operations of IHS. Prior to that, Mr. Winkle served as Regional Vice President of Operations and President-MSU Product Development of IHS from September 1992 through March 1994.

         BOYD P. GENTRY has served as our Senior Vice President and Treasurer since November 1997. Mr. Gentry has also served as President and Chief Operating Officer of our APS Division. Mr. Gentry joined us in June 1996 as Vice President, Investor Relations and Treasurer. Prior to his time with us and our predecessor companies, Mr. Gentry held various commercial lending and corporate finance positions with Bank of America (formerly NationsBank), a commercial bank, where his last position was Senior Vice President, Corporate Finance.

         STEFANO M. MIELE has served as our Senior Vice President, General Counsel and Secretary since May 2002. Prior to May 2002, Mr. Miele served as our Senior Vice President, Associate General Counsel and Assistant Secretary. He joined GranCare, a long-term health care service provider acquired by our predecessor, in April 1995 as Associate General Counsel. Mr. Miele joined GranCare from the international law firm of Jones, Day, Reavis & Pogue, where he worked in the corporate group.

         TERRY O'MALLEY has served as our Senior Vice President of Human Resources since February 2002. He joined us in 1995 as Vice President of Human Resources and Chief Administration Officer. Prior to joining us, Mr. O'Malley held the position of Senior Vice President of Human Resources at Helix Health System Services, a community-based health system.

         WILLIAM C. STRAUB has served as our Senior Vice President and Chief Accounting Officer since September 1999. Prior to joining us, Mr. Straub served as Chief Financial Officer of EmCare, Inc., an integrated service provider for hospital emergency department staffing and management, from 1998 through September 1999, as Chief Financial Officer of UNARCO, a manufacturer and distributor of shopping carts, during 1997 and Chief Financial Officer of Geonex Corporation, a geographical information systems provider, during 1996.

         VICTOR L. LUND has served as our Chairman of the Board and as a director since May 13, 2002. From June 1999 through June 2002, he served as Vice Chairman of the Board of Albertson's, Inc., a food and drug retailer. He is also a member of the boards of The Steiner Corporation, Borders Group, Inc. and Service Corporation International. From May 1995 through June 1999, Mr. Lund served as Chairman of the Board and Chief Executive Officer of American Stores Company, a food and drug retailer. His previous position consisted of serving as President and Chief Executive Officer of American Stores.

         PATRICK H. DAUGHERTY has served as a director since May 13, 2002. He is General Counsel and a Senior Portfolio Manager at Highland Capital Management, L.P., or Highland. Highland is an institutional money management firm. Mr. Daugherty has been employed at Highland since 1998 and manages a portfolio primarily consisting of stressed and distressed credits with a focus on healthcare related investments. Prior to joining Highland, Mr. Daugherty served as Vice President in the Corporate Finance Group at NationsBanc Capital Markets, Inc. (now Bank of America), a commercial bank, from 1993 to 1998, where he originated and structured leveraged transactions in the healthcare sector. He received a BBA in Finance from the University of Texas at Austin and a Juris Doctorate from the University of Houston School of Law.

         EARL P. HOLLAND has served as a director since May 13, 2002. He is the former Vice Chairman and Chief Operating Officer for Health Management Associates, Inc., or HMA, an owner and operator of acute care hospitals. Prior to joining HMA, he worked at Humana, a health benefits company, Inc. from 1971 to 1981, ultimately serving as Chief Executive Officer for a hospital in Overland Park, Kansas. He joined HMA in 1981 and held several operations positions until being promoted to Vice Chairman and Head of the Acquisitions Group in 1997. He became Chief Operating Officer of HMA in 1999. He currently serves on the boards of directors of Cornerstone Management Partners, Inc., Essent Healthcare Company, First Bancorp, Inc., Team Health, Inc. and Ultrawatt Energy Systems, Inc. Mr. Holland earned a B.S. degree in Business Administration from Southeast Missouri State University in 1968.

         PHILIP L. MASLOWE has served as a director since August 2002. Most recently, he served as the Executive Vice President and Chief Financial Officer of the Wackenhut Corporation, a security, staffing and privatized prisons corporation where he was employed since August 1997. From July 1993 until May 1997, he served in various executive positions at KinderCare Learning Centers, Inc., a child care company, most recently as Executive Vice President and Chief Financial Officer. Mr. Maslowe also currently serves as a director of AMF Bowling Worldwide, Inc.

         MOHSIN Y. MEGHJI has served as a director since May 13, 2002. He is a principal of Loughlin Meghji + Company, or LM + Co., a New York based restructuring advisory firm. Prior to forming LM + Co., in January 2002, Mr. Meghji was a Senior Manager and then partner in the Restructuring Group of Andersen LLP, a business advisory firm where he was employed since January 1994. For the majority of his career, Mr. Meghji has specialized in advising management, investors and creditors in relation to business restructurings in a variety of industries, including healthcare. He served as the financial advisor to the lenders under our prepetition senior credit facility during our bankruptcy proceedings. Mr. Meghji received an honors BBA from the Schulich School of Business of York University, Canada in 1987 and has also attended the INSEAD Business School in France for executive courses. He is a U.K. and Canadian Chartered Accountant.

         M. EDWARD STEARNS has served as a director since May 13, 2002. He is Senior Vice President of Foothill Capital Corporation, or Foothill, a capital management company and a subsidiary of Wells Fargo & Co., and a Managing General Partner of five partnerships in the Foothill family of funds. He has been employed at Foothill since 1991 and manages a portfolio primarily consisting of distressed credits with a focus on healthcare related investments. He served on the official committee of unsecured creditors in the Sun Healthcare bankruptcy case and currently serves on the official committee of unsecured creditors in the Coram Healthcare Bankruptcy, as well as on numerous lender steering committees. Mr. Stearns served on the steering committee for the lenders under our prepetition senior credit facility during our bankruptcy proceedings. Mr. Stearns has also served as nonexecutive Chairman of the Board of Healthcare America (now The Brown Schools) from 1996 to 1997, a director of William Lyon Homes from 1998 to 1999 and as a director of Quantegy, Inc. since 1999. Mr. Stearns earned a B.A. in Economics from Wesleyan University in 1982 and an MBA from The University of California at Los Angeles in 1987.

APPOINTMENT OF DIRECTORS

         Each of the directors currently serving on our board of directors received their initial appointment pursuant to the terms of our Joint Plan. There is no agreement or term of the Joint Plan that governs the future selection of directors.

BOARD COMMITTEES

         Our audit/compliance committee oversees and approves:

            -   the selection of our independent auditors;

            -   our system of internal financial controls;

            - the preparation of our financial statements and related policies; and

            -   our compliance with the terms of the Corporate Integrity
                Agreement.

The members of this committee are Messrs. Holland (chairman), Lund and Meghji.

         Our compensation committee oversees and approves the compensation and benefits of our officers and administers our stock option plans. This committee consists of Messrs. Lund (chairman), Daugherty and Stearns.

COMPENSATION OF OUTSIDE DIRECTORS

         Members of our board of directors, other than the Chairman of the Board, who are not otherwise employed by us each received an initial grant of options to purchase 25,000 shares of our common stock under our outside directors' stock option plan. The options granted were 25% vested as of the date of grant, and the remainder will vest in equal increments of one-third on each of the three successive anniversaries of the grant date. With the exception of the Chairman of the Board, each outside director also receives an annual retainer of $25,000 and $1,000 for each board or committee meeting he attends. We also reimburse each director for reasonable expenses incurred in connection with attendance at any board or committee meetings. Our Chairman of the Board received an initial grant of options to purchase 50,000 shares of our common stock. These options were 25% vested on the date of grant, and the remainder will vest in equal increments of one-third on each of the three successive anniversaries of the grant date. Our Chairman of the Board also receives an annual retainer of $120,000, and $1,000 for each board or committee meeting he attends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of our executive officers currently serve, or in the past has served, on the board of directors or compensation committee of any other company that has one or more executive officers serving on our board of directors or compensation committee.

SUMMARY COMPENSATION TABLE

         The following table presents information concerning compensation earned by our chief executive officer during the fiscal year ended December 31, 2001 and our four other most highly compensated executive officers serving at December 31, 2001 who earned over $100,000 in salary and bonus. They are collectively referred to as the named executive officers.

                                                                       ANNUAL COMPENSATION
                                                                     -----------------------        ALL OTHER
         NAME AND PRINCIPAL POSITION               FISCAL YEAR(1)     SALARY         BONUS        COMPENSATION
         ---------------------------               --------------    --------      ----------     ------------

         C. Christian Winkle ..................      2001-12/31      $652,550      $585,000(3)      $15,450(4)
              President, chief executive ......            2001       652,550       780,000          12,900(4)
              officer and director(2) .........            2000       570,962       600,000          15,453(5)
                                                           1999       338,478       150,000              --

         Susan Thomas Whittle .................      2001-12/31      $333,500      $187,500(3)      $10,350(6)
              Executive vice president, .......            2001       333,500       250,000          10,350(6)
              general counsel and secretary ...            2000       328,482       175,000              --
                                                           1999       290,936        91,500              --

         Boyd P. Gentry .......................      2001-12/31      $272,077      $112,500(3)      $ 8,342(6)
              Senior vice president ...........            2001       262,846       150,000           8,342(6)
              and treasurer ...................            2000       235,000        85,000              --
                                                           1999       204,596        79,200              --

         John J. Notermann ....................      2001-12/31       235,000      $131,250(3)      $10,945(6)
              Senior vice president, ..........            2001       235,000       125,000          10,945(6)
              corporate development ...........            2000       235,000       125,000          65,402(5)
                                                           1999       204,308        75,829              --

         David F. Polakoff, M.D ...............      2001-12/31      $350,000      $ 67,500(3)      $11,562(6)
              Senior vice president, ..........            2001       350,000        90,000          11,562(6)
              medical affairs and .............            2000       354,039        50,000              --
              chief medical officer ...........            1999       332,659            --              --

------------------------
(1) The row "2001 - 12/31" represents the 12-month period ended December 31, 2001, including the three month transition period from October 1, 2001 to December 31, 2001 in connection with the change in our fiscal year end. The row "2001" represents the 12-month period ended September 30, 2001. Consequently, the compensation paid during the nine-month period from January 1, 2001 to September 30, 2001 is reported in both rows. All other years represent fiscal years ended September 30.

(2) Mr. Winkle's employment commenced January 20, 1999. Accordingly, compensation information for fiscal 1999 reflects a partial year of service.

(3) Represents prorated portion of bonus (9/12) earned during the 12-month period ended December 31, 2001.

(4)   Represents automobile allowance.

(5)   Represents temporary living expenses.

(6) Represents automobile allowance of $7,800 and matching contributions under our 401(k) Plan.

EMPLOYMENT AGREEMENTS

         The following are summaries of the employment agreements with the officers of Mariner. Although Messrs. Gentry, O'Malley, Straub and Miele are employed by the Management Company, each is serving as an officer of Mariner.

         C. CHRISTIAN WINKLE

         We have entered into an employment agreement with Mr. Winkle as of April 4, 2002. His agreement is for a continuous term during the period he remains employed by us. Pursuant to this agreement, Mr. Winkle is entitled to receive:

            - a base salary, currently $750,000 per year, which will be reviewed by our board of directors annually, and may increase, but not decrease;

            - an annual bonus of between 50% and 150% of his annual base salary if we achieve specified financial targets; and

            - fringe benefits, including stock options and pension and welfare benefits.

         If Mr. Winkle's employment is terminated without cause or he terminates his employment for good reason prior to a change of control or following the second anniversary of a change of control, he will continue to receive his then-current salary for two years. He will also receive a lump sum payment equal to the sum of: (i) his prorated target bonus for bonus amounts earned during the year of termination; and (ii) two times the greater of (x) the average annual bonuses paid to him over the two prior years and (y) his target bonus amount. In addition, Mr. Winkle will be entitled (subject to mitigation) to receive benefit continuation for a period of two years following his termination and all equity-based awards will become fully vested.

         If Mr. Winkle's employment is terminated without cause or Mr. Winkle terminates the agreement for good reason during the two year period following a change of control, he will receive in a lump sum: (i) a prorated target bonus for bonus amounts earned during the year of termination; and (ii) an amount equal to 2.99 times the sum of (x) his then-current base salary plus (y) the greater of the average bonus paid to him over the two prior years or his target bonus. In addition, Mr. Winkle will be entitled (subject to mitigation) to receive benefit continuation for a period of three years following his termination, and all equity-based awards will become fully vested.

         Mr. Winkle has agreed not to solicit any client or prospective client of ours or solicit or hire our employees for two years following the end of his employment. In addition, if Mr. Winkle terminates his employment without good reason, he is restricted from competing against us for a period of one year.

         BOYD P. GENTRY

         The Management Company has entered into an employment agreement with Mr. Gentry as of May 13, 2002. His agreement is for a continuous term during the period he remains employed by the Management Company. Pursuant to this agreement, Mr. Gentry is entitled to receive:

            - a base salary, currently $325,000 per year, which will be reviewed by the Management Company's board of directors annually, and may increase, but not decrease;

            - An annual bonus of 60% of his annual base salary if specified financial targets are achieved; and

            - fringe benefits, including stock options and pension and welfare benefits.

         If within one year following a change of control, Mr. Gentry's employment is terminated without cause or he terminates the agreement for good reason, then he will receive in a lump sum: (i) a prorated target bonus for bonus amounts earned during the year of termination; and (ii) an amount equal to 2.5 times the sum of (x) his then current base salary plus (y) the greater of the average bonus paid to him over the two prior years or his target bonus. In addition, Mr. Gentry will be entitled (subject to mitigation) to receive benefit continuation for a period of three years following his termination and all equity-based awards will become fully vested.

         If Mr. Gentry's employment is terminated without cause either prior to, or following the first anniversary of, a change of control, he will continue to receive his then current salary for a period of two and one-half years. He will also receive a lump sum payment equal to his prorated target bonus for bonus amounts earned during the year of termination. In addition, he will be entitled (subject to mitigation) to receive benefit continuance for a period not to exceed the period for which he receives his then current salary. In addition, all equity-based awards will become fully vested.

         Mr. Gentry has agreed not to solicit any client or prospective client of ours or solicit or hire our employees for two years following the end of his employment. In addition, if Mr. Gentry terminates his employment without good reason, he is restricted from competing against us for a period of one year.

         MESSRS. O'MALLEY, STRAUB AND MIELE

         The Management Company has entered into substantially similar employment agreements with each of Messrs. O'Malley, Straub and Miele as of May 13, 2002. These agreements provide for three-year terms that extend automatically for successive one-year terms. Messrs. O'Malley, Straub and Miele are each entitled to receive:

                  - a base salary, currently $225,000 per year each for Messrs. O'Malley and Straub and $250,000 per year for Mr. Miele, which will be reviewed by the Management Company's board of directors annually, and may increase, but not decrease;

                  - an annual bonus of 50% of his annual base salary if specified financial targets are achieved; and

                  - fringe benefits, including stock options and pension and welfare benefits.

         If within one year following a change of control, any of the foregoing individual's employment is terminated without cause or he terminates his employment for good reason, then that person will receive in a lump sum: (i) a prorated target bonus for bonus amounts earned during the year of termination; and (ii) an amount equal to 1.5 times the sum of (x) his then current base salary plus (y) the greater of the average bonus paid to him over the two prior years or his target bonus. In addition, he will be entitled (subject to mitigation) to receive benefit continuation for a period of two years following his termination and all equity-based awards will become fully vested.

         If any of the foregoing individual's employment is terminated without cause either prior to, or following the first anniversary of, a change of control, then that person will continue to receive his then-current salary for a period of one and one-half years. He will also receive a lump sum payment equal to his prorated target bonus for bonus amounts earned during the year of termination. In addition, he will be entitled (subject to mitigation) to receive benefit continuation for a period not to exceed the period for which he receives his then-current salary. In addition, all equity-based awards will become fully vested.

         Each of Messrs. O'Malley, Straub and Miele has agreed not to solicit any client or prospective client of ours or solicit or hire our employees for two years following the termination of his employment. In addition, if any of the foregoing individuals terminates his employment without good reason, then the Management Company has the option to cause that person to comply with certain covenants under which he will be restricted from competing against us for a period of one year, provided that the Management Company continues to pay his then-current base salary for a period of one year following termination.

         The following are summaries of the employment agreements with officers of the Management Company. These are being provided because these persons are named executive officers.

         DR. POLAKOFF AND MR. NOTERMANN

         The Management Company has entered into substantially similar employment agreements with Dr. Polakoff and Mr. Notermann as of May 13, 2002. These agreements provide for three-year terms that extend automatically for successive one-year terms. Dr. Polakoff and Mr. Notermann are each entitled to receive:

                  -        a base salary, currently $350,000 per year for Dr.
                           Polakoff and $235,000 per year for Mr. Notermann, which will be reviewed by the Management Company's board of directors annually, and may increase, but not decrease;

                  - an annual bonus equal to 50% of his annual base salary if specified financial targets are achieved; and

                  - fringe benefits, including stock options and pension and welfare benefits.

         If within one year following a change of control, either Dr. Polakoff's or Mr. Notermann's employment is terminated without cause or either of them terminates their employment for good reason, then the terminated individual will receive in a lump sum: (i) a prorated target bonus for bonus amounts earned during the year of termination; and (ii) an amount equal to 1.5 times the sum of (x) his then current base salary plus (y) the greater of the average bonus paid to him over the two prior years or his target bonus. In addition, he will be entitled (subject to mitigation) to receive benefit continuation for a period of twenty-four months following his termination, and all equity-based awards will become fully vested.

         If either Dr. Polakoff's or Mr. Notermann's employment is terminated without cause either prior to, or following the first anniversary of, a change of control, the terminated individual will continue to receive his then-current salary for a period of one and one-half years. He will also receive a lump sum payment equal to his prorated target bonus for bonus amounts earned during the year of termination. In addition, he will be entitled (subject to mitigation) to receive benefit continuation for a period not to exceed the period for which he receives his then-current salary.

         Each of Dr. Polakoff and Mr. Notermann has agreed not to solicit any client or prospective client of ours or solicit or hire our employees for two years following the termination of his employment. In addition, if either Dr. Polakoff or Mr. Notermann terminates his employment without good reason, the Management Company has the option to cause Dr. Polakoff or Mr. Notermann to comply with certain covenants under which they will be restricted from competing against us for a period of one year, provided that the Management Company continues to pay their then-current base salary for a period of one year following termination.

         SUSAN THOMAS WHITTLE

         We have entered into a separation agreement and general release with Susan Thomas Whittle pursuant to which her employment with us will terminate as of December 31, 2002. We have agreed to pay Ms. Whittle $330,500, less legal deductions, over a 52-week period during which Ms. Whittle has agreed to remain available to provide consulting services to us as may be requested by our Chief Executive Officer and our General Counsel.

         Pursuant to the terms of the agreement, Ms. Whittle has agreed not to disclose any confidential information for a period of two years following the execution of the agreement and any trade secrets for as long as the trade secrets remain confidential under applicable law. Ms. Whittle has agreed not to solicit any client or prospective client of ours or solicit or hire our employees for one year following the end of her employment.

OPTION GRANTS, EXERCISES AND FISCAL YEAR END VALUE TABLES

         We did not make any option grants during the fiscal year ended December 31, 2001. All option grants outstanding as of December 31, 2001 were cancelled in connection with our emergence from bankruptcy on May 13, 2002. Therefore, information relating to option grants, exercises and values has not been included in this prospectus.

2002 STOCK INCENTIVE PLAN

         On May 16, 2002, our board of directors adopted the Mariner Health Care, Inc. 2002 Stock Incentive Plan, or 2002 stock incentive plan. This plan is intended to meet the requirements of the federal tax provisions contained in
Section 162(m) of the Internal Revenue Code. The purpose of the 2002 stock incentive plan is to allow us to attract and retain qualified officers and key employees and to provide these individuals with an additional incentive to devote themselves to our future success. Additionally, we believe that awards under the 2002 stock incentive plan will more closely align the interests of our personnel with the interests of our stockholders.

         A total of 1,978,022 shares of our common stock are reserved for issuance under the plan. The number of shares of common stock reserved is subject to adjustment in the event of stock dividends, stock splits, recapitalization and similar events. The plan is administered by the compensation committee of our board of directors. The committee determines the persons to whom, and the times at which, awards will be granted, the types of awards to be granted and all other related terms and conditions of the awards, subject to any limitations in the plan. The terms and conditions of each award are set forth in written agreements with each participant.

         All officers and key employees of Mariner and its affiliates are eligible to participate in the 2002 stock incentive plan. Currently, approximately 100 individuals participate in this plan. The plan provides for awards in the form of qualified and non-qualified stock options, stock appreciation rights, shares of restricted stock, stock grants and performance share awards.

         The per share exercise price of any stock option may not be less than the fair market value of a share of common stock at the time of grant. No participant may receive stock options or stock appreciation rights under the 2002 stock incentive plan in any calendar year for more than 439,560 shares.

2002 OUTSIDE DIRECTORS' STOCK OPTION PLAN

         On May 16, 2002, our board of directors adopted the Mariner Health Care, Inc. 2002 Outside Directors' Stock Option Plan, or 2002 outside directors' plan. The 2002 outside directors' plan provides us with the ability to grant each non-employee director non-qualified stock options to purchase shares of our common stock. This plan is administered by the compensation committee of the board of directors, and the compensation committee has the authority in its sole discretion to interpret, grant options under, make all other determinations and take all other actions it deems necessary or advisable for the implementation and administration of, the 2002 outside directors' plan or any agreements thereunder. The terms and conditions of each award made under the 2002 outside directors' plan are set forth in individual non-qualified stock option agreements.

         Directors who are not employees are eligible to receive options under the 2002 outside directors' plan. The terms of each stock option agreement provide that the exercise price for each share subject to an option shall be the fair market value as of the date of grant. A total of 175,000 shares of our common stock are reserved for issuance under the 2002 outside directors' plan. The number of shares of common stock reserved is subject to adjustment in the event of stock dividends, stock splits, recapitalizations and similar events.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of September 30, 2002, the number and percentage of shares of our common stock beneficially owned (as defined in Rule 13d-4 under the Securities Exchange Act of 1934) by: (i) all persons known to us to beneficially own more than 5% of our common stock; (ii) each of our directors; (iii) the named executive officers; and (iv) all directors and executive officers as a group. The number of shares owned by a person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2002. The number of shares owned by 5% beneficial owners is based on the most recent information available to us, and, except as noted below, the address of each beneficial owner is c/o Mariner Health Care, One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346.


                                                                                    NUMBER OF         PERCENTAGE
                  BENEFICIAL OWNER                                                SHARES OWNED          OWNED(1)
                  ----------------                                                -------------       ----------
                  DIRECTORS AND NAMED EXECUTIVE OFFICERS:
                     C. Christian Winkle ....................................         73,231(2)             *
                     Susan Thomas Whittle ...................................             --               --
                     Boyd P. Gentry .........................................             --               --
                     John J. Notermann ......................................            795(3)             *
                     David F. Polakoff, M.D .................................             --               --
                     Victor L. Lund .........................................         12,500(4)             *
                     Patrick H. Daugherty ...................................      1,294,513(5)           6.5%
                     Earl P. Holland ........................................          6,250(6)             *
                     Philip L. Maslowe ......................................          6,250(6)             *
                     Mohsin Y. Meghji .......................................          6,250(6)(7)          *
                     M. Edward Stearns ......................................      1,549,846(8)           7.7%
                     Directors and executive officers as a group (14 persons)      2,949,635(9)          14.7%

                  5% BENEFICIAL OWNERS:
                     Oaktree Funds and Accounts .............................      3,622,568(10)         18.1%
                     Halcyon Restructuring Fund, L.P. .......................      1,574,967(11)          7.9%
                     Foothill Partners III, L.P .............................      1,549,846(8)(12)       7.7%
                     Foothill Partners IV, L.P. .............................      1,549,846(8)(12)       7.7%
                     Greenlight Capital, L.L.C...............................      1,475,929(13)          7.4%
                     Highland Capital Management, L.P. ......................      1,294,513(5)(14)       6.5%
                     Highland Crusader Offshore Partners, L.P. ..............      1,294,513(5)(14)       6.5%
                     Prospect Street High Income Portfolio, Inc. ............      1,294,513(5)(14)       6.5%
                     Goldman, Sachs & Co. ...................................      1,044,972(15)          5.2%

---------------
* Represents less than one percent of the outstanding shares of our common stock at September 30, 2002.

(1) Based on 20,000,000 shares of our common stock outstanding as of September 30, 2002. Shares issuable under stock options or warrants exercisable within 60 days of September 30, 2002 are treated as if outstanding for purposes of computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

(2) Consists of options that are exercisable within 60 days of September 30, 2002 to acquire 73,231 shares of common stock.

(3) Includes warrants that are exercisable within 60 days of September 30, 2002 to acquire 385 shares of common stock.

(4) Consists of options that are exercisable within 60 days of September 30, 2002 to acquire 12,500 shares of common stock.

(5) Based upon the Schedule 13D filed with the SEC on May 23, 2002 by Highland Capital Management, L.P., Highland Crusader Offshore Partners, L.P., Prospect Street High Income Portfolio, Inc. and Mr. Daugherty. Includes 1,113,010, 77,673 and 97,580 shares of common stock held by Highland Crusader, Prospect Street and Highland Capital, respectively. Also includes options held by Mr. Daugherty that are exercisable within 60 days of September 30, 2002 to acquire 6,250 shares of common stock. Mr. Daugherty is an employee of Highland Capital, the General Partner of Highland Crusader and the Investment Advisor for Prospect Street. Under an arrangement between Mr. Daugherty and Highland Capital, Mr. Daugherty is required to assign or remit all compensation, including stock options, received as a director of Mariner to his employer. Accordingly, Mr. Daugherty disclaims beneficial ownership of these securities.

(6) Includes options that are exercisable within 60 days of September 30, 2002 to acquire 6,250 shares of common stock.

(7) Pursuant to an arrangement between Mr. Meghji and LM + Co., Mr. Meghji is required to assign or remit all compensation, including stock options, received as a director of Mariner to his employer. Accordingly, Mr. Meghji disclaims beneficial ownership of these securities.

(8) Based upon the Schedule 13G filed with the SEC on May 28, 2002 by Foothill Partners III, L.P., Foothill Partners IV, L.P., FP IV GP, LLC, and the following managing partners/members: The Foothill Group, Inc., Stearns Family Trust 2001, Dennis R. Ascher, Jeffery T. Nikara Living Trust and John F. Nickoll Living Trust. FP IV GP is the general partner of Foothill Partners IV and the managing partners/members are the managing members of Foothill Partners, IV. The managing partners/members are the general partners of Foothill Partners III. Mr. Stearns is the trustee of the Stearns Family Trust 2001. Foothill Partners III beneficially owns 933,386 shares of common stock and its affiliate, Foothill Partners, IV beneficially owns 610,210 shares of common stock. Includes options held by Mr. Stearns that are exercisable within 60 days of September 30, 2002 to acquire 6,250 shares of common stock. Mr. Stearns is the managing general partner of Foothill Partners III and Foothill Partners IV. Pursuant to an arrangement between Mr. Stearns and Foothill Capital Corporation, Mr. Stearns is required to assign or remit all compensation, including stock options, received as a director of Mariner to Foothill. Accordingly, Mr. Stearns disclaims beneficial ownership of these securities.

(9)      See Notes (1) - (8).

(10) Specific information about the holdings of the Oaktree Funds and Accounts is contained in the Selling Stockholders section above. The address of the Oaktree Funds and Accounts is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Although Oaktree Capital Management may be deemed to beneficially own the shares of common stock held by the Oaktree Funds and Accounts by virtue of its status as general partner or investment manager of those funds and accounts, Oaktree Capital Management, a registered investment advisor under the Investment Advisors Act of 1940, disclaims any beneficial interest in those shares except to the extent of its pecuniary interest therein.

(11)     The address of Halcyon is 477 Madison Avenue, 8th Floor, New York, NY
         10002.

(12) The address of Foothill Partners is 2450 Colorado Avenue, Suite 3000, Santa Clara, CA 90404.

(13) Based upon the Schedule 13G filed with the SEC on October 15, 2002 by Greenlight Capital, L.L.C., David Einhorn and Jeffrey A. Kerwin. Their address is 420 Lexington Ave., Suite 1740, New York, New York 10170.

(14) The address of Highland Capital, Highland Crusader and Prospect Street is Two Galleria Tower, 13455 Noel Road, Suite 1300, Dallas, TX 75240.

(15) The address of Goldman, Sachs is 85 Broad Street, 6th Floor, New York, NY 10004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSIDERATION RECEIVED BY FIVE PERCENT BENEFICIAL OWNERS
IN CONNECTION WITH BANKRUPTCY PROCEEDINGS

         Each of the entities named as five percent beneficial owners in our principal stockholders' table above held prepetition claims in our bankruptcy cases and, as a consequence, received pro rata distributions made pursuant to our Joint Plan. These distributions are more fully described in the Bankruptcy and Reorganization subsection above.

LOUGHLIN MEGHJI + COMPANY

         Mohsin Y. Meghji, one of our directors, is a principal in LM + Co., the financial advisor to the senior lenders' steering committee in our bankruptcy proceedings. This committee represented the interests of lenders under our prepetition senior credit facility during our bankruptcy proceedings. During these proceedings, LM + Co. received an aggregate of $1,525,000 in fees in connection with its representation of this committee.

FOOTHILL GROUP, INC. AND FOOTHILL INCOME TRUST, L.P.

         Foothill Group and Foothill Income Trust, affiliates of Foothill Partners III and Foothill Partners IV, which beneficially own over 5% of our common stock, are members of the syndicate of financial institutions serving as lenders under our Senior Credit Facility. In connection with their participation in this syndicate, Foothill Group and Foothill Income Trust are entitled to receive their pro rata share of interest payments and any other customary fees under the Senior Credit Facility. Additionally, Foothill Partners III and Foothill Partners IV are members of the syndicate of financial institutions that hold our Second Priority Notes. In connection with their participation in this syndicate, they are entitled to receive their pro rata share of interest payments and any other customary fees under the Second Priority Notes. M. Edward Stearns, one of our directors, is Senior Vice President of Foothill Capital Corporation and a managing general partner of five partnerships in the Foothill family of funds, which are affiliates of Foothill Group and Foothill Income Trust.

HIGHLAND LOAN FUNDING V LTD.

         Highland Loan Funding V Ltd., an affiliate of Highland Crusader Offshore Partners and Prospect Street High Income Portfolio, which beneficially own over 5% of our common stock, is a member of the syndicate of financial institutions serving as lenders under our Senior Credit Facility. In connection with its participation in this syndicate, Highland Loan Funding V is entitled to receive its pro rata share of interest payments and any other customary fees under the Senior Credit Facility. Patrick Daugherty, one of our directors, is general counsel and a senior portfolio manager at Highland.

GOLDMAN, SACHS & CO.

         An affiliate of Goldman, Sachs & Co. owns approximately 5.4% of our common stock. An affiliate of Goldman, Sachs & Co. is a lender under our Senior Credit Facility, and it received approximately $1,250,000 in fees for the underwriting of new loans thereunder. An affiliate of Goldman, Sachs & Co. is also a holder of our Second Priority Notes. Following our emergence from bankruptcy, we engaged Goldman, Sachs & Co. to provide investment banking services in connection with a potential financing alternative. In connection with those services, we paid Goldman Sachs $2.2 million in fees and expenses. In addition, Goldman, Sachs and its affiliates may in the future engage in commercial banking, investment banking, investment banking or other financial advisory transactions with us and our affiliates.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of our capital stock is qualified in its entirety by reference to our Third Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws.

GENERAL

         Our authorized capital stock consists of 90 million shares of capital stock, including (i) 80 million shares of common stock, $0.01 par value per share, and (ii) 10 million shares of preferred stock, par value $0.01 per share. As of June 30, 2002, we had 20 million shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. We also had warrants to purchase 753,786 shares of our common stock outstanding on that date.

COMMON STOCK

         The issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available therefor. There is no cumulative voting in the election of directors. Our Senior Credit Facility and the indenture pertaining to our Second Priority Notes contain negative covenants that impose significant restrictions on, among other things, our ability to pay dividends. In the event of a liquidation, dissolution or winding up of our company, holders of common stock have the right to receive all assets available for distribution to stockholders (after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding). The holders of our common stock have no preemptive rights and no rights to require the redemption of our common stock. Our common stock is quoted on the OTC Bulletin Board under the trading symbol "MHCA."

PREFERRED STOCK

         Our Third Amended and Restated Certificate of Incorporation authorizes our board of directors to issue preferred stock in one or more series. The description of shares of each series of preferred stock, including the number of shares to be included in that series, any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption are to be determined by our board of directors. We may issue, without the approval of the holders of common stock, preferred stock which has voting, dividend or liquidation rights superior to our common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control.

CERTAIN RESTRICTIONS AND VOTING REQUIREMENTS

         Our Third Amended and Restated Certificate of Incorporation states that we may not issue nonvoting equity securities.

         Article Tenth of the Third Amended and Restated Certificate of Incorporation requires that the affirmative vote of at least eighty percent (80%) of the voting power of all the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal, or adopt any provision inconsistent with (i) Article Sixth (which contains provisions governing our board of directors, amendment of our Amended and Restated By-laws, the vote required for stockholder action and the requirements for calling a special meeting of our stockholders), (ii) Article Seventh (eliminating liability of directors to the maximum extent permitted by law), (iii) Article Eighth (providing for indemnification and advancement of expenses to directors, officers and employees), (iv) Article Ninth (setting forth certain factors that may be considered by our board of directors when evaluating a potential business combination), and (v) the supermajority voting requirements set forth in Article Tenth.

         Article 2.18 of our Amended and Restated By-laws provides that any amendment or repeal of, or the adoption of any provision inconsistent with,
Article 2 thereof (which contains provisions governing the affairs of our board of directors) must be approved by the affirmative vote of the holders of at least eighty percent (80%) of the votes which all the stockholders would be entitled to cast at any annual election of directors.

ANTI-TAKEOVER PROVISIONS

         DELAWARE LAW

         We are subject to the provisions of Section 203 of the General Corporation Law of Delaware, which prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% of more of a corporation's voting stock.

         CERTIFICATE OF INCORPORATION

         Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the holders of our common stock. The rights of the holders of any preferred stock that may be issued in the future may adversely affect the rights of the holders of our common stock. The issuance of any preferred stock, while providing us with desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control Furthermore, preferred stock may have other rights, including economic rights senior to the common stock, and as a result, the issuance of the preferred stock could have a material adverse effect on the market value of our common stock.

TRANSFER AGENT

         Our registrar and transfer agent is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

         We are registering the common stock on behalf of the selling stockholders. The common stock may be sold from time to time to purchasers directly by the selling stockholders, in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. Alternatively, the selling stockholders may offer the common stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of securities for whom they may act as agent. Those prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers. The selling stockholders and any underwriters, dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of common stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         Sales of common stock may be effected in transactions (which may involve block transactions):

                  - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

                  -        in the over-the-counter market;

                  -        in privately negotiated transactions;

                  - through the writing of options or other derivative contracts;

                  - by a distribution by the selling stockholders to its beneficial owners; or

                  -        through pledge, mortgage or hypothecation.

         At the time a particular offering of common stock is made, a prospectus supplement will be distributed which will set forth the names of any selling stockholders, the aggregate amount of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to paid to broker/dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the common stock offered by this prospectus will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the common stock may not be offered or sold unless it has been registered or qualified for sale in such jurisdictions or any exception from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of common stock may not simultaneously engage in market-making activities for such stock for a period of five business days prior to the commencement of such distribution and ending upon the completion of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         Pursuant to a registration rights agreement between us and an affiliate of the selling stockholders, we will pay substantially all of the expenses incident to the registration, offering and sale of the common stock of the selling stockholders other than commissions and discounts of underwriters, dealers or agents. The selling stockholders and their controlling persons are entitled to be indemnified by us against certain liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We are entitled to be indemnified by the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         Pursuant to the registration rights agreement, we are required to use our best efforts to keep the registration statement, of which this prospectus is a part, continuously effective for a period of two years from its effective date or such shorter period that will terminate upon the earlier of the date on which all of the shares of common stock held by the selling stockholders shall have been sold pursuant to the registration statement or there ceases to be any registerable securities outstanding. Under the registration rights agreement, the shares of common stock covered by such agreement cease to be registerable securities if, in addition to being sold pursuant to a registration statement, they: (i) are distributed in a Rule 144 offering; (ii) are transferred to any person or entity who is not a Permitted Transferee under the agreement; or
(iii) cease to be outstanding. The registration rights agreement provides that a Permitted Transferee is any person that acquires shares of common stock from a person entitled to be a party to the registration rights agreement as of May 13, 2002, who, as a result of such transfer, owns 10% or more of the shares of common stock issued upon our emergence from bankruptcy. Notwithstanding these obligations, we may, under certain circumstances, postpone or suspend the effectiveness of the registration statement (or any amendments or supplements thereto) or the sale of common stock under the registration statement.

         Underwriters, dealers or agents that participate in the sales of our common stock may engage in transactions with, or perform services for, us in the ordinary course of business.

                                 LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed on for us by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.


                                    EXPERTS

         The consolidated financial statements of Mariner Health Care, Inc. (formerly known as Mariner Post-Acute Network, Inc.) at December 31, 2001 and September 30, 2001 and 2000, and for the period from October 1, 2001 through December 31, 2001 and for each of the three years in the period ended September 30, 2001 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Mariner's ability to continue as a going concern as described in Note 3 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC and Room 1024, 450 Fifth Street, N.W., Washington, D. C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         We have filed with the SEC a Registration Statement on Form S-1 to register the shares included in this offering. This prospectus is a part of the Registration Statement. This prospectus does not include all of the information contained in the Registration Statement. For further information about us and the securities offered in this prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the SEC's public reference facility or by visiting the website referred to above.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

            AUDITED TRANSITION PERIOD AND ANNUAL FINANCIAL STATEMENTS

                    AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ----
Report of Ernst & Young LLP, Independent Auditors..........................................................   F-2

Consolidated Balance Sheets as of December 31, 2001, September 30, 2001 and 2000...........................   F-3

Consolidated Statements of Operations for the three months ended December 31, 2001
and years ended September 30, 2001, 2000 and 1999..........................................................   F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the three months ended December 31, 2001
and years ended September 30, 2001, 2000 and 1999..........................................................   F-5

Consolidated Statements of Cash Flows for the three months ended December 31, 2001
and years ended September 30, 2001, 2000 and 1999..........................................................   F-6

Notes to Consolidated Financial Statements.................................................................   F-7



                     UNAUDITED INTERIM FINANCIAL STATEMENTS

          UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----
Unaudited Condensed Consolidated Statements of Operations for the Reorganized
Company for two months ended June 30, 2002 and for the Predecessor Company for the periods one month ended April 30, 2002, three months ended June 30, 2001,
four months ended April 30, 2002 and six months ended June 30,2001 .....................................      F-47

Unaudited Condensed Consolidated Balance Sheets for the Reorganized Company as of June 30, 2002 and the
Predecessor Company as of December 31, 2001 ............................................................      F-49

Unaudited Condensed Consolidated Statements of Cash Flows for the Reorganized Company for the two months ended June 30, 2002 and for the Predecessor Company for the four months ended April 30, 2002 and six
months ended June 30, 2001 .............................................................................      F-50

Notes to Unaudited Condensed Consolidated Interim Financial Statements .................................      F-51

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of Mariner Post-Acute Network, Inc.

         We have audited the accompanying consolidated balance sheets of Mariner Post-Acute Network, Inc. and subsidiaries as of December 31, 2001 and September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from October 1, 2001 through December 31, 2001 and each of the three years in the period ended September 30, 2001. Our audits also included the financial statement schedule listed in the index at Item 14. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mariner Post-Acute Network, Inc. and subsidiaries at December 31, 2001 and September 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for the period from October 1, 2001 through December 31, 2001 and each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 of the accompanying consolidated financial statements, the Company has incurred net losses, has a capital deficit of approximately $1.5 billion at December 31, 2001 and has not been in compliance with certain covenants of various loan agreements. In addition, the Company and substantially all of its subsidiaries filed separate voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code and continue to operate as a debtor-in-possession under the protection of chapter 11. These matters raise substantial doubt about the Company's ability to continue as a going concern. On November 30, 2001, the Company filed a plan of reorganization with the U.S. Bankruptcy Court, which was amended on December 14, 2001 and again on February 1, 2002. In the event the plan of reorganization is confirmed and consummated, continuation of the business thereafter is dependent on the Company's ability to achieve successful future operations. The accompanying consolidated financial statements do not include any adjustments reflecting the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of these uncertainties.

                                                           ERNST & YOUNG LLP




Atlanta, Georgia
March 8, 2002

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                           CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                              SEPTEMBER 30,
                                                                     DECEMBER 31,      ------------------------------
                                                                         2001              2001             2000
                                                                     ------------      ------------      ------------
                             ASSETS
Current assets:
   Cash and cash equivalents ....................................    $    213,740      $    209,050      $    170,468
   Receivables, net of allowance for doubtful accounts of
     $61,049, $53,286, and $44,624 ..............................         238,736           241,860           246,695
   Inventories ..................................................           6,720             6,769             8,032
   Net assets of discontinued operations ........................          59,053            60,360            70,979
   Prepaid expenses and other current assets ....................          34,628            42,164            52,032
                                                                     ------------      ------------      ------------
     Total current assets .......................................         552,877           560,203           548,206

Property and equipment, net .....................................         412,965           416,026           439,044
Goodwill, net ...................................................         193,651           196,223           207,652
Restricted investments ..........................................          37,767            32,831            35,671
Other assets ....................................................          25,095            25,695            17,062
                                                                     ------------      ------------      ------------
                                                                     $  1,222,355      $  1,230,978      $  1,247,635
                                                                     ============      ============      ============

          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Current maturities of long-term debt .........................    $         --      $         --      $         --
   Accounts payable .............................................          66,217            72,608            67,810
   Accrued compensation and benefits ............................          91,368           100,488            91,629
   Accrued insurance obligations ................................          24,725            24,764             9,616
   Other current liabilities ....................................          22,926            27,899            47,440
                                                                     ------------      ------------      ------------
     Total current liabilities ..................................         205,236           225,759           216,495

Liabilities subject to compromise ...............................       2,289,600         2,293,820         2,369,549

Long-term debt, net of current maturities .......................          59,688            59,688                --
Long-term insurance reserves ....................................         107,734            92,769            68,987
Other liabilities ...............................................          22,785            25,827            28,124
Minority interest ...............................................           4,572             4,624             4,657
                                                                     ------------      ------------      ------------
     Total liabilities ..........................................       2,689,615         2,702,487         2,687,812

Commitments and contingencies

Stockholders' equity (deficit):
   Preferred stock, $.01 par value; 5,000,000 shares
     authorized; none issued ....................................              --                --                --
   Common stock, $.01 par value; 500,000,000 shares authorized;
     73,688,379 shares issued ...................................             737               737               737
   Capital surplus ..............................................         980,952           980,952           980,952
   Accumulated deficit ..........................................      (2,449,378)       (2,453,773)       (2,420,378)
   Accumulated other comprehensive gain (loss) ..................             429               575            (1,488)
                                                                     ------------      ------------      ------------
     Total stockholders' deficit ................................      (1,467,260)       (1,471,509)       (1,440,177)
                                                                     ------------      ------------      ------------
                                                                     $  1,222,355      $  1,230,978      $  1,247,635
                                                                     ============      ============      ============


   The accompanying notes are an integral part of these financial statements.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     THREE MONTHS
                                                        ENDED                  YEAR ENDED SEPTEMBER 30,
                                                     DECEMBER 31,    -------------------------------------------
                                                        2001            2001            2000            1999
                                                     -----------     -----------     -----------     -----------
Net revenues ....................................    $   458,151     $ 1,872,135     $ 1,879,307     $ 1,990,863

Costs and expenses:
   Salaries, wages and benefits .................        281,206       1,146,048       1,165,033       1,210,447
   Nursing, dietary and other supplies ..........         28,944         120,403         127,024         128,520
   Ancillary services ...........................         25,800         112,083          89,464         219,292
   General and administrative ...................         42,721         192,956         208,226         271,786
   Insurance ....................................         31,055         118,436         104,380          94,796
   Rent .........................................         12,080          62,782          80,643          98,860
   Depreciation and amortization ................         11,046          49,399          49,235         107,506
   Provision for bad debts ......................          7,763          28,140          30,166         103,512
   Loss on settlement with government ...........             --          33,410              --              --
   Impairment of long-lived assets ..............             --              --          19,413         875,093
   Other expenses ...............................             --              --           8,610          61,901
   Loss on disposal of assets ...................             --              --           3,673         242,735
                                                     -----------     -----------     -----------     -----------
     Total costs and expenses ...................        440,615       1,863,657       1,885,867       3,414,448
                                                     -----------     -----------     -----------     -----------
Operating income (loss) .........................         17,536           8,478          (6,560)     (1,423,585)

Other income (expenses):
   Interest expense (Contractual interest for the
     three months ended December 31, 2001 was
     $43,487 and for the fiscal year ended
     September 30, 2001 and 2000 was $201,066 and
     $238,911, respectively) ....................         (3,474)         (5,171)        (71,905)       (204,247)
   Interest income ..............................          2,603           6,007          11,366           9,075
   Reorganization items .........................        (13,153)        (47,721)        (10,816)             --
   Other ........................................            (15)           (462)          2,261             771
                                                     -----------     -----------     -----------     -----------
Income (loss) from continuing operations before
   income taxes .................................          3,497         (38,869)        (75,654)     (1,617,986)

Benefit for income taxes ........................             --          (4,807)        (19,374)             --
                                                     -----------     -----------     -----------     -----------
Income (loss) from continuing operations ........          3,497         (34,062)        (56,280)     (1,617,986)

Discontinued operations:
   Income (loss) from operations of discontinued
     pharmacy operations ........................            898             667          (2,705)       (160,296)
                                                     -----------     -----------     -----------     -----------
Net income (loss) ...............................    $     4,395     $   (33,395)    $   (58,985)    $(1,778,282)
                                                     ===========     ===========     ===========     ===========


Earnings (loss) per share--basic and diluted:
   Income (loss) from continuing operations .....    $      0.05     $     (0.46)    $     (0.76)    $    (22.03)
   Earnings (loss) from discontinued operations .           0.01            0.01           (0.04)          (2.18)
                                                     -----------     -----------     -----------     -----------
   Net income (loss) per share ..................    $      0.06     $     (0.45)    $     (0.80)    $    (24.21)
                                                     ===========     ===========     ===========     ===========



   The accompanying notes are an integral part of these financial statements.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                        (DOLLARS AND SHARES IN THOUSANDS)


                                                                                      ACCUMULATED
                                                                                         OTHER
                                        COMMON STOCK                                 COMPREHENSIVE
                                   ---------------------    CAPITAL     ACCUMULATED     INCOME
                                     SHARES       AMOUNT    SURPLUS       DEFICIT        (LOSS)        TOTAL
                                   ----------     ------    --------    -----------     -------     -----------
BALANCE, SEPTEMBER 30, 1998 ...        73,277     $  733    $980,142    $  (583,111)    $  (750)    $   397,014

Comprehensive loss:
   Net loss ...................            --         --          --     (1,778,282)         --      (1,778,282)
   Unrealized gain on
     securities
     available-for-sale, net of
     tax ......................            --         --          --             --      (5,565)         (5,565)
                                                                                                    -----------
Comprehensive loss ............                                                                      (1,783,847)

Issuance of common stock ......            49         --         127             --          --             127
Funding of employee benefit
   plans ......................           369          4         683             --          --             687
                                   ----------     ------    --------    -----------     -------     -----------

BALANCE, SEPTEMBER 30, 1999 ...        73,695        737     980,952     (2,361,393)     (6,315)     (1,386,019)

Comprehensive loss:
   Net loss ...................            --         --          --        (58,985)         --         (58,985)
   Unrealized gain on
     securities
     available-for-sale, net of
     tax ......................            --         --          --             --       4,827           4,827
                                                                                                    -----------
Comprehensive loss ............                                                                         (54,158)

Retirement of stock ...........            (7)        --          --             --          --              --
                                   ----------     ------    --------    -----------     -------     -----------
BALANCE, SEPTEMBER 30, 2000 ...        73,688        737     980,952     (2,420,378)     (1,488)     (1,440,177)

Comprehensive loss:
   Net loss ...................            --         --          --        (33,395)         --         (33,395)
   Unrealized gain on
     securities
     available-for-sale, net of
     tax ......................            --         --          --             --       2,063           2,063
                                                                                                    -----------
Comprehensive loss ............                                                                         (31,332)
                                   ----------     ------    --------    -----------     -------     -----------
BALANCE, SEPTEMBER 30, 2001 ...        73,688        737     980,952     (2,453,773)        575      (1,471,509)

Comprehensive income:
   Net income .................            --         --          --          4,395          --           4,395
   Unrealized loss on
     securities
     available-for-sale, net of
     tax ......................            --         --          --             --        (146)           (146)
                                                                                                    -----------
Comprehensive income ..........                                                                           4,249
                                   ----------     ------    --------    -----------     -------     -----------
BALANCE, DECEMBER 31, 2001 ....        73,688     $  737    $980,952    $(2,449,378)    $   429     $(1,467,260)
                                       ======     ======    ========    ===========     =======     ===========


   The accompanying notes are an integral part of these financial statements.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                              THREE MONTHS
                                                                  ENDED                YEAR ENDED SEPTEMBER 30,
                                                               DECEMBER 31,   ----------------------------------------
                                                                   2001            2001       2000           1999
                                                                ---------     ---------     ---------     -----------
Cash flows from operating activities:
   Net income (loss) .......................................    $   4,395     $ (33,395)    $ (58,985)    $(1,778,282)
   Adjustments to reconcile net income (loss) to
     net cash provided (utilized) by operating
     activities:
       Depreciation and amortization .......................       11,046        49,399        49,235         107,506
       Interest accretion on discounted debt ...............           --            --        15,540          20,091
       Equity earnings/minority interest ...................           15           462        (2,261)           (771)
       Reorganization items ................................       13,153        47,721        10,816              --
       Provision for bad debts .............................        7,763        28,140        30,166         103,512
       Loss on settlement with government ..................           --        33,410            --              --
       Impairment of long-lived assets .....................           --            --        19,413         875,093
       Change in estimate related to reduction in revenue...           --            --            --         122,023
       Loss on disposal of assets ..........................           --            --         3,673         242,735
       (Income) loss from discontinued pharmacy
         operations ........................................         (898)         (667)        2,705         160,296
   Changes in operating assets and liabilities:
       Receivables .........................................       (4,545)      (57,972)      (27,594)         19,411
       Inventories .........................................         (113)          395          (884)         (2,440)
       Prepaid expenses and other current assets ...........        6,903        16,142       (18,915)         67,599
       Accounts payable ....................................       (6,273)       22,382        40,969         (20,206)
       Accrued liabilities and other current liabilities....      (13,582)      (16,068)      110,088         (22,243)
   Changes in long-term insurance reserves .................       14,926        53,903       (19,181)         19,589
   Other ...................................................         (460)       (4,208)      (27,922)         17,897
                                                                ---------     ---------     ---------     -----------
 Net cash provided (utilized) by operating
     activities of continuing operations before
     reorganization items ..................................       32,330       139,644       126,863         (68,190)
                                                                ---------     ---------     ---------     -----------
 Net cash provided by discontinued pharmacy operations......        2,205         4,235         5,384           8,632
                                                                ---------     ---------     ---------     -----------
   Payment of reorganization items, net ....................      (14,824)      (46,191)      (25,503)             --
                                                                ---------     ---------     ---------     -----------

Cash flows from investing activities:
   Purchases of property and equipment .....................       (6,229)      (31,902)      (30,563)        (73,251)
   Proceeds from sale of property, equipment and other
     assets ................................................           32         7,900        11,337          87,032
   Restricted investments ..................................       (5,082)        3,393        22,405          13,714
   Net collections on notes receivable .....................          595         1,171         1,405          10,466
   Other ...................................................           --            --        (2,360)             --
                                                                ---------     ---------     ---------     -----------
Net cash (utilized) provided by investing activities .......      (10,684)      (19,438)        2,224          37,961

Cash flows from financing activities:
   Net draws under prepetition credit line .................           --            --            --         222,350
   Repayment of prepetition long-term debt .................       (4,337)      (39,668)      (10,402)       (105,135)
   Proceeds from Deficiency Note ...........................           --            --            --          26,486
   Repurchase of subordinated debt .........................           --            --            --         (46,661)
   Deferred financing fees .................................           --            --            --          (7,538)
   Other ...................................................           --            --            85             598
                                                                ---------     ---------     ---------     -----------
Net cash (utilized) provided by financing activities .......       (4,337)      (39,668)      (10,317)         90,100
                                                                ---------     ---------     ---------     -----------
Increase in cash and cash equivalents ......................        4,690        38,582        98,651          68,503
Cash and cash equivalents, beginning of year ...............      209,050       170,468        71,817           3,314
                                                                ---------     ---------     ---------     -----------
Cash and cash equivalents, end of year .....................    $ 213,740     $ 209,050     $ 170,468          71,817
                                                                =========     =========     =========     ===========



   The accompanying notes are an integral part of these financial statements.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1   NATURE OF BUSINESS

      REPORTING ENTITY

         Mariner Post-Acute Network, Inc. and its subsidiaries (collectively, the "Company") provide post-acute health care services, primarily through the operation of their skilled nursing facilities ("SNFs"). All references to the "Company" herein are intended to include the operating subsidiaries through which the services described herein are directly provided. At December 31, 2001, the Company's significant operations consisted of 317 SNFs, including 9 stand-alone assisted living facilities, in 24 states with approximately 38,000 licensed beds and significant concentrations of facilities and beds in 5 states and several metropolitan markets, which represents the Company's only reportable operating segment. The Company also operates 13 owned, leased or managed long-term acute care ("LTAC") hospitals in 4 states with approximately 670 licensed beds. See Note 21 for financial information about the Company's segments.

         The Company also operated approximately 31 institutional pharmacies and four distribution centers located in 17 states, servicing more than 1,400 affiliated and third-party long-term care centers (the "APS Division"). The Company and certain of its subsidiaries received the approval of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") to sell the Company's APS Division. The Company consummated the sale of its APS Division on January 6, 2002. Accordingly, the results of the APS Division have been treated as a discontinued operation in accordance with accounting principles generally accepted in the United States. See Note 4.

      CHANGE IN YEAR-END

         On December 13, 2001, the board of directors of the Company elected to change the Company's fiscal year end from September 30 to December 31. Accordingly, this Form 10-K covers the transition period from October 1, 2001 through December 31, 2001. Any references to the Company's fiscal years are those ended September 30.

      PETITIONS FOR REORGANIZATION UNDER CHAPTER 11

         On January 18, 2000 (the "Petition Date"), the Company (excluding Mariner Health Group, Inc. ("Mariner Health") and its direct and indirect subsidiaries, the "MPAN Debtors") and Mariner Health and its direct and indirect subsidiaries (the "Mariner Health Subsidiaries" and collectively with Mariner Health, the "MHG Debtors") filed voluntary petitions for relief (collectively, the "Chapter 11 Filings") in the Bankruptcy Court under chapter 11 title 11 of the United States Code (the "Bankruptcy Code"), thus commencing the chapter 11 cases (the "Chapter 11 Cases"). The Company is presently operating its business as a debtor-in-possession and is subject to the jurisdiction of the Bankruptcy Court. As a debtor-in-possession, the Company is authorized to operate its business but may not engage in transactions outside its ordinary course of business without the approval of the Bankruptcy Court.

         On November 30, 2001, the MPAN Debtors and the MHG Debtors (collectively, the "Debtors") filed a Joint Plan and Disclosure Statement with the Bankruptcy Court. On December 5, 2001, the Bankruptcy Court set a hearing on the adequacy of the Disclosure Statement for January 16, 2002, which hearing subsequently was continued until January 25, 2002. On December 14, 2001, and again on February 1, 2002, the Debtors filed Amended Joint Plans of Reorganization and Disclosure Statements (as further amended from time to time, respectively, the "Joint Plan" or "Disclosure Statement"). Notice of the hearing on the adequacy of the Debtors' Disclosure Statement was mailed to the Debtors' various creditor constituencies and other parties entitled to notice on or about December 15, 2001. The Bankruptcy Court approved the Disclosure Statement on February 1, 2002 and authorized the Debtors to solicit votes in favor of the Joint Plan. A hearing on confirmation of the Joint Plan by the Bankruptcy Court has been scheduled for March 25, 2002. See Note 3.

NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION

         The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States on a going concern basis which assumes continuity of operations and realization of assets and settlement of liabilities and commitments in the ordinary course of business. The financial statements do not

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


include any adjustments reflecting the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of uncertainties discussed herein. The accompanying consolidated financial statements have also been presented in conformity with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The statement requires a segregation of liabilities subject to compromise by the Bankruptcy Court as of the Petition Date and identification of all transactions and events that are directly associated with the reorganization of the Company (see Note 3). Pursuant to SOP 90-7, prepetition liabilities are reported on the basis of the expected amounts of such allowed claims, as opposed to the amounts for which those claims may be settled. Under a confirmed final plan of reorganization, those claims may be settled at amounts substantially less than their allowed amounts.

         The Company's reorganization proceedings raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and the appropriateness of using the going concern basis of accounting is dependent upon, among other things, its ability to comply with the terms of its various commitments, including its debtor-in-possession financing, confirmation of a plan of reorganization, success of future operations after such confirmation, and the ability to generate sufficient cash from operations and financing sources to meet obligations.

         The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

      COMPARABLE TRANSITION PERIOD

         The following table presents summarized statements of operations information for the three months ended December 31, 2001 and 2000 (in thousands of dollars):


                                                                                  THREE MONTHS ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                        2001         2000
                                                                                  -------------    --------------
                                                                                                   (UNAUDITED)

          Net revenues ..........................................................    $  458,151    $  470,348
          Costs and expenses ....................................................       440,615       450,687
                                                                                     ----------    ----------
          Operating income ......................................................        17,536
                                                                                                       19,661
          Other expenses ........................................................       (14,039)      (10,133)
                                                                                     ----------    ----------
          Income from continuing operations before ..............................         3,497         9,528
            income taxes
          Provision for income taxes ............................................            --            --
                                                                                     ----------    ----------
          Income from continuing operations .....................................         3,497         9,528
          Discontinued operations:
           Income from operations of discontinued
             pharmacy operations ................................................           898           382
                                                                                     ----------    ----------
         Net income .............................................................    $    4,395    $    9,910
                                                                                     ==========    ==========


      USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's knowledge of current events, they may ultimately differ from actual results.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform with the current year financial statement presentation.

      CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid, unrestricted investments with original maturities of three months or less to be cash equivalents.

         As a result of separate DIP Financings (as defined) and prepetition senior credit facilities, the Company maintains separate centralized cash management systems for the MPAN Debtors and for the MHG Debtors in which cash receipts are transferred periodically from facility and ancillary company depository accounts to a separate cash concentration account for the MPAN Debtors or the MHG Debtors. Funds are then used to provide for normal working capital requirements, including reduction of the outstanding credit lines or placement of excess funds in investment grade investments. In accordance with SOP 90-7, interest income earned since the Petition Date on cash accumulated during the Chapter 11 Cases is classified as reorganization items (see Note 3).

      INVENTORIES

         Inventories, consisting principally of medical supplies, are valued at the lower of cost (first-in, first-out) or market.

      PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Major replacements and significant improvements are capitalized, whereas ordinary maintenance and repairs are expensed as incurred. Interest costs related to funds borrowed to finance construction are capitalized but were not significant for all periods presented. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

       Buildings..............................................      25-40 years
       Building improvements..................................      10-15 years
       Furniture, fixtures and equipment......................       3-15 years

      GOODWILL

         Goodwill represents the excess of acquisition cost over the fair value of net assets acquired in various purchase business combinations and is amortized on a straight-line basis over the estimated useful lives of the related assets. Amortization of goodwill charged to expense was $2.6 million for the transition period ended December 31, 2001 and $11.3 million, $12.6 million and $41.6 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. Accumulated amortization at December 31, 2001, September 30, 2001 and 2000 was $37.4 million, $34.9 million, and $24.0 million, respectively. During the fiscal year ended September 30, 2000, the Company revised its estimate of the useful life of existing goodwill from 30 and 40 years to 20 years. The net effect of such change was a charge of $4.4 million, or $0.06 per share, for the fiscal year ended September 30, 2000.

      ASSESSMENT OF LONG-LIVED ASSETS

         The Company periodically evaluates the carrying values of its long-lived assets, including goodwill, whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable or the estimated useful life has changed in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). Under SFAS 121, an impairment loss is recognized when indicators of impairment are present and the sum of the expected undiscounted cash flows are not sufficient to recover the asset's carrying amount. The difference between the carrying amount of the long-lived assets being evaluated and the estimated fair value of the assets represents the impairment loss. Fair value is based on market prices where available, estimates of market value, or determinations using various valuation techniques including anticipated future cash flows discounted at rates commensurate with the risks involved. See Note 14 for discussion of impairment charges.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      RESTRICTED INVESTMENTS

         Restricted investments represent cash, fixed interest securities, and other investments that have primarily been designated to pay insurance claims of the Company's wholly-owned insurance subsidiaries. Restricted investments also include amounts restricted for collateral under the terms of certain letters of credit and mortgage agreements. See Note 8. These restricted investments have been classified as available-for-sale securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and, accordingly, are reported at their estimated fair value with unrealized gains and losses, net of related tax effects, included with accumulated other comprehensive income as a separate component of stockholders' equity.

      PROFESSIONAL LIABILITY RISKS

         The Company currently purchases general and professional liability insurance through a third party insurance company, maintaining an unaggregated $1.0 million self-insured retention per claim. Loss provisions for professional liability risks, including incurred but not reported losses, are provided on an undiscounted basis in the period of the related coverage. These provisions are based on internal and external evaluations of the merits of individual claims, analysis of claim history, and independent actuarially determined estimates. The methods of making such estimates and establishing the resulting accrued liabilities are reviewed frequently by the Company's management with any adjustments resulting therefrom reflected in current earnings. Claims are paid over varying periods that generally range from one to five years.

         Prior to July 31, 1999, the Company's general and professional liability insurance included aggregated stop loss features limiting the Company's out-of-pocket exposure. For the policy period from April 1, 1999 through July 31, 1999, the total exposure for general and professional liability claims is limited to $7.7 million; for the policy period from April 1, 1998 through March 31, 1999, the Company's total exposure is limited to $23.1 million.

      INCOME TAXES

         Noncurrent deferred income taxes arise primarily from timing differences resulting from using accelerated depreciation for tax purposes, reserves for uninsured losses not deductible in the current period, and other timing differences (see Note 17).

         The Company files a consolidated federal income tax return. Federal and state income tax payments made for the transition period ended December 31, 2001 were $2.1 million and $0.8 million, $0.6 million and $3.0 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. In addition to the tax payments made, the Company received tax refunds of $5.1 million during the transition period ended December 31, 2001 and $4.0 million, $21.9 million and $78.1 million during the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

      NET REVENUES

         Revenues are derived from services rendered to patients for routine long-term care, including daily dietary, social and recreational services, and a full range of pharmacy, rehabilitation and medical services. Revenues are recorded based upon established rates and adjusted for differences between such rates and estimated amounts reimbursable by third-party payors when applicable. Estimated settlements under third-party payor retrospective rate setting programs (primarily Medicare and Medicaid) are accrued in the period the related services are rendered. Historically, the Medicare program utilized a cost-based retrospective reimbursement system for SNFs based on reasonable direct and indirect allowable costs, as well as capital costs and ancillary costs, primarily therapy and pharmacy costs. Under this system, each SNF received an interim payment during the year then submitted an annual cost report prepared in accordance with federal and state regulations, subject to audit and retroactive adjustment in future periods. In the opinion of management, adequate provision has been made for such adjustments and final settlements should not have a material effect on the Company's financial position or results of operations. The Balanced Budget Act made numerous changes to the Medicare program through the implementation of a prospective payment system ("PPS") whereby reimbursement for skilled nursing facilities is based on an all-inclusive per diem rate, which varies depending on the level of acuity of the patient. See Note 6.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      CHANGE IN ACCOUNTING ESTIMATES

         During the fiscal year ended September 30, 1999, the Company recorded $122.0 million of adjustments to reduce the estimated amount due from third-party payors, which included $39.3 million to reduce the estimated amount receivable from cost reports filed or settled during the period. The remaining $82.7 million of adjustments was recorded to reflect amounts due to the Medicare program for previously received reimbursement and to reduce the estimated amount receivable from all Medicare cost report appeal items, primarily pertaining to related party adjustments asserted by the fiscal intermediaries through the reopening of certain Mariner Health cost reports. The reopening of these cost reports were to incorporate adjustments that reduced the allowable costs of rehabilitation therapy services furnished to the Mariner Health facilities by Mariner Health's rehabilitation subsidiaries. At June 30, 1999, Mariner Health had received revised notices of program reimbursement ("NPRs") for approximately fifty 1995 and 1996 cost reports of its facilities, which resulted in reductions in reimbursable cost of approximately $16.9 million. The loss per share of this $122.0 million change in estimate was approximately ($1.66) for the fiscal year ended September 30, 1999. In lieu of recoupment by the fiscal intermediaries, the Company reached an agreement with the Health Care Financing Administration ("HCFA"), which subsequently was renamed the Centers for Medicare and Medicaid Services ("CMS"), and the fiscal intermediaries, implementing an extended repayment plan. The balance as of the date of the agreement was approximately $15.9 million, which was repaid over a period of one year.

      COMPREHENSIVE INCOME

         In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of this statement did not have a material impact on the Company's financial position or results of operations. Comprehensive income includes net income
(loss), as well as charges and credits directly to stockholders' equity (deficit), which are excluded from net income (loss). The Company has presented comprehensive income in the consolidated statements of stockholders' equity (deficit).

      SEGMENT REPORTING

         During Fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), which establishes standards for the method that public business enterprises report information about operating segments in financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect results of operations or financial position. See Note 21.

      STOCK-BASED COMPENSATION

         The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of the grant. The Company accounts for employee stock options in accordance with APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Accordingly, the Company recognizes no compensation expense for stock option grants.

         In October 1995, the Financial Accounting Standards Board (the "FASB") adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which allows companies the option to retain the current accounting approach for recognizing stock-based expense in the financial statements or to adopt a new accounting method based on the estimated fair value of the employee stock option. Companies that do not follow the new fair-value based method are required to provide pro forma disclosures of net income and earnings per share as if the fair-value method of accounting had been applied. See Note 11 for the pro forma effects on the Company's reported net income (loss) and earnings (loss) per share assuming the election had been made to recognize compensation expense on stock-based awards in accordance with SFAS 123.

      RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Gains or losses from changes in fair value would be recognized in earnings in the period of change unless the derivative is designated as a hedging instrument. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, which amended SFAS 133, delaying its effective date to fiscal years beginning after June 15, 2000. The Company adopted this accounting standard as required effective October 1, 2000 and it did not have a material impact on its consolidated financial position, results of operations, or cash flows.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), which is effective for all business combinations completed after June 30, 2001. SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations initiated prior to July 1, 2001. In addition, SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The Company does not expect there to be a material impact on its consolidated financial position, results of operations, or cash flows as a result of adopting this accounting standard.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes new rules on the accounting for goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized; however, they will be subject to annual impairment tests as prescribed by the statement. Intangible assets with definite lives will continue to be amortized over their estimated useful lives. The amortization provisions of SFAS 142 apply immediately to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt SFAS 142 in their fiscal year beginning after December 15, 2001. The Company adopted SFAS 142 on January 1, 2002. However, due to the Chapter 11 Cases, until the Company and Mariner Health file a plan of reorganization that is confirmed by the Bankruptcy Court, the Company cannot currently estimate the impact these impairment tests will have on its consolidated financial position, results of operations, or cash flows.

         In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). Companies are required to adopt SFAS 144 in their fiscal year beginning after December 15, 2001. SFAS 144 changes the criteria that would have to be met to classify an asset as held-for-sale, revises the rules regarding reporting the effects of a disposal of a segment of a business and requires expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses were incurred. The Company adopted this accounting standard as required on January 1, 2002 and it did not have a material impact on its consolidated financial position, results of operation, or cash flows.

NOTE 3   PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

      EVENTS LEADING TO BANKRUPTCY

         During fiscal year 1999, the Company experienced significant losses, resulting in certain financial covenant violations under the Company's various loan agreements (see Note 9). In addition, the Company did not make any scheduled interest and principal payments due subsequent to September 30, 1999, which resulted in an event of default under its loan agreements. The inability of the Company to service or restructure its debt and other obligations culminated in the Chapter 11 Filings on January 18, 2000. While the Chapter 11 Filings constituted a default under the Company's various financing arrangements, section 362 of the Bankruptcy Code imposes an automatic stay that generally precludes any creditors and other interested parties under such arrangements from taking any remedial action in response to any such resulting default outside of the Chapter 11 Cases without obtaining relief from the automatic stay from the Bankruptcy Court.

      REORGANIZATION

         In connection with the Chapter 11 Filings, the MPAN Debtors obtained a commitment for $100.0 million in debtor-in-possession ("DIP") financing (the "MPAN DIP Financing") from a group of lenders (the "MPAN DIP Lenders") led by JP Morgan Chase Bank (f/k/a the Chase Manhattan Bank, "Chase"), which was subsequently replaced by Foothill Capital Corporation as administrative agent ("Foothill"). The MHG Debtors also obtained a commitment for $50.0 million in DIP financing (the "Mariner Health DIP Financing" and together with the MPAN DIP Financing, the "DIP Financings") from a group of lenders (the "Mariner Health DIP Lenders") led by PNC Bank, National Association

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


("PNC"). The commitment under the MPAN DIP Financing has been reduced to $50.0 million and the commitment under the Mariner Health DIP Financing has been reduced to $25.0 million. See Note 9.

         On the Petition Date, the Company received approval from the Bankruptcy Court to pay prepetition and postpetition employee wages, salaries, benefits, and other employee obligations. The Bankruptcy Court also approved orders granting authority, among other things, to pay prepetition claims of certain critical vendors, utilities and patient obligations. All other prepetition liabilities at December 31, 2001, September 30, 2001 and 2000 are classified in the consolidated balance sheet as liabilities subject to compromise. The Company has been and intends to continue to pay postpetition claims of vendors and providers in the ordinary course of business.

         As previously noted, on November 30, 2001, the Debtors filed a Joint Plan and Disclosure Statement with the Bankruptcy Court. The Joint Plan and Disclosure Statement were amended on December 14, 2001, and again on February 1, 2002. The Bankruptcy Court approved the Disclosure Statement on February 1, 2002 and authorized the Debtors to solicit votes in favor of the Joint Plan. A hearing on confirmation of the Joint Plan by the Bankruptcy Court has been scheduled for March 25, 2002. The Joint Plan is the result of many months of good faith and arm's length negotiations among representatives of the Debtors, the lenders under the MPAN Debtors' prepetition senior secured credit facility (the "MPAN Senior Credit Facility Claim Holders"), the lenders under the MHG Debtors' prepetition senior secured credit facility (the "MHG Senior Credit Facility Claim Holders"), the committee of unsecured creditors in the MPAN Debtors' Chapter 11 Cases (the "MPAN Committee"), and the committee of unsecured creditors in the MHG Debtors' Chapter 11 Cases.

         In this regard, the Debtors, a majority of the MPAN Senior Credit Facility Claim Holders and a majority of the MHG Senior Credit Facility Claim Holders entered into a Joint Plan Support Agreement dated as of November 2, 2001 (the "Joint Plan Support Agreement"). The Debtors, a majority of the MPAN Senior Credit Facility Claim Holders and the MPAN Committee also entered into a Plan Support Agreement dated as of September 21, 2001 (the "Plan Support Agreement"). The Joint Plan Support Agreement commits the parties thereto to support a plan of reorganization that conforms with the terms set forth in the Joint Plan Support Agreement provided that the Joint Plan is confirmed and goes effective on or before April 1, 2002. The Plan Support Agreement commits the MPAN Committee to support a plan of reorganization that provides for recoveries to the MPAN Committee as set forth in the Plan Support Agreement provided that such a plan is consummated prior to March 31, 2002.

         If confirmed and consummated, the Joint Plan will provide for the substantive consolidation of the MPAN Debtors' estates, and for the separate substantive consolidation of the MHG Debtors' estates. Accordingly, any claims against and assets of a particular MPAN Debtor will be deemed to be claims against and assets of all of the MPAN Debtors, and any claims against and assets of a particular MHG Debtor will be deemed to be claims against and assets of all of the MHG Debtors. Notwithstanding the foregoing, substantive consolidation will not affect the validity of any creditor's perfected and unavoidable interest in property of the Debtors' estates (such as validly perfected liens).

         Following consummation of the Joint Plan, the Company will have one capital structure, and the MPAN Debtors and the MHG Debtors generally will no longer be required to operate separately, except with respect to the resolution of claims in their respective Chapter 11 Cases. The MPAN Senior Credit Facility Claim Holders and MHG Senior Credit Facility Claim Holders will receive the majority of the equity in the Company following its reorganization ("Reorganized MPAN").

         If the Joint Plan is confirmed and consummated, general unsecured creditors of the MPAN Debtors, other than holders of the Company's issued and outstanding $275.0 million principal amount 9.5% Senior Subordinated Notes due 2007 (the "9.5% Senior Subordinated Notes") and $294.0 million principal amount 10.5% Senior Subordinated Discount Notes due 2007 (the "10.5% Senior Subordinated Discount Notes," and together with the 9.5% Senior Subordinated Notes, the "MPAN Senior Subordinated Notes"), will receive on account of their allowed unsecured claims pro rata distributions from the MPAN Debtors' general unsecured claims distribution fund, which will consist of approximately 2% of the Reorganized MPAN's common stock, par value $.01 per share (the "New MPAN Common Stock"), issued on the effective date of the Joint Plan(the "Effective Date"); and additional warrants to purchase approximately 2% of the New MPAN Common Stock. Holders of MPAN Senior Subordinated Notes that do not oppose confirmation of the Joint Plan will receive pro rata distributions from the MPAN Senior Subordinated Note distribution fund, which also will consist of approximately 2% of the New MPAN Common Stock and additional warrants to purchase approximately 2% of the New MPAN Common Stock. General unsecured creditors of the MHG Debtors and holders of Mariner Health's

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


issued and outstanding $150.0 million principal amount Senior Subordinated Notes due 2004 (the "MHG Senior Subordinated Notes") that do not oppose confirmation of the Joint Plan will receive on account of their claims pro rata distributions from the MHG Debtors' unsecured claims distribution fund, which will consist of cash in an amount equal to the lesser of (i) $7.5 million, or (ii) such amount as may be necessary to fund a 5% distribution to the foregoing holders of allowed claims. Holders of punitive damage claims and securities damages claims will receive no distributions under the Joint Plan on account of such claims.

         If the Joint Plan is confirmed and consummated, the Debtors' principal prepetition secured lender groups (the MPAN Senior Credit Facility Claim Holders and MHG Senior Credit Facility Claim Holders) will become the majority owners of Reorganized MPAN, receiving, in the aggregate, distributions of approximately 96% of the shares of New MPAN Common Stock as of the Effective Date, in addition to cash and newly issued debt. Certain of the Debtors' SNFs are encumbered by mortgage debt owing to third parties other than the MPAN Senior Credit Facility Claim Holders and MHG Senior Credit Facility Claim Holders (the "Project Lenders"). If the Joint Plan is confirmed, most Project Lenders will receive either (a) consensual treatment as provided in the Joint Plan, or, if approved by the Bankruptcy Court, (b) non consensual treatment consisting of (i) a cash payment in an amount necessary (if any) to provide them a loan-to-collateral-value ratio of 80% (the "Cash Pay Down"); and (ii) a new mortgage note in an amount equal to the balance of their allowed secured claims after the Cash Pay Down. The collateral of certain Project Lenders may be returned to them in satisfaction of all or part of their allowed secured claims. Most other creditors holding allowed secured claims will be unimpaired, paid in full, or have their collateral returned to them in satisfaction of their allowed secured claims. Holders of allowed priority tax claims and allowed other priority claims will be paid in full.

         If the Joint Plan is confirmed and consummated, existing stockholder interests in the currently issued and outstanding common stock, par value $.01 per share, of Mariner Post-Acute Network, Inc. (the "Common Stock") and options and warrants to acquire the same will be cancelled and holders of such interests shall receive no distributions under the Joint Plan. Accordingly, holders of Common Stock are not entitled to vote on the Joint Plan and will be deemed to have rejected the Joint Plan. Following the Effective Date, Mariner Health and its direct or indirect subsidiaries will be direct or indirect subsidiaries of Reorganized MPAN as set forth in a corporate restructuring program to be implemented by the Company in connection with the effectiveness of the Joint Plan and as described in more detail in the Joint Plan. The Joint Plan contains various other provisions relating to, among other things, executory contracts and leases, plan implementation, and other matters that will affect the rights of creditors and equity holders.

         Under the Bankruptcy Code, the Debtors may assume or reject executory contracts and unexpired leases, including real property lease obligations. Parties affected by these rejections may file claims with the Bankruptcy Court in accordance with the reorganization process. The Debtors are actively engaged in the process of reviewing their respective executory contracts and unexpired leases and final decisions with respect to assuming or rejecting contracts and unexpired leases, as well as the approval of the Bankruptcy Court, are still pending.

         Although the Disclosure Statement has been approved by the Bankruptcy Court, the Joint Plan must still be: (i) voted upon by impaired classes of creditors of the Debtors that are entitled to vote; and (ii) confirmed (approved) by the Bankruptcy Court. No assurance can be given regarding the approval of the Joint Plan, whether the Joint Plan will be modified, or the terms on which the approval of the Joint Plan may be conditioned. In addition, there can be no assurances that the Joint Plan will be approved by requisite holders of claims and equity holders and confirmed by the Bankruptcy Court, or that the Joint Plan will be consummated. Although the Bankruptcy Court may confirm a plan of reorganization notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity holders, various requirements of the Bankruptcy Code must be met. If the Joint Plan is not confirmed and the Company's exclusive right to file and solicit acceptance of the Joint Plan ends, any party in interest may subsequently file its own plan of reorganization for the MPAN Debtors or the MHG Debtors. In addition, on June 12, 2001, the MHG Senior Credit Facility Claim Holders filed their own plan of reorganization for the MHG Debtors. In light of the Joint Plan Support Agreement, the MHG Senior Credit Facility Claim Holders are not seeking confirmation of their own alternative plan at this time. However, if certain deadlines in the Joint Plan Support Agreement are not met, or if there is otherwise a default under that agreement, the MHG Senior Credit Facility Claim Holders may elect to seek confirmation of their alternative plan.

      LIABILITIES SUBJECT TO COMPROMISE

         "Liabilities subject to compromise" refers to liabilities incurred prior to the Chapter 11 Filings. These liabilities, consisting primarily of long-term debt and certain accounts payable and accrued liabilities, represent the Company's

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


estimate of known or potential prepetition claims to be resolved in connection with the Chapter 11 Cases. Such claims remain subject to future adjustments based on negotiations, actions of the Bankruptcy Court, further developments with respect to disputed claims, future rejection of executory contracts or unexpired leases, determination as to the value of any collateral securing claims, treatment under the Joint Plan and other events. Payment terms for these amounts will be established in connection with the Joint Plan. A summary of the principal categories of claims classified as liabilities subject to compromise at December 31, 2001, September 30, 2001 and 2000 are as follows (in thousands of dollars):


                                                                     SEPTEMBER 30,
                                            DECEMBER 31,      -----------------------------
                                               2001              2001             2000
                                            -----------       -----------       -----------
         Long-term debt ..............      $ 2,052,730       $ 2,057,067       $ 2,147,756
         Accounts payable ............           95,911            95,794            82,318
         Accrued interest ............           79,959            79,959            85,564
         Accrued insurance obligations           86,268            86,268            71,745
         Other accrued liabilities ...            7,706             7,706            15,140
         Deferred loan costs .........          (32,974)          (32,974)          (32,974)
                                            -----------       -----------       -----------
                                            $ 2,289,600       $ 2,293,820       $ 2,369,549
                                            ===========       ===========       ===========


         Primarily all liabilities subject to compromise would have been classified as current liabilities at December 31, 2001, September 30, 2001 and 2000, if the Chapter 11 Filings had not been filed.

         In accordance with SOP 90-7, effective January 18, 2000, the Company has discontinued accruing interest relating to its debt facilities currently classified as liabilities subject to compromise. Contractual interest was $43.5 million for transition period ended December 31, 2001 and $201.1 million and $238.9 million for the fiscal years ended September 30, 2001 and 2000, respectively, which is $40.0 million, $195.9 million and $167.0 million in excess of interest expense included in the accompanying consolidated financial statements for the transition period ended December 31, 2001 and the fiscal years ended September 30, 2001 and 2000, respectively. Interest expense for the transition period ended December 31, 2001 and the fiscal years ended September 30, 2001 and 2000 represents interest paid on certain capital leases and other miscellaneous indebtedness. Interest paid on prepetition indebtedness was $3.5 million during the transition period ended December 31, 2001. Interest paid on prepetition indebtedness in fiscal year 2001 was $5.2 million. Interest paid on prepetition indebtedness was $20.5 million during fiscal year 2000, of which $15.6 million was paid prior to the Petition Date, and $175.8 million during fiscal year 1999.

      REORGANIZATION ITEMS

         Reorganization items consist of income, expenses and other costs directly related to the reorganization of the Company since the Chapter 11 Filings. Reorganization items included in the consolidated statements of operations for the transition period ended December 31, 2001 and the fiscal years ended September 30, 2001 and 2000 consist of the following (in thousands of dollars):



                                                          THREE MONTHS
                                                             ENDED        FISCAL YEAR ENDED SEPTEMBER 30,
                                                          DECEMBER 31,    -------------------------------
                                                              2001              2001           2000
                                                          ------------    ------------       ------------
         Professional fees ...........................      $ 13,168          $ 37,002       $ 22,918
         DIP financing fees ..........................         1,004             3,156          2,852
         Other reorganization costs ..................         1,450            12,233          2,607
         Net loss (gain) on divestitures .............        (1,671)            1,531        (14,688)
         Gain on settlement of prepetition accounts
            payable ..................................            --               (89)          (410)
         Interest earned on accumulated cash resulting
            from Chapter 11 Filings ..................          (798)           (6,112)        (2,463)
                                                            --------          --------       --------
                                                            $ 13,153          $ 47,721       $ 10,816
                                                            ========          ========       ========

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4   DISCONTINUED OPERATIONS

         As noted previously, the Company obtained the approval of the Bankruptcy Court for the sale of its APS Division, which was consummated on January 6, 2002. The APS Division incurred operating losses in recent years and the Company determined the APS Division was not a strategic fit with the Company's core operations. Accordingly, the Company determined that a sale of the APS Division was in the best interests of its estates and creditors. The Company actively marketed the APS Division to all known potential buyers that were capable of purchasing and operating the business and expressed an interest in such an acquisition following notification by the Company.

         After the Company concluded extensive due diligence and prolonged negotiations with more than one potential buyer, Genesis Health Ventures, Inc. and its affiliate, NeighborCare Pharmacy Services, Inc. (collectively, "Genesis"), emerged as the parties making the best initial offer for the APS Division, which offer was subject to an auction and overbidding process under the supervision of the Bankruptcy Court in return for Genesis' right to a break-up fee and reimbursement of reasonable costs not to exceed $1.7 million if Genesis was not the successful bidder following the auction and Bankruptcy Court approval of the sale to an alternative buyer.

         On October 16, 2001, the Bankruptcy Court entered an order in each of the Debtors' Chapter 11 Cases authorizing: (i) the implementation of certain notice, overbid, and auction procedures in connection with the sale of the APS Division; and (ii) the break-up fee arrangements outlined in the relevant asset purchase agreement. On October 17, 2001, each of the Debtors filed a motion ("APS Sale Motion") in their respective Chapter 11 Cases seeking approval of the sale of the APS Division free and clear of liens, claims, encumbrances, and interests to the party making the highest and best offer, and to take certain actions in connection with the sale of the APS Division.

         In response to the APS Sale Motion, an overbid for the assets of the APS Division was received from Omnicare, Inc. and its wholly owned affiliate, APS Acquisition LLC (collectively, "Omnicare"). As a result, an auction of the assets comprising the APS Division was held on December 4, 2001, at which time, following competitive bidding at the auction by both Genesis and Omnicare, Omnicare was determined to have made the highest and best bid for the assets of the APS Division. On December 5, 2001, at the conclusion of the hearing on the APS Sale Motion, the Bankruptcy Court approved the sale of the APS Division to Omnicare for a cash closing price of $97.0 million (subject to adjustments as provided in the relevant asset purchase agreement) and up to $18.0 million in future payments depending upon certain post-closing operating results of the APS Division. As a result of the selection of Omnicare as the purchaser of the assets of the APS Division, Genesis became entitled to its full $1.7 million break-up fee, $0.5 million of which was paid on December 11, 2001 with the remaining $1.2 million paid on January 19, 2002. The Company closed the sale of the assets of the APS Division on January 6, 2002. The Company anticipates realizing a gain during the first quarter of 2002 as a result of the sale of the APS Division.

         APS continues to serve approximately 216 of the Company's facilities through contractual arrangements. Likewise, Genesis provides pharmaceutical supplies and services and related consulting services to the approximately 58 SNFs that were operated by one of the Company's wholly owned subsidiaries, GranCare, Inc. ("GranCare"), as a result of an agreement with a predecessor of Genesis at the February 1997 sale of GranCare's institutional pharmacy business. In connection with the Company's Chapter 11 Cases, Genesis asserted arrearages under executory contracts in amounts approximating $22.0 million, plus an unspecified amount of liquidated damages that would be owing in the event the contracts with Genesis were terminated. Pursuant to a settlement agreement approved by the Bankruptcy Court, (a) the contracts with Genesis were assumed, as modified, by entering into uniform and restated agreements for a term of 18 months; (b) pricing relief was granted; (c) cure amounts were limited to a single claim in the amount of $6.0 million which, rather than being paid in cash, was instead allowed as a general unsecured claim in the MPAN Debtors Chapter 11 Cases; and (d) mutual releases were exchanged, with Genesis waiving any claims in the Debtors' Chapter 11 Cases for liquidated damages, administrative or otherwise, and limiting its administrative expenses to amounts due for goods sold and services rendered.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The Company has reclassified its prior consolidated financial statements to present the operating results of the APS Division as a discontinued operation. Operating results for the APS Division for the transition period ended December 31, 2001 and each of the three fiscal years in the period ended September 30, 2001 are as follows (in thousands of dollars):



                                                      THREE MONTHS
                                                          ENDED                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                       DECEMBER 31,      --------------------------------------------
                                                           2001             2001             2000             1999
                                                        ----------       ----------       ----------       ----------
Net revenues .....................................      $   62,855       $  214,633       $  238,372       $  281,717

Total costs and expenses .........................          61,669          213,225          241,669          441,267
                                                        ----------       ----------       ----------       ----------
Operating income (loss) ..........................           1,186            1,408           (3,297)        (159,550)

Other income (expenses) ..........................            (288)            (741)             592             (746)
                                                        ----------       ----------       ----------       ----------
Income (loss) from operations of discontinued
   pharmacy operations ...........................      $      898       $      667       $   (2,705)      $ (160,296)
                                                        ==========       ==========       ==========       ==========


         The assets and liabilities of such operations to be discontinued consisted of the following at December 31, 2001 and September 30, 2001 and 2000 (in thousands of dollars):


                                                                                     SEPTEMBER 30,
                                                            DECEMBER 31,      ---------------------------
                                                                2001             2001             2000
                                                             ----------       ----------       ----------
         Receivables ..................................      $   26,792       $   28,386       $   35,505
         Inventories ..................................          13,007           13,368           12,638
         Prepaid expenses and other current assets ....             749              550              603
         Property and equipment, net ..................          11,315           10,778           13,369
         Goodwill, net ................................           8,966            8,966            9,729
         Other assets .................................           1,526            1,637            2,301
         Liabilities subject to compromise ............          (1,458)          (1,575)          (1,664)
         Other liabilities ............................          (1,844)          (1,750)          (1,502)
                                                             ----------       ----------       ----------
         Net assets of discontinued operations ........      $   59,053       $   60,360       $   70,979
                                                             ==========       ==========       ==========


         The net assets of discontinued operations at September 30, 2000 are classified as a net current asset based substantially on the original classification of such assets and liabilities.

NOTE 5   DIVESTITURES

      THREE MONTH TRANSITION PERIOD ENDED DECEMBER 31, 2001

         During the transition period ended December 31, 2001, the Company completed the sale or divestiture of approximately 9 owned or leased SNFs and certain assets, which resulted in a net gain of approximately $1.7 million. These facilities reported net revenues of approximately $2.0 million for the transition period ended December 31, 2001 and $17.5 million, $16.7 million and $17.1 million for the fiscal years ended September 30, 2001, 2000, and 1999, respectively.

      FISCAL YEAR 2001

         During fiscal year 2001, the Company completed the sale or divestiture of approximately 44 owned, leased or managed SNFs and certain assets, which resulted in a net gain of approximately $3.7 million. These facilities reported net revenues of approximately $110.7 million, $173.0 million and $173.7 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      FISCAL YEAR 2000

         During the period from the Petition Date through September 30, 2000, the Company completed the sale or divestiture of certain owned, leased or managed SNFs and certain assets, which resulted in a net gain of approximately $3.6 million.

         The Company, through its GranCare subsidiaries, leased twenty-two facilities from Senior Housing Properties Trust ("SHPT") and its wholly-owned subsidiary SPTMNR Properties Trust ("SPTMNR"), which succeeded to the interests of Health and Retirement Properties Trust ("HRPT") to various agreements, (collectively, the "SNH Entities"). On June 30, 2000, the Company, SPTMNR and SHPT executed a settlement agreement, which was approved by the Bankruptcy Court on May 10, 2000, whereby: (a) the Company obtained fee simple ownership of five of the previously leased facilities from the SNH Entities; (b) seventeen facilities leased by the Company and related personal property were assigned to affiliates of the SNH Entities; (c) a cash collateral deposit of $15.0 million and shares of HRPT and SPTMNR stock, with a market value of $7.2 million, were retained by the SNH Entities; and (d) the Company agreed to manage the seventeen facilities transferred to the SNH Entities during a transition period, which ended December 31, 2000. Upon termination of the management agreement, the Company has no further relationship with or obligations to the SNH Entities. As a result of the settlement, the Company realized a net gain of approximately $11.1 million, which is included as part of the Company's net gain on divestitures and included in the accompanying consolidated statements of operations as reorganization items.

         During the quarter ended December 31, 1999, the Company completed the sale of certain SNFs and other assets, which resulted in a net gain on sale of assets of approximately $1.4 million. In addition, the Company also disposed of its remaining home health operations and recorded a net loss on disposal of assets of approximately $2.7 million.

         The 28 skilled nursing facilities divested during fiscal year 2000 reported net revenues of approximately $87.1 million and $130.7 million for the fiscal years ended September 30, 2000 and 1999, respectively.

      FISCAL YEAR 1999

         On July 29, 1999, the Company completed the sale of its hospital rehabilitation management contract business to National Rehab Partners, Inc., which resulted in a loss on sale of $4.9 million.

         On June 30, 1999, the Company completed the sale of the assets of its outpatient rehabilitation management contract to HealthSouth Corporation, which resulted in a loss on sale of $2.5 million.

         Effective May 31, 1999, the Company terminated all of its contracts to provide therapy services to both unaffiliated third-parties and to the Company's SNFs. As a result of the contract terminations and the closure of its therapy business, the Company recorded a loss on the disposal of the goodwill associated with the therapy business of $228.5 million and a loss on disposal of related assets of $7.5 million.

         The Company also disposed of substantially all of its home health, contract management operations, and approximately 15 SNFs during the year ended September 30, 1999, recording a net gain on disposal of $0.7 million. These SNFs reported net revenues of approximately $32.0 million for the fiscal year ended September 30, 1999.

NOTE 6   REVENUES

         Net revenues include amounts payable for services rendered to patients from the federal government under Medicare, from the various states where the Company operates under Medicaid, and from private insurers and the patients themselves. Prior to May 31, 1999, net revenues also included amounts received under management contracts with non-affiliated SNFs and other entities for rehabilitation therapy services as well as revenues from the Company's medical products and home health care services. Primarily as a result of changes in Medicare reimbursement effected under the Balanced Budget Act, these businesses began to generate, or were anticipated to generate, significant operating losses and negative cash flow and have been divested or closed (see Note 5).

         The sources and amounts of the Company's patient revenues are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, payor mix, type of services rendered to the patient, and rates of reimbursement among payor categories (private, Medicare, and Medicaid). Changes in the mix of the Company's patients

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


among the private pay, Medicare and Medicaid categories as well as changes in the quality mix significantly affect the profitability of the Company's operations.

         A summary of approximate net revenues by payor type for the transition period ended December 31, 2001 and the fiscal years ended September 30, 2001, 2000 and 1999 is as follows (in thousands of dollars):



                                 THREE MONTHS
                                    ENDED               FISCAL YEAR ENDED SEPTEMBER 30,
                                 DECEMBER 31,     ------------------------------------------
                                     2001            2001            2000            1999
                                  ----------      ----------      ----------      ----------
Medicaid ...................      $  223,834      $  923,576      $  956,290      $  934,619
Medicare ...................         151,034         565,230         514,881         548,266
Private and other ..........          83,283         383,329         408,136         507,978
                                  ----------      ----------      ----------      ----------
                                  $  458,151      $1,872,135      $1,879,307      $1,990,863
                                  ==========      ==========      ==========      ==========


      BALANCED BUDGET ACT AND THE PROSPECTIVE PAYMENT SYSTEM

         As noted previously, the Balanced Budget Act amended the Medicare program by revising the payment system for skilled nursing services through the implementation of PPS whereby reimbursement for SNFs is based on an all-inclusive per diem rate, which varies depending on the level of acuity of the patient. As a result, SNFs reimbursed under the Medicare program are paid a federal per diem rate for virtually all covered services, including pharmacy and therapy services, regardless of the actual costs incurred by the provider. Each patient is evaluated and assigned to one of 44 Resource Utilization Groups ("RUGs") that correspond to the patient's acuity level under the PPS patient classification system. The patient's RUG classification dictates the per diem reimbursement rate for that patient. The higher the acuity level of the patient, the more services that are required by that patient. Accordingly, a higher acuity patient that requires more services is assigned to a higher payment grouping, resulting in a higher per diem rate. As of July 1, 1999, all facilities were being funded under the provisions of PPS, and, as such, revenues recorded consist of the aggregate payments expected from Medicare for individual claims at the appropriate payment rates.

         The Balanced Budget Act also provided that for SNFs in operation prior to 1996, the federal per diem rate would be phased in over a four-year period. In November 1999, Congress passed the Balanced Budget Refinement Act of 1999 ("BBRA") which, among other things, allowed each skilled nursing facility to apply to adopt the full federal rate at the beginning of their cost reporting periods beginning on, or after, January 1, 2000, or to continue to phase in to the federal rate over the next three years using a blended transition rate (see Recent Legislation below). An evaluation was completed by the management of the Company to determine the SNFs that would benefit from adoption of the full federal rate and the Company has taken advantage of this election where appropriate.

      RECENT LEGISLATION

         Since the passage of the Balanced Budget Act, Congress has passed additional legislation intended to temporarily mitigate the reduction in reimbursement for SNFs under PPS. As noted previously, Congress passed the BBRA in November 1999 and, in December 2000, passed the Benefits Improvement and Protection Act of 2000 ("BIPA").

         Among other things, the BBRA provides for a temporary 20% increase in the federal per diem rate or the federal component of the blended transition rate (facilities subject to the full federal rate would receive 100% of the enhancement) for 15 of the 44 RUGs to recognize the costs associated with the more medically complex patients. The increase is for services provided beginning April 1, 2000 (BIPA amended this provision to redistribute the amounts applicable to rehabilitation patients from three specific RUG categories across all 14 rehabilitation RUG categories) and will remain in effect until the Secretary for Health and Human Services implements a refined patient classification to better account for medically-complex patients. The BBRA also provides for a 4% increase in the federal per diem rate for all patient acuity categories for the twelve months ending September 30, 2001 and 2002. In addition, the BBRA also excludes certain items and services from the formerly all-inclusive PPS per diem rates, such as ambulance services furnished to an individual in conjunction with renal dialysis services, chemotherapy items, radioisotope services and customized prosthetic devices (artificial limbs).

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         In addition to the changes made by the BBRA, BIPA provides for, among other things, an increase in the nursing component of all RUG categories by 16.66% over an 18-month period commencing April 1, 2001, and requires the Comptroller General to complete a study of nursing staff ratios by August 1, 2002. BIPA also increased the SNF prospective payment inflation adjustment upward for rates effective October 1, 2000 through September 30, 2001. Moreover, BIPA further refines certain consolidated billing requirements established by the Balanced Budget Act.

         However, increases in Medicare reimbursement provided for under the BBRA will terminate when CMS implements a RUG refinement to more accurately predict the cost of non-therapy ancillary services (currently scheduled to be implemented October 2002) and the increases provided for under BIPA will sunset in October 2002. Unless additional legislative action is undertaken by the United States Congress, the loss of revenues associated with these occurrences will have a material adverse effect on the Company. The Company preliminarily estimates that these occurrences will result in a loss of revenue of approximately $72.0 million in fiscal year 2003. While the Company is hopeful that Congress will act in a timely fashion, no assurances can be given as to whether Congress will take action, the timing of any action, or the form of any relief enacted.

         Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company is aware of certain current investigations and additional possible investigations involving allegations of potential wrongdoing with respect to Medicare and Medicaid (see Note 18). While the Company believes that it is in compliance with all applicable laws and regulations, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and potential exclusion from the Medicare and Medicaid programs.

NOTE 7   PROPERTY AND EQUIPMENT

         Property and equipment at December 31, 2001, September 30, 2001 and 2000 consisted of the following (in thousands of dollars):


                                                                                     SEPTEMBER 30,
                                                            DECEMBER 31,      -----------------------------
                                                               2001              2001              2000
                                                            -----------       -----------       -----------
         Land ........................................      $    65,258       $    65,665       $    68,633
         Buildings and improvements ..................          445,432           443,119           447,729
         Leasehold improvements ......................           53,878            53,600            57,804
         Furniture, fixtures and equipment ...........          164,133           163,435           156,954
         Leased property under capital leases ........           41,190            41,152            41,035
                                                            -----------       -----------       -----------
            Total ....................................          769,891           766,971           772,155
         Less: Accumulated depreciation ..............         (356,926)         (350,945)         (333,111)
                                                                              -----------       -----------
                                                            $   412,965       $   416,026       $   439,044
                                                            ===========       ===========       ===========


         Depreciation expense, including amortization of assets under capital leases, related to property and equipment was $8.3 million for the transition period ended December 31, 2001 and $37.4 million, $32.3 million and $65.1 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

NOTE 8   RESTRICTED INVESTMENTS

         Restricted investments at December 31, 2001, September 30, 2001 and 2000 consisted of the following (in thousands of dollars):


                                                                     AMORTIZED  GROSS UNREALIZED  GROSS UNREALIZED  ESTIMATED FAIR
                                                                       COST            GAINS           LOSSES            VALUE
                                                                     ---------  ----------------  ----------------  --------------
DECEMBER 31, 2001
Restricted by self insurance programs:
   U.S. Treasury Notes ........................................      $   3,291       $    48         $      --         $   3,339
   Corporate debt securities ..................................          9,365           170                --             9,535
   Mortgage-backed securities .................................          5,022            74                --             5,096
   Cash .......................................................          1,164            --                --             1,164

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Other ......................................................              683             --                --               683
                                                                       ---------        -------         ---------         ---------
                                                                          19,525            292                --            19,817
Restricted by bank agreements:
   Cash Collateral Accounts ...................................           17,950             --                --            17,950
                                                                       ---------        -------         ---------         ---------
                                                                       $  37,475        $   292         $      --         $  37,767
                                                                       =========        =======         =========         =========

SEPTEMBER 30, 2001
Restricted by self insurance programs:
   U.S. Treasury Notes ........................................        $   3,293        $    47         $      --         $   3,340
   Corporate debt securities ..................................            9,975            399                --            10,374
   Mortgage-backed securities .................................            4,440            129                --             4,569
   Cash .......................................................            1,137             --                --             1,137
   Other ......................................................              749             --                --               749
                                                                       ---------        -------         ---------         ---------
                                                                          19,594            575                --            20,169
Restricted by bank agreements:
   Cash Collateral Accounts ...................................           12,662             --                --            12,662
                                                                       ---------        -------         ---------         ---------
                                                                       $  32,256        $   575         $      --         $  32,831
                                                                       =========        =======         =========         =========

SEPTEMBER 30, 2000
Restricted by self insurance programs:
   U.S. Treasury Notes ........................................        $   3,108        $    18         $     (27)        $   3,099
   Asset-backed securities ....................................            1,262             --               (35)            1,227
   Corporate debt securities ..................................           19,736             31              (259)           19,508
   Mortgage-backed securities .................................            2,301              6                --             2,307
   Cash .......................................................            5,956             --                --             5,956
                                                                       ---------        -------         ---------         ---------
                                                                          32,363             55              (321)           32,097
Restricted by bank agreements:
   Cash Collateral Accounts ...................................            3,574             --                --             3,574
                                                                       ---------        -------         ---------         ---------
                                                                       $  35,937        $    55         $    (321)        $  35,671
                                                                       =========        =======         =========         =========


         Proceeds from the sales and maturities of investments were $2.7 million for the transition period ended December 31, 2001 and $20.8 million, $16.8 million and $32.3 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

         The amortized cost and estimated fair value of debt securities and other investments at December 31, 2001, by contractual maturity, are shown below (in thousands of dollars). Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.


                                                     AMORTIZED       ESTIMATED
                                                       COST          FAIR VALUE
                                                     ---------       ----------
Due in one year or less .....................        $   1,689        $   1,696
Due after one year through five years .......            8,492            8,653
Due after five years through ten years ......            2,475            2,525
Due after ten years .........................               --               --
                                                     ---------       ----------
                                                        12,656           12,874

Mortgage-backed securities ..................            5,022            5,096
Cash, Cash Collateral Account and Other .....           19,797           19,797
                                                     ---------       ----------
Total .......................................        $  37,475        $  37,767
                                                     =========       ==========

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9   DEBT

         Long-term debt at December 31, 2001 September 30, 2001 and 2000 is summarized in the following table (in thousands of dollars):


                                                                                                   SEPTEMBER 30,
                                                                   DECEMBER 31,          -----------------------------------
                                                                       2001                  2001                   2000
                                                                   -------------         -------------         -------------
         Senior credit facilities:
            Senior Credit Facility ........................        $     894,208         $     894,208         $     905,981
            Mariner Health Senior Credit Facility .........              225,991               225,991               233,835
            Mariner Health Term Loan Facility .............              181,783               185,283               192,439

         Subordinated debt:
            Senior Subordinated Notes .....................              274,121               274,121               274,121
            Senior Subordinated Discount Notes ............              220,071               220,071               220,071
            Mariner Health Senior Subordinated Notes ......              103,136               103,136               103,136

         Other, including capital lease obligations .......              213,108               213,945               218,173
                                                                   -------------         -------------         -------------
                                                                       2,112,418             2,116,755             2,147,756

         Less: current maturities .........................                   --                    --                    --
         Less amounts subject to compromise ...............           (2,052,730)           (2,057,067)           (2,147,756)
                                                                   -------------         -------------         -------------
         Total long-term debt .............................        $      59,688         $      59,688         $          --
                                                                   =============         =============         =============


      PREPETITION DEBT

         Due to the failure to make scheduled payments, comply with certain financial covenants and the commencement of the Chapter 11 Cases, the Company is in default on substantially all of its prepetition debt obligations. Except as otherwise may be determined by the Bankruptcy Court, the automatic stay protection afforded by the Bankruptcy Code generally prevents any action from being taken with regard to any of the defaults under the prepetition debt obligations. These obligations are classified in the accompanying consolidated financial statements as liabilities subject to compromise at December 31, 2001, September 30, 2001 and 2000 (see Note 3).

         The obligations of Mariner Post-Acute Network, Inc. under its senior credit facility, as well as obligations in respect of a synthetic lease transaction and under a deficiency note relating to a total return swap terminated in August 1999, are guaranteed by substantially all of the Mariner Post-Acute Network, Inc. subsidiaries other than the Omega Debtors (as defined below), Mariner Health and the Mariner Health Subsidiaries, and are secured by substantially all of the otherwise unencumbered owned assets of Mariner Post-Acute Network, Inc. and such subsidiary guarantors. Mariner Health's obligations under its senior credit facility are guaranteed by substantially all of the Mariner Health Subsidiaries and are secured by substantially all of the otherwise unencumbered assets of Mariner Health and such subsidiary guarantors. Unlike the MPAN Debtors, the MHG Debtors neither guarantee the Mariner Post-Acute Network, Inc. obligations under the Mariner Post-Acute Network, Inc. debt facilities (other than guaranteeing certain obligations of Mariner Post-Acute Network, Inc. relating to the latter's prepetition total return swap transaction) nor pledge their assets to secure such obligations. Correspondingly, the MPAN Debtors do not guarantee or assume any obligations under the Mariner Health debt facilities. The MHG Debtors are not subject to the covenants contained in the MPAN Debtors' debt facilities, and the covenants contained in the Mariner Health debt facilities are not binding on the MPAN Debtors.

         No principal payments have been made on prepetition indebtedness since the Petition Date with the exception of repayments made against the Company's senior credit facilities, primarily as a result of the application of a portion of the cash proceeds received from the sales of certain facilities and other assets, adequate protection payments with regard to certain mortgaged facilities, and notional amounts related to certain capital equipment leases as adequate protection payments. In addition, during July 2001, Mariner Health made a $15.0 million adequate protection payment to the MHG Senior Credit Facility Claim Holders in connection with the extension of the Mariner Health DIP Financing maturity date to December 31, 2001. Subsequently, an additional adequate protection payment of $7.5 million was made to the MHG Senior Credit Facility Claim Holders in connection with the further extension of the maturity of the Mariner Health DIP financing to April 1, 2002 (see "- Debtor-in-Possession Financing for Mariner Health"). The Debtors filed a motion to

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


make an additional $85.0 million adequate protection payment, which was approved by the Bankruptcy Court at a hearing on February 27, 2002 and paid on March 1, 2002 with the payment allocated 82.5% to the MPAN Senior Credit Facility Claim Holders and 17.5% to the MHG Senior Credit Facility Claim Holders.

      SENIOR CREDIT FACILITY

         The Senior Credit Facility consists of four components: a 6-1/2 year term loan facility in an aggregate principal amount of $315.0 million (the "Tranche A Term Loan Facility"); a 7-1/2 year loan facility in an aggregate principal amount of $250.0 million (the "Tranche B Term Loan Facility"); a 8-1/2 year term loan facility in an aggregate principal amount of $250.0 million (the "Tranche C Term Loan Facility"); and a 6-1/2 year revolving credit facility in the maximum amount of $175.0 million (the "Revolving Credit Facility"). Loans made under the Tranche A Term Loan Facility (the "Tranche A Term Loans"), the Tranche B Term Loan Facility ("Tranche B Term Loans") and the Tranche C Term Loan Facility ("Tranche C Term Loans") are collectively referred to herein as "Term Loans." Advances under the Revolving Credit Facility are sometimes referred to as "Revolving Loans." Principal amounts outstanding under the Revolving Credit Facility were scheduled to mature in April 2005.

         Interest on outstanding borrowings under the Revolving Credit Facility accrue, at the option of the Company, at the Alternate Base Rate (the "ABR") of Chase or at a reserve adjusted Eurodollar Rate (the "Eurodollar Rate") plus, in each case, an Applicable Margin. The term "Applicable Margin" means a percentage that will vary in accordance with a pricing matrix based upon the respective term loan tenor and the Company's leverage ratio.

         Prior to the effectiveness of the December 22, 1998 amendment to the Senior Credit Facility (the "December 1998 Amendment"), the Applicable Margins for the Revolving Credit Facility and the Tranche A Term Loan Facility in the pricing matrix ranged from 0% to 1.25% for ABR loans and 0.08% to 1.25% for loans under the Eurodollar rate. The applicable interest rate margin for Tranche B Term Loans was 1.50% for loans under the ABR and 2.50% for Eurodollar loans. The applicable interest rate margin for the Tranche C Term Loans was 1.75% for loans under the ABR and 2.75% for Eurodollar loans. Immediately prior to the December 1998 Amendment, the Applicable Margins for ABR Loans and Eurodollar Loans under the Revolving Credit Facility and the Tranche A Term Loan Facility were 1.25% and 2.25% respectively.

         Following the December 1998 Amendment, the Applicable Margins in the pricing matrix pertaining to the Revolving Credit Facility and Tranche A Term Loans ranged from 1.25% for ABR loans and 1.75% to 2.75% for loans under the Eurodollar. The applicable interest rate margin for Tranche B Term Loans was 2.25% for loans under the ABR and 3.25% for Eurodollar loans. The applicable interest rate margin for Tranche C Term Loans was 2.25% for loans under the ABR and 3.50% for Eurodollar loans.

         In connection with the May 11, 1999 amendment (the "May 1999 Amendment") to the Senior Credit Facility, all of the Applicable Margins were increased by 50 basis points. Following the May 1999 Amendment, the Applicable Margins in the pricing matrix pertaining to Revolving Loans and Tranche A Term Loans range from 0.75% to 1.75% for ABR loans and 2.25% to 3.25% for loans under the Eurodollar. The applicable interest rate margin for Tranche B Term Loans is 2.75% for loans under the ABR and 3.75% for Eurodollar loans. The applicable interest rate margin for Tranche C Term Loans is 3.00% for loans under the ABR and 4.00% for Eurodollar loans.

         The Senior Credit Facility contains customary covenants that, among other things, require maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock. The Company obtained a waiver under the Senior Credit Facility with respect to certain financial covenant defaults existing at March 31, 1999. At September 30, 1999, the Company was in violation of all financial covenants. In addition, in order to conserve its liquidity, the Company did not make the November 1999 interest payments due on the Senior Credit Facility. The lenders under the Senior Credit Facility signed a forbearance agreement, pursuant to which they agreed not to take any remedial action with respect to events of default (including acceleration of their debt), subject to no new events of default occurring. The forbearance agreement did not waive any events of default, and it expired on January 14, 2000.

      SENIOR SUBORDINATED NOTES

         On November 4, 1997, the Company completed a private offering to institutional investors of $275.0 million of its 9.5% Senior Subordinated Notes due 2007, at a price of 99.5% of face value and $294.0 million of its 10.5% Senior

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Subordinated Discount Notes due 2007, at a price of 59.6% of face value (collectively, the "Notes"). Interest on the Senior Subordinated Notes is payable semi-annually. Interest on the Senior Subordinated Discount Notes will accrete until November 1, 2002 at a rate of 10.57% per annum, compounded semi-annually, and were to be cash pay at a rate of 10.5% per annum thereafter. The Notes are scheduled to mature on November 1, 2007. The Company did not make the scheduled interest payment of approximately $13.2 million due on the Senior Subordinated Notes in November 1999 and such default was not cured within the applicable grace period.

      MARINER HEALTH SENIOR CREDIT FACILITY AND MARINER HEALTH TERM LOAN
FACILITY

         Mariner Health is the borrower under a $460.0 million senior secured revolving loan facility (the "Mariner Health Senior Credit Facility"), by and among Mariner Health, the lenders signatory thereto (the "Mariner Health Lenders"), and PNC, as agent for the Mariner Health Lenders. The Mariner Health Senior Credit Facility terminated on January 3, 2000 without the scheduled maturity payment being made. The borrowing availability and rate of interest varied depending upon specified financial ratios with applicable interest rate margins ranging between 0% and 0.25% for prime-base borrowings and between 0.50% and 1.75% for Eurodollar-based advances.

         Effective December 23, 1998, Mariner Health amended the Mariner Health Senior Credit Facility (the "Mariner Health Senior Credit Facility Amendment") to (a) reduce the amount of the revolving commitment from $460.0 million to $250.0 million; (b) provide additional financial covenant flexibility for Mariner Health and its subsidiaries; (c) increase the applicable interest rate margins so that they range from 0.25% to 1.25% for prime-based loans, and from 1.75% to 2.75% for Eurodollar-based advances; (d) modify certain of the operating covenants referred to in the immediately preceding paragraph; and (e) expand the amount and types of collateral pledged to secure the Mariner Health Senior Credit Facility. Immediately after giving effect to the Mariner Health Senior Credit Facility Amendment, the applicable interest rate margin for prime-based advances increased to 0.75%, and the applicable interest rate margin for Eurodollar-based borrowings increased to 2.25%.

         Contemporaneously with the effectiveness of the Mariner Health Senior Credit Facility Amendment, Mariner Health entered into a term loan agreement dated as of the same date (the "Mariner Term Loan Agreement") with PNC, as administrative agent, First Union National Bank, as syndication agent, and the financial institutions signatory thereto as lenders (the "Term Lenders"), pursuant to which the Term Lenders made a $210 million senior secured term loan to Mariner Health (the "Mariner Health Term Loan"). The interest rate pricing and covenants contained in the Mariner Health Term Loan Agreement are substantially similar to the corresponding provisions of the Mariner Health Senior Credit Facility, as amended by the Mariner Health Senior Credit Facility Amendment. The Mariner Health Term Loan matured on January 3, 2000, is guaranteed by the same subsidiary guarantors as he Mariner Health Senior Credit Facility, and is cross-defaulted and cross-collateralized with the Mariner Health Senior Credit Facility.

         Mariner Health was not in compliance with certain of the financial covenants contained in the Mariner Health Senior Credit Facility and in the Mariner Health Term Loan Facility as of March 31, 1999, and again as of June 30, 1999 and September 30, 1999. In addition, Mariner Health failed to make its October 1, 1999 interest payments due on the Mariner Health Senior Credit Facility and on the Mariner Health Term Loan Facility within the applicable grace period, although it was ultimately able to satisfy such obligations through amendments to those credit facilities which permitted cash collateral held by the collateral agent to be applied for such purpose. However, as previously noted, Mariner Health did not make the required payments with regard to the Mariner Health Term Loan and Mariner Health Senior Credit Facility at their respective January 3, 2000 maturity dates.

      MARINER HEALTH SENIOR SUBORDINATED NOTES

         Mariner Health is also the issuer of $150.0 million of 9-1/2% Senior Subordinated Notes due 2006 (the "Mariner Notes") which were issued pursuant to an indenture dated as of April 4, 1996 (the "Mariner Indenture") with Mariner Health as issuer and State Street Bank and Trust Company as trustee (the "Mariner Trustee"). The Mariner Notes are obligations solely of Mariner Health and are not guaranteed by the Company or any of its subsidiaries (other than Mariner Health). Because of the existing, unwaived financial covenant defaults under the Mariner Health Senior Credit Facility and the Mariner Health Term Loan Facility, the agents under such facilities gave notice to Mariner Health and the Mariner Trustee that they were instituting a 179-day payment blockage period, during which no payments of debt service on the Mariner Notes could be made. Accordingly, Mariner Health did not make the scheduled $7.1 million interest payment due

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


on the Mariner Notes on October 1, 1999. The 30-day grace period having expired without such interest payment being made, an event of default exists under the Mariner Indenture.

      DEBTOR-IN-POSSESSION FINANCING FOR THE COMPANY

         As noted previously, the MPAN Debtors entered into a $100.0 million DIP financing arrangement in connection with the Chapter 11 Filings. On March 20, 2000, the Bankruptcy Court granted final approval (the "Final MPAN DIP Order,") of the MPAN DIP Financing. The MPAN DIP Credit Agreement initially established a $100.0 million secured revolving credit facility to provide funds for working capital and other lawful corporate purposes for use by the MPAN Debtors. At the request of the MPAN Debtors, the size of the MPAN DIP Financing was reduced to $50.0 million on January 19, 2001. The agreement related to the MPAN DIP Financing (the "MPAN DIP Credit Agreement") provides that amounts outstanding under the MPAN DIP Financing may not at any time exceed the maximum borrowing amounts established for the MPAN Debtors under the Final MPAN DIP Order or the MPAN borrowing base of eligible accounts receivable (the "MPAN Borrowing Base"). Up to $10.0 million of the MPAN DIP Financing may be utilized for the issuance of letters of credit as needed in the business of the MPAN Debtors. Interest accrues on the principal amount outstanding under the MPAN DIP Financing at a per annum rate of interest equal to the ABR of Chase plus three percent (3%) and is payable monthly in arrears. During the existence and continuation of a default in the payment of any amount due and payable by the MPAN Debtors under the MPAN DIP Credit Agreement, interest will accrue at the default rate of ABR plus five percent (5%) per annum.

         The terms of the MPAN DIP Financing require that Mariner Post-Acute Network, Inc. prepay principal to the extent that the principal amount outstanding under the MPAN DIP Financing at any time exceeds the MPAN Borrowing Base then in effect. To the extent proceeds of loans under the MPAN DIP Financing are used to complete the construction of certain healthcare facilities (which proceeds are not permitted to exceed $8.8 million), proceeds from the sale of any such properties must be used first to repay any portion of the loans made pursuant to the MPAN DIP Financing, with 75% of any remaining net cash proceeds to be applied as an adequate protection payment to the lenders under the MPAN Debtors' prepetition senior secured credit facility and the remaining 25% of such excess net cash proceeds to be retained by the MPAN Debtors as additional working capital. The MPAN DIP Lenders have agreed to forego net cash proceeds (other than proceeds from the sale of the APS Division) pending confirmation of the Joint Plan. Mariner Post-Acute Network, Inc. has the right to make optional prepayments in increments of $1.0 million and reduce the commitment under the MPAN DIP Credit Agreement in increments of $5.0 million.

         The obligations of Mariner Post-Acute Network, Inc. under the MPAN DIP Credit Agreement are jointly and severally guaranteed by each of the other MPAN Debtors, except for certain MPAN Debtors owning facilities mortgaged to Omega Healthcare Investors, Inc. (the "Omega Debtors") whose guarantee is limited to the negative cash flows of the Omega Debtors pursuant to the MPAN DIP Credit Agreement, the Final MPAN DIP Order and the Final MPAN Cash Collateral Order (defined below). Under the terms of the Final MPAN DIP Order, the obligations of the MPAN Debtors under the MPAN DIP Credit Agreement (the "MPAN DIP Obligations") constitute allowed super priority administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code (subject to a carve out for certain professional fees and expenses incurred by the MPAN Debtors). The MPAN DIP Obligations are secured by perfected liens on all or substantially all of the assets of the MPAN Debtors (excluding bankruptcy causes of action), the priority of which liens (relative to prepetition creditors having valid, non avoidable, perfected liens in those assets and to any "adequate protection" liens granted by the Bankruptcy Court) is established in the Final MPAN DIP Order and the related cash collateral order entered by the Bankruptcy Court (the "Final MPAN Cash Collateral Order"). The Bankruptcy Court has also granted certain prepetition creditors of the MPAN Debtors replacement liens and other rights as "adequate protection" against any diminution of the value of their existing collateral that may result from allowing the MPAN Debtors to use cash collateral in which such creditors had valid, non-avoidable and perfected liens as of the Petition Date. The discussion contained in this paragraph is qualified in its entirety by reference to the Final MPAN DIP Order, the Final MPAN Cash Collateral Order and related stipulations, and reference should be made to such orders (which are available from the Bankruptcy Court) and stipulations for a more complete description of such terms.

         The MPAN DIP Credit Agreement contains customary representations, warranties and other affirmative and restrictive covenants of the MPAN Debtors, as well as certain financial covenants relating to minimum EBITDA, maximum capital expenditures, and minimum patient census. The breach of such representations, warranties or covenants, to the extent not waived or cured within any applicable grace or cure periods, could result in the MPAN Debtors being unable to obtain further advances under the MPAN DIP Financing and possibly the exercise of remedies by the MPAN

                MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                  (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DIP Lenders, either of which events could materially impair the ability of the MPAN Debtors to successfully reorganize in chapter 11 and to operate as a going concern. Such a default may also impair the ability of the MPAN Debtors to use cash collateral to fund operations. At December 31, 2001 and September 30, 2001, no revolving loans were outstanding under the MPAN DIP Credit Agreement and approximately $4.7 million and $6.0 million of letters of credit issued under the MPAN DIP Credit Agreement were outstanding, respectively. Mariner Post-Acute Network, Inc. was not in compliance with the EBITDA covenant contained in the MPAN DIP Credit Agreement at September 30, 2001. Mariner Post-Acute Network, Inc.'s failure to comply with this EBITDA covenant was principally the result of a charge taken in connection with the Global Settlement with CMS. The MPAN Debtors obtained a waiver of the covenant violation from the MPAN DIP Lenders.

         The outstanding principal of the MPAN DIP Financing, together with all accrued and unpaid interest and all other obligations thereunder, was originally due and payable one year from the Petition Date. With the approval of the Bankruptcy Court, the MPAN Debtors, Chase and the requisite MPAN DIP Lenders amended the MPAN DIP Credit Agreement as of January 11, 2001, to (among other things) extend the maturity date of the MPAN DIP Financing from January 19, 2001 to August 31, 2001. The scheduled termination date of the MPAN DIP Credit Agreement was subsequently extended to December 31, 2001 by amendment to the MPAN DIP Credit Agreement dated as of June 26, 2001, and approved by the Bankruptcy Court on August 7, 2001. The scheduled termination date of the MPAN DIP Credit Agreement was again subsequently extended to April 1, 2002 by amendment to the MPAN DIP Credit Agreement dated as of November 16, 2001, and approved by the Bankruptcy Court on December 5, 2001. The MPAN Debtors have requested, and anticipate receiving, a further two-month extension of the scheduled termination date (i.e., an extension to May 31, 2002) from the MPAN DIP Lenders.

      DEBTOR-IN-POSSESSION FINANCING FOR MARINER HEALTH

         Among the orders entered by the Bankruptcy Court on the Petition Date in the Chapter 11 Cases of Mariner Health and its subsidiaries, were orders approving (a) the use of cash collateral by the MHG Debtors, and (b) the funding of up to $50.0 million in principal amount at any time outstanding under a debtor-in-possession financing arrangement pursuant to that certain Debtor-in-Possession Credit Agreement dated as of January 20, 2000 (as amended from time to time, the "Mariner Health DIP Credit Agreement") by and among Mariner Health and each of the other MHG Debtors, as co-borrowers thereunder, the Mariner Health DIP Lenders, First Union National Bank, as Syndication Agent, PNC Capital Markets, Inc. and First Union Securities, Inc., as co-arrangers, and PNC, as Administrative Agent and Collateral Agent. After a final hearing on February 16, 2000 the Bankruptcy Court entered an order granting final approval of the Mariner Health DIP Financing (the "Final Mariner Health DIP Order").

         The Mariner Health DIP Credit Agreement initially established a $50.0 million secured revolving credit facility comprised of a $40.0 million tranche A revolving loan commitment and a $10.0 million tranche B revolving loan commitment. At the request of Mariner Health, the size of the Mariner Health DIP Financing was reduced to $25.0 million on January 19, 2001. As a result of such reduction, the $10.0 million tranche B revolving loan commitment was eliminated. Under the Mariner Health DIP Credit Agreement's terms, advances under the Mariner Health DIP Financing may be used by the MHG Debtors (and to a limited degree, by certain joint venture subsidiaries of Mariner Health that are not debtors in the Mariner Health Chapter 11 Cases) for working capital and other lawful corporate purposes. Amounts outstanding under the Mariner Health DIP Financing may not at any time exceed the maximum borrowing amounts established for the MHG Debtors under the Final Mariner Health DIP Order. Originally, up to $5.0 million of the Mariner Health DIP Financing could be utilized for the issuance of letters of credit as needed in the businesses of the MHG Debtors; however, the letter of credit sublimit was increased to $10.0 million pursuant to the Tenth Amendment to the Mariner Health DIP Credit Agreement dated as of March 20, 2001 (the "Tenth Mariner Health DIP Amendment").

         Interest accrues on the principal amount outstanding under the Mariner Health DIP Financing at a per annum rate of interest equal to the "base rate" of PNC (i.e., the higher of the PNC prime rate or a rate equal to the federal funds rate plus 50 basis points) plus the applicable spread, which is 250 basis points. Such interest is due and payable monthly in arrears. During the existence and continuation of any event of default under the Mariner Health DIP Credit Agreement, the interest rates normally applicable to loans under the Mariner Health DIP Financing will be increased by another 250 basis points per annum.

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (Debtor-in-Possession as of January 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The outstanding principal of the Mariner Health DIP Financing, together with all accrued and unpaid interest and all other obligations thereunder, are due and payable on the "Commitment Termination Date," originally defined as the first to occur of (i) January 19, 2001, unless extended (such date having since been extended to April 1, 2002 as discussed below); (ii) the effective date of a Joint Plan for the MHG Debtors; (iii) the date of termination of the exclusivity rights of the MHG Debtors to file a plan of reorganization; (iv) the filing by the MHG Debtors of any plan of reorganization (or the modification of any such plan previously filed with the Bankruptcy Court) not previously approved by the holders of at least 66-2/3% of the outstanding loans or commitments under the Mariner Health DIP Financing;
(v) the date of termination of the commitments under the Mariner Health DIP Credit Agreement during the continuation of an event of default thereunder; or
(vi) the date on which all or substantially all of the assets or stock of the MHG Debtors is sold or otherwise transferred. Under the current terms of the Mariner Health DIP Credit Agreement, the MHG Debtors must also prepay principal to the extent that the principal amount outstanding under the Mariner Health DIP Financing at any time exceeds the Mariner Health borrowing base then in effect. The Mariner Health borrowing base for any month is an amount equal to $7.5 million in excess of the "Working Capital Facility" borrowings projected for such month in Mariner Health's year 2000 DIP budget, plus (as a result of the Tenth Mariner Health DIP Amendment) the undrawn availability under the $7.9 million letter of credit issued by PNC pursuant to the Mariner Health DIP Credit Agreement to secure Mariner Health's obligations in respect of its replacement surety program (the "Replacement MHG Surety LOC").

         The Mariner Health DIP Credit Agreement also provides for mandatory prepayments under the following circumstances: (a) with net cash proceeds from asset sales, the incurrence of certain debt, the issuance of new equity, the receipt of tax refunds exceeding $100,000 in the aggregate, and the receipt of casualty proceeds in excess of $100,000 that are not applied within 60 days after receipt to the repair, rebuilding, restoration or replacement of the assets damaged or condemned (or committed within such period of time to be so applied); and (b) on each business day, the amount of cash held by the MHG Debtors in excess of the sum of $5.0 million plus the aggregate sum of the minimum amount required by depositary banks to be kept in deposit accounts, concentration accounts and other accounts with such banks. Amounts prepaid pursuant to clause (a) of the immediately preceding sentence will permanently reduce the amount of the Mariner Health DIP Financing commitments on a dollar for dollar basis. Amounts prepaid pursuant to clause (b) of the same sentence will not permanently reduce such commitments. The MHG Debtors have the right to make optional prepayments in the minimum principal amount of $1.0 million, and in increments of $100,000 in excess thereof, and, on three business days' notice, to reduce the commitments under the Mariner Health DIP Credit Agreement in the minimum amount of $5.0 million, or in increments of $1.0 million in excess thereof.

         As provided in the Final Mariner Health DIP Order, the obligations of the MHG Debtors under the Mariner Health DIP Credit Agreement (together with certain potential cash management system liabilities secured on a pari passu basis therewith, the "Mariner Health DIP Obligations") constitute allowed super priority administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code (subject to a carve-out for certain professional fees and expenses incurred by the MHG Debtors). The Mariner Health DIP Obligations are secured by perfected liens on all or substantially all of the assets of the MHG Debtors (excluding bankruptcy causes of action), the priority of which liens (relative to prepetition creditors having valid, non-avoidable, perfected liens in those assets and to any "adequate protection" liens granted by the Bankruptcy Court) is established in the Final Mariner Health DIP Order and the related cash collateral orders entered by the Bankruptcy Court (the "Mariner Health Cash Collateral Orders"). The Bankruptcy Court has also granted certain prepetition creditors of the Mariner Health Debtors replacement liens and other rights as "adequate protection" against any diminution of the value of their existing collateral that may result from allowing the MHG Debtors to use cash collateral in which such creditors had valid, non-avoidable and perfected liens as of the Chapter 11 Filings. The discussion contained in this paragraph is qualified in its entirety by reference to the Final Mariner Health DIP Order, the related Mariner Health Cash Collateral Orders and related stipulations, and reference should be made to such orders (which are available from the Bankruptcy Court) and stipulations for a more complete description of such terms.

         The Mariner Health DIP Credit Agreement contains customary representations, warranties and other affirmative and restrictive covenants of the MHG Debtors, as well as certain financial covenants. The breach of such representations, warranties or covenants, to the extent not waived or cured within any applicable grace or cure periods, could result in the MHG Debtors being unable to obtain further advances under the Mariner Health DIP Financing and possibly the exercise of remedies by the Mariner Health DIP Lenders, either of which events could materially impair the ability of the MHG Debtors to successfully reorganize in chapter 11 and to operate as a going concern. The occurrence of an event of default under the Mariner Health DIP Credit Agreement may impair the ability of the MHG Debtors to use cash collateral to fund operations. At December 31, 2001 and September 30, 2001, no revolving loans were outstanding under the Mariner

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Health DIP Credit Agreement and approximately $7.9 million of letters of credit issued in respect to the Replacement MHG Surety LOC were outstanding under the Mariner Health DIP Credit Agreement.

         Among its other restrictive covenants, the Mariner Health DIP Credit Agreement limits affiliate transactions with the MPAN Debtors, but does contemplate weekly overhead payments to the MPAN Debtors equal to 1.25% of projected net inpatient revenues for the then-current month, subject to a monthly "true-up," such that the payments for such month equal 5% of actual net inpatient revenues of the MHG Debtors. In connection with the thirteenth amendment to the Mariner Health DIP Credit Agreement approved by the Bankruptcy court on December 5, 2001, the overhead payments to the MPAN Debtors under the Management Protocol were reduced by $1.0 million per month effective retroactively to November 1, 2001. Such payments may be suspended by the MHG Debtors if certain defaults specified in the Mariner Health Credit Agreement occur and are continuing, though such fees will still accrue and will become due and payable if and when the subject default has been cured or waived.

         By amendment dated as of January 19, 2001, and with the approval of the Bankruptcy Court, the Mariner Health DIP Credit Agreement was amended to extend the stated termination date of the Mariner Health DIP Financing from January 19, 2001 to July 19, 2001 (which has subsequently been extended by amendment dated as of July 19, 2001, to December 31, 2001 and again extended by amendment dated November 15, 2001, to April 1, 2002), and to reduce the maximum amount of the Mariner Health DIP Financing from $50.0 million to $25.0 million (as a result of which the tranche B component was eliminated). Such amendment also, among other things, imposed a 25 basis point utilization fee on borrowings under the Mariner Health DIP Credit Agreement in excess of $5.0 million and amended certain reporting requirements. An amendment dated as of March 20, 2001, among other things, increased the letter of credit sublimit and the borrowing base to permit the issuance of the Replacement MHG Surety LOC to facilitate implementation of a replacement surety bond program by Mariner Health, which was issued during July 2001. Because the Replacement MHG Surety LOC expires well after the Commitment Termination Date for the Mariner Health DIP Facility, the March 20, 2001 amendment required such letter of credit to be 105% cash collateralized. The MHG Debtors have requested, and anticipate receiving, a further two-month extension of the scheduled termination date (i.e., an extension to May 31, 2002) from the Mariner Health DIP Lenders.

         On or about May 14, 2001, Mariner Health and representatives of the Mariner Health DIP Lenders and the Mariner Health Principal Secured Lenders entered into a stipulation (the "May 14 Stipulation") (i) extending from May 21, 2001 to July 20, 2001, the MHG Debtors' exclusive right to file a plan of reorganization, and (ii) if the MHG Debtors file a plan within that time, extending the MHG Debtor's exclusive right to solicit acceptances of such plan to September 20, 2001; however, such exclusivity rights were modified in that stipulation to permit MHG Senior Credit Facility Claim Holders to file their own plan or plans of reorganization for the MHG Debtors and to solicit acceptances thereto, or (at the sole option of the MHG Senior Credit Facility Claim Holders) to file a Joint Plan with the MHG Debtors and solicit acceptances thereto. The May 14 Stipulation was subsequently approved by the Bankruptcy Court. The May 14 Stipulation constituted a waiver by the Mariner Health DIP Lenders of the covenant in the Mariner Health DIP Credit Agreement that the MHG Debtors file a plan of reorganization by a certain time and an agreement that the modification of the MHG Debtors' exclusivity rights pursuant to that stipulation would not constitute an event of default under the Mariner Health DIP Credit Agreement. The MHG Debtors' plan exclusivity was subsequently extended, most recently until March 29, 2002.

         OMEGA NOTE

         As of the Petition Date, Professional Health Care Management, Inc., a Michigan corporation ("PHCMI"), 13 of its subsidiaries (the "PHCMI Subsidiaries"), and Living Centers-PHCM, Inc., a North Carolina corporation ("LC-PHCM," and together with PHCMI and the PHCMI Subsidiaries, the "PHCMI Debtors"), all MPAN Debtors, were indebted to Omega Healthcare Investors, Inc. ("Omega"), in connection with a 1992 loan in the original principal amount of $58.8 million (the "Original Omega Loan"). The Original Omega Loan was guaranteed by the PHCMI Subsidiaries and LC-PHCM (the "Omega Guaranties"). GranCare was also obligated under a "keepwell agreement" relating to PHCMI. The Original Omega Loan and the Omega Guaranties were secured by first mortgages on 13 skilled nursing facilities operated by the PHCMI Debtors in Michigan, and three more operated by PHCMI in North Carolina (collectively, the "Omega Facilities").

         Omega, Mariner Post-Acute Network, Inc., GranCare and the PHCMI Debtors have implemented a consensual restructuring and settlement of the disputes relating to the Original Omega Loan. As the first step of this restructuring,

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


effective February 1, 2001, with the approval of Omega and the Bankruptcy Court, PHCMI sold the four worst performing facilities within the Omega portfolio (the "Ciena Facilities") to an affiliate of Ciena Healthcare Management, Inc., in exchange for, among other things, a $9.0 million purchase money note, secured by first mortgages on the Ciena Facilities (the "Ciena Purchase Money Loan"). PHCMI contemporaneously assigned an undivided 50% interest in the Ciena Purchase Money Loan to Omega in return for a $4.5 million credit against the obligations of the PHCMI Debtors in connection with the Original Omega Loan. The immediate effect of this transition was to eliminate four facilities that generated substantial negative cash flow from the PHCMI Debtors' portfolio as well as to reduce the indebtedness to Omega.

         As the second step of the Omega restructuring, Omega, Mariner Post-Acute Network, Inc., GranCare, and the PHCMI Debtors entered into a settlement agreement dated as of August 1, 2001, pursuant to which, among other things, (a) PHCMI agreed to transfer its residual 50% interest in the Ciena Purchase Money Loan to Omega in exchange for approximately $3.5 million, plus 50% of the principal payments received under the Ciena Purchase Money Loan in excess of $8 million and interest payments received under the Ciena Purchase Money Loan in excess of $960,000 annually; (b) the parties agreed to amend and restate the Original Omega Loan to reflect an outstanding principal indebtedness of approximately $59.7 million, to reduce the interest rate substantially, extend its maturity, and enable the PHCMI Debtors to defer the payment of certain past-due interest (the "Modified Omega Loan"); (c) Mariner Post-Acute Network, Inc. agreed to manage, or cause one of its wholly-owned Debtor Affiliates (currently GranCare of Michigan, Inc.) to manage, the remaining 12 Omega Facilities (the "PHCMI Management Agreement"); and (d) GranCare was released from its "keepwell" relating to PHCMI. The transactions described in this paragraph (including, but not limited to the PHCMI Management Agreement) were approved by order of the Bankruptcy Court entered on or about August 22, 2001, and were closed effective September 1, 2001. To facilitate the restructuring of the obligations of the PHCMI Debtors to Omega, the MPAN DIP Lenders and the lenders under Mariner Post-Acute Network, Inc.'s senior credit facility released any liens on the stock of the PHCMI Debtors and their assets.

         The PHCMI Management Agreement expires by its terms on August 31, 2005, subject to two successive extension options unilaterally exercisable by the manager, the first being a three-year extension term, and the second being a two-year extension term. As compensation for its management services the manager receives a monthly management fee equal to 5% of gross revenues, plus an annual incentive management fee equal to 75% of free cash flow from the remaining Omega Facilities ("Omega Incentive Management Fee"). The remaining 25% of free cash flow is payable annually to Omega as an amendment fee.

         The PHCMI Debtors did not guarantee or pledge their assets in connection with Mariner Post-Acute Network, Inc.'s senior credit facility, nor will they guarantee or pledge their assets to secure any exit financing contemplated by the Joint Plan. The Modified Omega Loan constitutes non-recourse indebtedness as to the MPAN Debtors since neither Mariner Post-Acute Network, Inc., GranCare, nor any other MPAN Debtor has guaranteed the Modified Omega Loan or pledged assets to secure the Modified Omega Loan, other than the pledge of PHCMI's issued and outstanding capital stock by GranCare. The Omega Loan Documents restrict the extent to which the PHCMI Debtors can incur other indebtedness, including intercompany indebtedness from PHCMI's shareholders.

NOTE 10  PROFESSIONAL LIABILITY RISKS

         In 1998, the Company purchased a fully-insured workers' compensation policy in certain states where allowable with no deductible or retention, except in a limited amount of states such as Texas where the Company is a non-subscriber to workers' compensation but has in place an employee benefit plan providing for employer-paid benefits comparable to those provided under the Texas workers' compensation program, with a catastrophic policy in place to cover any loss above $0.5 million per occurrence. For pre-1998 workers' compensation claims, Mariner Health was insured under various types of insurance and financial plans, certain of which are loss-sensitive in nature and design, which subject Mariner Health to additional future costs for losses incurred in a prior year, but paid in subsequent fiscal periods, as losses develop. These liabilities are included in liabilities subject to compromise at December 31, 2001 and September 30, 2001 and 2000 (see Note 3).

         The Company currently maintains two wholly-owned captive insurance subsidiaries, MPN Insurance Company, Ltd. ("MPN Insurance") and GCI Indemnity, Ltd. ("GCI Indemnity"), to provide for reinsurance obligations under general and professional liability, workers' compensation and automobile liability for losses occurring prior to April 1, 1998. Pursuant to the reinsurance agreements, MPN Insurance and GCI Indemnity are responsible to pay all losses that are

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


incurred by the company issuing the policies. The maximum loss exposure with respect to the business written by MPN Insurance is (i) $0.5 million per occurrence for policy periods prior to July 1, 1996 and $1.0 million per occurrence for policy periods subsequent to July 1, 1996 for professional liability; (ii) $0.25 million per occurrence for automobile liability; and
(iii) $0.5 million per occurrence for workers' compensation liability. The maximum loss exposure with respect to the business written by GCI Indemnity is
(i) $0.1 million per occurrence for professional liability; and (ii) $0.35 million per occurrence for workers' compensation liability. The obligations of MPN Insurance and GCI Indemnity under the reinsurance agreements are collateralized through a security trust account which has been designated as restricted investments to pay for future claims experience applicable to policy periods as previously stated. Restricted investments designated to pay such claims had an estimated fair value of $19.8 million, $20.2 million and $32.1 million at December 31, 2001, September 30, 2001 and September 30, 2000, respectively (see Note 8).

         The Company has experienced an increasing trend in the number and severity of litigation claims asserted against the Company. Management believes that this trend is endemic to the long-term care industry and is a result of the increasing number of large judgments against long-term care providers in recent years resulting in an increased awareness by plaintiff's lawyers of potentially large recoveries. The Company also believes that there has been, and will continue to be, an increase in governmental investigatory activity of long-term care providers, particularly in the area of false claims. While the Company believes that it provides quality care to the patients in its facilities and materially complies with all applicable regulatory requirements, an adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on the Company.

         Total insurance reserves at December 31, 2001 included in the accompanying consolidated balance sheet are (i) short-term reserves of $24.7 million, which are included in accrued insurance obligations; (ii) long-term reserves of $107.7 million, which are included in long-term insurance reserves; and (iii) prepetition reserves of $86.3 million, which are included in liabilities subject to compromise (see Note 3). Provisions for such risks were approximately $31.1 million for the transition period ended December 31, 2001 and approximately $118.4 million, $104.4 million and $94.8 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

NOTE 11  EMPLOYEE STOCK OPTION PLANS

         The Company has stock option plans for key employees and outside directors that authorize the granting of incentive stock options, nonqualified options, or any combination of the foregoing to purchase up to approximately $10 million shares. Generally, the exercise price of each option equals market price of the Company's stock on the date of grant, and an option's maximum term is ten years after the date of grant. At December 31, 2001, there were 1,999,246 options granted and outstanding under the Company's stock option plans. At September 30, 2001 and 2000, there were 2,111,746 and 3,999,936 options granted and outstanding under Company's stock option plans, respectively. If the Joint Plan is confirmed, the foregoing options will be cancelled.

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The following is a summary of the stock option activity and related information for the transition period ended December 31, 2001 and the fiscal years ended September 30, 2001, 2000 and 1999.

                               THREE MONTHS
                                   ENDED                                FISCAL YEAR ENDED SEPTEMBER 30,
                               DECEMBER 31,         ---------------------------------------------------------------------------
                                  2001                    2001                        2000                        1999
                          ----------------------    ---------------------     ----------------------     ----------------------
                                        WEIGHTED                 WEIGHTED                   WEIGHTED                   WEIGHTED
                                        AVERAGE                   AVERAGE                   AVERAGE                    AVERAGE
                                       EXERCISE                  EXERCISE                   EXERCISE                   EXERCISE
                           OPTIONS       PRICE       OPTIONS      PRICE        OPTIONS       PRICE        OPTIONS       PRICE
                          ---------    ---------    ---------    --------     ---------     --------     ---------     --------

Outstanding at
   beginning of
   year ................  2,111,746     $ 7.57      3,999,936     $ 9.67      4,624,264      $ 9.14      7,091,957      $13.97
Granted ................         --         --             --         --             --          --      2,091,500        3.07
Exercised ..............         --         --             --         --             --          --             --          --
Forfeited ..............   (112,500)      7.60     (1,888,190)     16.35       (624,328)       5.74     (4,559,193)      13.87
                          ---------     ------      ---------     ------      ---------      ------      ---------      ------
Outstanding at
   end of year .........  1,999,246     $ 7.57      2,111,746     $ 7.57      3,999,936      $ 9.67      4,624,264      $ 9.14
                          =========     ======      =========     ======      =========      ======      =========      ======

Exercisable at
   end of year .........  1,461,871     $ 8.88      1,441,371     $ 8.39      2,691,311      $11.33      1,329,014      $10.99
                          =========     ======      =========     ======      =========      ======      =========      ======

Price range ............    $0.75 -                   $0.75 -                   $0.75 -                    $0.84 -
                            $46.45                    $46.45                   $46.45                      $46.45
                          =========                 =========                 =========                  =========

Weighted average fair
   value of options
   granted during the
   year ................                    --                        --                         --                     $ 2.12
                                        ======                    ======                     ======                     ======


                                                                                                REMAINING
                                                                                 AVERAGE       CONTRACTUAL
                                                                                 EXERCISE         LIFE
                                                                  OPTIONS         PRICE          (YEARS)
                                                                 ---------       --------      ----------

$ 0.75......................................................        30,000        $ 0.75          7.38
$ 2.19 - $  2.50............................................       677,250        $ 2.28          7.27
$ 4.44 - $  5.40............................................       346,280        $ 4.60          6.80
$ 7.05 - $  9.75............................................       303,631        $ 7.75          5.24
$11.20 - $ 16.35............................................       592,424        $14.55          5.97
$18.06 - $ 46.45............................................        49,661        $18.26          6.25
                                                                 ---------
                                                                 1,999,246
                                                                 =========


         For purposes of pro forma disclosures of net income (loss) and earnings per share as required by SFAS 123, the estimated fair value of the options is amortized to expense over the option's vesting period. The fair value for these options was estimated at the date of grant using Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 4.61% to 6.11%; a dividend yield of 0.0%; volatility factors of the expected market price of the Company's common stock ranging from 0.42 to 1.21; and a weighted-average expected life of the options ranging from three to eight years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         As previously noted, the Company accounts for employee stock options in accordance with APB 25 and related interpretations. Accordingly, the Company recognizes no compensation expense for the stock option grants. In

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


accordance with SFAS 123, the Company's pro forma net income (loss) and earnings (loss) per share, assuming the election had been made to recognize compensation expense on stock-based awards, are as follows (in thousands of dollars, except for pro forma loss per share information):

                                                         THREE MONTHS
                                                            ENDED                   FISCAL YEAR ENDED SEPTEMBER 30,
                                                         DECEMBER 31,      ---------------------------------------------------
                                                            2001              2001              2000                  1999
                                                        -------------      ----------         ----------         -------------

Pro forma net income (loss) ......................        $   4,303        $  (33,493)        $  (59,170)        $  (1,778,494)
                                                          =========        ==========         ==========         =============

Pro forma income (loss) per share---basic and
   diluted .......................................        $    0.06        $    (0.45)        $    (0.80)        $      (24.21)
                                                          =========        ==========         ==========         =============


NOTE 12  EMPLOYEE RETIREMENT PLANS

         The Company's employees are eligible to participate in various defined contribution retirement plans sponsored by the Company. Company contributions to these plans represent a matching percentage of certain employee contributions, which for certain plans is subject to management's discretion based upon consolidated financial performance. Total combined expense recognized by the Company under all of its defined contribution retirement plans was $0.8 million for the transition period ended December 31, 2001 and $3.1 million, $3.6 million, and $4.2 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

         The Company does not provide post-retirement health care or life insurance benefits to employees. Accordingly, the Company is not subject to the requirements of Statement of Financial Accounting Standards No. 106, "Employers Accounting for Post Retirement Benefits Other Than Pensions."

NOTE 13  PROVISION FOR BAD DEBTS

         During fiscal 1999, the Company's collection experience for its services deteriorated principally due to the implementation of PPS, which reduced the Company's cash flows and resulted in increased aging and uncollectible accounts. The Company's accounts receivable also continued to deteriorate during the year due to (i) the multiple complexities involved with the change to Medicare PPS billing; (ii) system conversions and consolidation; and (iii) turnover of billing and collection personnel. Accordingly, the Company's provision for bad debts in fiscal 1999 was approximately $103.5 million.

NOTE 14  IMPAIRMENT OF LONG-LIVED ASSETS

         SFAS 121 requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The revenues recorded by the Company in its nursing facilities under PPS are substantially less than the cost-based reimbursement it received previously. The implementation of PPS resulted in a greater than expected decline in reimbursement for nursing home services, and in the demand and market rates for the Company's pharmacy services. Management determined that these revenue declines were other than temporary and were expected to have a material adverse effect on future revenues and cash flow.

         In the fourth quarter of fiscal year 2000, the Company recorded an impairment charge based on a detailed analysis of the Company's long-lived assets and their estimated cash flows. This analysis resulted in the identification and measurement of an impairment loss of approximately $19.4 million relating principally to several nursing facilities with cash flow losses or where projected cash flows were not sufficient to recover the carrying amount of the long-lived assets. The impairment loss was comprised of $12.1 million of goodwill and $7.3 million of property and equipment.

       As a result of indicators discussed above, in the fourth quarter of fiscal year 1999, a detailed analysis of the Company's long-lived assets and their estimated future cash flows was completed. The analysis resulted in the identification and measurement of an impairment loss of $875.1 million principally related to the Company's SNFs that experienced either cash flow losses or where projected cash flow was not sufficient to recover the carrying amount of their goodwill, property and equipment, and other intangible assets, which primarily include leasehold rights. The impairment

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


loss was comprised of $530.2 million of goodwill, $306.8 million of property and equipment, and $38.1 million of other intangible assets.

         Each analysis included management's estimate of the undiscounted cash flows to be generated by these assets with a comparison to their carrying values. If the undiscounted future cash flow estimates were less than the carrying value of the asset, then the carrying value was written down to estimated fair value. Goodwill associated with an impaired asset was included with the carrying value of that asset in performing both the impairment test and in measuring the amount of impairment loss related to the asset. Fair value was estimated based on either management's estimate of fair value, present value of future cash flows, or market value less estimated cost to sell for certain facilities to be disposed.

NOTE 15  OTHER EXPENSES

         For the fiscal year ended September 30, 2000, other expenses totaled approximately $8.6 million and included approximately $5.5 million of costs incurred to outside professionals related to the Company's defaults in connection with its indebtedness prior to the Petition Date, approximately $2.8 million of costs incurred related to the closure of its therapy business and $0.3 million of other expenses.

         For the fiscal year ended September 30, 1999, other expenses totaled approximately $61.9 million and included approximately $15.6 million of costs related to acquisitions, approximately $15.1 million of costs incurred to outside professionals related to the Company's defaults in connection with its indebtedness and approximately $31.2 million of other expenses.

NOTE 16  EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data) in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share":


                                                                THREE MONTHS
                                                                   ENDED                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                                 DECEMBER 31,    ---------------------------------------------
                                                                    2001           2001             2000              1999
                                                                -------------    --------         --------         -----------

Numerator for basic and diluted income
  (loss) per share:
   Income (loss) from continuing operations ..............        $ 3,497        $(34,062)        $(56,280)        $(1,617,986)
   Discontinued operations:
     Income (loss) from operations of discontinued
       pharmacy operations ...............................            898             667           (2,705)           (160,296)
                                                                  -------        --------         --------         -----------
   Net income (loss) .....................................        $ 4,395        $(33,395)        $(58,985)        $(1,778,282)
                                                                  =======        ========         ========         ===========

Denominator:
   Denominator for basic income (loss) per
     share---weighted average shares .....................         73,688          73,688           73,688              73,459
   Effect of dilutive securities---stock options .........             --              --               --                  --
                                                                  -------        --------         --------         -----------
   Denominator for diluted income (loss) per
     share---adjusted weighted average shares and
     assumed conversions .................................         73,688          73,688           73,688              73,459
                                                                  =======        ========         ========         ===========

Earnings (loss) per share---basic and diluted:
   Income (loss) from continuing operations ..............        $  0.05        $  (0.46)        $  (0.76)        $    (22.03)
   Discontinued operations:
     Earnings (loss) from operations of
       discontinued pharmacy operations ..................           0.01            0.01            (0.04)              (2.18)
                                                                  -------        --------         --------         -----------
   Net income (loss) per share ...........................        $  0.06        $  (0.45)        $  (0.80)        $    (24.21)
                                                                  =======        ========         ========         ===========

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The effect of dilutive securities for all periods presented have been excluded because the effect is antidilutive as a result of the net loss for the periods.

NOTE 17  INCOME TAXES

         The provision (benefit) for income taxes is presented in the table below (in thousands of dollars):

                                       THREE MONTHS
                                          ENDED                        FISCAL YEAR ENDED SEPTEMBER 30,
                                       DECEMBER 31,         --------------------------------------------------
                                          2001                2001                 2000                 1999
                                       ------------         --------             --------              -------

Current:
     Federal ...............            $    --             $ (7,607)            $(19,374)             $    --
     State and local .......                 --                2,800                   --                   --
                                        -------             --------             --------              -------
                                             --               (4,807)             (19,374)                  --
Deferred: taxes:
     Federal ...............                 --                   --                   --                   --
     State and local .......                 --                   --                   --                   --
                                        -------             --------             --------              -------
                                             --                   --                   --                   --
                                        -------             --------             --------              -------
Total ......................            $    --             $ (4,807)            $(19,374)             $    --
                                        =======             ========             ========              =======


         The provision (benefit) for income taxes varies from the amount determined by applying the Federal statutory rate to pre-tax income as a result of the following:

                                                             THREE MONTHS
                                                               ENDED                   FISCAL YEAR ENDED SEPTEMBER 30,
                                                             DECEMBER 31,        -----------------------------------------
                                                                2001             2001              2000              1999
                                                             ------------        -----             -----             -----

Federal statutory income tax rate ..................            35.0%            (35.0)%           (35.0)%           (35.0)%
Increase (decrease) in taxes resulting from:
     State & local taxes, net of federal tax
       benefits ....................................             2.8               5.9              (1.6)             (1.0)
     Permanent book/tax differences, primarily
       resulting from goodwill amortization ........            13.1               7.7               0.0               0.6
     Goodwill disposal .............................             0.0               0.0               0.0               3.8
     Impairment of assets ..........................             0.0               0.0               5.5              12.3
     Other permanent items .........................             1.1               2.0               1.6               0.1
Realization of benefit from carryback ..............             0.0             (19.9)            (24.8)              0.0
Change in valuation allowance ......................           (52.0)             26.8              29.5              19.2
                                                               -----             -----             -----             -----
Effective tax rate .................................             0.0%            (12.5)%           (24.8)%            0.0%
                                                               =====             =====             =====             =====

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The components of the net deferred tax assets are as follows (in thousands of dollars):


                                                                                               SEPTEMBER 30,
                                                                DECEMBER 31,           -------------------------------
                                                                   2001                  2001                  2000
                                                                ------------           ---------             ---------

Deferred tax liabilities:
     Insurance ......................................            $      --             $      --             $  (4,473)

Deferred tax assets:
     Asset valuation ................................               36,174                44,375                58,437
     Amounts relating to property and equipment .....               69,887                71,995                53,921
     Payroll and benefits ...........................               13,356                16,045                14,669
     Intangibles ....................................               16,743                16,743                33,072
     NOL carryforwards ..............................              320,461               316,610               297,415
     Accrued expenses ...............................                8,033                 7,542                17,629
     Tax credits ....................................               14,280                14,013                13,092
     Insurance ......................................               31,206                24,852                    --
     Medicare timing differences ....................                8,790                 8,272                 2,063
     Other miscellaneous ............................                4,137                 4,629                35,814
                                                                 ---------             ---------             ---------
Total deferred tax assets ...........................              523,067               525,076               526,112
Less valuation allowance ............................             (523,067)             (525,076)             (521,639)
                                                                 ---------             ---------             ---------
Net deferred tax assets .............................            $      --             $      --             $      --
                                                                 =========             =========             =========


         The Company has established a valuation allowance that completely offsets all net deferred tax assets generated from the Company's net losses. The net change in the valuation allowance for deferred tax assets was a decrease of $2.0 million for the transition period ended December 31, 2001 and an increase of $3.4 million and $51.1 million for the fiscal years ended September 30, 2001 and 2000, respectively. The realization of prior year net operating loss ("NOL") carryback and further analysis of prior year acquisition items and asset valuation resulted in the addition of deferred taxes and corresponding valuation allowance in the amount of $28.2 million and $58.2 million during the fiscal years ended September 30, 2000 and 1999, respectively.

         The Company has NOL carryforwards of $795.2 million expiring at various dates through 2021. The net operating losses are subject to various limitations due to changes in ownership of the Company's subsidiary corporations during the year the associated losses were generated.

NOTE 18  COMMITMENTS AND CONTINGENCIES

         LEASES

         Certain of the Company's facilities are held under operating or capital leases. Expiration dates for most of the capital leases range from 2004 to 2009. Most of the Mariner Health capital leases expire during 2004 and have multiple five-year renewal terms. Certain of these leases also contain provisions allowing the Company to purchase the leased assets during the term or at the expiration of the lease, at fair market value. Facilities operating under capital leases are summarized as follows (in thousands of dollars):


                                                                                         SEPTEMBER 30,
                                                          DECEMBER 31,           -----------------------------
                                                             2001                  2001                 2000
                                                          ------------           --------             --------

Facilities operating under capital leases ......            $ 41,190             $ 41,152             $ 41,035
Less accumulated amortization ..................             (13,729)             (12,996)             (11,723)
                                                            --------             --------             --------
                                                            $ 27,461             $ 28,156             $ 29,312
                                                            ========             ========             ========


         The Company previously entered into a $100.0 million leasing program (the "Synthetic Lease") to be used as a funding mechanism for future assisted living and skilled nursing facility construction, lease conversions, and other facility acquisitions. The Synthetic Lease is an unconditional "triple net" lease for a period of seven years (beginning in September 1996) with the annual lease obligation a function of the amount spent by the lessor to acquire or construct the

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


project, a variable interest rate, and commitment and other fees. The Company guarantees a minimum of approximately 83% of the residual value of the leased property and also has an option to purchase the properties at any time prior to the maturity date at a price sufficient to pay the entire amount financed, accrued interest, and certain expenses. At December 31, 2001 and September 30, 2001, approximately $65.4 million of the Synthetic Lease was utilized. At September 30, 2000, approximately $66.6 million of the Synthetic Lease was utilized. The Synthetic Lease is accounted for as an operating lease. The Synthetic Lease was amended on December 23, 1998 to mirror certain changes made to the Senior Credit Facility and subsequently amended in May 1999 to reduce the commitment from $100.0 million to $80.0 million. The Synthetic Lease Facility contains customary covenants that, among other things, require maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock. Since September 30, 1999, the Company has been in violation of certain of these financial covenants and as a result cannot currently make additional borrowings under the Synthetic Lease Facility. The Company ceased making rent payments under the Synthetic Lease in November 1999. The automatic stay protection afforded by the Chapter 11 Filings prevents any action from being taken outside the Chapter 11 Cases with respect to any defaults that may exist under the Synthetic Lease unless otherwise determined by the Bankruptcy Court. One consequence of the defaults under the Synthetic Lease was that the lessor under the Synthetic Lease, FBTC Leasing Corp., has been unable to make additional borrowings under the related credit facility and make such proceeds available for the completion of the five facilities currently under construction. Under the terms of the Company DIP Financing, the Company is permitted to borrow and spend up to $8.8 million to complete such facilities.

         Rental expense, net of sublease rental income and amortization of unfavorable lease obligations, for all operating leases was $12.1 million for the transition period ended December 31, 2001 and $62.8 million, $80.6 million and $98.9 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. Certain of the capital and operating leases contain at least one renewal option (which could extend the term of the leases by five to twenty years), purchase options, and provisions for payments by the Company of real estate taxes, insurance and maintenance costs. Certain leases also contain increases based on the Consumer Price Index, Medicaid reimbursement rates, or at amounts specified in the lease agreement. Sublease rental income was $0.8 million for the transition period ended December 31, 2001 and $4.6 million, $6.1 million and $7.6 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively. Contingent rent based primarily on revenues was $0.3 million for the transaction period ended December 31, 2001 and $2.1 million, $3.4 million and $3.2 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

         The table below presents a schedule of future minimum rental commitments and sublease income under noncancelable leases as of December 31, 2001 (in thousands of dollars):

                                                                         SUBLEASE
                                                   OPERATING              INCOME              CAPITAL
                                                   ---------             --------             -------

2002 ..................................            $  40,152             $ (2,510)            $ 7,318
2003 ..................................               34,127               (2,510)             11,101
2004 ..................................               31,052               (2,319)             48,831
2005 ..................................               26,011               (2,172)                139
2006 ..................................               20,399               (1,921)                130
Subsequent years ......................               57,990               (9,764)                302
                                                   ---------             --------             -------
Total minimum rental obligations ......            $ 209,731             $(21,196)             67,821
                                                   =========             ========

Less amount representing interest .....                                                        (9,159)
                                                                                              -------
Present value of capital leases .......                                                       $58,662
                                                                                              =======


         LITIGATION

         As is typical in the healthcare industry, the Company is and will be subject to claims that its services have resulted in resident injury or other adverse effects, the risks of which will be greater for higher acuity residents receiving services from the Company than for other long-term care residents. In addition, resident, visitor and employee injuries will also subject the Company to the risk of litigation. The Company has experienced an increasing trend in the number and severity of litigation and claims asserted against the Company. In certain states in which the Company has significant operations, insurance coverage for the risk of punitive and certain other damages arising from general and professional

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


liability litigation may not be available in certain circumstances. There can be no assurance that the Company will not be liable for punitive damages awarded in litigation for which insurance coverage is not available. The Company also believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims as well as an increase in enforcement actions resulting from these investigations. While the Company believes that it provides quality care to the patients in its facilities and materially complies with all applicable regulatory requirements, given the Company's current financial difficulties and lack of liquidity, an adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on the Company.

         From time to time, the Company and its subsidiaries have been parties to various legal proceedings in the ordinary course of their respective businesses. In the opinion of management, except as described below, and without giving effect to the discharge of certain of these claims in the Company's Chapter 11 Cases under the Bankruptcy Code upon confirmation of the Joint Plan, there are currently no proceedings which, individually, if determined adversely to the Company, and after taking into account the insurance coverage maintained by the Company, would have a material adverse effect on the Company's financial position or results of operations. Although the Company believes that any of the proceedings not discussed below will not individually have a material adverse impact on the Company if determined adversely to the Company, given the Company's current financial condition, lack of liquidity and change in the Company's PL/GL insurance policies, settling a large number of cases within the Company's $1.0 million self-insured retention limit could have a material adverse effect on the Company.

         The Company and its subsidiaries have reached an agreement in principle on the following terms with the United States to resolve certain United States Claims against the Company and its subsidiaries arising prior to the Petition Date (the "Global Settlement"). United States Claims are those claims or causes of action against the Company asserted by or on behalf of the United States (including all of its agencies, departments, agents, fiscal intermediaries, employees, assigns, or third parties under 31 U.S.C. ss. 3730(b) or (d), and also including all qui tam actions) seeking payments, damages, offsets, recoupments, penalties, attorneys' fees, costs, expenses of any kind, or other remedies of any kind: (i) under the False Claims Act, 31 U.S.C. ss.ss. 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. ss. 1320a-7a; and the Program Fraud Civil Remedies Act, 31 U.S.C. ss.ss. 3801-3812; and/or other statutory or common law doctrines of payment by mistake, unjust enrichment, breach of contract, or fraud; (ii) for administrative overpayments, including claims or causes of action for services rendered or products supplied under Medicare, under the TRICARE Program, 10 U.S.C. ss.ss. 1071-1106, or any other federal health program; (iii) for civil monetary penalties imposed pursuant to 42 U.S.C. ss. 1395i-3(h)(2)(B)(ii) and 42 U.S.C. ss. 1396r(h)(2)(A)(ii) or other applicable law; (iv) arising under any provider agreement or similar agreement with the United States; and (v) for permissive exclusion from Medicare, Medicaid, and other federal health programs (as defined in 42 U.S.C. ss. 1320a-7b(f) and under 42 U.S.C. ss. 1320a-7(b) and 42 U.S.C. ss. 1320a-7a).

         The description of the principal terms set forth herein is intended to reflect the material concepts that have been part of the negotiations between the Company and the United States. The Company and the United States are working together to draft a mutually-acceptable settlement agreement and obtain all necessary approvals for the settlement to be effective. Any settlement agreement will be subject to Bankruptcy Court approval and become effective upon the Effective Date of the Joint Plan (if confirmed) and is anticipated to provide that: (i) all Medicare Claims and debts arising prior to the Petition Date will be released as between CMS and the Company; (ii) the United States will approve a settlement of Medicare administrative appeals related to disallowances under the prudent buyer principle ("Prudent Buyer Settlement"); the Company will waive its rights to collect any amounts due pursuant to the Prudent Buyer Settlement; CMS will adjust certain SNF PPS base year cost reports so that certain SNF cost reports with fiscal years ending December 31, 2001 and after are calculated accurately; (iii) CMS will pay the Company $3.0 million; (iv) the Department of Justice will release the Company from certain "covered conduct" alleged within 6 qui tam lawsuits and certain other disputes under the Federal False Claims Act; (v) the Company will be responsible for any attorney fees sought by qui tam relators' counsel and any settlement will be negotiated by Company counsel; (vi) the United States will waive any claims for Medicare reimbursement for two voluntary disclosures made by the Company to the United States; the United States will also waive any Claims for Medicare reimbursement related to an OIG investigation; (vii) the Company will enter into a corporate integrity agreement ("CIA") with the OIG; this agreement is also under negotiation; (viii) the Company will reject and terminate certain provider agreements for discontinued operations in the home health and rehabilitation businesses; (ix) the Company and the United States will agree to a list of facilities that are included in this settlement; (x) all prepetition cost years (i.e., cost years ending on or before the Petition Date) will be fully and finally resolved by the settlement; accordingly, the Company will withdraw all pending challenges to CMS' determinations relating to these cost years, including, but not limited to, administrative appeals and requests for reopening; (xi) for cost years that span the Petition

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Date CMS will finally settle the cost reports for such "straddle" years, and the Company will retain its rights to appeal or request the reopening of such years, but any relief awarded to the Company relating to such years will be pro-rated so that the prepetition portion is waived and the postpetition portion is preserved; and (xii) as part of the cure for the assumption of Medicare provider agreements, or in the case of any rejected and terminated provider agreements, the Company will pay as an administrative expense any portion of a Medicare overpayment or civil monetary penalty that accrued after the Petition Date.

         The Company denies liability for the United States Claims. However, in order to avoid the delay, uncertainty, inconvenience and expense of protracted litigation, the parties have reached a negotiated settlement and compromise of the United States Claims. As mentioned above, the Global Settlement will only become effective on the Effective Date following confirmation by the Bankruptcy Court of the Joint Plan. In accordance with accounting principles generally accepted in the United States, the Company has recorded a charge of approximately $33.4 million principally relating to the qui tam actions pertaining to the Global Settlement in its statement of operations for the fourth quarter of the fiscal year ended September 30, 2001. If the Global Settlement becomes effective, certain of the matters described and identified below will be resolved.

         On March 18, 1998, a complaint was filed under seal by a former employee against the Company, certain of its predecessor entities and affiliates in the United States District Court for the Northern District of Alabama, alleging, inter alia, employment discrimination, wrongful discharge, negligent hiring, violation of the Federal False Claims Act, and retaliation under the False Claims Act. The action is titled Powell, et al. v. Paragon Health Inc., et al., civil action No. CV-98-0630-S. The complaint has been unsealed and the Company has been advised that the government has declined to intervene in this matter under the Federal False Claims Act. In accordance with the Company's voluntary filing under chapter 11 of the Bankruptcy Code and more particularly, ss. 362 of that Code, this matter was stayed on January 18, 2000. This action is expected to be settled as part of the Global Settlement.

         On August 25, 1998, a complaint was filed by the United States against the Company's GranCare and International X-Ray subsidiaries and certain other parties under the Civil False Claims Act and in common law and equity. The lawsuit, U.S. v. Sentry X-Ray, Ltd., et al., civil action no. 98-73722, was filed in United States District Court for the Eastern District of Michigan. Valley X-Ray operates a mobile X-Ray company in Michigan. A Company subsidiary, International X-Ray, Inc., owns a minority partnership interest in defendant Valley X- Ray. The case asserts five claims for relief, including two claims for violation of the Civil False Claims Act, two alternative claims of common law fraud and unjust enrichment, and one request for application of the Federal Debt Collection Procedures Act. The two primary allegations of the complaint are that (i) the X-Ray company received Medicare overpayments for transportation costs in the amount of $657,767; and (ii) the X-Ray company "upcoded" Medicare claims for EKG services in the amount of $631,090. The United States has requested treble damages as well as civil penalties of $5,000 to $10,000 for each of the alleged 388 submitted Medicare claims. The total damages sought vary from $5.3 million to $7.2 million. As the result of a motion filed by the Company on November 23, 1998, GranCare was dismissed from the case. In accordance with the Company's voluntary filing under chapter 11 of the Bankruptcy Code and more particularly, ss. 362 of that Code, this matter was stayed on January 18, 2000. This action was settled on March 30, 2001 at no cost to the Company. The United States is no longer pursuing this action and Valley X-Ray is in the process of winding up its affairs.

         On October 1, 1998, a class action complaint was asserted against certain of the Company's predecessor entities and affiliates and certain other parties in the Tampa, Florida, Circuit Court, Ayres, et al. v. Donald C. Beaver, et al., case no. 98-7233. The complaint asserted three claims for relief, including breach of fiduciary duty against one group of defendants, breach of fiduciary duty against another group of defendants, and civil conspiracy arising out of issues involving facilities previously operated by the Brian Center Corporation or one of its subsidiaries, and later by a subsidiary of LCA, a wholly-owned subsidiary of the Company, as a result of the merger with Brian Center Corporation. All defendants submitted Motions to Dismiss that were heard by the Court on September 15, 1999. The Court granted defendant Donald C. Beaver's Motion to Dismiss on December 6, 1999. In accordance with the Company's voluntary filing under chapter 11 of the Bankruptcy Code and more particularly, ss. 362 of that Code, this matter was stayed on January 18, 2000. On or about April 19, 2000, plaintiffs filed an Amending Petition seeking to bring Donald C. Beaver back into the case as a defendant. Mr. Beaver has filed a Motion to Dismiss the Amending Petition and no date for hearing has been set. In accordance with the Company's voluntary filing under chapter 11 of the Bankruptcy Code, and more particularly, section 362 of the Bankruptcy Code, all proceedings against the Company were stayed. However, in exchange for the Company's agreement to lift the stay, the plaintiffs have agreed to limit all recovery from the Company in this case to insurance proceeds.

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         On November 16, 1998, a complaint was filed under seal by a former employee against the Company, certain of its predecessor entities and affiliates in the United States District Court for the Southern District of Texas, alleging violation of the Federal False Claims Act. The action is titled United States ex rel. Nelius, et al., v. Mariner Health Group, Inc., et al., civil action No. H-98-3851. To date, the Government has declined to intervene. The complaint, which was unsealed, has been amended to add additional relators and allegations under the Federal False Claims Act. In response to the Notice of Stay submitted under 11 U.S.C. ss. 362, the District Court, on January 26, 2000, dismissed the plaintiffs' claims against defendants subject to reinstatement within thirty (30) days after the stay is discontinued. This action is expected to be settled as part of the Global Settlement.

         On October 27, 1999, the Company was served with a Complaint in United States ex rel. Cindy Lee Anderson Rutledge and Partnership for Fraud Analysis and State of Florida ex rel. Cindy Lee Anderson Rutledge Group, Inc., ARA Living Centers, Inc. and Living Centers of America, Inc., No. 97-6801, filed in the United States District Court for the Eastern District of Pennsylvania. This action originally was filed under seal on November 5, 1997, by relators Cindy Lee Anderson Rutledge and the Partnership for Fraud Analysis under the Federal False Claims Act and the Florida False Claims Act. The Complaint alleges that the Company is liable under the Federal False Claims Act and the Florida False Claims Act for alleged violations of regulations pertaining to the training and certification of nurse aides at former LCA facilities. After conducting an investigation in which the Company cooperated by producing documents responsive to an administrative subpoena and allowing certain employee interviews, the United States Department of Justice elected not to intervene. The district court unsealed the Complaint on October 15, 1999. On December 14, 1999, the Company filed a motion to dismiss the relators' complaint. In accordance with the Company's voluntary filing under chapter 11 of the Bankruptcy Code and more particularly, ss. 362 of that Code, this matter was stayed on January 18, 2000. This action is expected to be settled as part of the Global Settlement.

         On approximately January 20, 2000, the OIG issued subpoenas duces tecum to the Company and Summit Medical Management (a subsidiary of the Company). The subpoenas request documents relating to the purchase of Summit Medical Management and other subsidiaries. In addition, the subpoenas request other broad categories of documents. As part of the Global Settlement negotiations, the Company was informed that a complaint had been filed, United States ex rel. Weatherford v. Summit Institute of Pulmonary Medicine and Rehabilitation, et al. (N.D.Ga.). The federal government informed the Company that this matter involves claims under the Federal Civil False Claims Act against a Company subsidiary and another health care provider. The United States has not yet made its intervention decision in the case. The complaint alleges that the Company improperly accounted for a loan in cost reports submitted on behalf of the Summit Institute of Pulmonary Medicine and Southwest Medical Center by Forum Health, which falsely represented that payments of principal and interest had been made. False statements were allegedly submitted and fraudulent records created during the years 1992 through 1996. This action is expected to be settled as part of the Global Settlement.

         On approximately August 31, 2000, the United States Attorney for Eastern District of Michigan issued a subpoena duces tecum to Cambridge East Health Care Center, one of the Company's SNFs. The subpoena requests medical records and other broad categories of documents. The Company has produced a substantial amount of documents responsive to the subpoena. The Company is cooperating with the investigation and has retained experienced counsel to assist in responding to the subpoena and to advise the Company with respect to this investigation. This investigation is still in its preliminary stages. Civil aspects of this investigation are expected to be settled as part of the Global Settlement.

         On approximately June 8, 1999, December 13, 2000, and October 16, 2001, the OIG issued subpoenas duces tecum to Mariner of Catonsville, one of the Company's SNFs. The subpoenas request medical records pertaining to residents and employment and business records. The subpoenas also request other broad categories of documents. The Company has produced a substantial amount of documents responsive to the subpoenas. The Company is cooperating with the investigation and has retained experienced counsel to assist in responding to the subpoenas and to advise the Company with respect to this investigation. This investigation is expected to be resolved as part of the Global Settlement.

         In connection with negotiating the Global Settlement, the Company was apprised of an action entitled United States ex rel. Carroll. v. Living Centers of America, et al., No. 97-cv-2606 (M.D. Fla.). This matter involves claims under the Federal Civil False Claims Act against a number of the Company's subsidiaries and other health care providers. The United States had not yet made its intervention decision. The complaint alleges that certain of the Company's facilities engaged in fraudulent practices which resulted in their filing false claims with the federal government in connection with reimbursement for durable medical supplies under the Medicare program. The complaint also alleges that certain of the Company's facilities engaged in a reimbursement scheme whereby the facility entered into an illegal referral arrangement

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


involving waiver of co-insurance payments. The allegations cover all claims for reimbursement made by certain of the Company's facilities from the federal government during calendar years 1992 through 1999. The complaint seeks treble damages and penalties under the Federal Civil False Claims Act, and attorneys' fees and costs. This action is expected to be settled as part of the Global Settlement.

         Also in connection with negotiating the Global Settlement, the Company was apprised of two actions entitled United States ex rel. Roberts v. Vencor, Inc., et al., No 96-cv-2308 (JWL)(D.Kan.) and United States ex rel. Rivera v. Restore Respiratory Care, Inc., et al. (N.D.Ga.). These matters involve claims under the Federal Civil False Claims Act against a number of the Company's subsidiaries and other health care providers. The United States had not yet made its intervention decision in either case when stays were entered, and the matters remain sealed. The complaints allege that the Company overbilled the United States for and maintained false or fraudulent documentation of respiratory care services and associated supplies provided to Medicare patients at certain of the Company's SNFs during the cost report years 1992 through 1999. The complaint seeks treble damages and penalties under the federal Civil False Claims Act, and attorneys' fees and costs. These actions are expected to be settled as part of the Global Settlement.

         On October 5, 2000, NovaCare Holdings, Inc. ("NCH") filed a complaint (the "NCH Complaint") in the Chapter 11 Cases commencing Adversary Proceeding No. 00-1577 (MFW), NovaCare Holdings, Inc. v. Mariner Post-Acute Network, Inc., et al. The Company and various subsidiaries (the "defendant subsidiaries") are named as defendants in the NCH Complaint. In the NCH Complaint, NCH alleges that its predecessors in interest (hereinafter also referred to as "NCH") were party to contracts with various subsidiaries of the Company under which NCH provided services to patients at various facilities of such subsidiaries. It further alleges that pursuant to these contracts, NCH provided certain services for which it was paid, but with respect to which HCFA (now CMS) disallowed the facilities' claims for reimbursement (the "NCH HCFA Disallowances"). After the NCH HCFA Disallowances, NCH allegedly provided credits to the facilities equal to the amount of the NCH HCFA Disallowances. Appeals of the NCH HCFA Disallowances were filed, and NCH alleges that it holds a constructive trust or equitable lien on any amounts that may be recovered from HCFA as a result of such appeals. In the alternative, NCH alleges that it holds an administrative priority claim for any such amounts that are paid by HCFA and not turned over to NCH. The aggregate amount of the credits that are related to the NCH HCFA Disallowances, and with respect to which NCH asserts a constructive trust, an equitable lien, and/or an administrative priority claim, is approximately $8.2 million. In addition, NCH asserts administrative priority claims as well as claims for an equitable lien and constructive trust for attorneys fees and expenses relating to the appeals of other disallowance decisions by HCFA (the "Other HCFA Disallowances"); the NCH Complaint states that NCH has incurred at least $275,000 of such expenses.

         On December 13, 2001, the Company filed a motion to approve a settlement agreement with NCH, pursuant to which, among other things, (i) the Company would pay NCH $3.3 million in cash; (ii) the NCH Complaint and all other pleadings associated with the adversary proceeding would be dismissed, with prejudice; (iii) NCH would withdraw any proofs of claim that it has filed against the Company and any of its subsidiaries, which include a bankruptcy claim of at least $9.5 million in the Company's Chapter 11 Cases (which consists of an allegedly secured claim of at least $8.2 million and an alleged unsecured claim of at least $1.2 million), and an allegedly secured claim of at least $0.7 million in the Mariner Health Chapter 11 Cases; and (iv) NCH, on the one hand, and the Company and its subsidiaries, on the other, would exchange mutual releases. The NCH Settlement Motion was granted by the Bankruptcy Court following a hearing held on January 3, 2002. The settlement amount has been paid to NHC, and the settlement has been consummated.

         On June 11, 2001, one of the Company's insurance carriers ("Royal") commenced an adversary proceeding in the Bankruptcy Court, styled Royal Surplus Lines Insurance Company v. Mariner Health Group et al., Adversary Proceeding No. A-01-4626 (MFW). In its complaint, Royal seeks, among other things, certain declaratory judgments that Royal is not required to insure, in whole or in part, certain of the personal injury claims falling under two policies of PL/GL insurance issued to the Company's MHG subsidiary by Royal. In particular, the adversary proceeding raised the following issues, among others: (i) in cases alleging multiple injuries or "continuing wrongs," what event triggers coverage; (ii) in such cases, whether one or more self-insured retentions apply before coverage becomes available; (iii) whether Royal has to drop down to provide "first dollar" coverage under one policy; and (iv) with respect to a policy cancelled by Royal on July 31, 1999, long before the policy would have expired by its terms, whether the aggregate self-insured retention should be prorated due to the cancellation.

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         On July 23, 2001, the Company filed an Answer, Affirmative Defenses and Counterclaim. The Counterclaim was amended on August 21, 2001 (as amended, "Counterclaim"). The Counterclaim joined issue with certain of the declaratory judgments sought by Royal, and also sought, inter alia, declaratory judgments and monetary relief relating to, among other things: (i) whether the policies are subject to self-insured retentions or deductibles; (ii) whether Royal breached its duty to defend under the policies; and (iii) whether Royal breached the alternative dispute resolution procedure order (the "ADR Procedure") entered by the Bankruptcy Court or acted in bad faith in impeding the Company's efforts under the ADR Procedure. Additionally, the Counterclaim objected to Royal's proofs of claim.

         One of the Company's excess insurance carriers, Northfield Insurance Company ("Northfield") moved to intervene in the Royal adversary proceeding on July 25, 2001. The Company did not oppose the motion to intervene, which was subsequently granted.

         Prior to the parties engaging in any significant discovery, the parties agreed to mediate the issues arising out of the Royal adversary proceeding. After the mediation, Royal agreed to dismiss its complaint without prejudice, the Company agreed to dismiss the Counterclaim without prejudice, and Royal and the Company agreed to work together to resolve claims in the ADR Procedure. Northfield did not agree to dismiss its complaint in intervention. Accordingly, the Company and Northfield are currently engaging in discovery.

         In addition to the Global Settlement discussed above, the Company has reached an agreement in principle with the State of Texas to resolve the claims of the Texas Department of Human Services ("TDHS") and Office of Attorney General ("TOAG"), including those for civil penalties and administrative penalties. The following description reflects the main terms of the agreement between the Company and the State of Texas, which is subject to Bankruptcy Court approval. A motion to approve the settlement, which attached a copy of the settlement agreement ("Texas Settlement Agreement"), was filed with the Bankruptcy Court and approved at a hearing held on February 27, 2002.

         The settlement provides that all prepetition claims of TDHS and TOAG related to civil penalties and administrative penalties will be satisfied in full by allowing TDHS/TOAG an unsecured claim in the Company's Chapter 11 Cases in the amount of $1.6 million which claim will be subordinated to all other general unsecured claims, and by payment to TDHS/TOAG of $0.6 million in cash within twenty (20) business days after entry of the Bankruptcy Court's order approving the Texas Settlement Agreement. With respect to postpetition TDHS Claims based on administrative penalties, subject to certain exceptions: (i) all claims for $1,500 or less will be settled for $0 and no findings of fact;
(ii) all claims in excess of $75,000 will not be resolved by virtue of the Texas Settlement Agreement, but rather will be resolved on an individual basis or tried in the ordinary course of the Company's business; and (iii) all postpetition claims between $1,500 and $75,000 will be settled in full by payment by the Company of sixty-five percent (65%) of the imposed administrative penalty that is the basis for the claim within twenty (20) business days after entry of the Bankruptcy Court's order approving the Texas Settlement Agreement. Postpetition TOAG Claims for civil penalties will not be resolved by virtue of the Texas Settlement Agreement, but rather will be resolved on an individual basis or tried in the ordinary course of the Company's business. The Company will agree not to contest certain survey findings of fact that support the relevant penalty claims, but reserves the right to contest survey findings of fact unrelated to the penalty claims, as well as the legal conclusion resulting from the facts and the application and use of the findings of fact. Upon compliance with the Texas Settlement Agreement, the Company will receive a release of all prepetition claims of TDHS and TOAG related to civil penalties and administrative penalties.

NOTE 19  DISCLOSURES REGARDING FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         CASH AND CASH EQUIVALENTS

         The carrying amount approximates fair value because of the short maturity of these instruments.

         RESTRICTED INVESTMENTS

         Fair values for the Company's restricted investments were based on quoted market rates.

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         LONG-TERM DEBT

         Due to the commencement of the Chapter 11 Cases, fair values at December 31, 2001, September 30, 2000 and September 30, 2001 for the outstanding debt instruments were unable to be estimated.

         The estimated values of the Company's financial instruments at December 31, 2001 and September 30, 2001 and 2000 are as follows (in thousands):


                                                                                  SEPTEMBER 30,
                                  DECEMBER 31,               -------------------------------------------------------------
                                     2001                               2001                               2000
                           --------------------------        ---------------------------        --------------------------
                            CARRYING           FAIR           CARRYING           FAIR            CARRYING          FAIR
                             AMOUNT           VALUE            AMOUNT            VALUE            AMOUNT           VALUE
                           ----------        --------        ----------         --------        ----------        --------

Cash and cash
   equivalents ....        $  213,740        $213,740        $  209,050         $209,050        $  170,468        $170,468

Restricted
   investments ....        $   37,767        $ 37,767        $   32,831         $ 32,831        $   35,671        $ 35,671

Long-term debt ....        $2,112,418        $    N/A        $2,116,755              N/A        $2,147,756             N/A


NOTE 20  CONCENTRATIONS OF RISK

         A significant portion of the Company's revenues is received from the Medicare and Medicaid programs. The health care industry is experiencing the effects of the federal and state governments' trend toward cost containment as government and other third-party payors seek to impose lower reimbursement and utilization rates as well as negotiate reduced payment schedules with providers. These cost containment measures, combined with the increasing influence of managed care and competition for patients, generally have resulted in reduced rates of reimbursement for services to be provided by the Company. In recent years, several significant actions have been taken with respect to Medicare and Medicaid reimbursement, including the adoption of PPS reimbursement pursuant to the Balanced Budget Act, as modified by the BBRA, and the repeal of the "Boren Amendment" federal payment standard for Medicaid payments to nursing facilities (see Note 6). In addition to the above actions, there have been, and the Company expects that there will continue to be, a number of additional proposals to limit reimbursements to long-term care facilities under the Medicare and Medicaid programs. The Company cannot predict whether any of these additional proposals will be adopted, or if adopted and implemented, what effect such proposals would have on the Company.

         Approximately 81.8% of the Company's total revenues for the transition period ended December 31, 2001 are from the Medicare and Medicaid programs. Approximately 79.5%, 78.3% and 74.4% of the Company's total revenues for the fiscal years ended September 30, 2001, 2000 and 1999, respectively, are from the Medicare and Medicaid programs. In addition, the Company has significant accounts receivable whose collectibility is dependent upon the performance of these governmental programs. The Company also operates long-term care facilities in 24 states, 200 of which are located in Texas, Florida, North Carolina, California and Colorado. The Company does not believe there are significant credit risks associated with these governmental programs and that an adequate provision has been made for the possibility of these receivables proving uncollectible, which is continually monitored and adjusted as necessary. However, as laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation, there is at least a reasonable possibility that recorded estimates may change by a material amount in the near term.

         The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash and cash equivalents.

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21  SEGMENT INFORMATION

         DESCRIPTION OF THE TYPES OF PRODUCTS AND SERVICES FROM WHICH EACH OPERATING SEGMENT DERIVES ITS REVENUES

         The Company has one reportable segment, nursing home services, which provides long-term healthcare through the operation of skilled nursing and assisted living facilities in the United States. The "Other" category includes the Company's non-reportable segments, primarily its LTAC hospitals, corporate items not considered to be an operating segment, and eliminations. Prior to September 30, 1999, the Company also operated a large contract rehabilitation therapy business that provided, among other services, physical, occupational, speech and respiratory therapy programs and services to affiliated and nonaffiliated skilled nursing facilities. The operations relating to the therapy segment were divested or closed during fiscal year 1999 (see Note 5).

         MEASUREMENT OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS

         The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company primarily evaluates segment performance and allocates resources based on operating margin that basically represents revenues less operating expenses. The operating margin does not include regional and corporate overhead, depreciation and amortization, interest income, interest expense, reorganization items, income taxes, and extraordinary items. Gains or losses on sales of assets and certain items including impairment of assets recorded in connection with SFAS 121, legal and regulatory matters and restructuring costs are also excluded from operating margin and not considered in the evaluation of segment performance. The Company accounts for intersegment revenues and provision of services at market prices. Asset information by segment, including capital expenditures and net income (loss), beyond operating margins is not provided to the Company's chief operating decision maker.

         FACTORS MANAGEMENT USED TO IDENTIFY THE ENTERPRISE'S REPORTABLE
         SEGMENTS

         The Company's reportable segments are strategic business units that offer different products and services. They are each managed separately because each business has different marketing strategies due to differences in types of customers, different distribution channels and different capital resource needs.

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The following tables summarize operating results and other financial information, by business segment, excluding the results of the discontinued operations of the APS Division, for the transition period ended December 31, 2001 and the fiscal years ended September 30, 2001, 2000 and 1999 (in thousands of dollars):


                                                   NURSING HOME                           THERAPY SERVICES
                                                     SERVICES             OTHER         (DISPOSED SEGMENT)       TOTAL
                                                   ------------         ---------       ------------------    -----------

THREE MONTHS ENDED DECEMBER 31, 2001

Revenues from external customers .........          $  429,461          $  28,690           $     --          $   458,151
Intersegment revenues ....................                  --                 --                 --                   --
Operating margin .........................              44,445            (15,863)                --               28,582
Depreciation and amortization ............               9,089              1,957                 --               11,046

FISCAL YEAR 2001

Revenues from external customers .........          $1,759,865          $ 112,270           $     --          $ 1,872,135
Intersegment revenues ....................                  --                 --                 --                   --
Operating margin .........................             153,706            (95,829)                --               57,877
Depreciation and amortization ............              37,454             11,945                 --               49,399

FISCAL YEAR 2000

Revenues from external customers .........          $1,768,688          $ 110,619           $     --          $ 1,879,307
Intersegment revenues ....................                  --                 --                 --                   --
Operating margin .........................             221,648           (147,277)                --               74,371
Depreciation and amortization ............              39,552              9,683                 --               49,235

FISCAL YEAR 1999

Revenues from external customers .........          $1,697,029          $  88,467           $205,367          $ 1,990,863
Intersegment revenues ....................                  --           (101,265)           101,265                   --
Operating margin .........................              21,047           (453,659)           296,262             (136,350)
Depreciation and amortization ............              55,619             41,523             10,364              107,506


NOTE 22  RELATED PARTY TRANSACTIONS

         The Company, through its Mariner Health subsidiary, currently leases 12 SNFs under operating and capital leases from certain organization in which a former board member of the Company, who resigned effective August 31, 2000, has a significant interest. Mariner Health originally entered into leases for 14 facilities and on March 30, 2000 and September 11, 2000, the Bankruptcy Court approved the rejection and termination of two of the leases. The Company made cash payments on such lease obligations of approximately $1.7 million for the transition period ended December 31, 2001 and $7.0 million, $6.9 million and $7.5 million for the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

               MARINER POST-ACUTE NETWORK, INC. AND SUBSIDIARIES
                 (DEBTOR-IN-POSSESSION AS OF JANUARY 18, 2000)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 23       QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         The following tables summarize unaudited quarterly financial data for the fiscal years ended September 30, 2001 and 2000 (in thousands, except per share amounts):


                                                              FOURTH            THIRD            SECOND             FIRST
                                                             QUARTER           QUARTER           QUARTER           QUARTER
                                                            ---------         ---------         ---------         ---------

2001
Net revenues .......................................        $ 539,677         $ 394,439         $ 467,671         $ 470,348
Total costs and expenses ...........................          580,327           377,944           454,699           450,687
                                                            ---------         ---------         ---------         ---------
Operating income (loss) ............................          (40,650)           16,495            12,972            19,661
Other income (expenses), net .......................          (16,573)          (21,843)            1,202           (10,133)
                                                            ---------         ---------         ---------         ---------
Income (loss) from continuing                                 (57,223)           (5,348)           14,174             9,528
    operations before income taxes .................
Benefit for income taxes ...........................           (4,807)               --                --                --
                                                            ---------         ---------         ---------         ---------
Income (loss) from continuing operations ...........          (52,416)           (5,348)           14,174             9,528

Discontinued operations:
Income (loss) from operations of
    discontinued pharmacy division .................              308               494              (517)              382
                                                            ---------         ---------         ---------         ---------
Net income (loss) ..................................        $ (52,108)        $  (4,854)        $  13,657         $   9,910
                                                            =========         =========         =========         =========

Earnings (loss) per share---basic and diluted:
Income (loss) from continuing
    operations .....................................        $   (0.71)        $   (0.07)        $    0.19         $    0.13
Income (loss) from discontinued
    operations .....................................             0.00              0.01             (0.01)             0.01
                                                            ---------         ---------         ---------         ---------
Net income (loss) ..................................        $   (0.71)        $   (0.07)        $    0.19         $    0.13
                                                            =========         =========         =========         =========

Shares used in computing earnings
    (loss) per share---basic and
    diluted ........................................           73,688            73,688            73,688            73,688
                                                            =========         =========         =========         =========

2000
Net revenues .......................................        $ 532,121         $ 449,385         $ 426,438         $ 471,363
Total costs and expenses ...........................          536,001           443,347           433,668           472,851
                                                            ---------         ---------         ---------         ---------
Operating income (loss) ............................           (3,880)            6,038            (7,230)           (1,488)
Other income (expenses), net .......................          (10,681)            1,802            (7,977)          (52,238)
                                                            ---------         ---------         ---------         ---------
Income (loss) from continuing operations
    operations before income taxes..................          (14,561)            7,840           (15,207)          (53,726)

Benefit for income taxes ...........................          (19,374)               --                --                --
                                                            ---------         ---------         ---------         ---------
Income (loss) from continuing operations ...........            4,813             7,840           (15,207)          (53,726)

Discontinued operations:
Income (loss) from operations of
    discontinued pharmacy division .................          (59,524)           60,156             5,736            (9,073)
                                                            ---------         ---------         ---------         ---------
Net income (loss) ..................................        $ (54,711)        $  67,996         $  (9,471)        $ (62,799)
                                                            =========         =========         =========         =========

Earnings (loss) per share---basic and diluted:
Income (loss) from continuing operations
    operations .....................................        $    0.07         $    0.11         $   (0.21)        $   (0.73)
Income (loss) from discontinued
    operations .....................................            (0.81)             0.82              0.08             (0.12)
                                                            ---------         ---------         ---------         ---------
Net income (loss) ..................................        $   (0.74)        $    0.92         $   (0.13)        $   (0.85)
                                                            =========         =========         =========         =========

Shares used in computing earnings
    (loss) per share---basic and
    diluted ........................................           73,688            73,688            73,688            73,688
                                                            =========         =========         =========         =========

                                  SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                        MARINER POST-ACUTE NETWORK, INC.
                             (DOLLARS IN THOUSANDS)


                                                                                                           OTHER
                                                    BALANCE                                              ADDITIONS       BALANCE
                                                  BEGINNING OF        CHARGED TO      DEDUCTION FROM        FROM         END OF
                                                    PERIOD              INCOME           RESERVE        ACQUISITIONS     PERIOD
                                                  ------------        ----------      --------------    ------------    --------

THREE MONTHS ENDED DECEMBER 31, 2001
Allowance for doubtful accounts ..........          $ 53,286             7,763                --            --          $ 61,049
                                                    ========           =======           =======           ===          ========
Valuation allowance ......................          $525,076            (2,009)               --            --          $523,067
                                                    ========           =======           =======           ===          ========

FISCAL YEAR 2001:
Allowance for doubtful accounts ..........          $ 44,624            28,140           (19,478)           --          $ 53,286
                                                    ========           =======           =======           ===          ========
Valuation allowance ......................          $521,639             3,437                --            --          $525,076
                                                    ========           =======           =======           ===          ========

FISCAL YEAR 2000:
Allowance for doubtful accounts ..........          $ 65,274            30,166           (50,816)           --          $ 44,624
                                                    ========           =======           =======           ===          ========
Valuation allowance ......................          $470,557            51,082                --            --          $521,639
                                                    ========           =======           =======           ===          ========

FISCAL YEAR 1999:
Allowance for doubtful accounts ..........          $ 60,767           103,512           (99,005)           --          $ 65,274
                                                    ========           =======           =======           ===          ========
Valuation allowance ......................          $ 70,252           400,305                --            --          $470,557
                                                    ========           =======           =======           ===          ========

                           MARINER HEALTH CARE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                              REORGANIZED
                                                COMPANY                            PREDECESSOR COMPANY
                                              -----------      ----------------------------------------------------------------
                                              TWO MONTHS       ONE MONTH         THREE MONTHS      FOUR MONTHS       SIX MONTHS
                                                 ENDED            ENDED             ENDED             ENDED            ENDED
                                               JUNE 30,         APRIL 30,          JUNE 30,         APRIL 30,         JUNE 30,
                                                 2002             2002               2001             2002              2001
                                              -----------      -----------       ------------      -----------       ----------

Net revenues ..........................       $ 295,088        $   146,818        $ 470,221        $   601,437        $ 937,892

Costs and expenses:
   Salaries, wages and benefits .......         183,169             88,663          284,345            369,237          572,522
   Nursing, dietary and other
     supplies .........................          18,156              9,117           30,304             36,586           61,008
   Ancillary services .................          19,176              8,359           26,781             36,105           53,389
   General and administrative .........          24,406             14,518           47,421             55,997           94,542
   Insurance ..........................          18,930              8,921           33,918             39,879           61,235
   Rent ...............................           7,264              3,850           14,085             15,624           31,263
   Depreciation and amortization ......           4,922              2,832           12,652             11,733           24,407
   Provision for bad debts ............           2,499             12,309            4,003             25,344            9,871
                                              ---------        -----------        ---------        -----------        ---------
     Total costs and expenses .........         278,522            148,569          453,509            590,505          908,237
                                              ---------        -----------        ---------        -----------        ---------
Operating income (loss) ...............          16,566             (1,751)          16,712             10,932           29,655

Other income (expenses):
   Interest expense ...................          (5,513)            (2,027)            (825)            (3,017)            (813)
   Interest income ....................           2,220                372              179              1,154              584
   Reorganization items ...............              --          1,442,805          (21,222)         1,394,309          (21,413)
   Other ..............................            (116)             1,441               25              1,495            1,001
                                              ---------        -----------        ---------        -----------        ---------
Income (loss) from continuing
   operations before income taxes .....          13,157          1,440,840           (5,131)         1,404,873            9,014

Provision for income taxes ............           5,263                 --               --                 --               --
                                              ---------        -----------        ---------        -----------        ---------
Income (loss) from continuing
   operations .........................           7,894          1,440,840           (5,131)         1,404,873            9,014

Discontinued operations:
   Income (loss) from operations of
     discontinued pharmacy
     operations .......................              --                 --              212                 --             (757)
   Gain on sale of discontinued
     pharmacy operations ..............              --              7,696               --             29,082               --
                                              ---------        -----------        ---------        -----------        ---------
Net income (loss) .....................       $   7,894        $ 1,448,536        $  (4,919)       $ 1,433,955        $   8,257
                                              =========        ===========        =========        ===========        =========

  The accompanying notes are an integral part of these financial statements.

                           MARINER HEALTH CARE, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)


                                           REORGANIZED
                                             COMPANY                                PREDECESSOR COMPANY
                                           -----------       --------------------------------------------------------------------
                                            TWO MONTHS        ONE MONTH        THREE MONTHS        FOUR MONTHS         SIX MONTHS
                                               ENDED            ENDED              ENDED              ENDED               ENDED
                                             JUNE 30,         APRIL 30,          JUNE 30,            APRIL 30,          JUNE 30,
                                               2002             2002               2001                2002               2001
                                           -----------       ----------        -----------         -----------         ----------

Earnings (loss) per share---basic
   and diluted:
   Income (loss) from continuing
     operations .....................         $ 0.39         $    19.55         $    (0.07)         $    19.07         $     0.12
   Discontinued operations:
      Loss from operations of
        discontinued pharmacy
        operations ..................             --                 --                 --                  --              (0.01)
      Gain on sale of discontinued
        pharmacy operations .........             --               0.10                 --                0.39                 --

                                              ------         ----------         ----------          ----------         ----------
Net income (loss) per share .........         $ 0.39         $    19.65         $    (0.07)         $    19.46         $     0.11
                                              ======         ==========         ==========          ==========         ==========

Weighted average number of common
   and common equivalent shares
   outstanding:
     Basic ..........................         20,000             73,688             73,688              73,688             73,688
                                              ======         ==========         ==========          ==========         ==========
     Diluted ........................         20,000             73,688             73,688              73,688             73,688
                                              ======         ==========         ==========          ==========         ==========

  The accompanying notes are an integral part of these financial statements.

                           MARINER HEALTH CARE, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                               REORGANIZED            PREDECESSOR
                                                                                                 COMPANY                COMPANY
                                                                                               -----------            -----------
                                                                                                 JUNE 30,             DECEMBER 31,
                                                                                                   2002                  2001
                                                                                               -----------            -----------
                                                                                                          (UNAUDITED)

                                      ASSETS
Current assets:
   Cash and cash equivalents .......................................................           $    92,164            $   213,740
   Receivables, net of allowance for doubtful accounts of $84,436 and $61,049 ......               242,799                238,736
   Inventories .....................................................................                 7,582                  6,720
   Net assets of discontinued operations ...........................................                    --                 59,053
   Other current assets ............................................................                34,880                 34,628
                                                                                               -----------            -----------
     Total current assets ..........................................................               377,425                552,877

Property and equipment, net of accumulated depreciation of $8,163 and $356,926 .....               577,670                412,965
Reorganization value in excess of amounts allocable to identifiable assets .........               264,954                     --
Goodwill, net of accumulated amortization of $970 and $37,425 ......................                 6,797                193,651
Restricted investments .............................................................                51,513                 37,767
Other assets .......................................................................                26,594                 25,095
                                                                                               -----------            -----------
                                                                                               $ 1,304,953            $ 1,222,355
                                                                                               ===========            ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Current maturities of long-term debt ............................................           $     6,152            $        --
   Accounts payable ................................................................                62,363                 66,217
   Accrued compensation and benefits ...............................................                86,389                 91,368
   Accrued insurance obligations ...................................................                27,668                 24,725
   Other current liabilities .......................................................                93,730                 22,926
                                                                                               -----------            -----------
     Total current liabilities .....................................................               276,302                205,236

Liabilities subject to compromise ..................................................                    --              2,289,600

Long-term debt, net of current maturities ..........................................               483,219                 59,688
Long-term insurance reserves .......................................................               184,201                107,734
Other liabilities ..................................................................                26,996                 27,357
                                                                                               -----------            -----------
     Total liabilities .............................................................               970,718              2,689,615

Commitments and contingencies ......................................................                    --                     --

Stockholders' equity (deficit):
   Reorganized Company preferred stock, $.01 par value; 10,000,000 shares
     authorized; none issued - June 30, 2002 .......................................                    --                     --
   Predecessor preferred stock, $.01 par value; 5,000,000 shares authorized; none
     issued - December 31, 2001 ....................................................                    --                     --
   Reorganized Company common stock, $.01 par value; 80,000,000 shares authorized;
     20,000,000 shares issued - June 30, 2002 ......................................                   200                     --
   Predecessor Company common stock, $.01 par value; 500,000,000 shares
     authorized; 73,688,379 shares issued - December 31, 2001 ......................                    --                    737
   Reorganized Company warrants to purchase common stock ...........................                   935                     --
   Capital in excess of par value ..................................................               358,977                980,952
   Accumulated deficit .............................................................               (25,840)            (2,449,378)
   Accumulated other comprehensive gain (loss) .....................................                   (37)                   429
                                                                                               -----------            -----------
     Total stockholders' equity (deficit) ..........................................               334,235             (1,467,260)
                                                                                               -----------            -----------
                                                                                               $ 1,304,953            $ 1,222,355
                                                                                               ===========            ===========

  The accompanying notes are an integral part of these financial statements.

                           MARINER HEALTH CARE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                          REORGANIZED
                                                                            COMPANY                  PREDECESSOR COMPANY
                                                                          -----------          -------------------------------
                                                                           TWO MONTHS          FOUR MONTHS           SIX MONTHS
                                                                             ENDED                ENDED                ENDED
                                                                            JUNE 30,             APRIL 30,            JUNE 30,
                                                                              2002                 2002                2001
                                                                            --------           -----------           ---------

Cash flows from operating activities:
  Net income .....................................................          $  7,894           $ 1,433,955           $   8,257
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .................................             4,922                11,733              24,407
   Provision for bad debts .......................................             2,499                25,344               9,871
   Reorganization items, net .....................................                --            (1,394,309)             21,413
   Contingency gain ..............................................                --                (1,527)                 --
   Equity earnings/minority interest .............................               116                    33              (1,001)
   Provision for deferred income taxes ...........................             5,263                    --                  --
   Loss from discontinued pharmacy operations ....................                --                    --                 757
   Gain on sale of discontinued pharmacy operations ..............                --               (29,082)                 --
  Changes in operating assets and liabilities:
   Receivables ...................................................            (9,496)              (13,090)            (19,807)
   Inventories ...................................................                49                (1,218)               (389)
   Other current assets ..........................................            (6,020)                4,410               1,909
   Accounts payable ..............................................             8,263               (27,211)             11,424
   Accrued and other current liabilities .........................            (5,686)               25,323              (4,408)
  Changes in long-term insurance reserves ........................             9,773                11,369              18,456
  Other ..........................................................               754                (7,185)             (4,859)
                                                                            --------           -----------           ---------
Net cash provided by operating activities of continuing
   operations before reorganization items ........................            18,331                38,545              66,030
                                                                            --------           -----------           ---------
Net cash provided by discontinued pharmacy operations ............                --                    --               6,663
                                                                            --------           -----------           ---------
  Payment of reorganization items, net ...........................            (9,474)              (35,813)            (28,125)
                                                                            --------           -----------           ---------

Cash flows from investing activities:
   Capital expenditures ..........................................            (5,870)              (27,553)             (8,386)
   Disposition of assets .........................................                --                92,446               4,215
   Restricted investments ........................................              (869)              (14,975)              1,863
   Other .........................................................                58                 6,166                 430
                                                                            --------           -----------           ---------
Net cash (utilized) provided by investing activities .............            (6,681)               56,084              (1,878)
                                                                            --------           -----------           ---------

Cash flows from financing activities:
   Proceeds from issuance of long-term debt ......................                --               212,000                  --
   Repayment of long-term debt ...................................            (1,272)             (386,872)            (17,012)
   Payment of deferred financing fees ............................                --                (6,424)                 --
   Other .........................................................                --                    --                  25
                                                                            --------           -----------           ---------
Net cash utilized by financing activities ........................            (1,272)             (181,296)            (16,987)
                                                                            --------           -----------           ---------
Increase (decrease) in cash and cash equivalents .................               904              (122,480)             25,703

Cash and cash equivalents, beginning of period ...................            91,260               213,740             170,468
                                                                            --------           -----------           ---------
Cash and cash equivalents, end of period .........................          $ 92,164           $    91,260           $ 196,171
                                                                            ========           ===========           =========

  The accompanying notes are an integral part of these financial statements.

                           MARINER HEALTH CARE, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


NOTE 1   NATURE OF BUSINESS

         REPORTING ENTITY

         Mariner Health Care, Inc. (the "Company," f/k/a Mariner Post-Acute Network, Inc.) provides post-acute health care services, primarily through the operation of its skilled nursing facilities ("SNFs"). All references to the "Company" herein are intended to include the operating subsidiaries through which the services described herein are directly provided. At June 30, 2002, the Company's significant operations consisted of 299 SNFs in 23 states, including 9 stand-alone assisted living facilities, with approximately 36,000 licensed beds and significant concentrations of facilities and beds in 5 states and several metropolitan markets, which represents the Company's only reportable operating segment. The Company also operates 13 owned, leased or managed long-term acute care ("LTAC") hospitals in 4 states with approximately 670 licensed beds. See Note 13 for financial information about the Company's reportable segments.

         At a meeting of our board of directors duly called and held on December 13, 2001, our Amended and Restated Bylaws were amended to change our fiscal year end from September 30 to December 31.

         REORGANIZATION UNDER CHAPTER 11

         On May 13, 2002 (the "Effective Date"), the Company and its subsidiaries emerged from proceedings under chapter 11 of title 11 ("Chapter 11") of the United States Code (the "Bankruptcy Code") pursuant to the terms of its Joint Plan (as defined below). On March 25, 2002, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") approved the Company's second amended and restated Joint Plan filed on February 1, 2002 (including all modifications thereof and schedules and exhibits thereto, the "Joint Plan"). In connection with its emergence from bankruptcy, the Company changed its name to Mariner Health Care, Inc. See Note 3 for more information about the Company's bankruptcy proceedings.

NOTE 2   BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial information included herein reflects all adjustments considered necessary for a fair presentation of interim results and, except for the items described in Note 3, all such adjustments are of a normal and recurring nature. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

         Since filing for protection under the Bankruptcy Code on January 18, 2000 (the "Petition Date"), the Company operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court until its emergence from bankruptcy on May 13, 2002. Accordingly, the Company's consolidated financial statements for periods prior to its emergence from bankruptcy were prepared in conformity with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") on a going concern basis, which assumes continuity of operations and realization of assets and settlement of liabilities and commitments in the normal course of business.

         In connection with its emergence from bankruptcy, the Company reflected the terms of the Joint Plan in its consolidated financial statements by adopting the principles of fresh-start reporting in accordance with SOP 90-7. For accounting purposes, the effects of the consummation of the Joint Plan as well as adjustments for fresh-start reporting have been recorded in the accompanying unaudited condensed consolidated interim financial statements as of May 1, 2002. Therefore as used in this Form 10-Q, the term "Predecessor Company" refers to the Company and its operations for periods prior to bankruptcy and for accounting purposes prior to May 1, 2002, while the term "Reorganized Company" is used to describe the Company for periods after its emergence from bankruptcy and for accounting purposes, after May 1, 2002. Under fresh-start reporting, a new entity is deemed to be created for financial reporting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Since fresh-start reporting materially changed the amounts previously recorded in the Company's consolidated financial statements, a black line separates the financial data pertaining to periods after the adoption of fresh-start reporting from the financial data pertaining to periods prior to the adoption of fresh-start reporting to signify the difference in the basis of preparation of financial information for each respective entity.

                           MARINER HEALTH CARE, INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


         The Reorganized Company has adopted the accounting policies of the Predecessor Company as described in the audited consolidated financial statements of the Predecessor Company for the transition period from October 1, 2001 to December 31, 2001 included in the Predecessor Company's Transition Report filed on Form 10-K with the SEC on March 21, 2002 (the "Transition Report"). These financial statements should be read in conjunction with the Transition Report. In accordance with the fresh-start reporting provisions of SOP 90-7, the Company has also adopted changes in accounting principles that will be required in the financial statements of the Reorganized Company within the following twelve months (see below).

         COMPARABILITY OF FINANCIAL INFORMATION

         The adoption of fresh-start reporting as of May 1, 2002 materially changed the amounts previously recorded in the consolidated financial statements of the Predecessor Company. With respect to reported operating results, management believes that business segment operating income of the Predecessor Company is generally comparable to that of the Reorganized Company. However, capital costs (rent, interest, depreciation and amortization) of the Predecessor Company that were based on prepetition contractual agreements and historical costs are not comparable to those of the Reorganized Company. In addition, the reported financial position and cash flows of the Predecessor Company generally are not comparable to those of the Reorganized Company.

         The Company recorded a gain of approximately $1,230 million from the restructuring of its debt in accordance with the provisions of the Joint Plan. Other significant adjustments also were recorded to reflect the provisions of the Joint Plan and the fair values of the assets and liabilities of the Reorganized Company. For accounting purposes, these transactions have been reflected in the operating results of the Predecessor Company for the four months ended April 30, 2002.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2002, the FASB issued SFAS 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 replaces Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." SFAS 146 requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002 with early adoption encouraged. The Company adopted SFAS 146 on May 1, 2002 in connection with its adoption of fresh-start reporting and the adoption of SFAS 146 did not have a material impact on the consolidated financial statements of the Company.

         In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds Statement of Financial Accounting Standards No. 4 "Reporting Gains and Losses from Extinguishment of Debt" ("SFAS 4") resulting in the criteria in Accounting Principles Board Opinion No. 30 to be used to classify gains and losses from extinguishment of debt. Statement of Financial Accounting Standards No. 64, "Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements" amended SFAS 4; and thus, is no longer necessary. Statement of Financial Accounting Standards No. 44, "Accounting for Intangible Assets of Motor Carriers,", was issued to establish accounting requirements for the effects of transition to the provision of the Motor Carrier Act of 1980. Because the transition has been completed, this statement is no longer necessary. SFAS 145 amends Statement of Financial Accounting Standards No. 13, "Accounting for Leases." ("SFAS 13") to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of SFAS 145 related to SFAS 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002 with early adoption encouraged. The Company adopted SFAS 145 on May 1, 2002 in connection with its adoption of fresh-start reporting and, accordingly, has presented the reorganization and restructuring of its debt in connection with the terms of the Joint Plan as a reorganization item. See Note 3.

         In July 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes new rules on the accounting for goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized; however, they will be subject to annual impairment tests as prescribed by the statement. Intangible assets with definite lives will continue to be amortized over their estimated useful lives. The amortization provisions of SFAS 142 apply immediately to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt SFAS 142 in their fiscal year beginning after December 15, 2001.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

       In accordance with the adoption of SFAS 142, the Company discontinued amortizing goodwill effective January 1, 2002. The following table sets forth the impact on the Company's earnings relating to the adoption of SFAS 142 for the periods indicated (in thousands of dollars, except earnings per share amounts):


                                                         PREDECESSOR COMPANY
                                                      --------------------------
                                                      THREE MONTHS    SIX MONTHS
                                                         ENDED           ENDED
                                                        JUNE 30,       JUNE 30,
                                                          2001           2001
                                                      ------------    ----------
 Reported net (loss) income........................     $(4,919)       $ 8,257
 Add back goodwill amortization....................       2,636          5,280
                                                        -------        -------
 Adjusted net (loss) income........................     $(2,283)       $13,537
                                                        =======        =======
 Earnings per share -- basic and diluted:
 Reported net (loss) income........................     $ (0.07)       $  0.11
 Goodwill amortization.............................        0.04           0.07
                                                        -------        -------
 Adjusted net (loss) income........................     $ (0.03)       $  0.18
                                                        =======        =======

       The Company had sufficient net operating loss carryforwards ("NOLs") for the six months ended June 30, 2002 to offset any taxes on net income.

    RECLASSIFICATIONS

       Certain prior year amounts have been reclassified to conform with the current year financial statement presentation.

NOTE 3        REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

       As previously noted, on the Effective Date, the Company emerged from proceedings under Chapter 11 of the Bankruptcy Code pursuant to the terms of the Joint Plan. On January 18, 2000, Mariner Post-Acute Network, Inc. and certain of its direct and indirect subsidiaries (other than its wholly owned subsidiary, Mariner Health Group, Inc. ("MHG"), and its direct and indirect subsidiaries, the "MPAN Debtors") filed voluntary petitions with the Bankruptcy Court for protection under Chapter 11 of the Bankruptcy Code. On the same date, MHG and certain of its direct and indirect subsidiaries (the "MHG Debtors") also filed for relief under Chapter 11 of the Bankruptcy Code, thus commencing the chapter 11 cases (the "Chapter 11 Cases").

       On November 30, 2001, the MPAN Debtors and the MHG Debtors (collectively, the "Debtors") filed an initial version of the Joint Plan with the Bankruptcy Court. The Joint Plan was amended on December 14, 2001 and again on February 1, 2002, at which time the Bankruptcy Court approved the Disclosure Statement related to the Joint Plan and authorized the Debtors to solicit votes in favor of the Joint Plan. A hearing on confirmation of the Joint Plan by the Bankruptcy Court was held on March 25, 2002, in connection with which the Joint Plan was further amended. The Bankruptcy Court confirmed the Joint Plan, as amended in connection with confirmation, in orders dated April 3, 2002. The Joint Plan was consummated on May 13, 2002, at which time the automatic stay imposed by the Bankruptcy Code was terminated. See below for a summary of the Joint Plan, which is qualified in its entirety by reference to all of the provisions of the Joint Plan, as filed with the SEC on April 17, 2002 as Exhibit 2.1 to the Company's Current Report on Form 8-K.

    JOINT PLAN OF REORGANIZATION

       The Joint Plan resulted from many months of good faith and arm's length negotiations among representatives of the Debtors, the lenders under the Debtors' prepetition senior secured credit facilities, and the committees of unsecured creditors in the Debtors' Chapter 11 Cases. The principal provision of the Joint Plan provided for, among others things, the substantive consolidation of the MPAN Debtors' estates, and for the separate substantive consolidation of the MHG Debtors' estates. Accordingly, any claims against and assets of a particular MPAN Debtor as of the Effective Date were deemed to be claims against and assets of all of the MPAN Debtors, and any claims against and assets of a particular MHG Debtor as of the Effective Date were deemed to be claims against and assets of all of the MHG Debtors. Notwithstanding the foregoing, substantive consolidation did not affect the validity of any creditor's perfected and unavoidable interest in property of the Debtors' estates (such as validly perfected liens). In addition, the Bankruptcy Court's orders confirming the Joint Plan provided that the determinations regarding substantive consolidation do not apply

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


to claims arising after the Joint Plan's Effective Date. As a result of the consummation of the Joint Plan, the Company has one capital structure, and the MPAN Debtors and the MHG Debtors no longer operate separately, except with respect to the resolution of claims in their respective Chapter 11 Cases. In addition, the principal lenders under the Debtors' prepetition senior credit facilities received the substantial majority of the equity in the Reorganized Company in accordance with the provisions of the Joint Plan (see below).

       Pursuant to the Joint Plan, the principal lenders under the Debtors' prepetition senior credit facilities received, among other things, (i) $275.0 million of available cash, as defined in the Joint Plan, after giving effect to certain adequate protection payments paid to senior lenders in connection with the disposition of assets; (ii) $150.0 million in principal amount of newly issued secured debt (the "Second Priority Notes") (see Note 5); and (iii) 19.2 million shares of the Reorganized Company's common stock, par value $.01 per share (the "New Common Stock"), representing approximately 96% of the New Common Stock issued as of the Effective Date.

       Certain of the Debtors' SNFs were also encumbered by mortgage debt owing to third parties (the "Project Lenders"). Most Project Lenders received consensual treatment as provided in the Joint Plan, which included, among other things, (i) a cash payment of $11.5 million in satisfaction of mortgages on three SNFs; (ii) a cash payment of approximately $0.5 million and the restructuring of mortgages on two SNFs; and (iii) an agreement to surrender certain SNFs and other collateral in satisfaction of mortgages on those SNFs.

       Holders of general unsecured allowed claims (other than holders of general unsecured allowed claims against the MHG Debtors) are entitled to receive pro rata distributions of 399,078 shares of New Common Stock (approximately 2% of the New Common Stock issued on the Effective Date) and warrants to purchase an additional 376,893 shares of New Common Stock. Such warrants have a per share exercise price of $28.04 and are exercisable for a period of two years beyond the Effective Date. The holders of general unsecured allowed claims against the MHG Debtors are entitled to receive, along with the holders of senior subordinated notes issued by the MHG Debtors prior to bankruptcy, pro rata distributions of a $7.5 million cash fund. Holders of senior subordinated notes issued by the MPAN Debtors prior to bankruptcy, are entitled to receive pro rata distributions of 399,078 shares of New Common Stock (approximately 2% of the New Common Stock issued on the Effective Date) and warrants to purchase an additional 376,893 shares of the New Common Stock. Such warrants have a per share exercise price of $28.04 and are exercisable for a period of two years beyond the Effective Date. Holders of punitive damage claims and securities damages claims received no distributions under the Joint Plan on account of such claims.

       Most other creditors holding allowed secured claims were, or will be, unimpaired, paid in full, or have their collateral returned to them in satisfaction of their allowed secured claims. Holders of allowed priority tax claims and allowed other priority claims were, or will be, paid in full.

       The holders of preferred stock, common stock, warrants and options to purchase common stock of the Company prior to the Effective Date did not, and will not, receive any distributions under the Joint Plan. On the Effective Date, MHG was merged out of existence and its direct and indirect subsidiaries remained direct or indirect subsidiaries of the Reorganized Company, as set forth in a corporate restructuring program implemented by the Company in connection with the Joint Plan and as described in more detail in the Joint Plan. The Joint Plan contains various other provisions relating to, among other things, executory contracts and leases plan implementation, and other matters that affected the rights of creditors and equity holders.

    MATTERS RELATED TO EMERGENCE

       In connection with the consummation of the Joint Plan, the Company entered into a $297.0 million senior credit facility with a syndicate of lenders (the "Senior Credit Facility"), dated as of the Effective Date, which provided funds to satisfy certain obligations of the Predecessor Company to its creditors under the Joint Plan, for general working capital purposes and for permitted acquisitions. In connection with the issuance of the Second Priority Notes, the Company entered into an indenture pertaining to such notes. See Note 5.

       On the Effective Date, the Company filed a registration statement with the SEC on Form 8-A to register the New Common Stock and warrants issued in connection with the Joint Plan under Section 12(g) of the Securities Exchange Act of 1934. In addition, the Form 8-A disclosed that the Company had filed its Third Amended and Restated Certificate of Incorporation, which, among other things, changed the number of authorized shares of capital stock to 90,000,000, with 80,000,000 shares reserved for issuance as common stock, par value $.01 per share, and 10,000,000 shares reserved for issuance as preferred stock, par value $.01 per share. See Note 6.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


       In connection with the restructuring of its debt in accordance with the provisions of the Joint Plan, the Company realized a gain of approximately $1,230 million, which is included in reorganization items in the condensed consolidated statements of operations. For accounting purposes, this gain has been reflected in the operating results of the Predecessor Company for the one month ended April 30, 2002. A summary of the gain follows (in thousands of dollars):

Liabilities subject to compromise:
     Prepetition senior credit facilities and term loans     $ 1,217,638
     Prepetition senior subordinated debt ..............         597,328
     Other prepetition debt ............................         134,708
                                                             -----------
         Long-term debt subject to compromise ..........       1,949,674
     Accounts payable and other accrued liabilities ....         169,897
     Accrued interest ..................................          79,959
     Deferred loan costs ...............................         (32,253)
                                                             -----------
Total liabilities subject to compromise ................       2,167,277

Less: Consideration exchanged:
     Cash payments .....................................         287,376
     Value of secured, priority and other claims assumed         140,232
     Value of new Second Priority Notes ................         150,000
     Value of Reorganized Company's common stock .......         359,177
     Value of Reorganized Company's warrants ...........             935
                                                             -----------
Gain on debt discharge .................................     $ 1,229,557
                                                             ===========


    REORGANIZATION ITEMS

       In accordance with SOP 90-7, the Company has recorded all transactions incurred as a result of the bankruptcy filings as reorganization items. A summary of the principal categories of reorganization items follows (in thousands of dollars):


                                                                          PREDECESSOR COMPANY
                                                      ----------------------------------------------------------
                                                       ONE MONTH     THREE MONTHS     FOUR MONTHS     SIX MONTHS
                                                         ENDED           ENDED           ENDED           ENDED
                                                       APRIL 30,       JUNE 30,        APRIL 30,       JUNE 30,
                                                          2002            2001            2002           2001
                                                      -----------     -----------     -----------     ----------
Professional fees ................................    $    39,559     $    13,882     $    67,976     $ 26,234
Net loss (gain) on divestitures ..................         (2,009)          4,251          10,766       (8,526)
Interest earned on accumulated cash resulting from
   the Chapter 11 filings ........................           (169)         (1,214)           (648)      (3,403)
Other reorganization costs .......................          3,248           4,303          11,031        7,108
Gain on extinguishment of debt ...................     (1,229,557)             --      (1,229,557)          --
Fresh-start valuation adjustments ................       (253,877)             --        (253,877)          --
                                                      -----------     -----------     -----------     --------
                                                      $(1,442,805)    $    21,222     $(1,394,309)    $ 21,413
                                                      ===========     ===========     ===========     ========


NOTE 4        FRESH-START REPORTING

       As previously discussed, in accordance with SOP 90-7, the Company adopted the provisions of fresh-start reporting as of May 1, 2002. In adopting the requirements of fresh-start reporting, the Company engaged an independent financial advisor to assist in the determination of the reorganization value or fair value of the entity. The independent financial advisor determined an estimated reorganization value of approximately $816.8 million before considering any long-term debt or other obligations assumed in connection with the Joint Plan. This estimate was based upon various valuation methods, including discounted projected cash flow analysis, selected comparable market multiples of publicly traded companies, and other applicable ratios and economic industry information relevant to the operations of the Company, and through negotiations with the various creditor parties in interest. The estimated total equity value of the Reorganized Company aggregating approximately $326.2 million was determined after taking into account the values of the obligations assumed in connection with the Joint Plan.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


       The following reconciliation of the Predecessor Company's consolidated balance sheet as of April 30, 2002 to that of the Reorganized Company as of May 1, 2002 was prepared to present the adjustments that give effect to the reorganization and fresh-start reporting.

       The adjustments entitled "Reorganization" reflect the consummation of the Joint Plan, including the elimination of existing liabilities subject to compromise, and consolidated shareholders' deficit, and to reflect the aforementioned $816.8 million reorganization value, which includes the establishment of $265.0 million of reorganization value in excess of amounts allocable to net identifiable assets.

       The adjustments entitled "Fresh-Start Adjustments" reflect the adoption of fresh-start reporting, including the adjustments to record property and equipment and identifiable intangible assets at their fair values. The assets and liabilities have been recorded at their fair values based on a preliminary allocation. Management estimated the fair value of the Company's assets and liabilities by utilizing both independent appraisals and commonly used discounted cash flow valuation methods.

       Certain of the Company's wholly owned subsidiaries and consolidated joint ventures did not file for protection under Chapter 11. The non-filing subsidiaries are not subject to the fresh-start reporting provisions under SOP 90-7 and, consequently, their balance sheets are reflected in the consolidated balance sheet at historical carrying value.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


       A reconciliation of fresh-start accounting recorded as of May 1, 2002 follows (in thousands of dollars):

                                PREDECESSOR                                                           REORGANIZED
                                 COMPANY                                                               COMPANY
                                -----------                                                           -----------
                                 APRIL 30,                         FRESH-START                           MAY 1,
                                    2002        REORGANIZATION     ADJUSTMENTS  RECLASSIFICATIONS        2002
                                ---------------------------------------------------------------------------------
ASSETS

Current assets:
  Cash and cash
    equivalents ..........      $   202,338       $  (111,078)      $      --       $        --       $    91,260
  Receivables ............          232,162             3,640              --                --           235,802
  Inventories ............            7,631                --              --                --             7,631
  Other current assets ...           28,918                --              --                --            28,918
                                -----------       -----------       ---------       -----------       -----------
    Total current assets .          471,049          (107,438)             --                --           363,611

Property and equipment,
  net ....................          416,369                --         160,353                --           576,722
Reorganization value in
  excess of amounts
  allocable to
  identifiable assets ....               --           264,954              --                --           264,954
Goodwill .................          186,543                --        (179,746)               --             6,797
Restricted investments ...           34,054            16,453              --                --            50,507
Other assets .............           29,251             5,924          (8,461)               --            26,714
                                -----------       -----------       ---------       -----------       -----------
                                $ 1,137,266       $   179,893       $ (27,854)      $        --       $ 1,289,305
                                ===========       ===========       =========       ===========       ===========

Current liabilities:
  Current maturities of
    long-term debt .......      $        --       $        --       $      --       $     6,220       $     6,220
  Accounts payable .......           54,100                --              --                --            54,100
  Accrued compensation
    and benefits .........           90,776                --              --                --            90,776
  Accrued insurance
    obligations ..........           24,826                --              --                --            24,826
  Other current
    liabilities ..........          110,229             7,158          (1,897)          (16,250)           99,240
                                -----------       -----------       ---------       -----------       -----------
    Total current ........          279,931             7,158          (1,897)          (10,030)          275,162
  liabilities

Liabilities subject to
  compromise .............        2,167,277        (2,167,277)             --                --                --

Long-term debt, net of
  current maturities .....           59,688           430,955              --            (6,220)          484,423
Long-term insurance
  reserves ...............          119,002            58,268              --                --           177,270
Other liabilities ........           18,497             1,901         (10,402)           16,250            26,246
                                -----------       -----------       ---------       -----------       -----------
                                  2,644,395        (1,668,995)        (12,299)               --           963,101
Stockholders' equity
  (deficit):
  Reorganized Company
    common stock .........               --               200              --                --               200
  Predecessor Company
    common stock .........              737              (737)             --                --                --
  Reorganized Company
    warrants to purchase
    common stock .........               --               935              --                --               935
  Capital in excess of
    par value ............          980,952           359,714              --          (981,689)          358,977
  Retained earnings
    (accumulated deficit)        (2,488,644)        1,488,776         (15,555)          981,689           (33,734)
  Accumulated other
    comprehensive loss ...             (174)               --              --                --              (174)
                                -----------       -----------       ---------       -----------       -----------
                                $ 1,137,266       $   179,893       $ (27,854)      $        --       $ 1,289,305
                                ===========       ===========       =========       ===========       ===========

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


    PRO FORMA INFORMATION

       The unaudited condensed consolidated pro forma effect of the Joint Plan assuming that the Effective Date occurred on January 1, 2001 follows (in thousands of dollars, except per share amounts):

                                                                          REORGANIZED
                                                                          COMPANY AND
                                                                          PREDECESSOR
                                                                            COMPANY          PREDECESSOR
                                                                            COMBINED           COMPANY
                                                                         ---------------    ---------------
                                                                           SIX MONTHS         SIX MONTHS
                                                                             ENDED              ENDED
                                                                         JUNE 30, 2002      JUNE 30, 2001
                                                                         ---------------    ---------------

 Revenues.............................................................      $896,525          $937,892
 Income from continuing operations....................................        12,325            30,427
 Income (loss) from operations of discontinued pharmacy operations....            --              (757)
 Gain on sale of discontinued pharmacy operations.....................        29,082                --
 Net income...........................................................        41,407            29,670

 Earnings per share:
 Income from continuing operations....................................      $   0.62          $   1.52
 Income (loss) from operations of discontinued pharmacy operations....            --             (0.04)
 Gain on sale of discontinued pharmacy operations.....................          1.45                --
 Net income...........................................................          2.07              1.48


       The unaudited condensed consolidated pro forma results exclude reorganization items and include adjustments for depreciation expense, interest expense and the income tax effect of these adjustments. The number of shares outstanding has also been adjusted. These adjustments were recorded prior to May 1, 2002. The pro forma results are not necessarily indicative of the financial results that might have resulted had the effective date of the Joint Plan actually occurred on January 1, 2001.

NOTE 5        LONG-TERM DEBT

       A summary of long-term debt as of June 30, 2002 and December 31, 2001 follows (in thousands of dollars):

                                                                           REORGANIZED       PREDECESSOR
                                                                            COMPANY            COMPANY
                                                                           -----------       -----------
                                                                            JUNE 30,         DECEMBER 31,
                                                                              2002               2001
                                                                           -----------       -----------
                                                                           (UNAUDITED)
Secured debt:
  Senior Credit Facility:
     Term Loans .....................................................      $   211,470                --
  Second Priority Notes .............................................          150,000                --
  Prepetition senior credit facilities ..............................               --         1,301,982
  Non-recourse indebtedness of subsidiary ...........................           59,688            59,688
  Mortgage notes payable and capital leases .........................           68,213           127,442
Unsecured debt:
  Prepetition senior subordinated debt, net of unamortized discounts                --           597,328
  Prepetition notes payable and other unsecured debt ................               --            25,978
                                                                           -----------       -----------
                                                                               489,371         2,112,418
Less: current maturities ............................................           (6,152)               --
Less: amounts subject to compromise .................................               --        (2,052,730)
                                                                           -----------       -----------
     Long-term debt .................................................      $   483,219       $    59,688
                                                                           ===========       ===========


    SENIOR CREDIT FACILITY

       As previously noted, on the Effective Date, and in connection with the consummation of the Joint Plan, the Company entered into the Senior Credit Facility with a syndicate of lenders consisting of (i) an $85.0 million revolving

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


credit facility (the "Revolving Credit Facility"); and (ii) a $212.0 million six-year term loan facility (the "Term Loans"). Outstanding amounts under the Senior Credit Facility bear interest, at the Company's election, at a eurodollar rate or an alternate base rate, in each case, plus an applicable margin, which ranges from 1.25%-2.25% for base rate loans and 2.25%-3.25% for eurodollar loans. The interest rate on the Term Loans was 5.125% at June 30, 2002. The applicable margin for loans under the Revolving Credit Facility is based upon a performance related grid.

       The Senior Credit Facility is guaranteed by substantially all of the Company's direct and indirect wholly owned subsidiaries and is secured by a perfected first priority lien or security interest (junior only to liens in connection with certain third party mortgage loans and other permitted liens) in substantially all of the Company's tangible and intangible assets. The Senior Credit Facility limits, among other things, the Company's ability to incur additional indebtedness or contingent obligations, permit additional liens, make additional acquisitions, sell or dispose of assets, pay dividends on common stock, and merge or consolidate with any other person or entity. In addition, the Senior Credit Facility, which contains customary representations and warranties, requires the Company to maintain compliance with certain financial covenants, including minimum EBITDA (as defined in the Senior Credit Facility), maximum leverage ratios, minimum fixed charge coverage ratios and maximum capital expenditures.

       The Revolving Credit Facility is available for general corporate purposes, including working capital and permitted acquisitions. Usage under the Revolving Credit Facility, which matures on May 13, 2007, is subject to a borrowing base calculation based upon both a percentage of the Company's eligible accounts receivable and a percentage of the real property collateral value of substantially all of the Company's SNFs. No borrowings were outstanding under the Revolving Credit Facility as of June 30, 2002, but approximately $8.7 million of letters of credit were outstanding under the Revolving Credit Facility on that date.

       Proceeds of the Term Loans were used to fund the Company's obligations under the Joint Plan and to pay in cash all or a portion of certain claims of prepetition senior credit facility lenders and mortgage lenders. The Term Loans amortize in quarterly installments at a rate of 1% per year, payable on the last day of each fiscal quarter beginning June 30, 2002, and mature on May 13, 2008. The Term Loans can be prepaid at the Company's option without penalty or premium. In addition, the Term Loans are subject to mandatory prepayment: (I) from the proceeds of certain asset sales which are not used within 180 days of receipt to acquire long-term useful assets of the general type used in the Company's business; (ii) from the proceeds of certain casualty insurance and condemnation awards, the proceeds of which are not used within 360 days of receipt for the repair, restoration or replacement of the applicable assets or for the purchase of other long-term useful assets of the general type used in the Company's business; and (iii) from the proceeds of the issuance of certain equity securities and certain debt. The Term Loans are also subject to annual mandatory prepayment to the extent of 75% of the Company's consolidated excess cash flow.

       Pursuant to the First Amendment to Credit and Guaranty Agreement dated as of August 9, 2002, approved by the requisite Senior Credit Facility lenders, the terms of the Senior Credit Facility were modified to, among other things, extend to February 13, 2003 the deadline for the Company to cause the interest rates on at least 50% of its total funded debt to be effectively fixed, whether through interest rate protection agreements or otherwise.

       In connection with entering into the Senior Credit Facility, the Company incurred deferred financing costs of approximately $6.4 million, which will be amortized using the effective interest method over the life of the Senior Credit Facility.

    SECOND PRIORITY NOTES

       As previously noted, on the Effective Date, and in connection with the consummation of the Joint Plan, the Company entered into an indenture (the "Indenture") with The Bank of New York, as Trustee, pursuant to which the Company issued the Second Priority Notes in the aggregate principal amount of $150.0 million. The Second Priority Notes bear interest at a three-month London Inter-Bank Offered Rate ("LIBOR") plus 550 basis points (7.44% at June 30, 2002) and mature on May 13, 2009. The Second Priority Notes are secured by a junior lien on substantially all of the Company's tangible and intangible assets, subject to liens granted to the lenders' interest in the Senior Credit Facility, liens granted to secure certain third party mortgage loans and other permitted liens. The Second Priority Notes may be prepaid at any time without penalty, subject to restrictions in place under the Senior Credit Facility. The Indenture includes affirmative and negative covenants customary for similar financings, including, without limitation, restrictions on additional indebtedness, liens, restricted payments, investments, asset sales, affiliate transactions and the creation of unrestricted subsidiaries.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


    NON-RECOURSE INDEBTEDNESS OF SUBSIDIARY

       One of the Company's wholly owned subsidiaries, Professional Health Care Management, Inc. ("PHCMI") is the borrower under an approximately $59.7 million mortgage loan from Omega Healthcare Investors, Inc. ("Omega") that was restructured as part of the Company's Chapter 11 Cases. The mortgage loan (the "Omega Loan") bears interest at a rate of 11.57% per annum, and provides for interest-only payments until its scheduled maturity on August 31, 2010. The maturity date of the Omega Loan may be extended at PHCMI's option until August 31, 2021. Prior to maturity, the Omega Loan is not subject to prepayment at the option of PHCMI except (a) between February 1, 2005 and July 31, 2005, at 103% of par (notice of which prepayment must be given by December 31, 2004), and (b) within six months prior to the scheduled maturity date, at par, in each case plus accrued and unpaid interest. Omega is also entitled to receive an annual amendment fee equal to 25% of the free cash flow from the Omega Facilities (as defined below).

       The Omega Loan is guaranteed by PHCMI and its subsidiaries (the "PHCMI Entities"), and is secured by liens and security interests on all or substantially all of the real property and personal property of the PHCMI Entities, including nine SNFs located in Michigan and three others in North Carolina (collectively, the "Omega Facilities"). The Omega Loan constitutes non-recourse indebtedness to all of the other subsidiaries of the Company, none of which have guaranteed the Omega Loan or pledged assets to secure the Omega Loan, other than the pledge of PHCMI's issued and outstanding capital stock. In addition, neither PHCMI nor any of the PHCMI Entities have guaranteed either the Senior Credit Facility or the Second Priority Notes, nor have they pledged their assets for such indebtedness. The Omega Loan restricts the extent to which the PHCMI Entities can incur other indebtedness, including intercompany indebtedness from PHCMI's shareholders.

    SCHEDULED MATURITIES OF LONG-TERM DEBT

       The scheduled maturities of long-term debt at June 30, 2002 are as follows for the periods indicated (in thousands of dollars):

                                                       REORGANIZED
                                                        COMPANY
                                                        --------
                                                         JUNE 30,
                                                          2002
                                                        --------

 Year 1                                                 $  6,152
 Year 2                                                   25,163
 Year 3                                                   11,983
 Year 4                                                   11,165
 Year 5                                                    5,897
 Thereafter                                              429,011
                                                        --------
                                                        $489,371
                                                        ========


     At June 30, 2002, the Company had outstanding letters of credit aggregating approximately $29.1 million of which approximately $20.4 million were issued prior to the Effective Date and were collateralized with approximately $21.5 million of cash in accordance with the Joint Plan. The remaining $8.7 million of letters of credit were issued after the Effective Date pursuant to the Senior Credit Facility and are not cash collateralized. The $20.4 million in cash collateralized letters of credit included an approximately $7.8 million letter of credit that had been replaced by a non-cash collateralized letter of credit issued under the Revolving Credit Facility prior to June 30, 2002, but was not surrendered for cancellation until after quarter-end. Since June 30, 2002, the Company has replaced more of the cash collateralized letters of credit and has obtained an additional $4.25 million letter of credit. As of August 21, 2002, the Company has approximately $34.3 million of letters of credit outstanding. Approximately $11.7 million of that amount was issued under pre-Effective Date credit facilities and are secured by approximately $12.3 million in cash collateral (including approximately $8.7 million in letters of credit that expire September 2, 2002 and have been replaced by letters of credit issued under the Revolving Credit Facility). The remaining $22.6 million in letters of credit are non-cash collateralized letters of credit issued under the Revolving Credit Facility.

    PREPETITION DEBT - PREDECESSOR COMPANY

     In connection with the Chapter 11 Cases, no principal or interest payments were made on the Company's prepetition indebtedness with the exception of repayments made against the Company's prepetition senior credit facilities, primarily as a result of the application of a portion of the cash proceeds received from the sale of certain facilities and other assets,

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


adequate protection payments with regard to certain mortgaged facilities, and notional amounts related to certain capital equipment leases as adequate protection payments. As previously discussed, pursuant to the Joint Plan, the principal lenders under the Debtors' prepetition senior credit facilities received, among other things, (i) $275.0 million of cash; (ii) $150.0 million in principal amount of the Second Priority Notes; and (iii) 19.2 million shares of the Reorganized Company's common stock. Most Project Lenders received consensual treatment as provided in the Joint Plan, which included, among other things, (i) cash payments of $12.3 million; (ii) the restructuring of certain mortgages; and
(iii) agreements to surrender certain SNFs and other collateral in satisfaction of mortgages on those SNFs. Holders of senior subordinated notes issued by the MPAN Debtors prior to bankruptcy, are entitled to receive pro rata distributions of 399,078 shares of New Common Stock and warrants to purchase an additional 376,893 shares of the New Common Stock. See Note 3.

    DEBTOR-IN-POSSESSION FINANCING AGREEMENTS - PREDECESSOR COMPANY

       On the Petition Date, the Bankruptcy Court entered into orders approving
(i) a $100.0 million debtor-in-possession financing facility for the MPAN Debtors (the "MPAN DIP Financing") from a syndicate of lenders led by JP Morgan Chase Bank (f/k/a The Chase Manhattan Bank, "Chase"), which was subsequently replaced by Foothill Capital Corporation as administrative agent; and (ii) a $50.0 million debtor-in-possession financing facility for the MHG Debtors (the "MHG DIP Financing" and together with the MPAN DIP Financing, the "DIP Financings") from a syndicate of lenders led by PNC Bank, National Association ("PNC"). In January 2001, the commitment under the MPAN DIP Financing was reduced from $100.0 million to $50.0 million, and the commitment under the MHG DIP Financing was reduced from $50.0 million to $25.0 million. Both the MPAN DIP Financing and the MHG DIP Financing were terminated on the Effective Date, at which time there were also no outstanding borrowings under either of the DIP Financings. Approximately $12.6 million in outstanding letters of credit issued for the account of the Debtors under the DIP Financings prior to the Effective Date were terminated upon consummation of the Joint Plan and were cash collateralized in accordance with the Joint Plan as a condition to its consummation.

       Interest was payable on the principal amount outstanding under the MPAN DIP Financing at a per annum rate of interest equal to the Alternative Base Rate of Chase plus three percent (3%) payable monthly in arrears. Interest was payable on the principal amount outstanding under the MHG DIP Financing at a per annum rate of interest equal to the base rate of PNC (i.e., the higher of the PNC prime rate or a rate equal to the federal funds rate plus 50 basis points) plus the applicable spread, which was 250 basis points. The obligations of the MPAN Debtors under the MPAN DIP Financing were jointly and severally guaranteed by each of the MPAN Debtors and were secured by liens and security interests on substantially all of the real property and personal property assets of the MPAN Debtors; the obligations of the MHG Debtors under the MHG DIP Financing were jointly and severally guaranteed by each of the MHG Debtors and were secured by liens and security interests on all or substantially all of the real property and personal property assets of the MHG Debtors. The DIP Financings contained customary representations, warranties and other affirmative and restrictive covenants.

NOTE 6        STOCKHOLDERS' EQUITY

       As previously noted, as of the consummation of the Joint Plan on the Effective Date, the authorized capital stock of the Reorganized Company consists of 90,0000,000 shares with 80,000,000 shares reserved for issuance as common stock, par value $0.01 per share, and 10,000,000 million shares reserved for issuance as preferred stock, par value $0.01 per share. All shares of authorized common stock and preferred stock of the Predecessor Company were cancelled as of the Effective Date.

    COMMON STOCK

       As previously noted, the authorized common stock of the Reorganized Company consists of 80,000,000 shares, $0.01 par vale per share, of which 20,000,000 were issued and outstanding following the initial distribution of common shares in accordance with the Joint Plan. The issued and outstanding shares of common stock are validly issued, fully paid and nonassessable. Common stock holders are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. There is no cumulative voting in the election of directors. The Reorganized Company's new Senior Credit Facility and the Indenture contain negative covenants that impose restrictions on, among other things, the Company's ability to pay dividends (see Note 5). The Reorganized Company does not plan to pay dividends on the New Common Stock for the foreseeable future. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock have the right to receive all assets available for distribution to stockholders

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


(after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding). The common stock holders have no preemptive rights and no rights to require the redemption of the New Common Stock.

    WARRANTS

       In connection with the Joint Plan, the Reorganized Company issued warrants in consideration of the claims held by creditors in connection with the Chapter 11 Cases representing the right to purchase an aggregate of 753,786 shares of New Common Stock, subject to adjustment under certain circumstances. The initial per share exercise price of the warrants is $28.04. The exercise period for the warrants began on the Effective Date and expires on May 13, 2004. Each warrant not exercised prior to the expiration of this period will become void, and all rights thereunder will terminate. An assumed exercise of all warrants would result in cash proceeds to the Company of approximately $21.1 million. The warrants were recorded at fair value as consideration exchanged on the extinguishment of debt.

    STOCK OPTIONS

     The Reorganized Company has stock option plans for key employees and outside directors that authorize the granting of stock options to purchase up to approximately 2,153,000 shares of common stock. Each option granted as of June 30, 2002 has a maximum term of 10 years. Employee options granted as of June 30, 2002 vest ratably over four years except that 439,560 of the options granted to the Reorganized Company's CEO vest at the rate of 8.33% per calendar quarter with any remaining options vesting at the end of three years. Options granted to outside directors as of June 30, 2002, were 25% vested on the date of grant with the remaining options vesting ratably over three years. At June 30, 2002, there are approximately 1,888,000 options granted and outstanding. To date each option has been granted with an exercise price of 20.12, which was above fair market value on the date of grant. There were 37,500 options that were exercisable at June 30, 2002.

     For purposes of pro forma disclosures of net income (loss) and earnings per share as required by SFAS 123, the estimated fair value of the options is amortized to expense over the option's vesting period. The fair value for these options was estimated at the date of grant using Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates ranging from 4.7%; a dividend yield of 0.0%; volatility factors of the expected market price of the Company's common stock of 0.51 and a weighted-average expected life of the options of six years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    The Company accounts for employee stock options in accordance with APB 25 and related interpretations. Accordingly, the Company recognizes no compensation expense for the stock option grants. In accordance with SFAS 123, the Company's pro forma net income, assuming the election had been made to recognize compensation expense on stock-based awards would have been approximately $7.5 million, or $0.37 per share for the two months ended June 30, 2002.

NOTE 7        DIVESTITURES AND CASUALTY GAIN

    DISCONTINUED OPERATIONS

       On January 6, 2002, the Company consummated the sale of its institutional pharmacy services business (the "APS Division") to Omnicare, Inc. and its wholly owned affiliate, APS Acquisition LLC (collectively, "Omnicare"). During the quarter ended December 31, 2001, the Company, including certain of its subsidiaries, received the approval of the Bankruptcy Court to sell the APS Division, subject to an auction and overbidding process under the supervision of the Bankruptcy Court. As a result, an auction of the assets comprising the APS Division was held on December 4, 2001, at which time, following competitive bidding at the auction, Omnicare was determined to have made the highest and best bid for the assets of the APS Division. On December 5, 2001, the Bankruptcy Court approved the sale of the APS Division to Omnicare for a cash closing price of $97.0 million (subject to adjustments as provided in the relevant asset purchase agreement and expected to be finalized in the Company's fiscal year ended December 31, 2002) and up to $18.0 million in future payments, depending upon certain post-closing operating results of the APS Division. During the four months

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


ended April 30, 2002, the Company realized a gain on the sale of the APS Division of approximately $29.1 million.

       The Company has reclassified its prior consolidated financial statements to present the operating results of the APS Division as a discontinued operation. Operating results for the APS Division are as follows for the periods indicated (in thousands of dollars):

                                                                         PREDECESSOR COMPANY
                                                                    -----------------------------
                                                                     THREE MONTHS     SIX MONTHS
                                                                         ENDED           ENDED,
                                                                       JUNE 30,         JUNE 30,
                                                                         2001            2001
                                                                       --------       ---------

Net revenues ....................................................      $ 54,311       $ 107,423

Total costs and expenses ........................................        54,010         107,621
                                                                       --------       ---------
Operating income (loss) .........................................           301            (198)

Other expenses ..................................................           (89)           (559)

                                                                       --------       ---------
Income (loss) from operations of discontinued pharmacy operations      $    212       $    (757)
                                                                       ========       =========


    OTHER DIVESTITURES

     During the four months ended April 30, 2002, the Company completed the sale or divestiture of approximately 20 owned or leased SNFs and certain assets, which resulted in a net loss of approximately $10.8 million and is included in net loss (gain) on divestitures within reorganization items. These facilities reported net revenues of approximately $13.0 million and $0.6 million for the four months ended April 30, 2002 and one month ended April 30, 2002, respectively. In addition, these facilities reported net revenues of approximately $15.4 million and $30.3 million for the three and six months ended June 30, 2001, respectively.

       During the six months ended June 30, 2001, the Company completed the sale or divestiture of approximately 18 owned or leased SNFs and certain assets, which resulted in a net gain of approximately $8.5 million. These facilities reported net revenues of approximately $3.3 million and $16.3 million for the three and six months ended June 30, 2001, respectively.

    CASUALTY GAIN

       During April 2002, the Company recorded a net gain of approximately $1.5 million relating to certain owned and leased facilities that were damaged by floods. The net gain is included in other income and is comprised of a gain of approximately $14.4 million relating to owned and capital leased facilities whose net carrying value was less than the insurance proceeds expected to be received offset by a loss of approximately $12.9 million relating to operating leased facilities whose estimated costs to repair are in excess of the expected insurance proceeds to be received.

NOTE 8        REVENUES

       Net revenues include amounts payable for services rendered to patients from the federal government under Medicare, from the various states where the Company operates under Medicaid, and from private insurers and the patients themselves. The sources and amounts of the Company's patient revenues are determined by a number of factors, including, licensed bed capacity of its facilities, occupancy rate, payor mix, type of services rendered to the patient, and rates of reimbursement among payor categories (private, Medicare, and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories, as well as changes in the quality mix, significantly affect the profitability of the Company's operations.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


       A summary of approximate net revenues by payor type follows for the periods indicated (in thousands of dollars):

                     REORGANIZED
                       COMPANY                     PREDECESSOR COMPANY
                       --------      --------------------------------------------------
                      TWO MONTHS     ONE MONTH   THREE MONTHS   FOUR MONTHS   SIX MONTHS
                         ENDED         ENDED        ENDED         ENDED         ENDED
                       JUNE 30,      APRIL 30,     JUNE 30,      APRIL 30,     JUNE 30,
                         2002          2002          2001          2002          2001
                       --------      --------      --------      --------      --------

Medicaid ........      $142,508      $ 69,819      $222,919      $287,073      $449,159
Medicare ........        99,337        50,447       151,672       207,286       295,392
Private and other        53,243        26,552        95,630       107,078       193,341
                       --------      --------      --------      --------      --------
                       $295,088      $146,818      $470,221      $601,437      $937,892
                       ========      ========      ========      ========      ========




NOTE 9        COMPREHENSIVE INCOME

       Comprehensive income (loss) includes net income (loss), as well as charges and credits to stockholders' equity (deficit) not included in net income
(loss). The components of comprehensive income (loss), net of income taxes, consist of the following for the periods indicated (in thousands of dollars):

                                    REORGANIZED
                                      COMPANY                         PREDECESSOR COMPANY
                                    -----------    ---------------------------------------------------------
                                     TWO MONTHS     ONE MONTH      THREE MONTHS    FOUR MONTHS     SIX MONTHS
                                       ENDED          ENDED           ENDED           ENDED           ENDED
                                      JUNE 30,      APRIL 30,        JUNE 30,        APRIL 30,      JUNE 30,
                                        2002          2002            2001             2002           2001
                                       ------      -----------       -------       -----------       ------

Net income (loss) ..............       $7,894      $ 1,448,536       $(4,919)      $ 1,433,955       $8,257
Net unrealized gains (losses) on
   available-for-sale securities          137             (172)        1,036              (603)       1,188
                                       ------      -----------       -------       -----------       ------
Comprehensive income (loss) ....       $8,031      $ 1,448,364       $(3,883)      $ 1,433,352       $9,445
                                       ======      ===========       =======       ===========       ======

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


NOTE 10       EARNINGS PER SHARE

       The following table sets for th the computation of basic and diluted earnings per share for the periods indicated (in thousands, except per share data) in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share":


                                                 REORGANIZED
                                                   COMPANY                    PREDECESSOR COMPANY
                                                 ----------     --------------------------------------------------
                                                 TWO MONTHS     ONE MONTH   THREE MONTHS  FOUR MONTHS   SIX MONTHS
                                                    ENDED         ENDED         ENDED        ENDED         ENDED
                                                   JUNE 30,      APRIL 30,     JUNE 30,     APRIL 30,    JUNE 30,
                                                     2002          2002         2001          2002         2001
                                                 ----------     ---------   ------------  -----------   ----------

 Numerator for basic and diluted
  (loss) income per share:
   (Loss) income from continuing
     operations ................... ..........     $ 7,894    $1,440,840    $ (5,131)    $1,404,873    $  9,014
   Discontinued operations:
     Loss from operations of
       discontinued pharmacy
       operations ...........................           --            --         212             --        (757)
     Gain on sale of discontinued
       pharmacy operations ..................           --         7,696          --         29,082          --
                                                   -------    ----------    --------     ----------    --------
   Net (loss) income ........................      $ 7,894    $1,448,536    $ (4,919)    $1,433,955    $  8,257
                                                   =======    ==========    ========     ==========    ========

Denominator:
   Denominator for basic (loss)
     income per share--weighted
     average shares .........................       20,000        73,688      73,688         73,688      73,688
   Effect of dilutive
     securities---stock options .............           --            --          --             --          --
                                                   -------    ----------    --------     ----------    --------
   Denominator for diluted (loss)
     income per share--adjusted
     weighted average shares and
     assumed conversions ....................       20,000        73,688      73,688         73,688      73,688
                                                   =======    ==========    ========     ==========    ========

(Loss) earnings per share--basic and diluted:
   (Loss) income from continuing
     operations .............................      $  0.39    $    19.55    $  (0.07)    $    19.06    $   0.12
   Discontinued operations:
     Loss from operations of
       discontinued pharmacy
       operations ...........................           --            --          --             --       (0.01)
     Gain on sale of discontinued
       pharmacy operations ..................           --          0.10          --           0.39          --
                                                   -------    ----------    --------     ----------    --------
     Net (loss) income per share ............      $  0.39    $    19.65    $  (0.07)    $    19.45    $   0.11
                                                   =======    ==========    ========     ==========    ========


       The effect of dilutive securities for all periods presented has been excluded because the effect is antidilutive.

NOTE 11       INCOME TAXES

       Due to the Company's NOLs, it does not expect to pay income taxes regarding any net profits generated during the period prior to May 1, 2002. Subsequent to the Company's emergence from bankruptcy, the Company recorded $5.3 million of income tax expense on profits generated from operations. The Company has not reduced its deferred asset valuation allowance for current profits due to the uncertainty of the realization of the asset.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


       In connection with the reorganization, the Company realized a gain from the extinguishment of indebtedness of approximately $1,230 million. This gain will not be taxable since the gain resulted from the reorganization of the Company under the Bankruptcy Code. However, the Company will be required, as of the beginning of its 2003 taxable year, to reduce its tax attributes including:
(a) NOLs; (b) tax credits; and (c) tax bases in assets in an amount equal to such gain on extinguishment. The Company has approximately $835.0 million of NOLs as of December 31, 2001, which will expire at various dates through 2021.

       The reorganization of the Company on the Effective Date constituted an ownership change under Section 382 of the Internal Revenue Code ("Section 382"), which imposes annual limitations on the utilization of loss carryforwards after certain ownership changes. However, if certain historical creditor tests are met, the annual limitation imposed by Section 382 resulting from the reorganization will not apply. The Company believes it meets the required tests but is currently in the process of undertaking a more complete analysis. If the tests are met, the NOLs must be reduced by interest deducted for income tax purposes for the period from October 1, 1998 through the change date on indebtedness that was converted into stock pursuant to the Joint Plan. The Company currently estimates that the NOLs will be reduced by approximately $309.0 million pursuant to the provisions above.

NOTE 12       LITIGATION

       As is typical in the healthcare industry, the Company is and will be subject to claims that its services have resulted in resident injury or other adverse effects, the risks of which will be greater for higher acuity residents receiving services from the Company than for other long-term care residents. In addition, resident, visitor and employee injuries will also subject the Company to the risk of litigation. The Company has experienced an increasing trend in the number and severity of litigation claims asserted against the Company. In certain states in which the Company has significant operations, insurance coverage for the risk of punitive and certain other damages arising from general and professional liability litigation may not be available in certain circumstances. There can be no assurance that the Company will not be liable for punitive damages awarded in litigation for which insurance coverage is not available. The Company also believes that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. While the Company believes that it provides quality care to the patients in its facilities and materially complies with all applicable regulatory requirements, an adverse determination in a legal proceeding or governmental investigation could have a material adverse effect on the Company.

       From time to time, the Company and its subsidiaries have been parties to various legal proceedings in the ordinary course of their respective businesses. In the opinion of management, except as described below, there are currently no proceedings which, individually, if determined adversely to the Company, and after taking into account the insurance coverage maintained by the Company, would have a material adverse effect on the Company's financial position or results of operations. Although the Company believes that any of the proceedings not discussed below will not individually have a material adverse impact on the Company if determined adversely to the Company, settling a large number of cases within the Company's $1.0 million self-insured retention limit could have a material adverse effect on the Company.

       The Company and its subsidiaries have reached a settlement with the United States to resolve certain United States Claims against the Company and its subsidiaries arising prior to the Petition Date (the "Global Settlement"). United States Claims are those claims or causes of action against the Company asserted by or on behalf of the United States (including all of its agencies, departments, agents, fiscal intermediaries, employees, assigns, or third parties under 31 U.S.C. ss. 3730(b) or (d), and also including all qui tam actions) seeking payments, damages, offsets, recoupments, penalties, attorneys' fees, costs, expenses of any kind, or other remedies of any kind: (i) under the False Claims Act, 31 U.S.C. ss.ss.. 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. ss.. 1320a-7a; and the Program Fraud Civil Remedies Act, 31 U.S.C. ss.ss. 3801-3812; and/or other statutory or common law doctrines of payment by mistake, unjust enrichment, breach of contract, or fraud; (ii) for administrative overpayments, including claims or causes of action for services rendered or products supplied under Medicare, under the TRICARE Program, 10 U.S.C.ss.ss. 1071-1106, or any other federal health program; (iii) for civil monetary penalties imposed pursuant to 42 U.S.C. ss..1395i-3(h)(2)(B)(ii) and 42 U.S.C. ss.. 1396r(h)(2)(A)(ii) or other applicable law; (iv) arising under any provider agreement or similar agreement with the United States; and (v) for permissive exclusion from Medicare, Medicaid and other federal health programs (as defined in 42 U.S.C. ss.. 1320a-7b(f) and under 42 U.S.C. ss.. 1320a-7(b) and 42 U.S.C.
ss. 1320a-7a). The Global Settlement was approved by the Bankruptcy Court on April 3, 2002.

       Among other things, the Global Settlement provided that: (i) all Medicare Claims and debts arising prior to the Petition Date were released as between the Centers for Medicare and Medicaid Services ("CMS") and the Company; (ii) the United States approved a settlement of Medicare administrative appeals related to disallowances under the prudent

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


buyer principle ("Prudent Buyer Settlement"); the Company waived its rights to collect any amounts due pursuant to the Prudent Buyer Settlement; CMS adjusted certain Medicare prospective payment system ("PPS") base year cost reports so that certain SNF cost reports with fiscal years ending December 31, 2001 and after are calculated accurately; (iii) CMS will pay the Company $3.0 million;
(iv) the Department of Justice released the Company from certain "covered conduct" alleged within 6 qui tam lawsuits and certain other disputes under the Federal False Claims Act; (v) the Company is responsible for any attorney fees sought by qui tam relators' counsel and any settlement will be negotiated by Company counsel; (vi) the United States waived any claims for Medicare reimbursement for two voluntary disclosures made by the Company to the United States; the United States also waived any Claims for Medicare reimbursement related to an Office of Inspector General ("OIG") investigation; (vii) the Company entered into a corporate integrity agreement ("CIA") with the OIG;
(viii) the Company rejected and terminated certain provider agreements for discontinued operations; (ix) the Company and the United States agreed to a list of facilities that are included in this settlement; (x) all prepetition cost years (i.e., cost years ending on or before the Petition Date) were fully and finally resolved by the settlement; accordingly, the Company withdrew all pending challenges to CMS' determinations relating to these cost years, including, but not limited to, administrative appeals and requests for reopening; (xi) for cost years that span the Petition Date CMS will finally settle the cost reports for such "straddle" years, and the Company will retain its rights to appeal or request the reopening of such years, but any relief awarded to the Company relating to such years will be pro-rated so that the prepetition portion is waived and the postpetition portion is preserved; and
(xii) as part of the cure for the assumption of Medicare provider agreements, or in the case of any rejected and terminated provider agreements, the Company will pay as an administrative expense any portion of a Medicare overpayment or civil monetary penalty that accrued after the Petition Date.

       The Company denies liability for the United States Claims. However, in order to avoid the delay, uncertainty, inconvenience and expense of protracted litigation, the parties have reached a negotiated settlement and compromise of the United States Claims. The Global Settlement became effective on April 3, 2002. In accordance with accounting principles generally accepted in the United States, the Company has recorded a charge of approximately $33.4 million principally relating to the qui tam actions pertaining to the Global Settlement in its statement of operations for the fourth quarter of the fiscal year ended September 30, 2001.

       On March 18, 1998, a complaint was filed under seal by a former employee against the Company, certain of its predecessor entities and affiliates in the United States District Court for the Northern District of Alabama, alleging, inter alia, employment discrimination, wrongful discharge, negligent hiring, violation of the Federal False Claims Act, and retaliation under the False Claims Act. The action is titled Powell, et al. v. Paragon Health Inc., et al., civil action No. CV-98-0630-S. This action has been settled between the parties as part of the Global Settlement. Under the terms of the Global Settlement, the plaintiff (relator) must shortly withdraw any proof of claim filed in the bankruptcy and move for dismissal of this action.

       On October 1, 1998, a class action complaint was asserted against certain of the Company's predecessor entities and affiliates and certain other parties in the Tampa, Florida, Circuit Court, Ayres, et al. v. Donald C. Beaver, et al., case no. 98-7233. The complaint asserted three claims for relief, including breach of fiduciary duty against one group of defendants, breach of fiduciary duty against another group of defendants, and civil conspiracy arising out of issues involving facilities previously operated by the Brian Center Corporation or one of its subsidiaries, and later by a subsidiary of LCA, a wholly-owned subsidiary of the Company, as a result of the merger with Brian Center Corporation. In accordance with the Company's voluntary filing under chapter 11 of the Bankruptcy Code, and more particularly, section 362 of the Bankruptcy Code, all proceedings against the Company were stayed on January 18, 2000. In exchange for the Company's agreement to lift the stay, the plaintiffs have agreed to limit all recovery from the Company in this case to insurance proceeds.

       On November 16, 1998, a complaint was filed under seal by a former employee against the Company, certain of its predecessor entities and affiliates in the United States District Court for the Southern District of Texas, alleging violation of the Federal False Claims Act. The action is titled United States ex rel. Nelius, et al. v. Mariner Health Group, Inc., et al., civil action No. H-98-3851. This action has been settled between the parties as part of the Global Settlement. Under the terms of the Global Settlement, the plaintiff (relator) must shortly withdraw any proof of claim filed in the bankruptcy. This action has been dismissed.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


       On October 27, 1999, the Company was served with a Complaint in United States ex rel. Cindy Lee Anderson Rutledge and Partnership for Fraud Analysis and State of Florida ex rel. Cindy Lee Anderson Rutledge Group, Inc., ARA Living Centers, Inc. and Living Centers of America, Inc., No. 97-6801, filed in the United States District Court for the Eastern District of Pennsylvania. This action originally was filed under seal on November 5, 1997, by relators Cindy Lee Anderson Rutledge and the Partnership for Fraud Analysis under the Federal False Claims Act and the Florida False Claims Act. The Complaint alleges that the Company is liable under the Federal False Claims Act and the Florida False Claims Act for alleged violations of regulations pertaining to the training and certification of nurse aides at former LCA facilities. This action has been settled between the parties as part of the Global Settlement. Under the terms of the Global Settlement, the plaintiff (relator) must shortly withdraw any proof of claim filed in the bankruptcy. This action has been dismissed.

       On approximately January 20, 2000, the OIG issued subpoenas duces tecum to the Company and Summit Medical Management (a subsidiary of the Company). The subpoenas request documents relating to the purchase of Summit Medical Management and other subsidiaries. In addition, the subpoenas request other broad categories of documents. As part of the Global Settlement negotiations, the Company was informed that a complaint had been filed, United States ex rel. Weatherford v. Summit Institute of Pulmonary Medicine and Rehabilitation, et al. (N.D.Ga.). The federal government informed the Company that this matter involves claims under the Federal Civil False Claims Act against a Company subsidiary and another health care provider. The complaint alleges that the Company improperly accounted for a loan in cost reports submitted on behalf of the Summit Institute of Pulmonary Medicine and Southwest Medical Center by Forum Health, which falsely represented that payments of principal and interest had been made. This action has been settled between the parties as part of the Global Settlement. Under the terms of the Global Settlement, the plaintiff (relator) must shortly withdraw any proof of claim filed in the bankruptcy and move for the dismissal of this action (as to the Company).

       On approximately August 31, 2000, the United States Attorney for Eastern District of Michigan issued a subpoena duces tecum to Cambridge East Health Care Center, one of the Company's SNFs. The subpoena requested medical records and other broad categories of documents. The Company produced a substantial amount of documents responsive to the subpoena. Civil aspects of this investigation were settled as part of the Global Settlement. On June 10, 2002, the United States Department of Justice informed the Company that the remaining aspects of the investigation were now closed.

       On approximately June 8, 1999, December 13, 2000, and October 16, 2001, the OIG issued subpoenas duces tecum to Mariner of Catonsville, one of the Company's SNFs. The subpoenas request medical records pertaining to residents and employment and business records. The subpoenas also request other broad categories of documents. The Company produced a substantial amount of documents responsive to the subpoenas. This investigation has been resolved as part of the Global Settlement.

       In connection with negotiating the Global Settlement, the Company was apprised of an action entitled United States ex rel. Carroll. v. Living Centers of America, et al., No. 97-cv-2606 (M.D. Fla.). This matter involves claims under the Federal Civil False Claims Act against a number of the Company's subsidiaries and other health care providers. The complaint alleges that certain of the Company's facilities engaged in fraudulent practices which resulted in their filing false claims with the federal government in connection with reimbursement for durable medical supplies under the Medicare program. The complaint also alleges that certain of the Company's facilities engaged in a reimbursement scheme whereby the facility entered into an illegal referral arrangement involving waiver of co-insurance payments. This action has been settled between the parties as part of the Global Settlement. Under the terms of the Global Settlement, the plaintiff (relator) must shortly withdraw any proof of claim filed in the bankruptcy and move for the dismissal of this action (as to the Company).

       Also in connection with negotiating the Global Settlement, the Company was apprised of two actions entitled United States ex rel. Roberts v. Vencor, Inc., et al., No 96-cv-2308 (JWL)(D.Kan.) and United States ex rel. Rivera v. Restore Respiratory Care, Inc., et al. (N.D.Ga.). These matters involve claims under the Federal Civil False Claims Act against a number of the Company's subsidiaries and other health care providers. The complaints allege that the Company overbilled the United States for and maintained false or fraudulent documentation of respiratory care services and associated supplies provided to Medicare patients at certain of the Company's SNFs during the cost report years 1992 through 1999. This action has been settled between the parties as part of the Global Settlement. Under the terms of the Global Settlement, the plaintiff (relator) must shortly withdraw any proof of claim filed in the bankruptcy and move for the dismissal of this action (as to the Company).

       On June 11, 2001, one of the Company's insurance carriers ("Royal") commenced an adversary proceeding in the Bankruptcy Court, styled Royal Surplus Lines Insurance Company v. Mariner Health Group et al., Adversary Proceeding No. A-01-4626 (MFW). In its complaint, Royal seeks, among other things, certain declaratory judgments that Royal is not

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


required to insure, in whole or in part, certain of the personal injury claims falling under two policies of general liability and professional liability insurance issued to the Company's subsidiary, Mariner Health, by Royal. In particular, the adversary proceeding raised the following issues, among others:
(i) in cases alleging multiple injuries or "continuing wrongs," what event triggers coverage; (ii) in such cases, whether one or more self-insured retentions apply before coverage becomes available; (iii) whether Royal has to drop down to provide "first dollar" coverage under one policy; and (iv) with respect to a policy cancelled by Royal on July 31, 1999, long before the policy would have expired by its terms, whether the aggregate self-insured retention should be prorated due to the cancellation.

       On July 23, 2001, the Company filed an Answer, Affirmative Defenses and Counterclaim. The Counterclaim was amended on August 21, 2001 (as amended, "Counterclaim"). The Counterclaim joined issue with certain of the declaratory judgments sought by Royal, and also sought, inter alia, declaratory judgments and monetary relief relating to, among other things: (i) whether the policies are subject to self-insured retentions or deductibles; (ii) whether Royal breached its duty to defend under the policies; and (iii) whether Royal breached the alternative dispute resolution procedure order (the "ADR Procedure") entered by the Bankruptcy Court or acted in bad faith in impeding the Company's efforts under the ADR Procedure. Additionally, the Counterclaim objected to Royal's proofs of claim.

       One of the Company's excess insurance carriers, Northfield Insurance Company ("Northfield") moved to intervene in the Royal adversary proceeding on July 25, 2001. The Company did not oppose the motion to intervene, which was subsequently granted.

       Prior to the parties engaging in any significant discovery, the parties agreed to mediate the issues arising out of the Royal adversary proceeding. After the mediation, Royal agreed to dismiss its complaint without prejudice, the Company agreed to dismiss the Counterclaim without prejudice, and Royal and the Company agreed to work together to resolve claims in the ADR Procedure. Northfield did not agree to dismiss its complaint in intervention. Accordingly, the Company and Northfield are currently engaging in discovery.

       In addition to the Global Settlement discussed above, the Company has reached agreements with various states to resolve prepetition claims of overpayments paid to the Company in excess of which it was entitled in connection with services rendered, including civil and administrative penalties. The settlements provide for, among other things, repayment of approximately $8.4 million to the states and all Medicaid claims and debts arising prior to the Petition Date were released between individual states and the Company.

NOTE 13       SEGMENT INFORMATION

     The Company has one reportable segment, nursing home services, which provides long-term healthcare through the operation of skilled nursing and assisted living facilities in the United States. The "Other" category includes the Company's non-reportable segments, primarily its LTAC hospitals, corporate items not considered to be an operating segment, and eliminations.

     The Company primarily evaluates segment performance and allocates resources based on operating margin, which basically represents revenues less operating expenses. The operating margin does not include regional and corporate overhead, depreciation and amortization, interest income, interest expense, reorganization items, income taxes, and extraordinary items. Gains or losses on sales of assets and certain items, including impairment of assets, legal and regulatory matters, and restructuring costs, are also excluded from operating margin and not considered in the evaluation of segment performance. Asset information by segment, including capital expenditures and net income (loss), beyond operating margins is not provided to the Company's chief operating decision maker.

                           MARINER HEALTH CARE, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


       The following tables summarize operating results and other financial information, by business segment, excluding the results of the discontinued operations of the APS Division, for the periods indicated (in thousands of dollars):

                                     REORGANIZED
                                       COMPANY                            PREDECESSOR COMPANY
                                     -----------       ---------------------------------------------------------
                                       TWO MONTHS      ONE MONTH     THREE MONTHS     FOUR MONTHS     SIX MONTHS
                                         ENDED           ENDED           ENDED           ENDED           ENDED
                                        JUNE 30,        APRIL 30,       JUNE 30,        APRIL 30,       JUNE 30,
                                          2002            2002            2001            2002            2001
                                       ---------       ---------       ---------       ---------       ---------

Revenues from external customers:
   Nursing home services ........      $ 275,707       $ 137,436       $ 441,322       $ 564,350       $ 880,678
   Other ........................         19,381           9,382          28,899          37,087          57,214
                                       ---------       ---------       ---------       ---------       ---------
Consolidated revenues ...........      $ 295,088       $ 146,818       $ 470,221       $ 601,437       $ 937,892
                                       =========       =========       =========       =========       =========

Operating margin:
   Nursing home services ........      $  31,303       $   7,134       $  44,811       $  44,405       $  84,771
   Other ........................         (9,815)         (6,053)        (15,447)        (21,740)        (30,709)
                                       ---------       ---------       ---------       ---------       ---------
 Consolidated operating margin ..         21,488           1,081          29,364          22,665          54,062

Depreciation and amortization ...          4,922           2,832          12,652          11,733          24,407
                                       ---------       ---------       ---------       ---------       ---------
Operating income (loss) .........      $  16,566       $  (1,751)      $  16,712       $  10,932       $  29,655
                                       =========       =========       =========       =========       =========

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         The following table sets forth all expenses payable by the registrant in connection with the sale of the aggregate amount of common stock being registered. All the amounts shown are estimates except for the SEC registration fee.

         SEC registration fee                  $             1,575
         Legal fees and expenses*              $
         Accounting fees and expenses*         $
         Miscellaneous*                        $
                                                ------------------
             Total*                            $
         *To be provided by amendment.          ==================


Item 14.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that he or she actually and reasonably incurred.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Seventh of our Third Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law, as it may be amended from time to time. Article Eighth of our Third Amended and Restated Certificate of Incorporation provides that we shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company or is or was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee, partner or agent, to the fullest extent permitted by the Delaware General Corporation Law, as it may be amended from time to time. Article Eighth of our Third Amended and Restated Certificate of Incorporation also provides that the right to indemnification includes the right to be paid by our company the reasonable expenses incurred in defending any proceeding in advance of its final disposition. If a claim under this Article Eighth is not paid in full by our company within sixty days after a written claim has been received by our company, except in the case of a claim for an advancement of expenses, in which case the applicable period will be twenty days, the indemnitee may bring suit against our company to recover the unpaid amount of the claim.

         We maintain at our expense a policy of insurance that insures our directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities that may be incurred in those capacities.

Item 15.  Recent Sales of Unregistered Securities.

         In connection with the effectiveness of the Joint Plan we issued the equity securities described below in reliance on the exemption provided by
Section 1145(b) of chapter 11 of title 11 of the United States Code. In all cases, the securities were issued in consideration of the claims held by creditors in connection with our chapter 11 cases.

         Common Stock. An aggregate of 20.0 million shares of our common stock, par value $.01 per share, were issued to the classes of creditors described in our Current Report on Form 8-K filed with the SEC on April 17, 2002.

         Warrants. Warrants to purchase an aggregate of 753,786 shares of our common stock, par value $.01 per share, were issued to the classes of creditors described in our Current Report on Form 8-K filed with the SEC on April 17, 2002. The initial exercise price of the warrants was $28.04. The exercise period for the warrants began on May 13, 2002 and expires on the second anniversary of the issuance of the warrants. The terms governing the warrants are set forth in a Warrant Agreement, dated as of May 13, 2002, between us and American Stock Transfer and Trust Company, as Warrant Agent, filed as Exhibit 4.1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.

Item 16.  Exhibits.

(a)

EXHIBIT
NUMBER   EXHIBIT
------   --------
2.1      Second Amended Joint Plan of Reorganization for Mariner Post-Acute
         Network, Inc., Mariner Health Group, Inc. and Their Respective Debtor
         Affiliates dated February 1, 2002 (incorporated herein by reference to
         Exhibit 2.1 to the Company's Transition Report on Form 10-K for the
         transition period from October 1, 2001 to December 31, 2001).

2.2      Findings of Fact, Conclusions of Law and Order Confirming Debtors'
         Joint Plan of Reorganization, as signed by the United States Bankruptcy
         Court for the District of Delaware on April 3, 2002 and entered on the docket of the United States Bankruptcy Court for the District of Delaware in the chapter 11 cases of the Company and its affiliates
         (other than MHG and its affiliates) on April 3, 2002 (incorporated herein by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated April 17, 2002).

2.3      Findings of Fact, Conclusions of Law and Order Confirming Debtors'
         Joint Plan of Reorganization, as signed by the United States Bankruptcy
         Court for the District of Delaware on April 3, 2002 and entered on the docket of the United States Bankruptcy Court for the District of Delaware in the chapter 11 cases of MHG and its affiliates (other than the Company and its affiliates) on April 3, 2002 (incorporated herein by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K dated April 17, 2002).

3.1      Third Amended and Restated Certificate of Incorporation of Mariner
         Health Care, Inc. dated as of May 13, 2002 (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 8-A dated May 13, 2002).

3.2      Amended and Restated Bylaws of Mariner Health Care, Inc. dated as of
         May 13, 2002 (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-A dated May 13, 2002).

4.1      Warrant Agreement, dated as of May 13, 2002, between Mariner Health
         Care, Inc. and American Stock Transfer & Trust Company, as Warrant
         Agent (incorporated herein by reference to Exhibit 4.1 to the Company's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (the
         "March 2002 10-Q")).

4.2 Indenture, dated as of May 13, 2002, among Mariner Health Care, Inc., the Guarantors listed on Schedule I thereto, and the Bank of New York with respect to the issuance of $150,000,000 in Principal Amount of Second Priority Secured Notes due 2009 (incorporated herein by reference to Exhibit 4.2 to the March 2002 10-Q).

EXHIBIT
NUMBER   EXHIBIT
------   --------
4.3      Note issued in connection with the Indenture dated as of May 13, 2002, among Mariner Health Care, Inc., the Guarantors listed on Schedule I thereto and the Bank of New York with respect to the issuance of
         $150,000,000 in Principal Amount of Second Priority Secured Notes due
         2009 (included in Exhibit 4.2 hereto).

4.4      Common Stock Certificate for the Common Stock of Mariner Health Care,
         Inc., par value $.01 per share (incorporated herein by reference to Exhibit 4.4 to the March 2002 10-Q).

5        Opinion  of Powell, Goldstein, Frazer & Murphy, LLP.*

10.1 Equity Registration Rights Agreement, dated as of May 13, 2002 by and among Mariner Health Care, Inc., and OCM Administrative Services II,
         L.L.C. (incorporated herein by reference to Exhibit 10.1 to the March
         2002 10-Q).

10.2 Debt Registration Rights Agreement, dated as of May 13, 2002 by and among Mariner Health Care, Inc. and OCM Administrative Services II,
         L.L.C. (incorporated herein by reference to Exhibit 10.2 to the March
         2002 10-Q).

10.3     Credit and Guaranty Agreement dated as of May 13, 2002 among Mariner
         Health Care, Inc., certain subsidiaries of Mariner Health Care, Inc., as Guarantors, various Lenders, Goldman Sachs Credit Partners L.P., and
         UBS Warburg LLC, as Joint Lead Arrangers, Goldman Sachs Credit Partners
         L.P., as Syndication Agent, General Electric Capital Corporation, as
         Collateral Monitoring Agent and Documentation Agent, and UBS AG
         Stamford Branch, as Administrative Agent, with respect to $297,000,000
         Senior Secured Credit Facilities (incorporated herein by reference to
         Exhibit 10.3 to the March 2002 10-Q).

10.4 Pledge and Security Agreement dated as of May 13, 2002 between each of Mariner Health Care, Inc., and the other Grantors party thereto, and Residential Funding Corporation d/b/a GMAC-RFC Health Capital, as the
         Joint Collateral Agent (incorporated herein by reference to Exhibit
         10.4 to the March 2002 10-Q).

10.5 Intercreditor and Collateral Agency Agreement dated as of May 13, 2002 among (i) Residential Funding Corporation d/b/a GMAC-RFC Health
         Capital, as Joint Collateral Agent thereunder, (ii) UBS AG, Stamford
         Branch, in its capacity as Administrative Agent, the Bank of New York, as trustee under the Rollover Note Indenture referred to therein, and Mariner Health Care, Inc. (incorporated herein by reference to Exhibit
         10.5 to the March 2002 10-Q).

10.6     Employment Agreement dated April 4, 2002, between C. Christian Winkle,
         President and Chief Executive Officer of Mariner Health Care, Inc., and
         Mariner Health Care, Inc. (incorporated herein by reference to Exhibit
         10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (the "June 2002 10-Q")). +

EXHIBIT
NUMBER   EXHIBIT
------- --------

10.7     Employment Agreement dated May 13, 2002, between Boyd P. Gentry, Senior
         Vice President and Treasurer of Mariner Health Care, Inc., and Mariner
         Health Care Management Company (incorporated herein by reference to
         Exhibit 10.2 to the June 2002 10-Q).+

10.8     Employment Agreement dated May 13, 2002, between Stefano Miele, Senior
         Vice President, General Counsel and Secretary of Mariner Health Care,
         Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.3 to the June 2002 10-Q).+

10.9     Employment Agreement dated May 13, 2002, between Terry P. O'Malley,
         Senior Vice President, Human Resources of Mariner Health Care, Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.4 to the June 2002 10-Q).+

10.10    Employment Agreement dated May 13, 2002, between William C. Straub,
         Senior Vice President and Chief Accounting Officer of Mariner Health
         Care, Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.5 to the June 2002 10-Q).+

10.11    Employment Agreement dated May 13, 2002, between John M. Notermann,
         Senior Vice President, Corporate Development of Mariner Health Care,
         Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.6 to the June 2002 10-Q).+

10.12    Employment Agreement dated May 13, 2002, between David F. Polakoff,
         M.D., Senior Vice President, Chief Medical Officer of Mariner Health
         Care, Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.7 to the June 2002 10-Q).+

10.13    Civil and Administrative Settlement Agreement by and between the United
         States of America, acting through the United States Department of Justice, and on behalf of the Office of Inspector General of the Department of Health and Human Services and Mariner Post-Acute Network,
         Inc. (the predecessor company to Mariner Health Care, Inc.), Mariner
         Health Group, Inc. and Affiliated Debtors dated March 25, 2002
         (incorporated herein by reference to Exhibit 10.8 to the June 2002
         10-Q).

10.14 Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Mariner Health Care,
         Inc. effective as of April 3, 2002 (incorporated herein by reference to Exhibit 10.9 to the June 2002 10-Q).

10.15 Form of Management Agreement dated as of May 13, 2002, by and between Mariner Health Care Management Company and the subsidiaries of Mariner
         Health Care, Inc. operating skilled nursing facilities (incorporated herein by reference to Exhibit 10.10 to the June 2002 10-Q).

EXHIBIT
NUMBER   EXHIBIT
-------  -------

10.16 Mariner Health Care, Inc. 2002 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11 to the June 2002 10-Q).+

10.17    Mariner Health Care, Inc. 2002 Outside Directors' Stock Option Plan
         (incorporated herein by reference to Exhibit 10.12 to the June 2002
         10-Q).+

10.18    First Amendment to Credit and Guaranty Agreement dated as of August 9,
         2002, by and among Mariner Health Care, Inc., certain subsidiaries of Mariner Health Care, Inc., Goldman Sachs Credit Partners L.P., UBS
         Warburg LLC, UBS AG, Stamford Branch, General Electric Capital
         Corporation, and Residential Funding Corporation dba GMAC-RFC Health
         Capital (incorporated herein by reference to Exhibit 10.13 to the June
         2002 10-Q).

10.19 Separation Agreement and General Release between Susan Thomas Whittle and Mariner Post-Acute Network, Inc. (incorporated herein by reference to Exhibit 10.14 to the June 2002 Form 10-Q).+

21 Subsidiaries of the Company (incorporated herein by reference to Exhibit 21 to the Company's Transition Report on Form 10-K for the transition period from October 1, 2001 to December 31, 2001).

23.1     Consent of Ernst & Young LLP.

23.2     Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit
         5.1).

24       Power of attorney (included in signature page).

---------------------------------------------------------
*     To be filed by amendment.

+     Management contract or compensatory plan, contract or arrangement.

(b)      Financial Statement Schedules

         Schedule II -- Valuation and Qualifying Accounts

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 8th day of November, 2002.


                            MARINER HEALTH CARE, INC.



                            By:  /s/ C. Christian Winkle
                               -----------------------------------------------
                                 Name:  C. Christian Winkle
                                 Title:  President and Chief Executive Officer


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Stefano M. Miele and William C. Straub, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on November 8, 2002.

                 SIGNATURE                                                          TITLE
                 ---------                                                          -----

/s/  C. Christian Winkle                                     President, Chief Executive Officer and Director
--------------------------------------------                 (Principal Executive Officer)
C. Christian Winkle

/s/  Victor L. Lund                                          Chairman of the Board
--------------------------------------------
Victor L. Lund


/s/ Patrick H. Daugherty                                     Director
--------------------------------------------
Patrick H. Daugherty


 /s/ Earl P. Holland                                         Director
--------------------------------------------------
Earl P. Holland


/s/ Philip L. Maslowe                                        Director
--------------------------------------------------
Philip L. Maslowe

/s/ Moshin Y. Meghji                                         Director
--------------------------------------------------
Mohsin Y. Meghji

/s/ M. Edward Stearns                                        Director
--------------------------------------------------
M. Edward Stearns



/s/ William C. Straub                                        Senior Vice President and Chief Accounting Officer
--------------------------------------------------           (Principal Financial and Accounting Officer)
William C. Straub

                                  Exhibit Index


EXHIBIT
NUMBER   EXHIBIT
-------  -------

2.1      Second Amended Joint Plan of Reorganization for Mariner Post-Acute
         Network, Inc., Mariner Health Group, Inc. and Their Respective Debtor
         Affiliates dated February 1, 2002 (incorporated herein by reference to Exhibit 2.1 to the Company's Transition Report on Form 10-K for the transition period from October 1, 2001 to December 31, 2001).

2.2      Findings of Fact, Conclusions of Law and Order Confirming Debtors'
         Joint Plan of Reorganization, as signed by the United States Bankruptcy
         Court for the District of Delaware on April 3, 2002 and entered on the docket of the United States Bankruptcy Court for the District of Delaware in the chapter 11 cases of the Company and its affiliates
         (other than MHG and its affiliates) on April 3, 2002 (incorporated herein by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated April 17, 2002).

2.3      Findings of Fact, Conclusions of Law and Order Confirming Debtors'
         Joint Plan of Reorganization, as signed by the United States Bankruptcy
         Court for the District of Delaware on April 3, 2002 and entered on the docket of the United States Bankruptcy Court for the District of Delaware in the chapter 11 cases of MHG and its affiliates (other than the Company and its affiliates) on April 3, 2002 (incorporated herein by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K dated April 17, 2002).

3.1      Third Amended and Restated Certificate of Incorporation of Mariner
         Health Care, Inc. dated as of May 13, 2002 (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 8-A dated May 13, 2002).

3.2      Amended and Restated Bylaws of Mariner Health Care, Inc. dated as of
         May 13, 2002 (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form 8-A dated May 13, 2002).

4.1      Warrant Agreement, dated as of May 13, 2002, between Mariner Health
         Care, Inc. and American Stock Transfer & Trust Company, as Warrant
         Agent (incorporated herein by reference to Exhibit 4.1 to the Company's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (the
         "March 2002 10-Q")).

4.2 Indenture, dated as of May 13, 2002, among Mariner Health Care, Inc., the Guarantors listed on Schedule I thereto, and the Bank of New York with respect to the issuance of $150,000,000 in Principal Amount of Second Priority Secured Notes due 2009 (incorporated herein by reference to Exhibit 4.2 to the March 2002 10-Q).


EXHIBIT
NUMBER   EXHIBIT
-------  -------

4.3 Note issued in connection with the Indenture dated as of May 13, 2002, among Mariner Health Care, Inc., the Guarantors listed on Schedule I thereto and the Bank of New York with respect to the issuance of $150,000,000 in Principal Amount of Second Priority Secured Notes due
         2009 (included in Exhibit 4.2 hereto).

4.4      Common stock certificate for the Common Stock of Mariner Health Care,
         Inc., par value $.01 per share (incorporated herein by reference to Exhibit 4.4 to the March 2002 10-Q).

5        Opinion of Powell, Goldstein, Frazer & Murphy, LLP.*

10.1 Equity Registration Rights Agreement, dated as of May 13, 2002 by and among Mariner Health Care, Inc., and OCM Administrative Services II,
         L.L.C. (incorporated herein by reference to Exhibit 10.1 to the March
         2002 10-Q).

10.2 Debt Registration Rights Agreement, dated as of May 13, 2002 by and among Mariner Health Care, Inc. and OCM Administrative Services II,
         L.L.C. (incorporated herein by reference to Exhibit 10.2 to the March
         2002 10-Q).

10.3     Credit and Guaranty Agreement dated as of May 13, 2002 among Mariner
         Health Care, Inc., certain subsidiaries of Mariner Health Care, Inc., as Guarantors, various Lenders, Goldman Sachs Credit Partners L.P., and
         UBS Warburg LLC, as Joint Lead Arrangers, Goldman Sachs Credit Partners
         L.P., as Syndication Agent, General Electric Capital Corporation, as
         Collateral Monitoring Agent and Documentation Agent, and UBS AG
         Stamford Branch, as Administrative Agent, with respect to $297,000,000
         Senior Secured Credit Facilities (incorporated herein by reference to
         Exhibit 10.3 to the March 2002 10-Q).

10.4 Pledge and Security Agreement dated as of May 13, 2002 between each of Mariner Health Care, Inc., and the other Grantors party thereto, and Residential Funding Corporation d/b/a GMAC-RFC Health Capital, as the
         Joint Collateral Agent (incorporated herein by reference to Exhibit
         10.4 to the March 2002 10-Q).

10.5 Intercreditor and Collateral Agency Agreement dated as of May 13, 2002 among (i) Residential Funding Corporation d/b/a GMAC-RFC Health
         Capital, as Joint Collateral Agent thereunder, (ii) UBS AG, Stamford
         Branch, in its capacity as Administrative Agent, the Bank of New York, as trustee under the Rollover Note Indenture referred to therein, and Mariner Health Care, Inc. (incorporated herein by reference to Exhibit
         10.5 to the March 2002 10-Q).

10.6     Employment Agreement dated April 4, 2002, between C. Christian Winkle,
         President and Chief Executive Officer of Mariner Health Care, Inc., and
         Mariner Health Care, Inc. (incorporated herein by reference to Exhibit
         10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (the "June 2002 10-Q")). +



EXHIBIT
NUMBER   EXHIBIT
-------  -------

10.7     Employment Agreement dated May 13, 2002, between Boyd P. Gentry, Senior
         Vice President and Treasurer of Mariner Health Care, Inc., and Mariner
         Health Care Management Company (incorporated herein by reference to
         Exhibit 10.2 to the June 2002 10-Q).+

10.8     Employment Agreement dated May 13, 2002, between Stefano Miele, Senior
         Vice President, General Counsel and Secretary of Mariner Health Care,
         Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.3 to the June 2002 10-Q).+

10.9     Employment Agreement dated May 13, 2002, between Terry P. O'Malley,
         Senior Vice President, Human Resources of Mariner Health Care, Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.4 to the June 2002 10-Q).+

10.10    Employment Agreement dated May 13, 2002, between William C. Straub,
         Senior Vice President and Chief Accounting Officer of Mariner Health
         Care, Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.5 to the June 2002 10-Q).+

10.11    Employment Agreement dated May 13, 2002, between John M. Notermann,
         Senior Vice President, Corporate Development of Mariner Health Care,
         Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.6 to the June 2002 10-Q).+

10.12    Employment Agreement dated May 13, 2002, between David F. Polakoff,
         M.D., Senior Vice President, Chief Medical Officer of Mariner Health
         Care, Inc., and Mariner Health Care Management Company (incorporated herein by reference to Exhibit 10.7 to the June 2002 10-Q).+

10.13    Civil and Administrative Settlement Agreement by and between the United
         States of America, acting through the United States Department of Justice, and on behalf of the Office of Inspector General of the Department of Health and Human Services and Mariner Post-Acute Network,
         Inc. (the predecessor company to Mariner Health Care, Inc.), Mariner
         Health Group, Inc. and Affiliated Debtors dated March 25, 2002
         (incorporated herein by reference to Exhibit 10.8 to the June 2002
         10-Q).

10.14 Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and Mariner Health Care,
         Inc. effective as of April 3, 2002 (incorporated herein by reference to Exhibit 10.9 to the June 2002 10-Q).

10.15 Form of Management Agreement dated as of May 13, 2002, by and between Mariner Health Care Management Company and the subsidiaries of Mariner
         Health Care, Inc. operating skilled nursing facilities (incorporated herein by reference to Exhibit 10.10 to the June 2002 10-Q).

EXHIBIT
NUMBER   EXHIBIT
-------  -------
10.16    Mariner Health Care, Inc. 2002 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.11 to the June 2002 10-Q).+

10.17    Mariner Health Care, Inc. 2002 Outside Directors' Stock Option Plan
         (incorporated herein by reference to Exhibit 10.12 to the June 2002
         10-Q).+

10.18    First Amendment to Credit and Guaranty Agreement dated as of August 9,
         2002, by and among Mariner Health Care, Inc., certain subsidiaries of Mariner Health Care, Inc., Goldman Sachs Credit Partners L.P., UBS
         Warburg LLC, UBS AG, Stamford Branch, General Electric Capital
         Corporation, and Residential Funding Corporation dba GMAC-RFC Health
         Capital (incorporated herein by reference to Exhibit 10.13 to the June
         2002 10-Q).

10.19 Separation Agreement and General Release between Susan Thomas Whittle and Mariner Post-Acute Network, Inc. (incorporated herein by reference to Exhibit 10.14 to the June 2002 Form 10-Q).+

21 Subsidiaries of the Company (incorporated herein by reference to Exhibit 21 to the Company's Transition Report on Form 10-K for the transition period from October 1, 2001 to December 31, 2001).

23.1     Consent of Ernst & Young LLP.

23.2     Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit
         5.1).

24       Power of attorney (included in signature page).

------------------------------------------------------------------------
*     To be filed by amendment.

+     Management contract or compensatory plan, contract or arrangement.

                                   SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                        MARINER POST-ACUTE NETWORK, INC.
                             (DOLLARS IN THOUSANDS)

                                                                                       OTHER
                                           BALANCE                                    ADDITIONS       BALANCE
                                         BEGINNING OF    CHARGED TO  DEDUCTION FROM      FROM         END OF
                                            PERIOD        INCOME         RESERVE      ACQUISITION     PERIOD
                                         ------------    ----------  --------------   -----------     --------
THREE MONTHS ENDED DECEMBER 31, 2001
Allowance for doubtful accounts ....       $ 53,286          7,763             --            --       $ 61,049
                                           ========      =========   ============      ========       ========
Valuation allowance ................       $525,076         (2,009)            --            --       $523,067
                                           ========      =========   ============      ========       ========


FISCAL YEAR 2001:
Allowance for doubtful accounts ....       $ 44,624         28,140        (19,478)           --       $ 53,286
                                           ========      =========   ============      ========       ========
Valuation allowance ................       $521,639          3,437             --            --       $525,076
                                           ========      =========   ============      ========       ========


FISCAL YEAR 2000:
Allowance for doubtful accounts ....       $ 65,274         30,166        (50,816)           --       $ 44,624
                                           ========      =========   ============      ========       ========
Valuation allowance ................       $470,557         51,082             --            --       $521,639
                                           ========      =========   ============      ========       ========


FISCAL YEAR 1999:
Allowance for doubtful accounts ....       $ 60,767        103,512        (99,005)           --       $ 65,274
                                           ========      =========   ============      ========       ========
Valuation allowance ................       $ 70,252        400,305             --            --       $470,557
                                           ========      =========   ============      ========       ========


                                      S-1